As filed with the Securities and Exchange Commission on April 25, 2003

Registration No. 333-102944

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OpenTV Corp.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	7372	98-0212376
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OpenTV Corp.

275 Sacramento Street

San Francisco, CA 94111

(415) 462-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Allen, Esq.

OpenTV Corp.

275 Sacramento Street

San Francisco, CA 94111

(415) 462-5000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Lee D. Charles, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500	Jay M. Kaplowitz, Esq. Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP 101 East 52nd Street, 9th Floor New York, New York 10022 (212) 752-9700

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effective date of this Registration Statement and all other conditions under the merger agreement (described in the proxy statement/prospectus herein) are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

To the Stockholders of OpenTV Corp.:

You are cordially invited to attend the annual meeting of stockholders of OpenTV Corp., which will be held on [                    ], 2003, at 9:00 a.m. local time, at OpenTV’s executive offices, 275 Sacramento Street, San Francisco, California.

At the annual meeting you will, among other things, consider and vote upon a proposal to approve the issuance of OpenTV Class A ordinary shares in connection with the merger of OpenTV’s wholly-owned subsidiary, ACTV Merger Sub, Inc., with ACTV, Inc. As a result of the merger, ACTV will become a wholly-owned subsidiary of OpenTV. Completion of the merger requires ACTV stockholder adoption of the merger agreement, as amended, and OpenTV stockholder approval of the issuance of OpenTV Class A ordinary shares in the merger.

In the merger, ACTV stockholders will be entitled to receive a fraction of an OpenTV Class A ordinary share for each of their ACTV shares equal to the quotient obtained by dividing $1.65 by the average of the last sale prices for an OpenTV Class A ordinary share as reported on the Nasdaq National Market over the five consecutive trading days ending immediately prior to the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.” Generally, the exchange ratio will not be less than 0.27273 ($1.65/$6.05) or greater than 0.73333 ($1.65/$2.25). If the 5-day average of the last sale prices for OpenTV Class A ordinary shares is less than $0.80, then the ACTV board of directors has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then the exchange ratio will be 0.73333. If, however, the ACTV board of directors elects to terminate the merger agreement, as amended, then OpenTV may, but is not obligated to, elect to proceed with the merger by increasing the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by such 5-day average.

Each outstanding OpenTV Class A and Class B ordinary share will remain unchanged in the merger. OpenTV estimates that in the merger it will issue approximately 40,979,248 million of its Class A ordinary shares based on an exchange ratio of 0.73333.

At the annual meeting you will also consider and vote upon proposals to elect five directors of OpenTV, approve OpenTV’s 2003 Incentive Plan and ratify the appointment of OpenTV’s independent auditors.

After careful consideration, OpenTV’s board of directors has unanimously approved the merger agreement, as amended. The board of directors believes that the terms of the merger agreement, as amended, are fair to, and in the best interests of, OpenTV and its stockholders, and unanimously recommends that holders of OpenTV Class A and Class B ordinary shares vote for the (1) approval of the issuance of OpenTV Class A ordinary shares in connection with the merger, (2) election of the listed directors, (3) approval of OpenTV’s 2003 Incentive Plan and (4) ratification of the appointed accountants.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the annual meeting of OpenTV stockholders, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented. If you do not return your card, your shares will not be voted at the annual meeting, and if you do not instruct your broker how to vote any shares held for you in “street name,” your shares will not be voted at the annual meeting for the proposal related to the ACTV merger.

This joint proxy statement/prospectus provides you with detailed information about the merger and the annual meeting, and it includes the merger agreement with ACTV as Annex A-1 (and the amendment to the merger agreement as Annex  A-2). I ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, AND I ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON “RISK FACTORS” BEGINNING ON  PAGE 20.

Very truly yours,

James J. Ackerman

Chief Executive Officer

OpenTV Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                ], 2003 and was first mailed on or about [                ], 2003 to stockholders of record as of [                ], 2003.

To the Stockholders of ACTV, Inc.:

You are cordially invited to attend a special meeting of stockholders of ACTV, Inc., which will be held on [                ], 2003, at 9:00 a.m. local time, at the W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, as amended on February 13, 2003, by and among ACTV, OpenTV Corp. and OpenTV’s wholly-owned subsidiary, ACTV Merger Sub, Inc., pursuant to which ACTV Merger Sub will merge with ACTV. As a result of the merger, ACTV will become a wholly-owned subsidiary of OpenTV. Completion of the merger requires ACTV stockholder adoption of the merger agreement, and OpenTV stockholder approval of the issuance of OpenTV Class A ordinary shares in the merger.

In the merger, ACTV stockholders will be entitled to receive a fraction of an OpenTV Class A ordinary share for each of their ACTV shares equal to the quotient obtained by dividing $1.65 by the average of the last sale prices for an OpenTV Class A ordinary share as reported on the Nasdaq National Market over the five consecutive trading days ending immediately prior to the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.” Generally, the exchange ratio will not be less than 0.27273 ($1.65/$6.05) or greater than 0.73333 ($1.65/$2.25). If the 5-day average of the last sale prices for OpenTV Class A ordinary shares is less than $0.80, then the ACTV board of directors has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement, under these conditions, then the exchange ratio will be 0.73333. If, however, the ACTV board of directors elects to terminate the merger agreement, then OpenTV may, but is not obligated to, elect to proceed with the merger by increasing the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by such 5-day average.

Each outstanding OpenTV Class A and Class B ordinary share will remain unchanged in the merger. We estimate that in the merger OpenTV will issue approximately 40,979,248 million of its Class A ordinary shares based on an exchange ratio of 0.73333.

ACTV’s board of directors carefully considered and evaluated the merger. In connection with its evaluation of the merger, the board of directors of ACTV engaged Friedman, Billings, Ramsey & Co., Inc. to act as its financial advisor. Friedman Billings Ramsey has rendered its opinion stating that, as of September 24, 2002 and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio described above was fair, from a financial point of view, to ACTV’s stockholders. The written opinion of Friedman Billings Ramsey is attached as Annex C to this joint proxy statement/prospectus, and you should read it carefully.

ACTV’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of ACTV and its stockholders. Accordingly, the board of directors of ACTV has unanimously approved the merger agreement, declared it advisable, and recommends that you vote “FOR” the adoption of the merger agreement, at the special meeting.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the special meeting of ACTV stockholders, please take the time to vote by completing the enclosed proxy card and mailing it to us. You may instead vote by following the Internet instructions on the proxy card. If you sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal. If you neither return your card nor vote by the Internet, your shares will not be voted at the special meeting, and if you do not instruct your broker how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting for the merger proposal.

This joint proxy statement/prospectus provides you with detailed information about the merger and the special meeting, and it includes the merger agreement with OpenTV as Annex A-1 (and the amendment to the merger agreement as A-2). I ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, AND I ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON “RISK FACTORS” BEGINNING ON PAGE 20.

Very truly yours,

David Reese

Chairman and Chief Executive Officer

ACTV, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                ], 2003 and was first mailed on or about [                ], 2003 to stockholders of record as of [                ], 2003.

OPENTV CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be Held on [                    ], 2003

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of OpenTV Corp., a corporation incorporated under the laws of the British Virgin Islands, will be held as follows:

Time:	9:00 a.m. (local time)

Date:	[ ], 2003

Place:	OpenTV Corp. 275 Sacramento Street San Francisco, CA 94111 (415) 462-5000

for the following purposes:

•	To consider and vote upon a proposal to approve the issuance of Class A Ordinary Shares, no par value, of OpenTV in the merger of ACTV Merger Sub, Inc., a wholly-owned subsidiary of OpenTV, with and into ACTV, Inc., as contemplated by the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV, ACTV Merger Sub and ACTV, as amended on February 13, 2003;

•	To elect the following persons to serve as members of our board of directors, James J. Ackerman, Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner, until the next annual meeting of stockholders or until their successors are elected and qualified;

•	To approve OpenTV’s 2003 Incentive Plan;

•	To ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003; and

•	To transact any other business as may properly come before the annual meeting.

We describe the merger and other proposals in more detail in the accompanying joint proxy statement/prospectus. We encourage you to read it in its entirety before voting.

Only holders of record of OpenTV Corp. Class A ordinary shares and OpenTV Corp. Class B ordinary shares at the close of business on the date of this notice, which is the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. Holders of record of OpenTV Corp. Class A ordinary shares and OpenTV Corp. Class B ordinary shares at the close of business on the record date will vote together as a single class on each proposal.

The board of directors has carefully considered and approved each of the proposals described above and recommends that you vote “FOR” each of them.

YOUR VOTE IS IMPORTANT.    We urge you to vote as soon as possible by mail.

By order of the board of directors,

Mark H. Allen

General Counsel

and Secretary

San Francisco, California

[                ], 2003

Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the annual meeting.

Important Notice

Whether or not you plan to attend the annual meeting in person, you are urged to read the attached joint proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached joint proxy statement/prospectus.

ACTV, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be Held on [                ], 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ACTV, Inc., a Delaware corporation, will be held as follows:

Time:	9:00 a.m. (local time)

Date:	[ ], 2003

Place:	W New York Union Square Hotel 201 Park Avenue South New York, New York 10003 (212) 253-9119

for the following purposes:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV Corp., ACTV Merger Sub, Inc., a wholly-owned subsidiary of OpenTV, and ACTV, Inc., as amended on February 13, 2003, pursuant to which ACTV Merger Sub will merge with and into ACTV and ACTV will become a wholly-owned subsidiary of OpenTV; and

•	To transact any other business as may properly come before the special meeting.

We describe the merger in more detail in the accompanying joint proxy statement/prospectus. We encourage you to read it in its entirety before voting.

Only holders of record of shares of ACTV, Inc. common stock at the close of business on [                    ], the record date for the special meeting, will be entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement thereof.

The board of directors has carefully considered and approved the proposal described above and recommends that you vote “FOR” such proposal.

YOUR VOTE IS IMPORTANT. We urge you to vote as soon as possible by mail or the Internet.

By order of the board of directors,

Day L. Patterson

Executive Vice President,

General Counsel and Secretary

New York, New York

[                ], 2003

Please execute and return the enclosed proxy promptly or submit a proxy by the Internet, whether or not you intend to be present at the special meeting.

Important Notice

Whether or not you plan to attend the special meeting in person, you are urged to read the attached joint proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit a proxy by the Internet. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached joint proxy statement/prospectus.

i

Page
Experts	168
Stockholders Proposals	168
Where You Can Find More Information	169

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES	F-1

AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 26, 2002, BY AND AMONG OPENTV CORP., ACTV MERGER SUB, INC. AND ACTV, INC.	ANNEX A-1

AMENDMENT, DATED AS OF FEBRUARY 13, 2003, BY AND AMONG OPENTV CORP., ACTV MERGER SUB, INC. AND ACTV, INC., TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 26, 2003	ANNEX A-2

VOTING AGREEMENT, DATED AS OF SEPTEMBER 26, 2002, BY AND AMONG OPENTV CORP. AND THE STOCKHOLDERS OF ACTV, INC. LISTED ON EXHIBIT A THERETO.	ANNEX B

FAIRNESS OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.	ANNEX C

OPENTV CORP. AUDIT COMMITTEE CHARTER	ANNEX D

OPENTV CORP. 2003 INCENTIVE PLAN	ANNEX E

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	When and where will the stockholder meetings take place?

A:	The OpenTV annual meeting will take place at 9:00 a.m. local time, on [ ], 2003 at OpenTV’s executive offices, 275 Sacramento Street, San Francisco, California.

The ACTV special meeting will take place at 9:00 a.m. local time, on [ ], 2003 at the W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

Q:	What will happen at the OpenTV annual meeting of stockholders?

A:	At the OpenTV annual meeting, holders of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares will vote to approve the issuance of OpenTV Class A ordinary shares in the merger of OpenTV’s wholly-owned subsidiary, ACTV Merger Sub, Inc., with ACTV. OpenTV stockholders will also vote to elect 5 directors to serve for the following year or until their successors are elected, vote to approve OpenTV’s 2003 Incentive Plan and vote to ratify the appointment of KPMG LLP as OpenTV’s independent auditors for 2003.

Q:	What will happen at the ACTV special meeting of stockholders?

A:	At the ACTV special meeting, ACTV stockholders will vote to adopt the merger agreement.

Q:	What will happen in the merger?

A:	In the merger, ACTV, Inc. will become a wholly-owned subsidiary of OpenTV Corp. Holders of shares of common stock, par value $.10 per share, of ACTV will become holders of Class A ordinary shares, no par value, of OpenTV and, assuming the merger had been completed as of April 24, 2003, would have owned approximately 36.2% of the common equity of OpenTV and 10.5% of the voting power of the common equity of OpenTV outstanding immediately after the merger, and existing holders of OpenTV ordinary shares would have owned the remaining approximately 63.8% common equity and 89.5% voting power.

Q:	What will ACTV stockholders receive in the merger?

A:	In the merger, ACTV stockholders will receive a fraction of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. We refer to this fraction as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders would receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders would receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement, under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to exercise its right to terminate the merger agreement, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by this 5-day average.

If the closing of the merger had occurred on April 24, 2003, ACTV stockholders would have received 0.73333 of an OpenTV Class A ordinary share for each outstanding share of ACTV common stock held by them.

On April 21, 2003 the average of the last sale prices of an OpenTV Class A ordinary share over the immediately preceding five trading days as reported on the Nasdaq National Market was $0.92.

ACTV stockholders will receive cash in place of any fractional shares.

Subject to receipt of official notice of listing, the OpenTV Class A ordinary shares to be issued in the merger will be traded on the Nasdaq National Market under the symbol “OPTV.”

For further explanation on the number of OpenTV Class A ordinary shares to be issued in connection with the merger see page 75.

Q:	What will happen to OpenTV’s outstanding ordinary shares in the merger?

A:	Nothing. Each OpenTV Class A ordinary share outstanding will remain outstanding as a Class A ordinary share of OpenTV. Each OpenTV Class B ordinary share outstanding will remain outstanding as a Class B ordinary share of OpenTV.

Q:	What stockholder approvals are required to approve the merger?

A:	We cannot complete the merger unless, among other things, ACTV stockholders vote to adopt the merger agreement, as amended, and OpenTV stockholders vote to approve the issuance of OpenTV Class A ordinary shares in the merger.

For ACTV, the affirmative vote of a majority of the shares outstanding and entitled to vote at the meeting is required to adopt the merger agreement. As of the record date for the ACTV special meeting, ACTV directors and officers were entitled to vote approximately [ ]% of the outstanding shares of ACTV common stock. David Reese, a director and executive officer of ACTV, William Samuels, a director of ACTV, and Bruce Crowley, an executive officer of ACTV, have signed a voting agreement with OpenTV, pursuant to which they each have agreed to vote all of the shares of ACTV held by them “FOR” the proposal to adopt the merger agreement. Together, Messrs. Reese, Samuels and Crowley are entitled to vote approximately 4.3% of the outstanding shares of ACTV common stock. Your vote is very important.

For OpenTV, the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required to approve the issuance of OpenTV Class A ordinary shares in the merger. As of [ ], 2003, directors and executive officers of OpenTV were entitled to vote less than 1% of the voting power of the outstanding OpenTV ordinary shares. Each of such directors and executive officers has advised OpenTV of his intention to vote for the proposals presented at the annual meeting. In addition, OpenTV’s controlling stockholder, Liberty Media Corporation, has indicated to OpenTV that it intends to vote “FOR” the proposals presented at the annual meeting.

Q:	Does the board of directors of OpenTV recommend voting in favor of the issuance of OpenTV Class A ordinary shares in the merger?

A:	Yes. After careful consideration, OpenTV’s board of directors unanimously recommends that OpenTV’s stockholders vote in favor of the issuance of OpenTV Class A ordinary shares to the stockholders of ACTV in the merger.

Q:	Does the board of directors of ACTV recommend voting to adopt the merger agreement?

A:	Yes. After careful consideration, ACTV’s board of directors unanimously recommends that ACTV’s stockholders vote in favor of the adoption of the merger agreement.

Q:	Are there risks I should consider in deciding whether to vote for the merger-related proposal at my respective stockholder meeting?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 20.

Q:	What do I need to do to vote?

A:	After carefully reading and considering the information contained in this document and the annexes to this document, please complete, sign and date your proxy card and mail it in the enclosed return envelope, or, if you are an ACTV stockholder, you may instead vote by the Internet, in each case as soon as possible so that your shares may be represented at your meeting. In order to assure that your company obtains your vote, please vote as instructed on your proxy card even if you currently plan to attend your meeting in person.

If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted for the approval of all of the proposals described in this joint proxy statement/prospectus to be voted upon at your meeting.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker will not vote your shares on the merger-related proposal unless the broker receives appropriate instructions from you.

Q:	May I change my vote even after returning a proxy card?

A:	Yes. If you want to change your vote, you may do so at any time before your meeting by sending to your company’s secretary a proxy with a later date. Alternatively, you may revoke any proxy previously delivered by you by delivering to your company’s secretary a written revocation prior to the meeting or by voting in person at your meeting.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our stockholders at the meetings, are fulfilled. We currently expect to complete the merger within a few days following the stockholder meetings.

Q:	Are the ACTV or OpenTV stockholders entitled to dissenters’ or appraisal rights?

A:	No, provided that on the closing date of the merger, the OpenTV Class A ordinary shares are listed for trading on the Nasdaq National Market.

Q:	Should I send in my ACTV share certificates now?

A:	No. After the merger is completed, OpenTV will send written instructions to ACTV stockholders, including a letter of transmittal, that explain how to exchange ACTV share certificates for OpenTV Class A ordinary share certificates. Please do no not send in any ACTV share certificates until you receive these written instructions and the letter of transmittal.

Q:	Who will be soliciting proxies?

A:	ACTV has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by ACTV. ACTV will pay Georgeson a fee of approximately $9,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers or employees of OpenTV and ACTV may solicit proxies from stockholders of their respective company in person, by telephone, by electronic communication or by other means. These persons will not receive any additional compensation for these solicitation activities, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. OpenTV and ACTV will generally share equally the expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals.

Q:	Where can I find more information about the companies?

A:	You can find more information about OpenTV and ACTV from the various sources described under “Additional Information–Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	OpenTV stockholders should call OpenTV’s Investor Relations Department at (415) 462-5000, with any questions about the merger.

ACTV stockholders who have questions regarding the merger, including how to complete and return their proxy card, should contact Georgeson Shareholder Communications at the toll-free number (866) 295-4321. Banks and brokers should call (212) 440-9800.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

The following is a summary of information contained elsewhere in this joint proxy statement/prospectus and the attached Annexes. This summary does not purport to contain a complete statement of all material information relating to the merger agreement, the merger, and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained in or attached to this joint proxy statement/prospectus. You should carefully read this joint proxy statement/prospectus in its entirety, as well as the merger agreement and the amendment to the merger agreement, each of which is attached to this proxy statement/prospectus as Annex A-1 and A-2, respectively. In this proxy statement/prospectus, we refer to the merger agreement and the amendment to the merger agreement together as the “merger agreement.”

Because OpenTV Corp. is an international business company incorporated under the laws of the British Virgin Islands, holders of its ordinary shares technically are referred to as “members” of OpenTV Corp. For matters of convenience, however, such holders are referred to in this joint proxy statement/prospectus as “stockholders” of OpenTV Corp.

The Companies Involved in the Merger

OpenTV Corp.

275 Sacramento Street

San Francisco, CA 94111

(phone) 415-462-5000

OpenTV is one of the world’s leading interactive television companies. OpenTV provides technology, content and applications, and professional services that enable digital television network operators in over sixty countries to deliver and manage interactive television services on all major digital television platforms—cable, satellite and terrestrial—across all major geographic areas of the world. OpenTV’s software products, including its core middleware and Wink interactive service platform, have been shipped in more than forty-two million digital set-top boxes worldwide. More than eighteen million digital set-top boxes enabled with OpenTV’s software products have been shipped in the United States. OpenTV’s interactive services and content offerings, including the Wink interactive service and the PlayJam interactive games channel, are available to over nineteen million subscribers worldwide.

ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1606

(phone) 212-497-7000

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. ACTV has two operating business segments, which are called Digital TV and Enhanced Media. ACTV’s Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity for education and entertainment.

ACTV Merger Sub, Inc.

275 Sacramento Street

San Francisco, CA 94111

(phone) 415-462-5000

ACTV Merger Sub, Inc. is a wholly-owned subsidiary of OpenTV, formed solely for the purpose of effecting the merger.

The Merger (see page 50)

The terms and conditions of the merger are contained in the merger agreement and the amendment to the merger agreement, each of which is attached to this document as Annex A-1 and A-2, respectively. Please carefully read the merger agreement, as amended, as it is the legal document that governs the merger.

General

We propose a merger in which ACTV Merger Sub will merge into ACTV. After the merger, ACTV will be a wholly-owned subsidiary of OpenTV, and ACTV stockholders will become holders of OpenTV Class A ordinary shares.

What You Will Receive in the Merger (see page 73)

ACTV Stockholders.    In the merger, ACTV stockholders will receive a fraction of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders would receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders would receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has a right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to terminate the merger agreement under these conditions, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by this 5-day average, and in that event the merger agreement will not be terminated.

We will not know the market value of OpenTV Class A ordinary shares for purposes of determining the number of Class A ordinary shares OpenTV will issue in the merger until three days before the closing date. Therefore, ACTV stockholders will not know, at the time they vote on the merger agreement, how many OpenTV Class A ordinary shares they will receive upon the consummation of the merger.

Assuming the merger had closed on April 24, 2003, the exchange ratio would have been 0.73333, calculated based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding April 21, 2003 as reported on the Nasdaq National Market, which was $0.92. If the merger had closed on April 24, 2003, ACTV stockholders would have received 0.73333 of an OpenTV Class A ordinary share for each outstanding share of ACTV common stock held by them on such date.

OpenTV will not issue fractional shares in the merger. As a result, the total number of Class A ordinary shares each ACTV stockholder will receive in the merger will be rounded down to the nearest whole number, and each ACTV stockholder will receive a cash payment for the remaining fraction of an OpenTV Class A ordinary share that he or she would otherwise be entitled to receive.

See page 74 for a table showing the exchange ratio based upon a range of average last sale prices of an OpenTV Class A ordinary share over a five trading day period.

OpenTV Stockholders.    Following the merger, each OpenTV Class A ordinary share and each OpenTV Class B ordinary share will remain issued and outstanding as one Class A ordinary share or one Class B ordinary share, as the case may be.

Ownership of OpenTV Following the Merger

The aggregate number of OpenTV Class A ordinary shares that OpenTV will issue in the merger depends on the average of the last sale prices of an OpenTV Class A ordinary share over a five trading day period ending three days prior to the closing date. Assuming the merger had closed on April 24, 2003, OpenTV would have issued approximately 40,979,248 of its Class A Ordinary Shares in the merger, based on an exchange ratio of 0.73333.

Based on that exchange ratio, and based on the number of shares of OpenTV Class A and Class B ordinary shares outstanding as of March 31, 2003, ACTV stockholders will own approximately 36.2% of the common equity and 10.5% of the voting power of the common equity of OpenTV outstanding immediately after the merger. See page 75 for a table showing the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would receive in the merger based upon a range of average last sale prices of an OpenTV Class A ordinary share over a five trading day period.

ACTV Stock Options (see page 76)

When we complete the merger, stock options to purchase shares of ACTV common stock granted to ACTV employees, directors and others under ACTV’s stock option plans that are outstanding and not exercised immediately before completing the merger will become options to purchase OpenTV Class A ordinary shares. These options will continue to generally have the same terms and conditions as were applicable under the applicable ACTV option plan or option agreement, except that the number of OpenTV Class A ordinary shares subject to such stock options and the exercise price of such stock options, will each be adjusted according to the exchange ratio.

As of March 31, 2003, ACTV had outstanding 9,325,060 stock options. Upon completion of the merger and based upon the number of ACTV options outstanding on March 31, 2003, the ACTV options assumed by OpenTV will be converted into options to purchase 6,838,346 OpenTV Class A ordinary shares, assuming an exchange ratio of 0.73333.

Recommendations to Stockholders (see pages 53-56)

ACTV Stockholders.    The ACTV board of directors believes that as a result of the merger ACTV stockholders will be able to participate in a larger, stronger, more diversified global interactive television company. The ACTV board of directors also believes that the merger is advisable and fair to ACTV stockholders and in their best interests. Accordingly, the ACTV board of directors unanimously recommends that ACTV stockholders vote “FOR” the proposal to adopt the merger agreement.

OpenTV Stockholders.    The OpenTV board of directors believes that the acquisition of ACTV will provide OpenTV with the opportunity to offer its global customer base a broader spectrum of interactive television solutions than it had previously, while realizing substantial cost savings in the process. The OpenTV board of directors also believes that the merger is fair to OpenTV stockholders and in their best interests. Accordingly, the OpenTV board of directors unanimously recommends that OpenTV stockholders vote “FOR” the proposal to issue OpenTV Class A ordinary shares in the merger.

Opinion of ACTV’s Financial Advisor (see page 56 and Annex C)

Friedman, Billings, Ramsey & Co., Inc., ACTV’s financial advisor, delivered a written opinion to the ACTV board of directors to the effect that, as of September 24, 2002 and based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair from a financial point of view to ACTV stockholders. This opinion, dated as of September 24, 2002, is attached as Annex C to this document. ACTV stockholders are encouraged to read this document carefully and in its entirety. The opinion does not constitute a recommendation to any ACTV stockholder as to how any ACTV stockholder should vote with respect to the proposal to adopt the merger agreement.

No Solicitation (see page 78)

In the merger agreement, ACTV has agreed that, among other things, it will not solicit, initiate or encourage any inquiries or offers that relate to any acquisition proposals by third parties. ACTV may respond to unsolicited superior acquisition proposals if required by the ACTV board of directors’ fiduciary duties. ACTV must promptly notify OpenTV if it receives any acquisition proposals.

Conditions to Completion of the Merger (see page 81)

ACTV’s and OpenTV’s respective obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of ACTV common stock;

•	approval of the issuance of the OpenTV Class A ordinary shares in connection with the merger by OpenTV stockholders;

•	the SEC having declared effective the registration statement, registering the OpenTV Class A ordinary shares to be issued in connection with the merger under the Securities Act of 1933, as amended;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, without litigation having been commenced that is continuing or threat of litigation having been made that remains unresolved;

•	approval for listing on the Nasdaq National Market (or, if OpenTV Class A ordinary shares are not traded on the Nasdaq National Market, such other securities exchange or national market system on which such stock is traded) of the OpenTV Class A ordinary shares to be issued in connection with the merger;

•	absence of any legal restraints or prohibitions preventing consummation of the merger or permitting consummation subject to conditions or restrictions that would have a material adverse effect on the transactions contemplated by the merger agreement, or a material adverse effect on OpenTV and its subsidiaries taken as a whole, any entity that controls OpenTV and its subsidiaries taken as a whole, or the surviving corporation in the merger and its subsidiaries taken as a whole;

•	the accuracy of the representations and warranties made by ACTV in the merger agreement;

•	the accuracy of the representations and warranties made by OpenTV in the merger agreement;

•	each party’s performance in all material respects of all of its obligations under the merger agreement;

•

absence of any laws, rules or judgments that, or any action or suit or proceeding pending or threatened that, in OpenTV’s reasonable judgment, makes the merger illegal, imposes material penalties in connection with the merger, requires OpenTV, any entity controlling OpenTV or OpenTV’s affiliates to divest assets or restricts their ability to operate their businesses or their ownership of the surviving corporation in the merger, prohibits or delays consummation of the merger, or materially increases the liabilities or obligations of OpenTV, any entity controlling OpenTV or OpenTV’s affiliates in connection with the merger;

•	absence of any change or event which individually or in the aggregate has had, or in OpenTV’s reasonable judgement could reasonably be expected to have, a material adverse effect on the merger, OpenTV’s liabilities or obligations with respect to the merger, or the business, assets, results of operations, financial condition or prospects of ACTV and its subsidiaries, taken as a whole, the surviving corporation in the merger and its subsidiaries, taken as a whole or OpenTV and OpenTV’s subsidiaries, taken as a whole;

•	no general suspension of trading in shares of ACTV common stock on the Nasdaq National Market, no decline (measured from September 26, 2002) in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15%, or no declaration of a banking moratorium or general suspension of payments in respect of banks in the United States;

•	all actions, proceedings and documents required to consummate the merger and all other related legal matters shall have been reasonably satisfactory to and approved by OpenTV’s counsel; and

•	the employment agreements of David Reese and Bruce Crowley with ACTV shall have been amended to OpenTV’s satisfaction in a manner consistent with the terms described under “The Merger—Conflicts of Interest of ACTV Directors and Officers in the Merger—Employment Agreements following the Merger”.

We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

Termination of the Merger Agreement (see page 83)

OpenTV and ACTV may jointly agree at any time to terminate the merger agreement without completing the merger, even if ACTV stockholders have voted to adopt the merger agreement and OpenTV stockholders have approved the issuance of OpenTV Class A ordinary shares in the merger. In addition, either of OpenTV or ACTV may, without the consent of the other, terminate the merger agreement in various circumstances, including the following:

•	if the merger is not consummated by June 30, 2003, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure of the merger to be consummated by that date;

•	if the ACTV stockholders fail to adopt the merger agreement or OpenTV stockholders fail to approve the issuance of OpenTV Class A ordinary shares in the merger, unless, in either case, the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain such stockholder approval;

•	if any order, decree or ruling that permanently restrains or prohibits consummation of the merger becomes final and non-appealable; or

•	if the other party has breached any representation, warranty, covenant or agreement contained in the merger agreement in a material respect, where that breach would allow the terminating party not to consummate the merger and, if permitted by the merger agreement, the breaching party does not correct the breach.

In addition, ACTV may terminate the merger agreement under the following circumstances:

•	to enter into an agreement for an alternative acquisition proposal, which ACTV’s board of directors in good faith deems to be superior to the merger agreement with OpenTV if, after receiving notice of that proposal, OpenTV fails to match the terms of that proposal, in which case ACTV will be obligated to pay OpenTV the termination fee and issue to OpenTV the warrants described below; or

•	if the average of the last sale prices of an OpenTV Class A ordinary share as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the third day prior to the closing date of the merger is less than $0.80, unless OpenTV, after receiving notice from ACTV of ACTV’s election to terminate the merger agreement, elects to increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by such 5-day average.

In addition, OpenTV may terminate the merger agreement under the following circumstances:

•	if ACTV’s board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reaffirm its recommendation;

•	if ACTV fails to comply with its agreements not to solicit or engage in discussions concerning an alternative acquisition and not to provide confidential information to other potential acquirers; or

•	if ACTV fails to call or hold its stockholder meeting.

Termination Fees and Warrants (see page 83)

ACTV has agreed to pay OpenTV a termination fee of $5 million if the merger agreement is terminated under certain circumstances. Similarly, ACTV will, under certain conditions, have to reimburse OpenTV for the costs and expenses, not to exceed $1.5 million, incurred by OpenTV in connection with the merger agreement, upon termination of the merger agreement.

In the event the merger agreement is terminated under circumstances requiring ACTV to pay a termination fee to OpenTV, ACTV will, in addition to paying the termination fee, issue to OpenTV three-year warrants to purchase a number of shares of ACTV common stock equal to 3.99% of the outstanding shares of ACTV common stock on the date such warrants are issued (determined on a fully diluted basis after giving effect to the exercise of the warrants). The exercise price of such warrants will be $1.40 per share, and the warrants will contain such terms and provisions as are customarily found in warrants issued by publicly-traded companies.

No Appraisal Rights (see page 66)

Under Delaware law, ACTV stockholders are not entitled to appraisal rights in connection with the merger so long as, on the effective date of the merger, the OpenTV Class A ordinary shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

On April 3, 2003, OpenTV had a hearing before a Nasdaq Listing Qualifications Panel regarding a determination by the Nasdaq staff to delist OpenTV’s Class A ordinary shares from The Nasdaq Stock Market as a result of OpenTV’s failure to comply in 2002 with Marketplace Rules that require Nasdaq issuers to hold annual shareholders meetings and to solicit proxies therefor. On April 25, 2003, the Nasdaq Listing Qualifications Panel advised OpenTV of its determination to continue to list the OpenTV Class A ordinary shares on The Nasdaq National Market provided that OpenTV solicit proxies for and hold an annual meeting of stockholders not later than June 4, 2003 and demonstrates compliance with all other requirements for continued listing on The Nasdaq National Market.

Under the laws of the British Virgin Islands, OpenTV stockholders are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals (see page 66)

Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OpenTV and ACTV filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on October 16, 2002. The applicable waiting period expired at 11:59 p.m., Eastern time, on November 15, 2002.

We also filed pre-merger notifications in Ireland and Germany on September 26, 2002 and October 14, 2002, respectively. On September 30, 2002, we received a letter from the Department of Enterprise Trade and Employment of Ireland indicating that it would not raise any challenges to the merger. On November 4, 2002, we received a letter from the Federal Cartel Office of Germany notifying us that it would not raise any challenges to the merger.

In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under U.S. or foreign antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Certain U.S. Federal Income Tax Consequences (see page 68)

Although the merger is intended to qualify as a reorganization for U.S. federal income tax purposes, an ACTV stockholder who is, for U.S. federal income tax purposes, deemed a U.S. Holder (as defined in “The Merger— Material U.S. Federal Income Tax Consequences of the Merger”) will be required to recognize gain, but not loss, in an amount equal to the difference between the fair market value of the OpenTV Class A ordinary shares received in the merger and such holder’s adjusted tax basis in the ACTV common shares surrendered (other than any basis allocable to the receipt of fractional OpenTV Class A ordinary shares). ACTV stockholders who are U.S. Holders and receive cash in lieu of fractional shares will recognize gain or loss as described below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders—The Reorganization.” You should consult your own tax advisors in order to understand fully how the merger will affect you.

Voting Agreement (see page 84 and Annex B)

On September 26, 2002, as an inducement to OpenTV to enter into the merger agreement, certain of ACTV’s directors and/or executive officers entered into a voting agreement with OpenTV. As of March 31, 2003, those directors and executive officers together hold approximately 4.3% of the outstanding shares of ACTV common stock and, under the terms of the voting agreement, have delivered proxies to OpenTV that will allow OpenTV to vote those shares of ACTV common stock in favor of adoption of the merger agreement and against any alternative acquisition proposal. A copy of the voting agreement is attached as Annex B to this proxy statement.

Conflicts of Interest of Directors and Executive Officers of ACTV (see page 62)

When considering the recommendation of the ACTV board of directors regarding the merger, ACTV stockholders should be aware of the interests that certain of ACTV’s executive officers and directors have in the merger that are different from interests of stockholders generally. ACTV’s board of directors was aware of these interests in approving the merger.

SELECTED FINANCIAL DATA

The following tables present selected historical condensed consolidated financial data and comparative per share data for OpenTV and ACTV. This information has been derived from their respective financial statements and notes, certain of which are included in this joint proxy statement/prospectus.

OpenTV Selected Historical Condensed Consolidated Financial Data

The following selected historical condensed consolidated financial data of OpenTV should be read in conjunction with, and are qualified by reference to, OpenTV’s consolidated financial statements, including the notes thereto, and the section of this joint proxy statement/prospectus entitled “Certain Information Concerning OpenTV’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” The consolidated statements of operations data for the years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 are derived from, and qualified by reference to, OpenTV’s audited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus.

OpenTV has included unaudited pro forma condensed combined financial statements that reflect the acquisition of ACTV, Inc. in this joint proxy statement/prospectus beginning on page 14.

The historical financial information of OpenTV presented in this joint proxy statement/prospectus may not be indicative of OpenTV’s future performance. OpenTV’s selected financial data for 2001 and 2000 contain certain financial information that has been restated, as discussed in Note 16 to OpenTV’s consolidated financial statements, which is included in this joint proxy statement/prospectus.

	(Unaudited)
	Year Ended December 31,
	2002	2001	2000	1999	1998
		(As restated)	(As restated)
	(In thousands, except share and per share amounts)
Statement of Operations Data
Revenues:
Royalties	$20,052	$33,800	$29,898	$14,782	$2,788
Services and other	24,171	36,486	19,805	8,205	5,102
Channel fees	10,906	3,346	—	—	—
License fees	4,557	13,295	13,444	2,964	1,578

Total revenues	59,686	86,927	63,147	25,951	9,468
Operating expenses:
Cost of revenues(1)	47,344	37,775	20,364	7,212	4,736
Research and development(2 and 5)	35,200	43,542	60,508	82,403	7,514
Sales and marketing(3)	32,865	37,649	28,481	11,971	7,418
General and administrative(4)	21,141	19,870	22,345	17,798	3,995
Restructuring costs	29,414	—	—	—	—
Impairment of goodwill	514,501	816,247	—	—	—
Impairment of intangible assets	24,796	—	—	—	—
Amortization of goodwill	—	394,495	170,706	—	—
Amortization of intangible assets	13,055	19,243	3,919	—	—

Total operating expenses	718,316	1,368,821	306,323	119,384	23,663

Loss from operations	(658,630)	(1,281,894)	(243,176)	(93,433)	(14,195)
Interest income	5,205	10,518	12,232	898	—
Other expense, net	(66)	(33)	(111)	(75)	(7)
Impairment of equity investments and notes receivable	(10,923)	(14,915)	(10,000)	—	—
Share of losses of equity investee	(7,275)	—	—	—	—
Realized loss on sale of marketable equity securities	—	(24,014)	(1,687)	—	—
Minority interest	518	202	34	2,153	—

Loss before income taxes and cumulative effect of accounting change, net of tax	(671,171)	(1,310,136)	(242,708)	(90,457)	(14,202)
Income tax benefit (expense)	(1,541)	5,854	509	—	—

Loss before cumulative effect of accounting change	(672,712)	(1,304,282)	(242,199)	(90,457)	(14,202)
Cumulative effect of accounting change, net of tax	(129,852)	—	—	—	—

Net loss	(802,564)	(1,304,282)	(242,199)	(90,457)	(14,202)
Preferred stock deemed dividend	—	—	—	31,250	—

Net loss attributable to ordinary shareholders	$(802,564)	$(1,304,282)	$(242,199)	$(121,707)	$(14,202)

Net loss per share attributable to ordinary shareholders, basic and diluted:
Before cumulative effect of accounting change	$(9.36)	$(19.20)	$(4.64)	$(3.11)	$(0.43)
Cumulative effect of accounting change, net of tax	(1.81)	—	—	—	—
Preferred stock deemed dividend	—	—	—	(1.08)	—

	$(11.17)	$(19.20)	$(4.64)	$(4.19)	$(0.43)

Shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	71,839,101	67,937,686	52,190,338	29,065,478	33,212,803

(1)	Inclusive of $1,277, $3,541, $2,603 and $53 of share-based compensation for the years ended 2002, 2001, 2000 and 1999, respectively.
(2)	Inclusive of $321, $1,171, $1,538 and $662 of share-based compensation for the years ended 2002, 2001, 2000 and 1999, respectively.
(3)	Inclusive of $298, $1,644, $2,100 and $556 of share-based compensation for the years ended 2002, 2001, 2000 and 1999, respectively.
(4)	Inclusive of $1,143, $3,233, $8,185 and $11,827 of share-based compensation for the years ended 2002, 2001, 2000 and 1999, respectively.
(5)	Inclusive of $24,909 non-cash warrant expense for the year ended 2000.

	(Unaudited) As of December 31,
	2002	2001	2000	1999	1998
		(As restated)	(As restated)
	(In thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$38,568	$69,249	$94,003	$6,307	$3,324
Short-term marketable debt securities	26,940	28,454	115,367	180,228	—
Long-term marketable debt securities	22,199	91,839	15,612	—	—
Working capital (deficit)	30,276	100,083	219,966	182,238	(1,459)
Total assets	197,336	966,199	2,197,143	206,790	10,038
Convertible notes payable to shareholders	—	—	—	—	7,000
Redeemable common stock	—	—	—	—	117
Total shareholders’ equity (deficit)	140,996	928,358	2,157,903	194,561	(4,783)

ACTV Selected Historical Condensed Consolidated Financial Data

The following selected historical condensed consolidated financial data of ACTV should be read in conjunction with, and are qualified by reference to, ACTV’s consolidated financial statements, including the notes thereto, and the section of this joint proxy statement/prospectus entitled “Certain Information Concerning ACTV— Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” The consolidated statements of operations data for the years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 are derived from, and qualified by reference to, ACTV’s audited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus.

The historical financial information of ACTV presented in this joint proxy statement/prospectus may not be indicative of ACTV’s future performance.

	(Unaudited)
	Fiscal Years Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$11,287	$13,689	$8,016	$2,910	$1,625
Net (loss) income before preferred stock dividends, extraordinary item and cumulative effect of accounting change	$(43,587)	$(42,658)	$153,504	$(234,875)	$(23,342)
Cumulative transition effect of adopting SFAS No. 133	—	(58,732)	—	—	—

Net (loss) income	$(43,587)	$(101,390)	$152,093	$(234,875)	$(23,342)

Basic (loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$3.10	$(6.11)	$(1.10)
Extraordinary item	—	—	(0.03)	—	—
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—	—	—

Basic (loss)/income per share applicable to common shareholders	$(0.78)	$(1.84)	$3.07	$(6.11)	$(1.10)

Diluted (loss)/income per common share before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$2.53	$(6.11)	$(1.10)
Extraordinary item	—	—	(0.02)	—	—
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—	—	—

Diluted (loss)/income per share applicable to common shareholders	$(0.78)	$(1.84)	$2.51	$(6.11)	$(1.10)

	(Unaudited)
	As of December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$23,814	$69,036	$122,488	$9,413	$5,198
Working capital	46,867	71,271	115,684	9,151	3,007
Total assets	78,775	139,587	235,509	28,984	13,616
Long-term debt (including current portion)	—	—	—	4,804	4,315
Total shareholder’s equity	10,237	59,672	146,754	20,334	4,435

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements for OpenTV give effect to the proposed acquisition of ACTV by OpenTV using the purchase method of accounting for the transaction.

The unaudited pro forma condensed combined consolidated balance sheet of OpenTV gives effect to the proposed acquisition as if it occurred on December 31, 2002 and combines the audited historical consolidated balance sheet of OpenTV and the audited historical consolidated balance sheet of ACTV as of December 31, 2002.

The unaudited pro forma condensed combined consolidated statement of operations of OpenTV for the year ended December 31, 2002 gives effect to the proposed acquisition as if it occurred on January 1, 2002. The unaudited pro forma condensed combined statement of operations of OpenTV for the year ended December 31, 2002 combines the audited historical consolidated statement of operations of OpenTV and the audited historical consolidated statement of operations of ACTV for the year ended December 31, 2002.

The pro forma statements do not reflect any increases or decreases in revenues or costs or any synergies that might result from the ACTV acquisition. The pro forma statements reflect the adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The pro forma adjustments contained in the pro forma statements are based upon the best information available to management as of the date of report. OpenTV expects to engage the services of independent valuation consultants to assist in the allocation of purchase price. Accordingly, the final allocation of purchase price could differ from that presented in the pro forma statements and the difference could be significant.

The pro forma statements have been derived from the historical consolidated financial statements of OpenTV and ACTV and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto.

The pro forma statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition of ACTV by OpenTV had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of OpenTV subsequent to its acquisition of ACTV.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2002

(In thousands)

	Open TV Historical	ACTV Historical	Pro forma adjustments		OpenTV Pro forma combined
Cash and cash equivalents	$38,568	$23,814	$(1,386	)(1)	$60,996
Short-term marketable debt securities	26,940	23,997	—		50,937
Accounts receivable, net	10,672	1,948	—		12,620
Prepaid expenses and other current assets	4,304	1,933			6,237

Total current assets	80,484	51,692	(1,386)		130,790

Long-term marketable debt securities	22,199	—	—		22,199
Property and equipment, net	15,020	3,578	(415	)(1)	18,183
Goodwill, net	45,416	935	(935	)(1)	45,416
Intangible assets, net	28,354	13,566	(13,566	)(1)	28,354
Other assets	5,863	9,004	(1,114	)(1)	13,753

Total assets	$197,336	$78,775	$(17,416)		$258,695

Accounts payable and accrued liabilities	$28,097	$944	$—		$29,041
Accrued restructuring charges	14,615	—	3,230	(1)	17,845
Due to Liberty Broadband	1,156	—	—		1,156
Current portion of deferred revenue	6,340	3,880	(3,880	)(1)	6,340

Total current liabilities	50,208	4,824	(650)		54,382
Deferred revenue, less current portion	4,886	63,347	(63,347	)(1)	4,886
Minority interest	1,246	367	—		1,613
Shareholders’ equity	140,996	10,237	46,581	(1)	197,814

Total liabilities, minority interest and shareholders’ equity	$197,336	$78,775	$(17,416)		$258,695

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2002

(In thousands, except share and per share amounts)

	OpenTV Historical	ACTV Historical	Pro forma adjustments		OpenTV Pro forma combined
Revenues	$59,686	$11,287	$—		$70,973
Operating expenses, before restructuring costs and impairment charges	149,605	31,750	(1,834	)(2)	179,521

Restructuring costs	29,414	—	—		29,414
Impairment of goodwill and intangible assets	539,297	12,000	—		551,297

Total operating expenses	718,316	43,750	(1,834)		760,232

Loss from operations	(658,630)	(32,463)	1,834		(689,259)
Other income (expense)	5,139	(13,972)	—		(8,833)
Impairment of equity investments and notes receivable, including share of losses of equity investee	(18,198)	—	—		(18,198)
Minority interest	518	2,849	(720	)(3)	2,647

Loss before income taxes and cumulative effect of accounting change	(671,171)	(43,586)	1,114		(713,643)
Income tax expense	(1,541)	—	—		(1,541)

Loss before cumulative effect of accounting change	(672,712)	(43,586)	1,114		(715,184)
Shares used in computing net loss per share, basic and diluted	71,839,101	55,918,744	(14,942,064)		112,815,781
Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(9.36)	$(0.78)			$(6.34)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1—Pro Forma Adjustments

The Pro Forma Statements give effect to the following pro forma adjustments:

(1)	Pursuant to an agreement and plan of merger, OpenTV intends to acquire 100% of the outstanding shares of common stock of ACTV in exchange for OpenTV Class A ordinary shares. The number of OpenTV Class A ordinary shares to be issued in exchange for each share of ACTV common stock is calculated based on an “exchange ratio.” The exchange ratio is calculated by dividing $1.65 by the average of the last sale prices for an OpenTV Class A ordinary share as reported on the Nasdaq National Market over the five consecutive trading days ending immediately prior to the third trading day prior to the closing date of the merger. Generally, this exchange ratio will not be less than 0.27273 ($1.65/$6.05) or greater than 0.73333 ($1.65/$2.25). If the average market price of the OpenTV Class A ordinary shares, as calculated above, at the time of the merger is less than $0.80 per share, ACTV may elect to terminate the merger agreement, in which case, OpenTV may elect to adjust the exchange ratio so that the ACTV stockholders receive a fraction of an OpenTV Class A ordinary share having a value of not less than $0.584 for each share of ACTV common stock held by them.

Assuming an exchange ratio of 0.73333, and based on 55,877,545 shares of ACTV common stock outstanding on December 31, 2002, OpenTV would have issued approximately 40,976,680 Class A ordinary shares in the merger. The fair value of the OpenTV Class A ordinary shares assumed to be issued, $53,679,451, is based on a per share value of $1.31, which is equal to the average last sale prices per OpenTV Class A ordinary share as reported on the Nasdaq National Market for the trading-day period two days before and after September 26, 2002, the date the merger was agreed upon and announced. In addition, pursuant to the terms of the merger, OpenTV will assume outstanding stock options of ACTV with an estimated fair value as of December 31, 2002 of $3,138,910, resulting in an aggregate purchase price of $59,318,361, which includes estimated transaction costs of $2,500,000.

The actual number of OpenTV Class A ordinary shares and options to be issued will be based on the exact exchange ratio and the actual number of shares of ACTV common stock and options to acquire shares of ACTV common stock outstanding on the closing date of the merger.

The purchase price of ACTV paid by OpenTV was allocated to identifiable tangible and intangible assets and liabilities as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill for purposes of presenting the Pro Forma Statements (in thousands).

Purchase Price Allocation:
Historical net book value of ACTV on December 31, 2002	$10,237
Estimated fair value adjustments relating to:
Property and equipment, net	(415)
Goodwill	(935)
Intangible assets, net	(13,566)
Contractual commitments	(3,230)
Deferred revenues	67,227

Total	$59,318

(2)	To adjust historical depreciation and amortization of property and equipment and the identified intangible assets to include the fair value adjustments resulting from the acquisition of ACTV by OpenTV.

(3)	To adjust minority interest for OpenTV’s ownership in Digital ADCO, a subsidiary of ACTV, to reflect OpenTV’s interest in the Pro Forma Statements.

Unaudited Comparative Per Share Data

The following table provides you with historical and pro forma per share financial information as of and for the year ended December 31, 2002. The following information should be read in conjunction with the separate historical financial statements and related notes of OpenTV and ACTV included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the operating results or financial position that would have occurred if the merger had occurred earlier or of the future operating results or financial position of OpenTV after the merger.

	Historical OpenTV	Historical ACTV	OpenTV Pro forma Combined(1)		ACTV Pro forma Equivalent(2)
Book value per ordinary/common share as of December 31, 2002	$1.95	$0.18	$1.75	(3)	$1.28
Net loss per ordinary/common share, basic and diluted:
Year ended December 31, 2002
Before cumulative effect of accounting change	$(9.36)	$(0.78)	$(6.34	)(4)	$(4.65)
Cumulative effect of accounting change, net of tax	(1.81)	—	(1.15)		(0.84)

	$(11.17)	$(0.78)	$(7.49	)(4)	$(5.49)

Cash dividends declared per ordinary/common share(5):
Year ended December 31, 2002	$—	$—	$—		$—

(1)	Pro forma information gives effect to the merger as and for the period beginning on the dates indicated.
(2)	The equivalent pro forma per share data for ACTV common stock is calculated by multiplying OpenTV’s pro forma per share information by 0.73333, which would have been the exchange ratio if the merger had closed on December 31, 2002.
(3)	The computation of the pro forma book value per share of OpenTV is based upon 72,168,150 shares of OpenTV ordinary shares outstanding on December 31, 2002, increased by an estimated 40,976,680 shares to be issued upon consummation of the merger. Pro forma book value is based on the historical book value of OpenTV on December 31, 2002, increased by an estimated $56,818,361, the value of the estimated 40,976,680 shares to be issued based on a per share price of OpenTV stock of $1.31, the average last sale prices of an OpenTV Class A ordinary share as reported on the Nasdaq National Market for the trading days period two days before and after September 26, 2002, the date the merger was agreed-upon and announced, plus the fair value of ACTV stock options that will be assumed by OpenTV.
(4)	The computation of the pro forma net loss per ordinary share of OpenTV is based upon 71,839,101 weighted average shares, increased by an estimated 40,976,680 shares to be issued upon consummation of the merger.
(5)	Neither OpenTV nor ACTV has ever declared or paid cash dividends on its capital stock and neither company anticipates paying cash dividends on its capital stock in the foreseeable future. If OpenTV were to declare a dividend on its capital stock, according to its articles of association, all dividends so declared by OpenTV that remain unclaimed for a period of three years after their declaration may be forfeited and retained by OpenTV by action of OpenTV’s board of directors.

Comparative Market Price

OpenTV Class A ordinary shares trade on the Nasdaq National Market and the Official Segment of the stock market of Euronext Amsterdam N.V., or Euronext Amsterdam, under the symbol “OPTV.” ACTV common stock trades on the Nasdaq National Market under the symbol “IATV.”

The following table sets forth, for the periods indicated, the high and low sale prices per share of OpenTV Class A ordinary shares and of ACTV common stock, each as reported on the Nasdaq National Market:

	OpenTV		ACTV
	High	Low	High	Low

2001
First Quarter	$24.00	$7.75	$7.875	$3.250
Second Quarter	16.69	6.31	4.125	2.220
Third Quarter	14.37	3.80	3.340	1.350
Fourth Quarter	11.28	4.41	2.260	1.260

2002
First Quarter	9.09	5.36	2.300	1.250
Second Quarter	5.75	2.90	1.760	1.090
Third Quarter	3.23	1.00	1.430	0.680
Fourth Quarter	1.70	1.00	0.870	0.470

2003
First Quarter	1.40	0.70	0.860	0.440
Second Quarter (through April 24, 2003)	1.02	0.88	0.660	0.460

The following table presents the last reported sale price of an OpenTV Class A ordinary share and a share of ACTV common stock on September 25, 2002, the last full trading day before announcement of the signing of the merger agreement, and on [                ], 2003, the last practicable date prior to the mailing of this document. The table also presents the implied value of a share of ACTV common stock on an equivalent per share basis on each of these two dates, calculated by multiplying the last reported sale price of an OpenTV Class A ordinary share on each such date by 0.73333, which would have been the exchange ratio if the merger had closed on the respective dates indicated.

Date	OpenTV Class A ordinary shares	ACTV common shares	Implied per share value of ACTV common shares
September 25, 2002	$1.46	$1.02	$1.07
[ ], 2003	$ [ ]	$ [ ]	$ [ ]

You should obtain current stock price quotations for ACTV common stock and OpenTV Class A ordinary shares.

RISK FACTORS

The merger involves certain risks. By voting in favor of the merger, current ACTV stockholders will be choosing to invest in OpenTV Class A ordinary shares, and current OpenTV stockholders will be accepting dilution of their ownership interest in OpenTV. An investment in OpenTV Class A ordinary shares involves a high degree of risk. In deciding whether to vote in favor of the merger, you should consider all of the information we have included in this document and its annexes.

In addition, you should carefully consider all of the following risk factors relating to the proposed merger, OpenTV and ACTV, in deciding whether to vote for the merger.

RISKS ASSOCIATED WITH THE MERGER

Because the exchange ratio will not be determined until after the stockholder meetings, you must decide whether or not to approve the transaction before knowing the actual exchange ratio.

The exchange ratio will not be determined until OpenTV delivers to ACTV a notice indicating that all of the conditions to the merger have been satisfied. As the approval of this transaction by the stockholders of OpenTV and ACTV are conditions to the merger, OpenTV will not deliver the notice and the exchange ratio will not be determined until after you must decide whether to approve this transaction. Because of changes in the business, operations or prospects of OpenTV and ACTV, market assessments of the likelihood that the merger will be completed and general market and other economic conditions prevailing after the stockholder meetings, the market value of OpenTV Class A ordinary shares that ACTV stockholders will actually receive in the merger may differ from the market value of OpenTV Class A ordinary shares the ACTV stockholders would have received if the merger had been consummated at the time the ACTV stockholders made their decision whether to approve this transaction. In addition, since the market price of OpenTV Class A ordinary shares will continue to fluctuate after the exchange ratio has been determined, the market value of the OpenTV Class A ordinary shares that holders of ACTV common stock will receive in the merger may change after the date that the exchange ratio is determined, but before those shares actually are issued. Accordingly, it may be difficult to value the consideration to be received by ACTV stockholders in the merger. See “The Transaction Documents—The Merger Agreement—Merger Consideration.”

OpenTV and ACTV may not achieve the benefits they expect from the merger if OpenTV is unable to integrate ACTV’s operations, products and personnel in a timely and efficient manner.

OpenTV and ACTV entered into the merger agreement with the expectation that the merger will allow OpenTV to offer customers state-of-the-art interactive television solutions across a wider range of technical platforms and give rise to other synergies as described in “The Merger—ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors” on page 53 and “The Merger—OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors” on page 55. OpenTV will need to overcome significant challenges in order to realize any benefits or synergies from the merger, including:

•	integrating the geographically dispersed operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	integrating the technologies of both companies;

•	retaining the existing customers and strategic partners of each company;

•	developing new services that utilize the assets of both companies; and

•	maintaining uniform standards, controls, procedures and policies.

The successful execution of these post-merger objectives will involve considerable risk and may not be successful. These risks include:

•	the potential disruption of OpenTV’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into OpenTV’s products and services;

•	unanticipated expenses related to integration;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with the acquired business or the acquiring business.

OpenTV may not succeed in addressing these risks or any other problems encountered in connection with the merger.

The market price of OpenTV Class A ordinary shares may decline as a result of the merger.

The market price of OpenTV Class A ordinary shares may decline as a result of the merger for a number of reasons, including if:

•	the premium offered by OpenTV relative to ACTV’s current stock price is not viewed favorably by the market;

•	the integration of OpenTV and ACTV is unsuccessful;

•	OpenTV does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effect of the merger on OpenTV’s financial results is not consistent with the expectations of financial or industry analysts.

Sales of OpenTV’s and ACTV’s products and services could decline if customer relationships are disrupted by the merger.

The announcement and closing of the merger may disrupt customer relationships. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of OpenTV’s and ACTV’s products and services and OpenTV’s future product strategy. OpenTV’s or ACTV’s customers may instead purchase products or services of competitors. In addition, by increasing the breadth of OpenTV’s business, the merger may make it more difficult for OpenTV to enter into relationships with customers and strategic partners, some of whom may view OpenTV as more of a direct competitor than either OpenTV or ACTV as independent companies. Any significant delay or reduction in orders for OpenTV’s or ACTV’s products or services could cause the results of operations and financial condition of OpenTV to decline.

Failure to complete the merger could negatively impact ACTV’s and/or OpenTV’s stock price, future business or operations.

If the merger is not completed, ACTV and OpenTV may be subject to a number of material risks, including the following:

•	ACTV may be required under certain circumstances to pay OpenTV a termination fee of $5 million and issue to OpenTV warrants to purchase 3.99% of ACTV’s outstanding common stock for an exercise price of $1.40 per share;

•	if the stockholders of ACTV do not approve the merger, ACTV must reimburse OpenTV up to $1.5 million for its costs and expenses incurred in connection with the merger;

•	the price of ACTV common stock and/or OpenTV Class A ordinary shares may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the merger is not completed.

Further, if the merger is terminated and either company’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the merger agreement. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, ACTV is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, other than with OpenTV. See “The Transaction Documents—The Merger Agreement—Termination,” “—Termination Fee” and “—Expenses.”

Directors and executive officers of ACTV have conflicts of interest that may have influenced their decision to approve the merger.

You should be aware of conflicts of interest, and of benefits available to directors and executive officers of ACTV, when considering the ACTV board of directors’ recommendation of the merger. The directors and executive officers of ACTV have interests in the merger that are in addition to or different from their interest as stockholders of ACTV, including the following:

•	The terms of ACTV’s employment agreements with certain of its executives and employees provide for the acceleration of the vesting of all unvested options and certain increased severance benefits upon consummation of the merger. Also, in the case of one executive, ACTV is obligated to make a payment to compensate the executive for the exercise price of certain options exercised by the executive within twelve months after the closing of the merger.

•	ACTV has entered into binding term sheets regarding its employment arrangements with David Reese, the Chairman of the Board and Chief Executive Officer of ACTV, and with Bruce Crowley, the President of a subsidiary of ACTV. Upon the closing of the merger, these term sheets will supersede the existing employment agreements with these executives and provide for, among other things, the acceleration of the vesting of all unvested options, a one-time cash bonus payment in connection with the closing of the merger and certain severance benefits in the event of the termination of their employment under certain circumstances following the merger.

•	In the merger agreement, ACTV and OpenTV have agreed that ACTV will indemnify each present and former officer and director of ACTV against certain liabilities arising out of such person’s service as an officer or director.

For more information, see “The Merger—Conflicts of Interest of ACTV Directors and Officers in the Merger.”

The termination fee and the warrants may discourage other companies from trying to acquire ACTV.

In the merger agreement, ACTV agreed to pay a termination fee of $5,000,000 to OpenTV in specified circumstances, including circumstances where a third party acquires or seeks to acquire ACTV. Under similar circumstances, the merger agreement also requires ACTV to issue to OpenTV warrants to purchase 3.99% of the outstanding shares of ACTV common stock for $1.40 per share. These agreements could discourage other companies from trying to acquire ACTV even though those other companies might be willing to offer greater consideration to ACTV stockholders than OpenTV has offered in the merger agreement. In addition, payment of the termination fee would have a material adverse effect on ACTV’s financial condition.

A pending class-action lawsuit, if successful, could prevent the merger.

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV have breached their fiduciary duties to the ACTV stockholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its stockholders. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. ACTV and OpenTV believe that the allegations are without merit and intend to defend against the complaint vigorously. However, OpenTV and ACTV cannot provide any assurance that they or the other defendants will be successful. The defense of this lawsuit could result in the diversion of the time and attention of ACTV’s and OpenTV’s management away from the business operations of their respective companies and the completion of the merger, and could prevent the merger.

RISKS RELATING TO THE OPENTV BUSINESS

Following the merger, OpenTV will be subject to the risks and limitations to which OpenTV and ACTV individually were subject before the merger. In considering whether to vote for the merger, you should carefully consider the risks relating to the OpenTV business described below and the risks relating to the ACTV business described on pages 30-35.

OpenTV has a history of losses, and it may experience losses in the future.

OpenTV has incurred significant net losses since its inception. Its net loss for the years ended December 31, 2000, 2001 and 2002 were approximately $242.2 million, $1,304.3 million and $802.6 million, respectively. OpenTV had an accumulated deficit of approximately $2,499.6 million at December 31, 2002. OpenTV expects that it will continue to incur significant sales and marketing, product development and administrative expenses. As a result, OpenTV will need to generate significant revenue to achieve and maintain profitability. OpenTV cannot be certain that it will achieve, sustain or increase profitability in the future. Any failure to significantly increase revenue as OpenTV implements its product and distribution strategies would adversely affect its business, financial condition and operating results.

OpenTV’s restructuring initiatives may result in unanticipated consequences and may not be as successful in reducing expenses as OpenTV had anticipated.

As described in “Certain Information Concerning OpenTV—Business—Recent Developments,” OpenTV began to implement various restructuring initiatives in 2002 in an effort to streamline its worldwide operations and reduce its operating expenses. In this regard, OpenTV has undertaken and is continuing to undertake efforts to consolidate its operations, close various offices around the world, move its headquarters facilities from Mountain View, California to San Francisco, California and reduce its headcount by over 50% across all areas of its business. These initiatives may yield unanticipated consequences, such as attrition beyond OpenTV’s planned reduction in workforce and loss of employee morale and decreased performance. These reductions in personnel, both anticipated and unanticipated, could materially and adversely impact OpenTV’s sales and marketing efforts, research and development efforts, and OpenTV’s professional services and general and administrative functions.

In conjunction with these restructuring initiatives, OpenTV has engaged and is continuing to engage in a review of its operations with a view towards improving its business performance. There is a risk that, as new business strategies and administrative processes are developed and implemented, the changes OpenTV adopts will be unduly disruptive or less effective than its old strategies and processes. This may adversely affect OpenTV’s business, results of operations and future prospects.

OpenTV’s core middleware has achieved significant market penetration and, accordingly, OpenTV’s ability to generate future revenues may be limited.

OpenTV has on a historic basis derived a substantial amount of its total revenues from royalties associated with the deployment of its core middleware and fees charged for services rendered in support of its middleware deployments. Because there are currently only a limited number of cable and direct broadcast satellite system operators worldwide that deploy interactive products and services, and because OpenTV’s core middleware has achieved significant penetration in the markets that have adopted interactive television on a large scale, it has become increasingly difficult for OpenTV to generate substantial additional core middleware-related revenues. These difficulties contributed to the substantial revenue decline OpenTV experienced during 2002. For the year ended December 31, 2002, OpenTV’s total revenues declined 31% and OpenTV’s royalties attributable to the deployment of OpenTV’s middleware products declined 41%, compared to 2001.

OpenTV’s capacity to generate future revenues associated with OpenTV’s core middleware may be limited due to a number of reasons, including:

•	network operators that have selected OpenTV’s core middleware may reduce their pace of set-top box deployment or stop deploying set-top boxes enabled with OpenTV’s core middleware, decrease or stop their use of OpenTV’s support services, or choose not to upgrade or add additional features to the version of OpenTV’s core middleware running on their networks;

•	network operators that have not selected OpenTV’s core middleware may choose another middleware platform for the provision of interactive services; or

•	a meaningful opportunity to deploy OpenTV’s core middleware in the markets that have not yet adopted interactive television on a large scale may never develop or may develop at a very slow pace.

Any of these eventualities would have an adverse effect on OpenTV’s results of operations.

OpenTV may have difficulty generating substantial content and applications revenues in the future.

OpenTV hopes that growth in its content and applications revenues will mitigate or reverse the effects of the core middleware-related revenue declines on its overall revenues. In the past, OpenTV has derived only a small portion of its total revenues from its content and applications offerings and may have difficulty generating substantial applications-related revenues in the future. Because cable and direct broadcast satellite system operators control the marketing and distribution of OpenTV’s content and applications offerings, OpenTV cannot predict the amount of revenues that will be generated by those offerings, or whether such revenues will be sufficient to offset its costs of development. Moreover, due to the continuing global economic downturn, cable and direct broadcast satellite system operators may slow down their deployment of new content and applications offerings. In addition, OpenTV’s content and applications offerings are subject to general risks related to consumer preferences; consumer preferences change rapidly and OpenTV may be unable to monitor, anticipate and successfully respond to these changes. Accordingly, OpenTV’s ability to generate substantial revenues from its content and applications offerings is uncertain.

Unanticipated fluctuations in OpenTV’s quarterly operating results could affect OpenTV’s stock price.

OpenTV believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of its future operating results and should not be relied on as an indication of future performance. If OpenTV’s quarterly operating results fail to meet the expectations of analysts, the trading price of OpenTV Class A ordinary shares following the merger could be negatively affected. The quarterly operating results of OpenTV have varied substantially in the past and they may vary substantially in the future depending upon a number of factors described below and elsewhere in this joint proxy statement/prospectus, including many that are beyond OpenTV’s control.

OpenTV’s operating results may vary from quarter to quarter as a result of a number of factors, including:

•	The ability to enter into licensing and services agreements with new and existing customers;

•	Changes in the rate of capital spending and the rollout of interactive television-related products and services by cable and direct broadcast satellite system operators;

•	The number, size and scope of cable and direct broadcast satellite system operators deploying OpenTV-enabled interactive services and the associated rollout to subscribers;

•	Changes in the historically strong relationships of OpenTV with cable and direct broadcast satellite system operators;

•	Increased competition in general and any changes in OpenTV’s pricing policies that may result from increased competitive pressures;

•	Potential downturns in OpenTV’s customers’ businesses, or in the domestic or international markets;

•	The ability to generate applications-related revenue from existing and potential customers;

•	Changes in technology, whether or not developed by OpenTV;

•	OpenTV’s ability to develop and introduce on a timely basis new or enhanced versions of its products that can compete favorably in the marketplace;

•	The timing of revenue recognition associated with major licensing and services agreements; and

•	The timing of upgrades by existing cable and direct broadcast satellite system operators.

Because a high percentage of OpenTV’s expenses, particularly compensation, is fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in OpenTV’s earnings on a quarter-to-quarter basis. Any decline in revenues or a greater than expected loss for any quarter could cause the market price of OpenTV’s Class A ordinary shares to decline.

OpenTV depends upon key personnel to manage and operate its business, and OpenTV may be unable to attract or retain such personnel.

OpenTV’s business and success depends in part on its ability to attract and retain experienced management, technical, sales, marketing and financial personnel. In 2002, OpenTV began to implement various restructuring initiatives that have resulted in substantial reductions in personnel and significant turnover among key members of management. If OpenTV’s new organization of senior management does not work well together, or if OpenTV has difficulties retaining remaining key non-management personnel or replacing key non-management personnel who leave OpenTV, OpenTV’s ability to manage day-to-day operations, develop and deliver new technologies, attract and retain customers, attract and retain other employees, and generate revenues could be materially and adversely affected.

OpenTV’s business also requires highly trained consulting and support personnel to assist customers with launch and deployment of OpenTV’s products. In the future, OpenTV may need to increase its consulting and support staff to support new customers and the expanding needs of OpenTV’s existing customers. Notwithstanding the current economic climate, hiring consulting and support personnel has remained very competitive in OpenTV’s industry due to the limited number of people available with the necessary technical skills and understanding of the interactive television market, and OpenTV has experienced difficulty in recruiting qualified personnel in the past. Even if OpenTV invests significant resources in attempting to attract, train and retain these qualified personnel, OpenTV may not be successful in its efforts, which may have a negative effect on OpenTV’s business and results of operations.

OpenTV may have difficulty integrating the operations, products and personnel of its recently acquired subsidiary, Wink Communications, which could adversely affect its operating results.

OpenTV expects its recent acquisition of Wink Communications to enhance its existing product offerings, research and development capabilities and ability to offer customers interactive television solutions across a wide range of technical platforms. Nevertheless, OpenTV may have difficulty integrating the product lines, technologies, operations, financial systems and distinct corporate culture of Wink Communications. If its integration efforts are not successful, OpenTV will not receive the benefits it expected from the acquisition. In addition, any difficulties arising during the integration process may impair relationships with employees and customers and distract OpenTV’s management from operating its business. Any of these eventualities could have a negative effect on its business, financial condition and operating results.

OpenTV’s subsidiary, Wink Communications, will incur substantial liability if its enhanced broadcasting product fails to generate sufficient revenue on a timely basis to meet its revenue guarantees and other obligations.

OpenTV’s subsidiary, Wink Communications, has entered into agreements with a cable system operator, a direct broadcast satellite system operator, and other market participants to share with these entities a portion of revenues, if any, Wink Communications generates from viewer responses to its enhanced broadcasting product. For the cable system operator, the direct broadcast satellite system operator and certain of the other market participants, Wink Communications has provided a minimum revenue guarantee. If the enhanced broadcasting product fails to generate sufficient revenue to meet these minimum revenue guarantees, Wink Communications will have to pay the difference between the guaranteed amount and the amount actually earned by the system operator. In addition, Wink Communications has also agreed to provide launch and marketing funds to a number of cable system operators, direct broadcast satellite system operators and other market participants, contingent upon the commercial launch of its enhanced broadcasting product. OpenTV expects Wink Communications’ aggregate minimum commitment under its revenue guarantee arrangements and for launch and marketing funds to be $5.5 million, $2.2 million and $1.4 million for the years ended December 31, 2003, 2004, and 2005, respectively.

Interactive television is an emerging business and it may not attract widespread market acceptance or demand.

The success of OpenTV will depend upon, among other things, the broad acceptance of interactive television by industry participants, including operators of broadcast and pay television networks, cable and direct broadcast satellite system operators and manufacturers of televisions and set-top boxes, as well as by television viewers and advertisers. Because the market for interactive television is emerging, the potential size of the market opportunity and the timing of its development are uncertain. The growth and future success of OpenTV’s business will depend in part upon its ability to penetrate new markets and convince cable and direct broadcast satellite system operators, television viewers and advertisers to adopt and maintain their use of its products and services.

Many key participants have not embraced interactive television, which is in its relative infancy, for a variety of reasons, including:

•	significant up-front costs associated with implementing interactive television platforms, including costs associated with technology, marketing and professional services;

•	the uncertain ability to generate meaningful returns from interactive television-related investments; and

•	inadequate transmission facilities and broadcast centers.

Accordingly, such participants may continue to perceive interactive television as an unproven business proposition and be reluctant to participate. If cable and direct broadcast satellite system operators determine that interactive television is not viable as a business proposition or if they determine that interactive television services are not consistent with their business or operational strategies, they may not choose, or may stop using, OpenTV’s products and services.

Because much of OpenTV’s success and value lie in its ownership and use of its intellectual property, its failure to protect its intellectual property and develop new proprietary technology may negatively affect it.

OpenTV’s ability to effectively conduct its business will be dependent in part upon the maintenance and protection of its intellectual property. OpenTV relies on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect its rights in and to its technology. OpenTV has typically entered into confidentiality or license agreements with its employees, consultants, customers, strategic partners and vendors, in an effort to control access to, and distribution of, its software, related documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use its software and other proprietary information without authorization.

Policing unauthorized use of OpenTV’s software and proprietary information will be difficult. The steps it takes may not prevent misappropriation of its intellectual property and the agreements it enters into may not be enforceable in some instances. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries or, alternatively, such protection may be difficult to enforce. Litigation may be necessary in the future to enforce or protect its intellectual property rights or to determine the validity and scope of its intellectual property rights and the proprietary rights of others. Any such litigation could cause OpenTV to incur substantial costs and diversion of resources, which in turn could adversely affect its business.

Intellectual property infringement claims may be asserted against OpenTV, which could have the effect of disrupting its business.

The emerging interactive television industry is highly litigious, particularly regarding claims of intellectual property infringement. The defense of any such claims could cause OpenTV to incur significant costs and could result in the diversion of resources with respect to the defense of any claims brought, which could adversely affect its financial condition and operating results. As a result of such infringement claims, a court could issue an injunction preventing OpenTV from distributing certain products, which could adversely affect its business. If any claims or actions are asserted against OpenTV, it may seek to obtain a license under a third party’s intellectual property rights in order to avoid any litigation. However, a license under such circumstances may not be available on commercially reasonable terms, if at all.

In addition, many of OpenTV’s and Wink Communications’ agreements with customers contain an indemnification obligation, which could be triggered in the event that a customer is named in an infringement suit involving their products or involving the customer’s products or services that incorporate or use their products. If it is determined that OpenTV’s or Wink Communications’ products infringe any of the asserted claims in such a suit, OpenTV may be prevented from distributing certain of its products and it may incur significant indemnification liabilities, which may adversely affect OpenTV’s business, financial condition and operating results. See “Certain Information Concerning OpenTV—Legal Proceedings.”

The adoption of incompatible standards by OpenTV’s industry and rapid technological advances could render its products and services obsolete or non-competitive.

The migration of television from analog to digital transmission, the convergence of television, the Internet, communications and other media, and other emerging trends are creating a dynamic and unpredictable environment in which to operate. OpenTV’s ability to anticipate trends and adapt to new technologies and evolving standards is critical to its success.

Recent attempts to establish industry-wide standards for interactive television software include an initiative by cable network operators in the United States to create a uniform platform for interactive television called Open Cable and an initiative by European television industry participants to create a platform called Multimedia Home Platform. The establishment of these standards or other similar standards could adversely affect the pricing of OpenTV’s products and services, significantly reduce the value of OpenTV’s intellectual property and the competitive advantage its proprietary technology provides, cause it to have to incur substantial expenditures to adapt its products or services to respond to these developments, or otherwise hurt its business, particularly if its products require significant redevelopment in order to conform to the newly established standards.

Any delay or failure on OpenTV’s part to respond quickly, cost-effectively and sufficiently to these developments could render its products and services obsolete or non-competitive and have an adverse effect on its business, financial condition and operating results.

In addition, OpenTV must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive and increase the utility of its services, and it must be able to incorporate new technologies into its products in order to address the increasingly complex and varied needs of its customer base. There can be no assurance that OpenTV will be able to do so successfully, and any failure to do so may adversely affect it.

Government regulations may adversely affect OpenTV’s business.

The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by governmental agencies. These governmental agencies continue to oversee and adopt legislation and regulation over these industries, particularly in the areas of user privacy, consumer protection, the online distribution of content and the characteristics and quality of online products and services, which may affect OpenTV’s business, the development of its products, the decisions by market participants to adopt its products and services or the acceptance of interactive television by the marketplace in general. In particular, governmental laws or regulations restricting or burdening the exchange of personally identifiable information could delay the implementation of interactive services or create liability for OpenTV or any other manufacturer of software that facilitates information exchange. These governmental agencies may also seek to regulate interactive television directly. Future developments relating to any of these regulatory matters may adversely affect OpenTV’s business.

The market for OpenTV’s products and services is subject to significant competition, which could adversely affect its business.

OpenTV faces competition from a number of companies, including many that have significantly greater financial, technical and marketing resources and a better recognized brand name than it does. Current and potential competitors in one or more aspects of its business include interactive technology companies, companies developing interactive television content and entertainment, and, in the professional services area, third party system integrators and internal information technology staffs at its cable and direct broadcast satellite system operator customers. If any of these competitors achieves significant market penetration or other significant success within the markets upon which OpenTV relies as a significant source of revenue, or in new markets that OpenTV may enter in the future, its ability to maintain market share and sustain its revenues may be materially and adversely affected. For further information concerning OpenTV’s competition, see “Certain Information Concerning OpenTV—Competition.”

OpenTV’s multinational operations expose it to certain financial and operational risks.

OpenTV derives its revenues from, and has business activities in, a number of countries throughout the world. This exposes OpenTV to a number of risks, such as:

•	changes in legal and regulatory requirements;

•	export and import restrictions, tariffs and other trade barriers;

•	currency fluctuations and devaluations;

•	difficulties in staffing and managing offices as a result of, among other things, distance, language and cultural differences;

•	longer payment cycles and problems in collecting accounts receivable;

•	political and economic instability; and

•	potentially adverse tax consequences.

Any of these factors could have an adverse effect on OpenTV’s business, financial condition and operating results.

OpenTV’s software products may contain errors, which could cause it to lose revenue and incur unexpected expenses.

Software development is an inherently complex and subjective process, which frequently results in products that contain errors, as well as defective features and functions. Moreover, OpenTV’s technology is integrated into the products and services of its cable and direct broadcast satellite system operator customers. Accordingly, a defect, error or performance problem with its technology could cause the systems of its cable and direct broadcast satellite system operator customers to fail for a period of time. Any such failure could subject OpenTV to damage claims and claims for indemnification by its customers and result in severe customer relations problems and harm to OpenTV’s reputation.

OpenTV may be unable in the future to raise additional capital required to support its operating activities.

OpenTV expects that its capital resources will be sufficient to meet its cash requirements through at least the next twelve months. Nevertheless, OpenTV has incurred to date and expects that it will continue to incur in the future significant expenses, many of which result from non-cancelable operating commitments. OpenTV used approximately $46 million in cash for operating activities during the fiscal year ended December 31, 2002 and expects that cash used in operating activities for the year ending December 31, 2003 will be in the range of $30 to $40 million. Based on these levels of cash uses, OpenTV may need to raise additional capital in the future if OpenTV is unable to reduce substantially the amount of cash used in its operating activities. While OpenTV is implementing various initiatives designed to reduce its operating expenses and bring them in line with its revenues, there can be no assurance that OpenTV will be successful in doing so.

To the extent OpenTV is required to raise additional capital, OpenTV may not be able to do so at all or OpenTV may be able to do so only on unacceptable terms. If OpenTV cannot raise additional capital on acceptable terms, OpenTV may not be able to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have an adverse effect on OpenTV’s business, results of operations or future prospects.

The interests of OpenTV’s majority owner may differ from yours and may result in OpenTV acting in a manner inconsistent with your general interests.

Liberty Media beneficially owns OpenTV Class A and Class B ordinary shares representing approximately 45.9% of the economic interest and 88.4% of the voting power of OpenTV’s ordinary shares outstanding as of December 31, 2002. After giving effect to the merger, and as if the merger occurred on April 24, 2003, Liberty Media will own approximately 80.7% of the voting power of OpenTV’s ordinary shares. As a result of its ownership of OpenTV’s ordinary shares, Liberty Media has sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action presented to a vote of the stockholders of OpenTV, including amendments of OpenTV’s memorandum of association and articles of association for any purpose (which could include increasing or reducing OpenTV’s authorized capital or authorizing the issuance of additional shares). The interests of Liberty Media may diverge from your interests, and it may be in a position to cause or require OpenTV to act in a way that is inconsistent with the general interests of the holders of OpenTV’s Class A ordinary shares. See “Certain Information Concerning OpenTV—Certain Relationships and Related Transactions.” In addition, OpenTV’s Chairman, Chief Financial Officer, General Counsel and Chief Intellectual Property Officer are each officers of a subsidiary of Liberty Media which could create or appear to create potential conflicts of interest when the officers are faced with decisions that could have different implications for OpenTV and Liberty Media. See “Certain Information Concerning OpenTV—Directors and Executive Officers of OpenTV.”

Because OpenTV is a British Virgin Islands company, you may not be able to enforce judgments against OpenTV that are obtained in United States courts.

OpenTV is incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to effect service of process upon OpenTV within the United States or to enforce against OpenTV judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

OpenTV has been advised by its British Virgin Islands counsel, Harney Westwood & Riegels, that judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in British Virgin Islands courts and that there is doubt as to whether British Virgin Islands courts will enter judgments in original actions brought in British Virgin Islands courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Because OpenTV is a British Virgin Islands company, you may have difficulty protecting your interests in respect of decisions made by OpenTV’s board of directors and its controlling stockholder.

OpenTV’s corporate affairs are governed by OpenTV’s memorandum of association and articles of association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of OpenTV’s stockholders may differ from those that would apply if OpenTV were incorporated in the United States or another jurisdiction. The rights of stockholders under British Virgin Islands law are not as clearly established as are the rights of stockholders in many other jurisdictions. Thus, OpenTV’s stockholders may have more difficulty protecting their interests in the face of actions by OpenTV’s board of directors or OpenTV’s controlling stockholder than they would have as stockholders of a corporation incorporated in another jurisdiction. See “Comparison of Stockholder Rights and Corporate Governance Matters.”

Certain provisions contained in OpenTV’s charter documents could deter a change in control of OpenTV.

Certain provisions of OpenTV’s memorandum of association and articles of association may discourage attempts by other companies to acquire or merge with OpenTV, which could reduce the market value of OpenTV’s Class A ordinary shares. The comparatively low voting rights of OpenTV’s Class A ordinary shares as compared to OpenTV’s Class B ordinary shares, approximately 99.6% of which are beneficially owned by Liberty Media, as well as other provisions of OpenTV’s memorandum of association and articles of association, may delay, deter or prevent other persons from attempting to acquire control of OpenTV. See “Comparison of Stockholder Rights and Corporate Governance Matters.”

If OpenTV were to be classified as a passive foreign investment company for the prior, current or subsequent taxable years, U.S. taxpayers would be subject to certain adverse tax consequences.

If OpenTV were to be classified as a passive foreign investment company, or PFIC, U.S. stockholders would be subject to certain adverse tax consequences. For a more detailed discussion of tax considerations and the availability of certain elections, see “Certain U.S. Federal Income Tax Consequences of the Merger—U.S. Holders—Passive Foreign Investment Company Rules.”

RISKS RELATING TO THE ACTV BUSINESS

ACTV has a history of losses and limited revenues, and expects to incur substantial losses for at least the foreseeable future.

ACTV has incurred significant net losses since its inception. As of December 31, 2002, ACTV had an accumulated deficit of approximately $306.7 million. Its net loss for the years ended December 31, 2001 and 2002 were approximately $101.4 million and $43.6 million, respectively. For the year ended December 31, 2000, ACTV reported net income of $152.1 million, which includes a non-cash credit related to stock-based compensation. For a description of the non-cash credit, see “Certain Information Concerning ACTV—Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Comparison of Fiscal Year Ended December 31, 2001 and December 31, 2000—Results of Operations—Stock-Based Compensation.” Moreover, ACTV has had only limited revenues. Its revenues for the years ended December 31, 2000, 2001 and 2002 were approximately $8.0 million, $13.7 million and $11.3 million, respectively. ACTV may not be able to generate significant revenues in the future. Despite having engaged in a restructuring program designed to reduce its costs, ACTV will continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, it might become profitable.

Commercial acceptance of ACTV’s Digital TV technologies has been limited to date and as they are commercially introduced they may not be successful.

ACTV is seeking to license applications of its Digital TV technologies to major cable and direct broadcast satellite system operators. To date, it has generated negligible revenue from sales and licenses of its Digital TV applications. ACTV’s Digital TV applications are new, and the demand for and market acceptance of those applications are uncertain. ACTV’s Digital TV applications may not appeal to a sufficient number of consumers for them to become commercially viable. Consumers also may be concerned about security or privacy issues relating to the electronic transmission of their personal information. ACTV cannot provide any assurance that applications of its Digital TV technologies will generate sufficient revenues to achieve profitability. As a result of these uncertainties, commercial applications of ACTV’s Digital TV technologies may not be successful. For a description of ACTV’s Digital TV technologies, see “Certain Information Concerning ACTV—Business—Digital TV.”

Commercial acceptance of ACTV’s Enhanced Media applications and services is uncertain, and recent sales may not be an indicator of future sales.

The demand for, and the market acceptance of, ACTV’s Enhanced Media applications and services are uncertain. Those applications and services may not appeal to a sufficient number of video programmers or consumers for them to become commercially viable. ACTV has had a limited number of sales of its Enhanced Media applications and services in the entertainment and education markets, and cannot assure that its marketing or development efforts will significantly increase its sales in these markets. As a result of these uncertainties, ACTV’s Enhanced Media business may not be successful. For a description of ACTV’s Enhanced Media application and services, see “Certain Information Concerning ACTV—Business—Enhanced Media.”

In December 2000, ACTV filed a civil claim against The Walt Disney Company, ABC, Inc. and ESPN, Inc. in the United States District Court for the Southern District of New York. The claim alleged, among other things, that the defendants’ “Enhanced TV” system synchronizing a website application to ESPN Sunday Night and ABC Monday Night Football telecasts has infringed and is continuing to infringe certain of ACTV’s patents and requested damages be paid to ACTV on account of the defendants’ infringement. In May 2002, the District Court issued a finding of lack of infringement and dismissed ACTV’s lawsuit. ACTV believes that the dismissal has had a material adverse effect on its ability to market and license its Enhanced Media components in the entertainment market. Although ACTV has appealed the District Court’s ruling, it cannot provide any assurance that its appeal will be successful. See “Certain Information Concerning ACTV—Legal Proceedings.”

Delivery of ACTV’s Digital TV applications depends upon the deployment of digital set-top boxes.

The success of ACTV’s Digital TV applications depends upon the evolving digital television market. The speed with which cable system operators both upgrade their current programming distribution systems for digital distribution and deploy digital set-top boxes directly affects the number of potential subscribers to ACTV’s Digital TV applications. To have access to the Digital TV applications, subscribers must have digital set-top boxes that have been activated with ACTV’s software. ACTV cannot assure you that there will be a sufficient number of potential subscribers with digital set-top boxes in the near future to justify the deployment of ACTV’s individualized programming.

ACTV depends on third party distributors to offer and market applications of its Digital TV technologies to their subscribers.

Because ACTV will use the systems of third party cable or direct broadcast satellite operators to offer applications of its Digital TV technologies, its growth and future success depends substantially upon its ability to convince these operators to offer their subscribers these applications. If these operators determine that ACTV’s Digital TV applications are not viable as a business proposition or if they determine that they do not meet their business or operational expectations or strategies, the operators will not offer applications of the Digital TV technologies to their subscribers. Factors that could affect such a determination include:

•	the availability of alternative programming that offers greater financial benefits to the operators;

•	government regulations that require the operators to carry certain programming; and

•	constraints on available channel capacity.

ACTV cannot assure you that distributors of television programming will devote sufficient channel capacity to ACTV’s individualized programming in the future, even if they do increase the overall capacity of their systems. In addition, ACTV has limited control over the manner in which cable and direct broadcast satellite operators market and price ACTV’s products to their subscribers, which may have a significant impact on the overall consumer acceptance of its Digital TV applications.

ACTV depends on television programmers and advertisers electing to enhance their programming and advertisements with ACTV’s technology.

No television programmer or advertiser is obligated to use ACTV’s Digital TV or Enhanced Media technologies in its programs or advertisements. ACTV’s future growth and long-term success depend on its ability to convince television programmers and advertisers to enhance their programs and advertisements with its technologies. If ACTV’s technologies do not appeal to television programmers, advertisers or consumers, or if they find its competitors’ technologies more appealing, ACTV’s business may not succeed. ACTV has received minimal revenue from its products that enhance programming and advertisements to date and cannot assure you that any additional revenue will be generated.

ACTV is subject to intense competition from companies offering similar products and services.

The markets for digital television applications and television/Internet convergence programming are extremely competitive. In addition, these markets are new and rapidly evolving and are characterized by untested consumer demand and a lack of industry standards. They are, therefore, subject to significant changes in the products and services offered by existing market participants and the emergence of new market participants. As a result, it is difficult to identify all of the companies and technologies that compete with ACTV or may compete with ACTV in the future in one or more of its lines of business. In addition, any one of these competitors or future competitors may have significantly greater financial, technical and marketing resources as well as better brand recognition than ACTV does. A number of companies offer products and services that contain comparable features to certain discrete elements of ACTV’s Digital TV technologies. ACTV expects to face future competition from computer and software companies, one or more of which may extend the scope of their products to include functionality similar to that of HyperTV. For a description of ACTV’s HyperTV product, see “Certain Information Concerning ACTV—Business—Enhanced Media—HyperTV.” In addition, ACTV also faces competition from traditional broadcast and cable television networks. For further information concerning ACTV’s competition, see “Certain Information Concerning ACTV—Competition.”

Competition with high definition television and multicasting may limit the availability of ACTV’s Digital TV applications.

High definition television and multicasting are two major digital television applications that will directly compete with ACTV for use of the new digital broadcast distribution capacity. High definition television provides better color quality and sharper pictures than traditional television. Multicasting is the transmission of multiple television programs through what was a single analog television channel and is only available through digital transmission systems. It is too early to determine to what extent third party distributors who can control access to their distribution system will prefer to distribute high definition television or multicast programs to the exclusion of ACTV’s services. In addition, consumers may resist the extra cost of subscribing to services that offer ACTV’s individualized programming. As a result, there is a risk that other digital television applications will be deployed to the detriment of ACTV’s results of operations from sales of Digital TV applications.

ACTV depends on set-top box manufacturers and middleware providers for the compatibility of its technology with their hardware and software.

The success of ACTV’s products depends upon its relationships with digital set-top box manufacturers and with providers of middleware, which is software technology that acts like an operating system within a digital set-top box. The deployment of ACTV’s Digital TV applications depends on their compatibility with digital set-top boxes and with the middleware installed in those boxes. ACTV has compatibility arrangements with Motorola and Scientific-Atlanta, the two largest suppliers of set-top boxes. ACTV also has compatibility arrangements with the leading suppliers of middleware. However, a set-top box or middleware supplier may decide in the future to discontinue production of products compatible with ACTV’s technology or to develop technology that competes with its applications.

ACTV may be unable to respond to rapid changes in technology.

The markets for digital television applications and television/Internet convergence programming and services are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution require ACTV to continually improve the performance, features and reliability of its present and proposed products and services, particularly in response to its competitors’ product offerings. ACTV cannot assure you that it will have the resources or the ability to quickly, cost-effectively or adequately respond to these developments. There may be a limited time-frame for consumer adoption of ACTV’s Digital TV and Enhanced Media applications, and ACTV cannot assure you that it will be successful in achieving widespread acceptance of its products and services before competitors offer products and services with features and performance similar to its own. In addition, the widespread adoption of new Internet or television technologies or standards could require substantial expenditures by ACTV to modify or adapt its services and could fundamentally affect the character and viability of its business model.

ACTV’s software products and services may contain unknown defects.

ACTV’s Digital TV and Enhanced Media applications may contain design flaws or other defects. Design flaws and other defects, which may include defects that make ACTV’s products and services incompatible with the technology employed in digital distribution systems, set-top boxes or the Internet, may lead to delays in deployment of its products, additional costs, delayed or lost revenues, loss of market share, failure to achieve market acceptance, diversion of development resources and harm to its reputation.

Government legislation and regulations may adversely affect ACTV’s business.

The media, telecommunications, broadcast and cable television industries are subject to extensive regulation by federal, state and local governments and governmental agencies. Federal, state and local governments and governmental agencies continue to adopt legislation and regulations affecting these industries which may affect ACTV’s business, market participants with which ACTV has relationships or the acceptance of its products in general. Existing regulations were substantially affected by the passage of the Telecommunications Act of 1996. For example, competition for channel space has increased as cable system operators have utilized available channel space to comply with “must-carry” provisions, mandated retransmission consent agreements and “leased access” provisions. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that ACTV will encounter. Increased regulation of the Internet might slow the growth of Internet use, which could decrease demand for ACTV’s services, increase its cost of doing business or otherwise have a material adverse effect on its business, financial condition and results of operations.

Congress has recently passed legislation regulating certain aspects of the Internet, including on-line content, children’s protection, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of goods and services, intellectual property ownership and personal privacy. ACTV collects and stores personal information from users of its applications and plans to use such information to develop its businesses and generate revenues, particularly with respect to targeted advertising. Storage and use of such information is subject to state and federal regulation and may also subject ACTV to privacy claims relating to its use and dissemination of personal information. ACTV does not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, ACTV is not certain how new laws governing the Internet or other existing laws will affect its business.

ACTV faces certain security and privacy risks.

A significant concern associated with communications and commerce through ACTV’s applications is the need for secure transmission of confidential information, such as credit card numbers, over public networks. A party who gains unauthorized access to ACTV’s system could misappropriate proprietary information or cause interruptions in ACTV’s operations. ACTV may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. In addition, the information gathered through ACTV’s Digital TV applications and stored in each household’s digital set-top box may be subject to personal privacy rights. A breach of these rights by ACTV, cable system operators or other third parties could expose ACTV to liability. ACTV has no direct control over the confidentiality or security measures of cable operators or other third parties. Any compromise of security or misuse of private information could materially and adversely affect ACTV’s reputation, business, operating results and financial condition and expose ACTV to a risk of loss or litigation and potential liability. ACTV’s insurance may not cover claims of this type or may not be adequate to indemnify ACTV for all liability to which it may be exposed. Moreover, concerns over the security of e-commerce transactions and the potential misuse of personal information may inhibit the growth of ACTV’s Digital TV and Enhanced Media applications.

ACTV may have liability for information retrieved and improperly distributed on the Internet.

Because users of ACTV’s Enhanced Media applications can download and improperly distribute materials that ACTV may not have created itself, negligence, copyright or trademark infringement or other legal claims could be made against ACTV. Copyright and trademark laws are evolving both domestically and internationally, and ACTV is uncertain as to their applicability to its Enhanced Media applications and ACTV’s possible role as both a technology and content provider. The imposition of liability for information carried by ACTV would have a material adverse effect on its business, operating results and financial condition.

ACTV’s efforts to protect its patents and proprietary information from competitors may be inadequate.

ACTV has obtained 24 United States patents covering certain aspects of its Digital TV and Enhanced Media technologies and has patents pending with respect to other developments and enhancements. However:

•	the patents ACTV owns or has rights to, or that may be granted or obtained in the future, may not be enforceable, may not provide ACTV with meaningful protection from competition or may be revoked entirely;

•	patents applied for may not be granted;

•	products developed by ACTV may infringe upon patents or rights of others; and

•	ACTV may not possess the financial resources necessary to enforce patent rights that it holds.

It is very difficult for ACTV to police the unauthorized use of its products and intellectual property rights. It may be possible for a third party to copy or otherwise obtain and use ACTV’s products or technology without its authorization or to develop similar technology independently. Furthermore, ACTV’s confidentiality and invention rights agreements with its full-time employees, consultants and advisors may not provide effective protection of its proprietary information in the event of unauthorized use or disclosure of proprietary information. In addition, the laws in many countries other than the United States do not afford ACTV the same protection of its intellectual property as do its United States patents. Currently, there are companies offering competitive products that ACTV believes may be in violation of its patents and expects that companies in the future will infringe on its intellectual property rights. ACTV intends to aggressively defend its intellectual property rights, which may involve both litigation and extensive negotiations with companies ACTV believes are infringing on its rights. It is possible that ACTV will commence legal action against one or more infringers in the future to protect its intellectual property rights. If ACTV commences litigation to protect these rights, ACTV expects the litigation will be extensive, time-consuming and costly, and ACTV cannot assure you that it will be successful. For example, ACTV filed a lawsuit against The Walt Disney Company and certain of its affiliates claiming that they have infringed and are continuing to infringe certain of ACTV’s patents. In May 2002, summary judgment was granted in favor of The Walt Disney Company based upon the lack of infringement. Although ACTV has appealed this ruling, it cannot provide any assurance that its appeal will be successful. See “Certain Information Concerning ACTV—Legal Proceedings.” Further, any licensing negotiations ACTV pursues will also be extensive and costly because the issues are very complex and subjective. ACTV cannot assure you that these negotiations will result in agreements that will be beneficial to its business or provide it adequate protection of its rights.

ACTV’s business may be restricted or may be subject to litigation in the future as a result of the intellectual property rights of others.

ACTV may be unable to implement its current business plan or expand the commercial uses of its products if other companies have already acquired or in the future acquire patents or other intellectual property on which its technology infringes. The patent application process is not public, and ACTV cannot assure you that another company has not applied for and will not obtain a patent that blocks any patents ACTV has pending. Furthermore, because many companies might choose not to publicize their patents until they have a viable commercial product or until they believe another company is infringing on their patents, ACTV cannot assure you that another company has not already obtained patents that ACTV is currently violating. As a result, as ACTV expands its business and begins the commercial deployment of its products, it may receive notices of claims of infringement of other parties’ property rights or claims for indemnification resulting from infringement claims. Irrespective of the validity or the successful assertion of such claims, ACTV would incur significant costs and a diversion of resources with respect to the defense of any claims brought. The assertion of such infringement claims could result in injunctions preventing ACTV from distributing certain products, which could materially and adversely affect its business. If any claims or actions are asserted against it, ACTV may seek to obtain a license under a third party’s intellectual property rights. However, a license under such circumstances may not be available on reasonable terms, if at all.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements about OpenTV and ACTV, which we intend to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, results, ability to generate income or cash flows, products and services; the outcome of litigation; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions.

The forward-looking statements in this joint proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Accordingly, our actual results following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

•	those risks and uncertainties we discuss under “Risk Factors”;

•	those risks and uncertainties we discuss or identify in our public filings with the Securities and Exchange Commission;

•	changes in both companies’ businesses during the period between now and the completion of the merger; and

•	the successful integration of ACTV into OpenTV’s business subsequent to the completion of the merger.

You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of OpenTV and ACTV following the merger and could cause results to differ materially from those expressed in these forward-looking statements. The actual results, performance or achievement of OpenTV or ACTV following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of OpenTV and ACTV following the merger. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

THE OPENTV ANNUAL MEETING

OpenTV is furnishing this document to the holders of OpenTV Class A and Class B ordinary shares, as part of the solicitation of proxies for use at the OpenTV annual meeting of stockholders, including any adjournment or postponement of the annual meeting.

Date, Time and Place

OpenTV will hold its annual meeting on [                    ], [                    ], 2003, at 9:00 a.m., local time, at its principal executive offices located at 275 Sacramento Street, San Fransico, California.

Purpose of the OpenTV Annual Meeting

At the OpenTV annual meeting OpenTV is asking holders of record of OpenTV ordinary shares as of the record date for the annual meeting:

1.  to consider and vote on a proposal to approve the issuance of OpenTV Class A ordinary shares in connection with the merger of OpenTV’s wholly-owned subsidiary ACTV Merger Sub, Inc. with and into ACTV, Inc.;

2.  to elect five directors to serve for the following year or until their successors are elected and qualified;

3.  to approve OpenTV’s 2003 Incentive Plan;

4.  to ratify the appointment of KPMG LLP as independent auditors of OpenTV for fiscal year 2003; and

5.  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote

Only holders of record of OpenTV Class A ordinary shares or OpenTV Class B ordinary shares at the close of business on [                    ], 2003, the OpenTV record date, are entitled to notice of and to vote at the annual meeting. On [                    ], 2003, [                    ] Class A ordinary shares were issued and outstanding, and 30,631,746 Class B ordinary shares were issued and outstanding, and were held of record by approximately [      ] stockholders and 3 stockholders, respectively.

Vote and Quorum Required

Holders of OpenTV’s Class A ordinary shares are entitled to one vote and holders of OpenTV’s Class B ordinary shares are entitled to ten votes, respectively, for each share held as of the OpenTV record date. Approval of each of the proposals to be voted upon by OpenTV stockholders requires the affirmative vote of a majority of the total votes cast, in person or by proxy, at the meeting. Attendance at the meeting in person or by proxy of the shares representing not less than fifty percent of the votes represented by the OpenTV ordinary shares entitled to vote at the annual meeting is required for a quorum.

On [                    ], 2003, directors and executive officers of OpenTV beneficially owned in the aggregate [             ] Class A ordinary shares and no Class B ordinary shares (excluding any shares issuable upon the exercise of options and shares issuable upon the exchange of shares of OpenTV, Inc. common stock), which represented less than 1% of the votes represented by the shares outstanding on such date. On [                    ], 2003, Liberty Media beneficially owned approximately 2,313,716 Class A ordinary shares and 30,510,150 Class B ordinary shares, or approximately 88.4% of the votes represented by the shares outstanding on such date.

Abstentions; Broker Non-Vote

Any abstention will be counted for purposes of determining a quorum for the transaction of business, but will not be considered as a vote cast on any particular proposal on which the stockholder has chosen to abstain.

The treatment of a broker non-vote, which occurs in the event that a broker, bank, custodian, nominee or other record holder of OpenTV ordinary shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, is not clearly established under the laws of the British Virgin Islands and is not addressed in OpenTV’s memorandum of association or articles of association. However, if British Virgin Islands law were to conform in these respects with Delaware general corporate law principles, which OpenTV will apply in its annual meeting, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be considered as a vote cast with respect to the proposal on which the broker has not voted.

Voting of Proxies

All OpenTV ordinary shares represented by properly executed proxies received in time for the annual meeting and not revoked will be voted at the annual meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the issuance of OpenTV Class A ordinary shares in connection with the merger, “FOR” the election of the nominees named in this document as directors “FOR” the approval of OpenTV’s 2003 Incentive Plan and “FOR” the ratification of the appointment of KPMG LLP as the independent auditors of OpenTV for the year ending December 31, 2003.

OpenTV stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure their ordinary shares are voted at the annual meeting.

OpenTV stockholders may vote in person at the annual meeting or by proxy. OpenTV recommends that OpenTV stockholders vote by proxy even if they plan to attend the annual meeting. OpenTV stockholders can always change their vote at the annual meeting.

If a broker holds ordinary shares for an OpenTV stockholder in “street name,” such stockholder should instruct its broker to vote such shares, following the directions the broker provides. OpenTV stockholders should check the material their broker sends them or call the account representative for more information. In the event an OpenTV stockholder does not instruct its broker how to vote any shares held for such stockholder in “street name,” those shares will not be voted for the proposal to approve the issuance of shares in the merger or for any other proposal with respect to which the broker does not have discretionary authority.

The board of directors of OpenTV is not aware of any other business to be brought before the OpenTV annual meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the annual meeting or an adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote all OpenTV ordinary shares represented by duly executed proxies in accordance with their discretion and judgment.

Revoking a Proxy

An OpenTV stockholder may revoke its proxy at any time before the proxy is voted at the OpenTV annual meeting by:

•	submitting a written revocation to OpenTV’s Corporate Secretary at 275 Sacramento Street, San Fransico, California 94111;

•	submitting a duly executed proxy bearing a later date to OpenTV’s Corporate Secretary at 275 Sacramento Street, San Fransico, California 94111; or

•	attending the annual meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy. If an OpenTV stockholder does not hold its ordinary shares in its own name, such stockholder may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies

OpenTV and ACTV will generally share equally expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. In addition to solicitation by mail, directors, officers, employees and agents of OpenTV may solicit proxies from OpenTV stockholders by telephone or other electronic means or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and OpenTV will reimburse them for their reasonable out-of-pocket expenses.

Recommendation of the OpenTV Board of Directors

The board of directors of OpenTV has unanimously determined that the terms of the merger agreement and the issuance of Class A ordinary shares in the merger, as well as each of the other proposals to be considered at the annual meeting are in the best interests of OpenTV and the OpenTV stockholders. Accordingly, the OpenTV board of directors recommends that OpenTV stockholders vote “FOR” the proposal to approve the issuance of Class A ordinary shares in the merger and all of the other proposals to be considered at the annual meeting.

If you hold OpenTV ordinary shares, to assure that your OpenTV ordinary shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the OpenTV annual meeting. You may revoke your proxy at any time before it is voted in the manner set forth above.

Security Ownership of Certain Beneficial Owners and Management of OpenTV

Security Ownership of Beneficial Owners

The table below sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of December 31, 2002 with respect to the beneficial ownership of each class of OpenTV’s ordinary shares by each person who is known by OpenTV to be the beneficial owner of more than five percent of any class of its ordinary shares.

The percentage ownership information is based upon 41,536,404 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case outstanding as of December 31, 2002. Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2002, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares		Percent of Class	Voting Power

Liberty Media Corporation(1)	Class A	2,313,716		5.7%	88.4%
12300 Liberty Boulevard	Class B	30,510,150		99.6%
Englewood, CO 80112

Sun Microsystems, Inc.(2)	Class A	—		—	17.9%
901 San Antonio Road Mail Stop PAL 1-S21	Class B	7,594,796	(3)	19.9%
Palo Alto, CA 94304

Motorola, Inc.(4)	Class A	4,614,903	(5)	11.0%	1.7%
c/o General Instrument Corporation 101 Tournament Drive	Class B	121,596		*
Horsham, PA 19044

AOL Time Warner, Inc.(6)	Class A	2,575,193		6.2%	*
75 Rockefeller Plaza, New York, New York 10019	Class B	—		—

EchoStar Communications Corporation	Class A	2,252,252		5.4%	*
5701 South Santa Fe Drive	Class B	—		—
Littleton, CO 80120

*	Indicates less than 1 percent of class or voting power
(1)	Liberty Media holds 2,313,716 Class A ordinary shares and 303,966 Class B ordinary shares through its subsidiary LDIG OTV, Inc.
(2)	Sun Microsystems, Inc. holds its shares of Class B common stock of OpenTV, Inc. through its subsidiary Sun TSI Subsidiary, Inc.
(3)	Represents 7,594,796 shares of Class B common stock of OpenTV, Inc., which may be exchanged into an equal number of OpenTV Class B ordinary shares.
(4)	Motorola, Inc. holds its shares through its subsidiary General Instrument Corporation.
(5)	Includes beneficial ownership of 506,520 OpenTV Class A ordinary shares which may be acquired pursuant to warrants.
(6)	AOL Time Warner, Inc. holds its ordinary shares through its subsidiaries America Online, Inc. and TWI-OTV Holdings, Inc.

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of December 31, 2002 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of OpenTV’s current directors; (ii) each person nominated to be a director; (iii) each of OpenTV’s named executive officers identified in “Certain Information Concerning OpenTV—Executive Compensation”; and (iv) all current directors and executive officers of OpenTV as a group. In addition, the table sets forth information, to the extent known by OpenTV or ascertainable from public filings, with respect to the beneficial ownership by such individuals of shares of Liberty Media Corporation Series A common stock and Series B common stock, which are equity securities of Liberty Media, which in turn owns a controlling interest in OpenTV.

The following information regarding OpenTV ordinary shares is given as of December 31, 2002 and, in the case of percentage ownership information, is based on 41,536,404 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case outstanding on that date. The following information regarding shares of Liberty Media common stock is given as of December 31, 2002, unless otherwise indicated, and, in the case of percentage ownership information, is based on 2,476,953,566 shares of Liberty Media Series A common stock and 212,044,128 shares of Liberty Media Series B common stock, in each case outstanding on that date.

Shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. In addition, for purposes of the following presentation, beneficial ownership of shares of Liberty Media Series B common stock, though convertible on a one-for-one basis into shares of Liberty Media Series A common stock, is reported as beneficial ownership of shares of Liberty Media Series B common stock only, and not as beneficial ownership of shares of Liberty Media Series A common stock. So far as is known to OpenTV, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
James J. Ackerman	OpenTV Class A	266,520	(1)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Martin Leamy	OpenTV Class A	236,216	(2)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—	(2)	—	—
	Liberty Media Series B	—	(2)	—

Robert R. Bennett	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	3,799,842	(3),(4),(5),(6)	*	1.8%
	Liberty Media Series B	7,923,330	(5)	3.6%

Peter C. Boylan	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	17,639		*	*
	Liberty Media Series B	8,000		*

James Brown	OpenTV Class A	176,392	(7)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—	(7)	—	—
	Liberty Media Series B	—	(7)	—

Vincent Dureau	OpenTV Class A	214,628	(8)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Scott Ray	OpenTV Class A	83,333	(9)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—	(9)	—	—
	Liberty Media Series B	—	(9)	—

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

J. David Wargo	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	119,502		*	*
	Liberty Media Series B	4,304

Anthony G. Werner	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

All current directors	OpenTV Class A	481,148	(1),(8)	1.1%	*
and executive officers as a group	OpenTV Class B	—		—
(9 persons)	Liberty Media Series A	3,943,529	(3),(4),(5),(6)	*	1.8%
	Liberty Media Series B	7,935,634	(5)	3.6%

*	Indicates less than 1 percent of class or voting power
(1)	Includes beneficial ownership of 229,165 OpenTV Class A ordinary shares which may be acquired within 60 days after December 31, 2002, pursuant to stock options.
(2)	Includes beneficial ownership of 209,081 OpenTV Class A ordinary shares which may be acquired within 60 days after December 31, 2002, pursuant to stock options. Mr. Leamy left OpenTV in October 2002. As of September 30, 2002, Mr. Leamy beneficially owned no shares of Liberty Media common stock.
(3)	Includes 349,307 restricted shares of Liberty Media Series A common stock, none of which was vested at December 31, 2002.
(4)	Includes 22,287 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.
(5)	Includes beneficial ownership of 25,640 shares of Liberty Media Series A common stock and 7,922,930 shares of Liberty Media Series B common stock which may be acquired within 60 days after December 31, 2002 pursuant to stock options. Mr. Bennett has the right to convert the options to purchase shares of Liberty Media Series B common stock into options to purchase shares of Liberty Media Series A common stock.
(6)	Includes 1,246,580 shares of Liberty Media Series A common stock owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.
(7)	Includes beneficial ownership of 144,373 OpenTV Class A ordinary shares which may be acquired within 60 days after December 31, 2002, pursuant to stock options. Mr. Brown’s employment with OpenTV was terminated by OpenTV in January 2003. As of September 30, 2002, Mr. Brown beneficially owned no shares of Liberty Media common stock.
(8)	Includes beneficial ownership of (i) 88,134 OpenTV Class A ordinary shares which may be acquired within 60 days after December 31, 2002, pursuant to stock options and (ii) 28,571 shares of Class A common stock of OpenTV, Inc., which may be exchanged into an equal number of OpenTV Class A ordinary shares within 60 days after December 31, 2002.
(9)	Represents beneficial ownership of 83,333 OpenTV Class A ordinary shares which may be acquired within 60 days after December 31, 2002, pursuant to stock options. Mr. Ray left OpenTV in November 2002. As of September 30, 2002, Mr. Ray beneficially owned no shares of Liberty Media common stock.

Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information about OpenTV’s equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information

(as of December 31, 2002)

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,485,454	(1)	$16.32		2,515,728	(2)
Equity compensation plans not approved by security holders	1,232,163	(3)	$7.37	(4)	385,460	(5)
Total	6,717,617		$16.14	(4)	2,901,188

(1)	Represents (i) 4,510,071 OpenTV Class A ordinary shares issuable upon the exercise of options outstanding under the OpenTV Amended and Restated 1999 Share Option/Share Issuance Plan, which is referred to as the “1999 Plan”, (ii) 927,299 OpenTV Class A ordinary shares issuable upon the exercise of options outstanding under option plans assumed in connection with OpenTV’s acquisition of Spyglass, Inc. in July 2000, and (iii) 48,084 OpenTV Class A ordinary shares issuable upon the exercise of options outstanding under option plans assumed in connection with OpenTV’s acquisition of CableSoft Corporation in November 2000.

OpenTV’s board of directors has suspended offering periods under its Amended and Restated 1999 Employee Stock Purchase Plan, which is referred to as the “ESPP”, and no options or purchase rights are currently outstanding under the ESPP.

(2)	Represents (i) 2,015,728 OpenTV Class A ordinary shares available for future issuance under the 1999 Plan, and (ii) 500,000 OpenTV Class A ordinary shares available for future issuance under the ESPP. The number of OpenTV Class A ordinary shares issuable under the ESPP was reset at 500,000 on December 31, 2002 and will be reset at 500,000 each successive December 31 through calendar year 2008, in each case for issuances during the following year.

(3)	Represents (i) 114,540 OpenTV Class A ordinary shares issuable upon exercise of outstanding stock options granted under OpenTV’s 2001 Nonstatutory Stock Option Plan, which is referred to as the “2001 Plan”, (ii) 996,221 OpenTV Class A ordinary shares issuable upon the exercise of exchange rights granted under OpenTV’s 2000 Exchange Plan, and (iii) 121,402 OpenTV Class A ordinary shares that OpenTV’s board of directors authorized on February 3, 2003 to be issued to James Ackerman, OpenTV’s Chief Executive Officer, pursuant to the terms of OpenTV’s employment agreement with him.

Exchange rights granted under OpenTV’s 2000 Exchange Plan enable the holder to exchange, generally on a one for one basis, shares of the common stock of OpenTV’s majority-owned subsidiary OpenTV, Inc. (including shares of OpenTV, Inc. common stock that may be acquired pursuant to the exercise of options outstanding under OpenTV, Inc.’s Amended and Restated 1998 Stock Purchase/Stock Issuance Plan) for newly-issued OpenTV Class A ordinary shares. Although 996,221 OpenTV Class A ordinary shares were reserved for future issuance under OpenTV’s 2000 Exchange Plan as of December 31, 2002, only 979,511 shares of OpenTV, Inc. common stock (149,000 of which were underlying options to purchase shares of OpenTV, Inc. common stock previously granted under the 1998 Stock Purchase/Stock Issuance Plan at a weighted-average exercise price of $3.94) were actually eligible for exchange under OpenTV’s 2000 Exchange Plan as of that date. OpenTV no longer grants options from the 1998 Stock Purchase/Stock Issuance Plan.

Pursuant to the employment agreement with Mr. Ackerman, which is described in greater detail under “—Employment Contracts, Termination of Employment Agreements, Change of Control Agreements”, OpenTV agreed, among other things and subject to certain conditions, to issue OpenTV Class A ordinary shares to Mr. Ackerman having an aggregate fair market value of approximately $148,000 on each of January 1, 2003 and January 1, 2004. Although the employment agreement with Mr. Ackerman was not approved by the holders of OpenTV Class A ordinary shares, OpenTV expects to issue these shares pursuant to the share issuance feature of the 1999 Plan.

(4)	Does not include information regarding weighted-average exercise price of OpenTV Class A ordinary shares issuable under OpenTV’s 2000 Exchange Plan or the employment agreement with Mr. Ackerman because such issuances would not involve the payment of an exercise price or the provision of other monetary consideration.

(5)	Represents 385,460 OpenTV Class A ordinary shares available for future issuance under the under the 2001 Plan. Does not include shares that may be issued to Mr. Ackerman pursuant to his employment agreement in 2004 because the number of shares that may be issued is not presently determinable.

OpenTV’s board of directors adopted the 2001 Plan in October 2001. The 2001 Plan did not require the approval of OpenTV’s stockholders, and no stockholder approval was obtained or sought. If OpenTV stockholders vote to approve the OpenTV 2003 Incentive Plan at the annual meeting, it is anticipated that no further option grants will be made under the 2001 Plan. The material features of the 2001 Plan are summarized below.

Share Reserve.    OpenTV has reserved an aggregate of 500,000 OpenTV Class A ordinary shares for issuance upon the exercise of options granted under the 2001 Plan, and no OpenTV Class A ordinary shares have been issued upon the exercise of options granted under the 2001 Plan to date. Options to purchase 114,540 OpenTV Class A ordinary shares were outstanding under the 2001 Plan as of December 31, 2002. As of December 31, 2002, 385,460 OpenTV Class A ordinary shares were reserved for future issuance under the 2001 Plan. If options awarded under the 2001 Plan are forfeited or cancelled, expire or otherwise terminate without being exercised, then those options will again become available for grant under the 2001 Plan.

Administration.    The compensation committee of OpenTV board of directors administers the 2001 Plan. The compensation committee has complete discretion to make all decisions relating to the administration, interpretation and operation of the 2001 Plan.

Eligibility.    The following groups of individuals are eligible to participate in the 2001 Plan:

•	employees (other than employees who are executive officers); and

•	consultants.

Structure of Plan.    The 2001 Plan permits the grant of options to purchase OpenTV Class A ordinary shares to eligible participants. Options to purchase OpenTV Class A ordinary shares that may be granted under the 2001 Plan are non-statutory options and do not qualify for the favorable tax treatment afforded incentive options under Section 422 of the Code. The exercise price and other terms of non-statutory options granted under the 2001 Plan will be determined by the compensation committee. The compensation committee may provide that non-statutory options will be transferable.

Corporate Transaction.    Options granted under the 2001 Plan will automatically vest in full upon the occurrence of certain change of control events, if such options are not assumed or exchanged for equivalent rights by the successor entity in accordance with the terms of the 2001 Plan. In the event of a corporate transaction that does not result in the automatic vesting of options and other awards, the board of directors or the compensation committee has discretion to accelerate vesting of such options and other awards.

Amendment and Termination.    The board of directors may amend the 2001 Plan at any time. If OpenTV’s board of directors amends the 2001 Plan, shareholder approval will only be sought if required by applicable law. The 2001 Plan will terminate upon the earliest of (i) ten years after its adoption by OpenTV’s board of directors, or (ii) such earlier date as determined by OpenTV’s board of directors.

Certain Aspects of British Virgin Islands Law

There are no governmental laws, decrees or regulations in the British Virgin Islands that restrict the export or import of capital, including, but not limited to, foreign exchange controls, or that affect the remittance of dividends or other payments to holders of OpenTV ordinary shares who are not residents of the British Virgin Islands. In particular, the British Virgin Islands does not impose a withholding tax on dividends paid by companies such as OpenTV that are incorporated under the International Business Companies Act of the British Virgin Islands.

Under the International Business Companies Act of the British Virgin Islands, a holder of OpenTV ordinary shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid on OpenTV ordinary shares and no holders of OpenTV ordinary shares are liable to the British Virgin Islands for income tax on gains realized during any taxable year on sale or disposal of OpenTV ordinary shares. There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on the holders of OpenTV ordinary shares. In addition, OpenTV ordinary shares are not subject to transfer taxes, stamp duties or other similar charges as a matter of British Virgin Islands law.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

THE ACTV SPECIAL MEETING

ACTV is furnishing this document to the ACTV stockholders as part of the solicitation of proxies for use at the ACTV special meeting of stockholders, including any adjournment or postponement of the meeting.

Date, Time and Place

ACTV will hold its special meeting on [            ], [            ], 2003, at 9:00 a.m., local time, at W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

Purpose of the ACTV Special Meeting

At the ACTV special meeting ACTV is asking holders of record of ACTV common shares as of the record date for the special meeting:

1.  to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc., as amended on February 13, 2003, pursuant to which ACTV Merger Sub will merge with and into ACTV and ACTV will become a wholly-owned subsidiary of OpenTV; and

2.  to transact such other business as may properly come before the ACTV special meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote

Only holders of record of shares of ACTV common stock at the close of business on [            ], 2003, the ACTV record date, are entitled to notice of and to vote at the ACTV special meeting. On the ACTV record date [            ] shares of ACTV common stock were issued and outstanding, and were held of record by approximately [            ] stockholders.

Vote and Quorum Required

Holders of ACTV common stock are entitled to one vote for each share held as of the ACTV record date. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ACTV common stock outstanding on the record date. Attendance at the meeting in person or by proxy of a majority of the outstanding shares of ACTV common stock is required for a quorum.

On the ACTV record date, the directors and executive officers of ACTV beneficially owned in the aggregate [            ] shares of ACTV common stock (excluding any shares issuable upon the exercise of options), or approximately [            ]% of the shares of ACTV common stock outstanding on the ACTV record date.

Agreement to Vote in Favor of the Merger

David Reese, an executive officer and director of ACTV, William Samuels, a director of ACTV, and Bruce Crowley, an executive officer of ACTV, have entered into a voting agreement with OpenTV in which each has agreed, among other things, to vote the shares of ACTV common stock held by him in favor of the adoption of the merger agreement and against any action that would delay or prevent the merger and against any alternative transaction. These persons have the right, as of the ACTV record date, to vote a total of 2,397,694 shares of ACTV common stock or approximately [    ]% of the outstanding ACTV common stock as of the ACTV record date. See “The Transaction Documents—Voting Agreement.”

Abstentions; Broker Non-Vote

Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ACTV common stock, any abstention or broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. In addition, the failure of an ACTV stockholder to return a proxy or vote in person will have the effect of a vote “AGAINST” the adoption of the merger agreement. Brokers holding shares for beneficial owners cannot vote on the adoption of the merger agreement at the ACTV special meeting without the beneficial owners’ specific instructions. Accordingly, ACTV stockholders are urged to return the enclosed proxy marked to indicate their vote, or, if shares are held by a broker in “street name,” ACTV stockholders are urged to instruct their broker to vote such shares.

Voting of Proxies

All ACTV shares represented by properly executed proxies received in time for the ACTV special meeting and not revoked will be voted at the special meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement.

ACTV stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure their shares of ACTV common stock are voted at the special meeting. Alternatively, instead of manually executing and returning a proxy by mail, ACTV stockholders may vote by the Internet, in which case ACTV stockholders should access the Internet address as indicated on the proxy card. ACTV stockholders will then be prompted to enter the control number printed on their proxy card and to follow the subsequent instructions.

ACTV stockholders may vote in person at the ACTV special meeting or by proxy. ACTV recommends ACTV stockholders vote by proxy even if they plan to attend the ACTV special meeting. ACTV stockholders can always change their vote at the ACTV special meeting.

If a broker holds shares of ACTV common stock for an ACTV stockholder in “street name,” such stockholder should instruct its broker to vote its shares, following the directions its broker provides. ACTV stockholders should check the material their broker sends them or call the account representative for more information. In the event an ACTV stockholder does not instruct its broker how to vote any shares held for such stockholder in “street name,” those shares will not be voted for the proposal to adopt the merger agreement or for any other proposal with respect to which the broker does not have discretionary authority.

The ACTV board of directors is not aware of any other business to be brought before the ACTV special meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the ACTV special meeting or an adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote all ACTV shares represented by duly executed proxies in accordance with their discretion and judgement.

ACTV stockholders should not send in any share certificates with their proxy cards. A letter of transmittal with instructions for surrender of certificates representing shares of ACTV common stock will be mailed to ACTV stockholders as soon as practicable after the completion of the merger.

Revoking a Proxy

An ACTV stockholder may revoke its proxy at any time before the proxy is voted at the ACTV special meeting by:

•	submitting a written revocation to ACTV’s Corporate Secretary at 233 Park Avenue South, 10th Floor, New York, New York 10003;

•	submitting a duly executed proxy bearing a later date to ACTV’s Corporate Secretary at 233 Park Avenue South, 10th Floor , New York, New York 10003; or

•	attending the ACTV special meeting and voting in person.

Simply attending the ACTV special meeting will not revoke any proxy previously delivered by an ACTV stockholder. If an ACTV stockholder does not hold its shares of ACTV common stock in its own name, such stockholder may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies and Expenses

OpenTV and ACTV will generally share equally the expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. ACTV has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by ACTV. ACTV will pay Georgeson a fee of approximately $9,000, plus reimbursement of reasonable out-of-pocket expenses. ACTV’s directors, officers or employees may solicit proxies from stockholders in person, by telephone, by electronic communication or by other means. These persons will not receive any additional compensation for these solicitation activities, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Georgeson and ACTV will also make arrangements with brokerage firms, fiduciaries and other nominees who are record holders of ACTV common stock to forward solicitation materials to the beneficial owners of those shares. ACTV will reimburse brokerage firms, fiduciaries and other nominees for their reasonable out-of-pocket expenses in connection with this solicitation.

Recommendation of the ACTV Board of Directors

The board of directors of ACTV has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of ACTV and the ACTV stockholders. Accordingly, the ACTV board of directors recommends that ACTV stockholders vote “FOR” the proposal to adopt the merger agreement.

If you hold shares of ACTV common stock, to assure that your shares are represented at the ACTV special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or vote by the Internet, whether or not you plan to attend the ACTV meeting. You may revoke your proxy at any time before it is voted in the manner set forth above.

Security Ownership of Certain Beneficial Owners and Management of ACTV

The table below sets forth, to the extent known by ACTV or ascertainable from public filings, certain information as of March 31, 2003 with respect to the beneficial ownership of the common stock of ACTV by (i) each person who is known by ACTV to be the beneficial owner of more than five percent of the outstanding common stock of ACTV, (ii) each of ACTV’s directors, (iii) ACTV’s chief executive officer, (iv) each of ACTV’s four most highly compensated executive officers, other than the chief executive officer, at the end of the fiscal year ended December 31, 2002, and (v) all directors and executive officers as a group. Each share of ACTV common stock outstanding is entitled to one vote.

The percentage ownership information is based upon 55,881,047 shares of ACTV common stock outstanding as of March 31, 2003. Unless otherwise indicated in the footnotes below, each listed person or entity has sole voting power and investment power with respect to the common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of ACTV common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2003, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
Liberty Media Corporation	8,805,000		15.8%
12300 Liberty Boulevard
Englewood, CO 80112

William C. Samuels	4,235,444	(2)	7.6%

David Reese	2,514,961	(3)	4.5%

Bruce J. Crowley	1,557,289	(4)	2.8%

Joel Hassel	952,224	(5)	1.7%

Christopher C. Cline	637,245	(6)	1.1%

John C. Wilcox	61,000	(7)	*

Michael J. Pohl	—

Dr. James B. Thomas	—

All executive officers and directors as a group	9,958,163	(2),(3),(4),(5),(6),(7)	17.8%

*	Indicates less than 1% of total shares outstanding
(1)	Unless otherwise indicated, the address of each person or entity is c/o ACTV, Inc., 233 Park Avenue South, 10th Floor, New York, New York 10003-1606.
(2)	Includes 2,835,000 shares which may be acquired within 60 days of March 31, 2003 pursuant to options.
(3)	Includes 1,925,000 shares which may be acquired within 60 days of March 31, 2003 pursuant to options.
(4)	Includes 1,155,000 shares which may be acquired within 60 days of March 31, 2003 pursuant to options.
(5)	Includes 271,362 shares that may be acquired within 60 days of March 31, 2003 pursuant to options.
(6)	Includes (i) 106,667 shares which may be acquired within 60 days of March 31, 2003 pursuant to options and (ii) 452,360 shares held by the ACTV 401(k) savings plan, the beneficial ownership of which is limited to Mr. Cline’s ability to direct the voting thereof pursuant to the terms of the savings plan.
(7)	Includes (i) 60,000 shares which may be acquired within 60 days of March 31, 2003 pursuant to options and (ii) 1,000 shares held by Mr. Wilcox’s wife.

Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information about ACTV’s Compensation Plans approved by security holders as of December 31, 2002:

Equity Compensation Plan Information

(as of December 31, 2002)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans
1989 Non-qualified Stock Option Plan	—	—	—
1996 Qualified Stock Option Plan	55,000	$2.69	67,121
1998 Qualified Stock Option Plan	434,000	$4.04	274,669
1999 Qualified Stock Option Plan	875,000	$4.97	442,123
2000 Qualified Stock Option Plan	1,931,750	$5.56	2,038,143
Options issued outside of formal option plans	6,773,011	$1.61	—

THE MERGER

Background of the Merger

In June 2001, in response to the declining worldwide economic environment and related slowdown in spending on interactive television-related products and services, the board of directors of ACTV began to consider a number of alternatives to maximize shareholder value, including the potential sale of ACTV. In furtherance of that effort, on August 2, 2001, ACTV engaged Allen & Company Incorporated to assist in the structuring and negotiation of a transaction by which ACTV would sell all or a portion of its shares of common stock, businesses, or assets or enter into a joint venture, strategic alliance or other strategic transaction. Paul A. Gould, a managing director of Allen & Company (and a director of Liberty Media), was principally responsible for the activities of Allen & Company relating to the potential transaction involving ACTV.

Allen & Company, in consultation with ACTV’s management and board of directors, developed a list of companies that might be interested in acquiring or partnering with ACTV. Beginning in August 2001, Allen & Company formally solicited eight potential acquirors, none of which expressed an interest in entering into formal discussions. The lack of positive interest on the part of the companies contacted led to the resignation of Allen & Company, which was formalized in a letter dated April 23, 2002.

On April 20, 2002, ACTV’s Chairman of the Board and Chief Executive Officer, David Reese, was contacted by Peter Boylan, regarding a potential transaction in which Liberty Media or a Liberty Media subsidiary or affiliate would acquire ACTV. Mr. Boylan indicated that before proceeding with discussions with ACTV regarding a potential transaction, Liberty Media would require that ACTV enter into an exclusivity agreement.

On April 22, 2002, Mr. Boylan again contacted Mr. Reese and proposed that ACTV and Liberty Media execute an agreement providing for an exclusive period during which Liberty Media and its representatives would conduct a due diligence investigation of ACTV and the parties would negotiate the terms of a possible merger of ACTV with, or acquisition of ACTV by, Liberty Media or a Liberty Media subsidiary or affiliate in which ACTV’s stockholders would receive approximately $2.00 per share in merger consideration. On April 23, 2002, Mr. Reese received a draft of a letter agreement from Mr. Boylan on behalf of Liberty Media proposing the terms of the exclusivity arrangement. The ACTV board of directors met on April 23, 2002 to consider Liberty Media’s proposed letter agreement and also to consider hiring an investment banking firm to act as a financial advisor in connection with the potential transaction and, if necessary, to render a fairness opinion with respect to the transaction. Based on consultations with management and its legal advisors, the ACTV board of directors authorized and instructed management to negotiate the terms of a letter agreement with Liberty Media with a view to seeking the best possible terms for ACTV’s stockholders and to seek to retain the services of a qualified investment bank.

Effective May 3, 2002, Liberty Media and ACTV executed a letter agreement whereby ACTV agreed to negotiate exclusively with Liberty Media until July 8, 2002 the terms of a potential transaction pursuant to which Liberty Media or a Liberty Media subsidiary or affiliate would purchase all of the outstanding shares of ACTV common stock at a price of $2.00 per share. The purchase price would be payable at Liberty Media’s election in cash and/or shares of Liberty Media Series A common stock or the publicly traded common stock of a Liberty Media subsidiary or affiliate. In the event ACTV and Liberty Media did not enter into a definitive agreement by the end of the exclusive negotiation period, Liberty Media would have one day to elect to acquire all of the outstanding shares of ACTV common stock for $2.00 per share. At a special meeting of the ACTV board of directors on May 6, 2002, the ACTV board ratified the actions taken with respect to the letter agreement and approved the engagement of Friedman, Billings, Ramsey & Co., Inc. to act as its financial advisor in connection with the transaction contemplated by the letter agreement.

On May 8, 2002, ACTV retained the services of Friedman Billings Ramsey, to act as its financial advisor in evaluating the proposed transaction. Also on May 8, Liberty Media announced the formation of Liberty Broadband Interactive Television, Inc., a new subsidiary focused on investing in and developing products for the interactive television sector. Mr. Boylan was named Liberty Broadband’s President and Chief Executive Officer. Simultaneously with that announcement, Liberty Media also announced that it had entered into a definitive agreement to acquire a controlling interest in OpenTV.

On May 15, 2002, representatives of Liberty Broadband, its internal and outside legal team and its independent auditors, commenced a due diligence investigation of ACTV from an operational, financial, accounting, tax and legal perspective.

On May 24, 2002, the United States District Court for the Southern District of New York granted summary judgment in favor of The Walt Disney Company, dismissing ACTV’s patent infringement lawsuit against The Walt Disney Company. Later that day, Mr. Boylan and Mr. Reese had a telephone conversation during which Mr. Boylan expressed his view that the ruling represented a serious setback for ACTV and that Liberty Broadband would need to reconsider its interest in pursuing a transaction with ACTV. Mr. Boylan and Mr. Reese agreed to continue the due diligence process with the understanding that Liberty Broadband would need a significant amount of time to evaluate the ramifications of the court’s decision before it could determine whether to proceed with the potential transaction.

Between May 24, 2002 and June 13, 2002, Mr. Boylan initiated several calls with Mr. Reese to address the impact of The Walt Disney Company lawsuit dismissal and the general deterioration in the value of companies in the interactive television industry. Consequently, Mr. Boylan advised Mr. Reese that Liberty Broadband’s valuation of ACTV underlying the proposed purchase price of $2.00 per share could no longer be supported.

On June 14, 2002, the ACTV board met to discuss the status of the due diligence process and the recent discussions between Mr. Reese and Mr. Boylan regarding the proposed purchase price for ACTV. Mr. Reese reported that the two most significant impacts on the potential purchase price for ACTV were (i) the significant decline in telecommunications stocks in general and in the digital media sector in particular and (ii) the summary judgment entered against ACTV in its patent infringement lawsuit against The Walt Disney Company. Mr. Reese further noted that a number of lesser issues were also cited by Mr. Boylan as impacting the potential purchase price for ACTV. After discussion among the directors and in consultation with ACTV’s legal and financial advisors, the ACTV board instructed Mr. Reese to secure the best possible purchase price he could obtain from Liberty Broadband.

On June 23, 2002, Mr. Boylan informed Mr. Reese that Liberty Broadband had reduced the value of the merger consideration it would consider paying to an equivalent of $1.65 per share of ACTV common stock. From June 24, 2002 through July 4, 2002, Mr. Reese and Mr. Boylan had a series of conversations regarding revisions to the structure of the proposed transaction as well as to the value of the proposed merger consideration. During this period, Mr. Reese held a series of informal discussions with individual members of the ACTV board of directors, keeping them apprised of the ongoing negotiations with Liberty Broadband.

On July 5, 2002, the ACTV board of directors met with Friedman Billings Ramsey and ACTV’s legal advisors and discussed the status of the negotiations with Liberty Broadband. Based on those discussions and recognizing that the exclusivity period under the May 3 letter agreement would expire on July 8, 2002, the ACTV board of directors authorized Mr. Reese to continue to negotiate with Liberty Broadband on the basis of the revised consideration of $1.65 per share.

On July 9, 2002, ACTV and Liberty Media amended the May 3 letter agreement to extend the exclusive negotiation period to August 15, 2002 in order to allow Liberty Broadband to continue its due diligence investigation of ACTV’s various businesses. The proposed merger consideration to be paid for the acquisition of ACTV was reduced to $1.65 per share from $2.00 per share, payable, at Liberty Media’s election, in cash and/or publicly traded common stock of Liberty Media or a Liberty Media controlled affiliate. The reduction in value of the proposed merger consideration reflected, among other things, the negatively trending conditions in both the digital media industry and in the broader telecommunications industry since the companies signed the May 3 letter agreement, as well as the economic impact of the dismissal of ACTV’s lawsuit against The Walt Disney Company.

During the period from July 10, 2002 through August 27, 2002, representatives of Liberty Broadband continued to conduct their due diligence investigation of ACTV’s business while ACTV, Liberty Broadband and their respective advisors negotiated the terms of a definitive merger agreement. On August 15, 2002, ACTV and Liberty Media agreed to extend the exclusive negotiating period to September 15, 2002. Also during this period, Mr. Reese periodically kept the ACTV directors apprised of the ongoing negotiations with Liberty Broadband.

On August 22, 2002, Liberty Broadband completed its previously announced acquisition of Wink Communications, Inc., a leading provider of interactive television solutions and products.

On August 27, 2002, Liberty Media completed its previously announced acquisition of a controlling interest in OpenTV, and Mr. Boylan was named OpenTV’s Chairman of the Board. At that time, Mr. Boylan informed Mr. Reese that he intended to explore with the OpenTV board of directors the possibility of OpenTV acquiring ACTV on the terms that Liberty Broadband and ACTV were then discussing. Mr. Reese indicated that he believed a business combination with OpenTV might be viewed favorably by the ACTV board in that it would result in the ACTV stockholders receiving an interest in a larger and more diversified company engaged in providing a broader array of products and services for the interactive television market on a global basis.

In the morning of September 5, 2002, OpenTV’s board of directors held a special meeting for the purpose of considering two potential transactions: the acquisition by merger of ACTV and the acquisition from Liberty Broadband of all of the stock of Wink Communications. Mr. Boylan and OpenTV’s Chief Executive Officer, James J. Ackerman, outlined the proposed terms of the two transactions and the potential synergies that might result from combining the three companies. At the conclusion of the meeting, the OpenTV board of directors authorized OpenTV’s senior management to conduct a due diligence review of ACTV and Wink Communications and to engage legal counsel to assist OpenTV in structuring and negotiating definitive agreements with respect to the acquisition of both companies.

On September 6, 2002, Mr. Boylan advised Mr. Reese by telephone that the OpenTV board of directors had authorized him to negotiate the terms of an acquisition of ACTV by OpenTV in a stock-for-stock merger. Mr. Boylan further advised Mr. Reese, however, of his belief that OpenTV was significantly undervalued by the public markets and that OpenTV would be unwilling to proceed with an acquisition of ACTV unless the OpenTV Class A ordinary shares to be issued as consideration were valued at no less than $2.25 per share.

On September 10, 2002, the ACTV board of directors held a meeting with its financial and legal advisors to discuss the status of the negotiations with OpenTV. The ACTV board of directors considered the condition imposed by OpenTV of a minimum valuation of $2.25 for the OpenTV Class A ordinary shares to be issued in the merger. The ACTV board of directors authorized Mr. Reese to proceed with the discussions and instructed him to negotiate a means of protecting the ACTV stockholders against significant variations in the market price of the OpenTV Class A ordinary shares between the date of the merger agreement and the date of its closing. Later that evening, Mr. Reese telephoned Mr. Boylan to inform him of the status of the ACTV board of directors’ deliberations.

During the period from September 11 to September 25, ACTV and OpenTV, together with their respective legal advisors, negotiated the terms of a definitive merger agreement, including adjustments to be made to the exchange ratio in the event of unforeseen fluctuations in the market price of the OpenTV Class A ordinary shares prior to the closing of the merger. Also during this period, Friedman Billings Ramsey conducted an analysis of OpenTV’s business and operations in connection with the potential rendering of a fairness opinion to ACTV’s board of directors. Mr. Boylan also requested that certain executive officers of ACTV agree to make certain financial concessions to the terms of their employment agreements as a condition to OpenTV’s obligation to complete the proposed transaction. On September 12, 2002, the amended letter agreement between ACTV and Liberty Media was further amended to extend the exclusive negotiation period through September 25, 2002.

On September 20, 2002, the OpenTV board of directors held a special meeting to discuss in detail the proposed business combination with ACTV. Mr. Boylan reviewed the discussions of the past weeks and presented a summary of the proposed transaction with ACTV as reflected in the draft definitive agreement, the strategic rationale that supported it, and the economic and operational benefits that it could create. Messrs. Boylan and Ackerman summarized the process and results of OpenTV’s legal and financial due diligence investigation of ACTV. Legal counsel reviewed in more detail the terms of the proposed transaction, including the terms of the merger agreement. The board discussed the strategic alternatives to a transaction with ACTV and whether OpenTV could achieve many of the contemplated advantages of the acquisition by other means. At the conclusion of this meeting, after consideration of the factors described under “OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors” on page 55, the OpenTV board of directors voted unanimously to approve the execution of a definitive merger agreement consistent with the terms discussed at the meeting.

On September 22, 2002, at a special meeting of the ACTV board of directors, Mr. Reese and ACTV’s legal and financial advisors updated the ACTV board of directors on the status of the negotiations with OpenTV. ACTV’s financial and legal advisors responded to questions from members of the board concerning the methodology that had been negotiated to determine the value of the OpenTV Class A ordinary shares to be issued as the merger consideration. At the conclusion of the meeting, the members of the ACTV board of directors authorized Mr. Reese to continue negotiations with OpenTV with a view to finalizing the terms of a definitive merger agreement.

On September 25, 2002, ACTV’s board of directors held a special meeting to review the final terms of the proposed merger agreement. Also present at the meeting were representatives of ACTV’s financial advisor, Friedman Billings Ramsey, and ACTV’s legal counsel. Friedman Billings Ramsey provided a presentation regarding the financial aspects of the proposed merger and responded to questions from members of the ACTV board of directors regarding its financial analyses. Friedman Billings Ramsey also gave the ACTV board of directors an oral opinion (which was confirmed in writing) to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the proposed exchange ratio of the merger agreement was fair, from a financial point of view, to the holders of ACTV common stock. Following these presentations and a discussion of the proposed merger, and after consideration of the factors described under “ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors” on page 53, the ACTV board of directors determined by a unanimous vote that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACTV and its stockholders, and approved the merger agreement and authorized the signing thereof.

Before the opening of trading on September 26, 2002, OpenTV and ACTV issued a joint press release announcing the execution of the merger agreement. OpenTV also announced that it had entered into a definitive agreement to acquire Wink Communications from Liberty Broadband. On February 13, 2003, OpenTV and ACTV amended the merger agreement to extend from February 15, 2003 to June 30, 2003 the date upon which either party has the right to terminate the merger agreement and abandon the merger if the merger has not been consummated by that date.

ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors

The ACTV board of directors, at a meeting held on September 25, 2002, unanimously determined that the merger agreement and the merger are in the best interests of the ACTV stockholders. Accordingly, the ACTV board of directors recommends that ACTV stockholders vote “FOR” adoption of the merger agreement at the ACTV special meeting. In the course of determining that the merger agreement and the merger are in the best interests of the ACTV stockholders, the ACTV board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination, including:

•	an assessment by the ACTV board of directors relating to ACTV’s financial performance and future opportunities and prospects, including the risks involved in achieving these prospects and current industry, economic and market conditions (including the recognition that ACTV has not been able to achieve significant revenues and has a history of net losses);

•	the risk that the trading price of ACTV common stock would continue to decline;

•	the fact that ACTV had previously engaged Allen & Company as its financial advisors to identify a third party regarding a possible business combination or similar transaction involving ACTV, and that, to date, no other third party had come forward with a proposal for such an acquisition despite public disclosure of ACTV’s negotiations with Liberty Media, Liberty Broadband and/or OpenTV;

•	the ACTV board of directors’ recognition of the trend toward consolidation in ACTV’s industry, and the increased competitive pressure on a small company such as ACTV should it remain independent;

•	the belief that there are synergies in combining ACTV’s business with that of OpenTV, including the potential to reduce certain redundant costs while gaining market strength from the ability to provide a wider variety of products and services;

•	the potential benefits of a business combination with a company controlled by Liberty Media, given Liberty Media’s experience in the television distribution industry;

•	the belief that there are no available alternatives, including remaining as an independent, stand-alone company, that were attractive to ACTV’s stockholders;

•	the nature and estimated value of the consideration offered in the merger and the fact that the public stockholders of ACTV would receive freely tradable shares;

•	the merger consideration negotiated with OpenTV, including the means of protection provided to the ACTV stockholders with respect to the value of the merger consideration to be received by them in the event of certain significant fluctuations in the market price of Class A ordinary shares of OpenTV prior to the closing date of the merger, and the implied premium that the merger consideration represents over the recent market price of ACTV common stock;

•	the fact that the costs associated with operating ACTV as a separate public company, including elimination of duplicative corporate functions and elimination of fees associated with SEC reporting and related legal and accounting fees, will be considerably reduced by virtue of the merger;

•	the possibility that, under certain circumstances specified in the merger agreement, ACTV could conduct negotiations with a third party and terminate the merger agreement if a superior alternative acquisition proposal were to be made by that third party. The ACTV board of directors recognized that the termination fee payable to OpenTV upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, ACTV. See “The Transaction Documents—The Merger Agreement—No Solicitation”;

•	the opinion of ACTV’s financial advisor delivered to the ACTV board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio pursuant to the merger agreement to the holders of ACTV common stock;

•	that, following consummation of the merger, the current ACTV stockholders will continue to have an interest in a company engaged in providing products and services for the interactive television market; and

•	the interests of officers and directors of ACTV in the merger, including the matters described under “—Interests of Certain Persons in the Merger.”

The foregoing discussion addresses the material information and factors considered by the ACTV board of directors in its consideration of the merger. In view of the variety of factors and the quality and amount of information considered, the ACTV board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights, to the specific factors considered in reaching its determination. The determination to approve the merger agreement and the merger was made after consideration of all of the factors in the aggregate. Individual members of the ACTV board of directors may have given different weight to different factors.

The ACTV board of directors unanimously recommends that ACTV stockholders vote “FOR” adoption of the merger agreement.

OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors

At the OpenTV board of directors meeting on September 20, 2002, the OpenTV board of directors unanimously approved the merger agreement and the associated transactions and recommended that OpenTV stockholders vote for the issuance of OpenTV Class A ordinary shares in the merger. In its evaluation of the merger, OpenTV’s board of directors identified several potential benefits of the merger, the most important of which included the board of directors’ expectation that:

•	the merger would provide the opportunity for OpenTV to extend its leadership in the interactive television industry by adding ACTV’s key capabilities in the area of enhanced and targeted advertising and multiple camera angle applications to OpenTV’s products and services mix; and

•	the merger would enhance OpenTV’s ability to develop advanced interactive television solutions because of an increased library of technology and intellectual property and an increase in innovative talent.

In approving the merger agreement and making its recommendation, the OpenTV board of directors consulted with OpenTV’s legal advisors as well as with OpenTV’s management and considered a number of factors, including, but not limited to, the following:

•	historical information concerning OpenTV’s and ACTV’s respective businesses, financial performance and condition, operations, technology and management;

•	OpenTV management’s view of the financial condition, results of operations and businesses of OpenTV and ACTV before and after giving effect to the merger and the OpenTV board of directors’ view of the merger’s potential effect on stockholder value;

•	that the method of determining the number of OpenTV Class A ordinary shares to be issued in the merger mitigated the risk of continued declines in stock prices of interactive television companies;

•	current financial market conditions and historical market prices,

•	that certain senior executive officers of ACTV had agreed to amend their employment agreements to reduce the amounts payable to them as a result of the merger;

•	the belief held by OpenTV’s Chairman of the Board and Chief Executive Officer, after consultation with OpenTV’s legal advisors, that the terms of the merger agreement are reasonable;

•	the potential impact of the merger on OpenTV’s and ACTV’s customers and employees; and

•	the results of the due diligence investigation of ACTV.

The negative factors that the OpenTV board of directors considered included:

•	the risk that the potential benefits of the merger may not be realized;

•	the difficulty of integrating ACTV with OpenTV and the management effort required to complete the integration;

•	the possibility that the merger may not be consummated, even if approved by OpenTV’s and ACTV’s board of directors;

•	the impact on ACTV’s business of the United States District Court’s summary judgment decision dismissing ACTV’s patent infringement lawsuit against The Walt Disney Company;

•	the commitments made by ACTV under certain of its commercial agreements;

•	the risk that ACTV’s revenue mix may not be viewed as favorably by the market as OpenTV’s resulting in a reduction of the value multiple for OpenTV’s stock;

•	the risk that the premium offered relative to ACTV’s current stock price may not be viewed favorably by the market;

•	the effect of the public announcement of the merger on OpenTV’s and ACTV’s customer relations; and

•	the other applicable risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 20.

The OpenTV board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on OpenTV or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.

The foregoing discussion of the information and factors considered by the OpenTV board of directors is not intended to be exhaustive but includes the material factors considered by the OpenTV board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, the OpenTV board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determination. Individual directors may have given differing weights to different factors. In addition, the OpenTV board of directors did not reach any specific conclusion with respect to each of the factors considered.

The OpenTV board of directors unanimously recommends that OpenTV stockholders vote “FOR” the issuance of OpenTV Class A ordinary shares in the merger.

Opinion of ACTV’s Financial Advisor

The ACTV board of directors engaged Friedman, Billings, Ramsey & Co., Inc. to render an opinion as to the fairness of the exchange ratio provided for in the merger, from a financial point of view, to the holders of shares of ACTV common stock. Friedman Billings Ramsey rendered its opinion to the ACTV board of directors that, as of September 24, 2002, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of the shares of ACTV common stock.

A copy of the written opinion of Friedman Billings Ramsey rendered to the ACTV board of directors, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Friedman Billings Ramsey is attached as Annex C to this joint proxy statement/prospectus. ACTV’s stockholders are advised to read that opinion in its entirety. The opinion of Friedman Billings Ramsey does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting of ACTV’s stockholders.

To render its opinion, Friedman Billings Ramsey reviewed the draft of the merger agreement dated September 18, 2002. In addition to the draft merger agreement, Friedman Billings Ramsey reviewed certain of ACTV’s and OpenTV’s periodic reports filed with the SEC, including annual reports for the year ended December 31, 2001 and quarterly and periodic reports filed during 2002. Friedman Billings Ramsey reviewed operating and financial information related to ACTV, including certain financial forecasts and other forward- looking information, which information was prepared and furnished to Friedman Billings Ramsey by ACTV’s senior management. Friedman Billings Ramsey held discussions with members of the senior management of ACTV and OpenTV concerning the past and current operations, financial condition and future prospects of both

ACTV and OpenTV, both as independent companies and as a combined company. Friedman Billings Ramsey also discussed with the respective senior management of ACTV and OpenTV their assessment of and strategic rationale for, as well as any potential benefits of, the merger. In addition to the foregoing, Friedman Billings Ramsey reviewed the reported stock prices and trading activity of the shares of ACTV common stock and OpenTV Class A ordinary shares and reviewed certain publicly available financial data, stock market performance data and valuation parameters of companies that Friedman Billings Ramsey deemed generally comparable to ACTV and OpenTV. Finally, Friedman Billings Ramsey considered such other information and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate in arriving at its opinion. Because OpenTV’s indirect acquisition of Wink Communications, Inc. occurred after Friedman Billings Ramsey issued its opinion to the ACTV board of directors, Friedman Billings Ramsey’s analysis does not reflect such acquisition.

In rendering its opinion, Friedman Billings Ramsey assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Friedman Billings Ramsey. With respect to projections of financial results and other information and data of ACTV provided to or otherwise reviewed by or discussed with Friedman Billings Ramsey, Friedman Billings Ramsey assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of ACTV. With respect to information and data of OpenTV provided to or otherwise reviewed by or discussed with Friedman Billings Ramsey, Friedman Billings Ramsey assumed that such information and data reflected the best currently available estimates and judgments of the senior management of OpenTV. Friedman Billings Ramsey did not assume any responsibility for the independent verification of any such projections or other information provided to it and relied further upon the assurances of the senior management of ACTV and OpenTV that they are unaware of any facts that would make the information provided to Friedman Billings Ramsey incomplete or misleading in any material respect. Friedman Billings Ramsey further assumed the draft of the merger agreement furnished to Friedman Billings Ramsey by ACTV to be identical in all material respects to the definitive agreement executed in connection with the merger.

Friedman Billings Ramsey did not express any opinion as to the prices at which the ACTV common stock or OpenTV Class A ordinary shares would trade following the date of its opinion and prior to the consummation of the merger, the price at which OpenTV Class A ordinary shares will trade following the consummation of the merger or as to the impact of Liberty Media’s controlling interest in OpenTV. Friedman Billings Ramsey did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either ACTV or OpenTV and was not furnished with any such appraisal or evaluation. Friedman Billings Ramsey also made no independent evaluation or appraisal of the combined company and expressed no opinion as to the future prospects, plans or viability of the combined company. Friedman Billings Ramsey expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for ACTV. Friedman Billings Ramsey’s opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Friedman Billings Ramsey as of the date of its opinion. Friedman Billings Ramsey was not asked to and did not recommend the specific exchange ratio provided for in the merger, which was determined through negotiation between the management of ACTV and OpenTV. In its analyses, Friedman Billings Ramsey made numerous assumptions with respect to ACTV, OpenTV, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ACTV and OpenTV. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Friedman Billings Ramsey’s opinion and analyses were only one of many factors considered by the ACTV board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the ACTV board of directors or the management of ACTV with respect to the merger.

In evaluating the merger, Friedman Billings Ramsey conducted a variety of financial and comparative analyses, including a situation analysis, comparable company analysis, liquidation analysis, hypothetical pro forma trading valuation analysis—enterprise value, hypothetical pro forma trading valuation analysis—cash value, contribution analysis and comparable transaction analysis. Friedman Billings Ramsey’s opinion is based on its consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. The valuations resulting from these analyses were compared by Friedman Billings Ramsey to the transaction value represented by the merger. As of the date of Friedman Billings Ramsey’s opinion as to the fairness of the merger, the implied per share consideration for each share of ACTV common stock, determined based upon the last sale price of OpenTV Class A ordinary shares on such date, would have been $1.06, equaling a total consideration of $59.06 million. Friedman Billings Ramsey considered this implied per share consideration of $1.06, which amount is subject to change resulting from changes in the trading price of the OpenTV Class A ordinary shares prior to the closing of the merger, as a reference point for comparing the transaction value of the merger to the valuations derived under the alternate methodologies considered by Friedman Billings Ramsey. The following summarizes the primary analyses conducted by Friedman Billings Ramsey.

Situation Analysis

Friedman Billings Ramsey updated the ACTV board of directors on various recent developments in the U.S. capital markets and the cable and interactive television, or “iTV”, sectors. Friedman Billings Ramsey reviewed the current state of the U.S. equity capital markets and observed that the capital markets have been extremely challenging over the past year. Friedman Billings Ramsey noted that the U.S. equity markets as a whole and the iTV sector have experienced high levels of volatility with rapid and extreme changes in valuations. Specifically, Friedman Billings Ramsey observed that the Nasdaq Composite Index closed on September 24, 2002 at a 40% decline from January 2, 2002. Friedman Billings Ramsey also observed that, during the same time, the equity securities in the iTV sector had experienced a steeper decline than the Nasdaq Composite Index. Friedman Billings Ramsey produced an index of companies in the iTV sector consisting of ACTV, OpenTV, Concurrent Computer Corp., Wink Communications, Inc., Liberate Technologies, NDS Group plc, SeaChange International, WorldGate Communications and Gemstar TV-Guide International. Friedman Billings Ramsey noted that the index of iTV companies had dropped over 80% from January 2, 2002 to September 24, 2002. Friedman Billings Ramsey further noted that many of ACTV’s competitors had seen their stock prices trade to further “distressed” levels. Such stock price declines had been driven by missed financial targets for the first six months of 2002, reduced guidance for 2002 and 2003 financial targets, uncertainty in the value of intellectual property portfolios as a result of lost or dismissed lawsuits and the lack of access to the capital markets.

Comparable Public Company Analysis

In performing its comparable company analysis, Friedman Billings Ramsey examined public companies it considered to have characteristics similar to those of ACTV, both in terms of the industry in which they operate and the business model they pursue, and from a financial and an operational perspective. Because few companies are directly comparable to ACTV, Friedman Billings Ramsey identified companies with similar business characteristics, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects, or operating strategies that would be accepted by the investment community to be in the same industry for analytical purposes. These comparable public companies consisted of Concurrent Computer Corp., Liberate Technologies, NDS Group, OpenTV, SeaChange International, WorldGate Communications and Gemstar TV-Guide International. Friedman Billings Ramsey reviewed the comparable companies’ financial performance and operating statistics and analyzed certain characteristics of these companies including revenues, assets, profitability, balance sheet efficiency, historical growth and other relevant financial metrics. Friedman Billings Ramsey compared these financial performance and operating statistics for the last twelve months (“LTM”) ended June 30, 2002 and the projected results for the fiscal years ending December 31, 2002 and 2003. Friedman Billings Ramsey also analyzed the trading multiples of revenue, book value and earnings per share, as appropriate. In this analysis, Friedman Billings Ramsey deemed enterprise value to revenue multiples and market value of equity to book value multiples to be the most meaningful metrics in valuing ACTV. This analysis generated the following information for enterprise value to revenue multiples and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Enterprise Value to Revenue Multiples
	LTM at June 30, 2002	Value Per Share	2002 Revenue Estimate	Value Per Share	2003 Revenue Estimate	Value Per Share
Comparable Companies
Low Comparable Group	–0.8	$0.97	–1.1	$0.94	–1.0	$1.01
High Comparable Group	1.3	$1.44	1.2	$1.38	1.0	$1.29
Mean Comparable Group	0.4	$1.24	0.3	$1.21	0.2	$1.18

The equity value to book value analysis generated the following multiples for the comparable group based on the equity value of the comparable companies at September 24, 2002 to the reported book value and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Equity Value to Book Value	Value Per Share
Comparable Companies
Low Comparable Group	0.1	$0.08
High Comparable Group	2.2	$1.65
Mean Comparable Group	1.0	$0.75

Close Comparable Companies

Based on its analysis of comparable public companies, Friedman Billings Ramsey deemed three companies to be the closest comparables to ACTV: Liberate Technologies, OpenTV and WorldGate Communications. Friedman Billings Ramsey examined these three companies as a subset of the comparable public company analysis to further analyze the merger. Using the same methodology as in the comparable company analysis, Friedman Billings Ramsey calculated the mean, high and low close comparable group enterprise value to revenue multiples and implied transaction values for the twelve month period ended June 30, 2002 and the fiscal years ended December 31, 2002 and 2003. In this analysis, Friedman Billings Ramsey deemed enterprise value to revenue multiples and market value of equity to book value multiples to be the most meaningful metrics in valuing ACTV. This analysis generated the following information for enterprise value to revenue multiples and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Enterprise Value to Revenue Multiples
	LTM at June 30, 2002	Value Per Share	2002 Revenue Estimate	Value Per Share	2003 Revenue Estimate	Value Per Share
Close Comparable Companies
Low	–0.8	$0.97	–1.1	$0.94	–1.0	$1.01
High	0.8	$1.33	0.5	$1.24	0.3	$1.19
Mean	–0.2	$1.10	–0.4	$1.07	–0.4	$1.09

The equity value to book value analysis generated the following multiples for the comparable group based on the equity value of the comparable companies at September 24, 2002 to the reported book value and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Equity Value to Book Value	Value Per Share
Low	0.1	$0.08
High	1.5	$1.13
Mean	0.6	$0.45

Liquidation Analysis

Based on discussions with ACTV and its management team regarding the operations of ACTV, the anticipated business plan of the stand-alone entity going forward and ACTV’s current financial performance and projections, Friedman Billings Ramsey deemed it appropriate to calculate an estimated equity value of ACTV in an orderly liquidation. In performing its analysis, Friedman Billings Ramsey analyzed the performance and results of ACTV as of June 30, 2002 and the estimates of management as to the recovery of certain assets and operating costs for ACTV through the remainder of the 2002 fiscal year and until an orderly liquidation could be completed, including the cash outlays needed to settle obligations and contingencies of ACTV. Friedman Billings Ramsey relied on the estimates of ACTV’s management as to asset recovery and liquidation expenses and derived a range of estimates of net proceeds payable to equity holders from an orderly liquidation. The cash recovery value per share in a liquidation scenario for ACTV produced the following range (without regard to the timing of liquidating distributions which could be subject to material delay):

Cash Recovery
Low	$0.43
High	$0.81
Mean	$0.62

Hypothetical Pro Forma Trading Valuation Analysis—Enterprise Value

Friedman Billings Ramsey calculated a range of implied values per share of ACTV common stock on a pro forma basis, giving effect to the merger and the exchange ratio. Friedman Billings Ramsey derived a range of enterprise values for ACTV and OpenTV on a combined pro forma basis based upon a multiple of revenues. After subtracting total debt and adding excess cash balances relating to both ACTV and OpenTV, Friedman Billings Ramsey derived an aggregate net equity value for the combined company on a pro forma basis giving effect to the merger and the exchange ratio. Friedman Billings Ramsey then calculated a range of combined company pro forma per share equity values by dividing such aggregate net equity value by the number of combined shares that would be outstanding subsequent to the merger and based on the merger and the exchange ratio. Friedman Billings Ramsey then calculated the range of implied ACTV per share values by multiplying such combined entity pro forma per share equity values by the exchange ratio. This analysis produced the following range of values for ACTV:

Implied Value Per Share
Low	$1.01
High	$2.01

Hypothetical Pro Forma Trading Valuation Analysis—Cash Value

Friedman Billings Ramsey analyzed the equity trading ranges of comparable companies and observed that these companies were trading at a discount to their cash value per share. The discount of the companies analyzed including OpenTV, Liberate Technologies and ACTV generally approximated the next twelve months estimated negative cash flow or burn. Friedman Billings Ramsey determined implied values per share of ACTV common stock on a pro forma basis giving effect to the merger, the exchange ratio and a range of estimated next twelve months cash burn. In conducting the analysis, Friedman Billings Ramsey examined a range of next twelve months cash burn estimates for ACTV and OpenTV (based upon estimates of management) combined on a pro forma basis of $25.0 million and $55.0 million. Friedman Billings Ramsey calculated a range of implied values per OpenTV Class A ordinary share on a pro forma basis giving effect to the merger by determining an aggregate pro forma enterprise value based upon aggregate enterprise cash value less next 12 months estimated cash burn and by dividing the aggregate enterprise value by the number of OpenTV Class A ordinary shares outstanding after giving effect to the merger. Friedman Billings Ramsey then calculated the range of implied ACTV per share values by giving effect to the exchange ratio in the merger. This analysis produced the following range of implied values for ACTV:

Implied Value Per Share
Low	$1.15
High	$1.35

Contribution Analysis

Friedman Billings Ramsey also performed an analysis of the relative contributions by OpenTV and ACTV after giving effect to the exchange ratio in the merger to the pro forma combined entity. Friedman Billings Ramsey conducted a contribution analysis by examining the relative contribution to the combined company of each of ACTV and OpenTV in relation to historical and projected revenues. Friedman Billings Ramsey analyzed these contributions for the twelve-month period ending June 30, 2002 and fiscal years ending December 31, 2001, 2002 and 2003. The analyses for years 2002 and 2003 were based on management estimates for ACTV and analyst estimates for OpenTV. Friedman Billings Ramsey also analyzed the relative cash contribution of each company to the combined company using data for June 30, 2002. Based on this analysis Friedman Billings Ramsey produced the following ranges for the implied value per share for ACTV:

Implied Value Per Share
Low	$0.19
High	$0.65

Comparable Transaction Analysis

Friedman Billings Ramsey used a comparable transaction analysis to provide a comparable measure for what similar transactions and businesses were purchased for. Using publicly available information, Friedman Billings Ramsey reviewed the terms of certain announced, pending or completed acquisitions and compared relevant operating and valuation metrics for these transactions to similar operating and valuation metrics of ACTV. In performing its analysis, Friedman Billings Ramsey analyzed 45 merger and acquisition transactions involving media, communications and technology companies which were announced subsequent to January 1, 2001. Friedman Billings Ramsey selected from the transactions only transactions that involved the acquisition of: (i) public companies whose stock prices had dropped more than 50% from their previous 52 week high; (ii) companies trading at negative enterprise values; or (iii) companies acquired at a discount to their cash value per share. The selected transactions consisted of Liquid Audio, Inc.’s intended but uncompleted merger with Alliance Entertainment Corp., Lifeminders, Inc.’s merger with and into Cross Media Marketing Corp., Cogent Communications Group, Inc.’s acquisition of Allied Riser Communications Corporation, Yahoo! Inc.’s purchase of Launch Media, Inc. and Lante Corp’s merger with and into SBI and Company. Friedman Billings Ramsey also selected Liberty Media’s purchase of a controlling stake in OpenTV and Liberty Broadband’s purchase of Wink

Communications as comparable transactions because of the relationship among Liberty Media, Liberty Broadband and OpenTV. The selected transactions had announced values ranging between $12 million and $217 million. For each acquired entity, Friedman Billings Ramsey analyzed the enterprise value to the entity’s last twelve months or “LTM” revenue as of the announcement date. These technology transactions selected by Friedman Billings Ramsey produced the following ranges:

Enterprise Value to LTM Revenue
Low	(5.49)x
High	6.06 x
Mean	(0.41)x

Friedman Billings Ramsey’s analysis indicated that ACTV’s Enterprise Value to LTM Revenue multiple would, after giving effect to the exchange ratio in the merger, fall within the range of values above for comparable transactions analyzed.

Finally, Friedman Billings Ramsey deemed it appropriate to review public company transactions involving targets that had begun restructuring their businesses or that had identified a need to restructure their businesses because of deteriorating industry or company specific dynamics. These target companies often had a large cash position, but were not in a position to capitalize on current business opportunities. Friedman Billings Ramsey analyzed the premium or discount to cash value per share for these target companies and produced the following ranges, and then applied the same methodology and analysis to ACTV to determine a range of per share amounts for ACTV at September 24, 2002:

	Premium to Cash Per Share	Per Share Value
Low	-83.16%	$0.19
High	245.18%	$3.97

ACTV selected Friedman Billings Ramsey to render the fairness opinion based upon Friedman Billings Ramsey’s presentations to management regarding its investment banking and mergers and acquisitions qualifications. ACTV has paid Friedman Billings Ramsey fees totaling $750,000 in connection with rendering its opinion in connection with the merger. ACTV has also agreed to reimburse Friedman Billings Ramsey for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify Friedman Billings Ramsey and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. No limitations were imposed by ACTV on Friedman Billings Ramsey with respect to the investigations made or procedures followed by Friedman Billings Ramsey in connection with its engagement or the rendering of its opinion.

As part of its investment banking business, Friedman Billings Ramsey regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Conflicts of Interest of ACTV Directors and Officers in the Merger

Interests of Executive Officers and Directors of ACTV in the Merger

In considering the recommendation of the ACTV board of directors regarding the merger, you should be aware that the directors and officers of ACTV have interests in the merger that differ from those of other stockholders of ACTV, as described below. The ACTV board of directors was aware of these matters and considered them in recommending and approving the merger agreement.

Employment Agreements following the Merger

On September 26, 2002, ACTV entered into binding term sheets with each of David Reese and Bruce Crowley regarding the continued employment of each of them with ACTV through the closing of the merger (pursuant to the terms of their existing employment agreements). In addition, upon the closing of the merger, the existing employment agreements of Messrs. Reese and Crowley will terminate and be superseded by the provisions of the binding term sheets. The parties to these binding term sheets anticipate entering into definitive agreements that will replace and supersede the term sheets. The terms of each of these term sheets, and the definitive agreements that will replace them, will result in an overall decrease in the amount payable to each of Messrs. Reese and Crowley as a result of the merger than would otherwise have been payable under the terms of their previous employment agreements. A summary of each of these term sheets is provided below.

David Reese.    Pursuant to the term sheet, dated September 26, 2002, between ACTV and David Reese, Mr. Reese will serve as an employee of ACTV for a period of 36 months commencing on the effective date of the merger. Mr. Reese will:

•	be paid his existing base salary and be entitled to such benefits as are customary for senior executives of ACTV, other than equity-based compensation, retirement benefits, severance pay and other bonuses or incentive awards;

•	retain all currently outstanding options to purchase shares of ACTV common stock, and such options will be converted into options to purchase OpenTV Class A ordinary shares as contemplated by the merger agreement and Mr. Reese will receive the benefit of any accelerated vesting applicable to unvested options as a result of the change of control of ACTV; and

•	receive a one-time cash bonus equal to approximately $1,581,900 to be paid at the closing of the merger.

After the closing of the merger, Mr. Reese’s employment agreement can be terminated at any time during the term upon 60 days’ notice by either party. After such termination, Mr. Reese will continue to render consulting services to ACTV for the remainder of the term for $15,000 per month. Mr. Reese agreed to a limited covenant not to compete with ACTV during the term of his employment with ACTV and for 24 months thereafter. Mr. Reese is prohibited from competing with Liberty Broadband and its controlled affiliates in certain businesses including, but not limited to, interactive television applications. Mr. Reese also agreed, during the term of the agreement, not to solicit or hire employees of Liberty Broadband or its controlled affiliates, not to interfere with or negatively impact customer and other important relationships of Liberty Broadband or its controlled affiliates and to support ACTV in patent prosecution and defense.

Bruce Crowley.    Pursuant to the term sheet, dated September 26, 2002, between ACTV and Bruce Crowley, Mr. Crowley will serve as an employee of ACTV for a period of 36 months commencing on the effective date of the merger. Mr. Crowley will:

•	be paid his existing base salary and is entitled to such benefits as are customary for senior executives of ACTV other than equity-based compensation, retirement benefits, severance pay and other bonuses or incentive awards;

•	retain all currently outstanding options to purchase shares of ACTV common stock, and such options will be converted into options to purchase OpenTV Class A ordinary shares as contemplated by the merger agreement and Mr. Crowley will receive the benefit of any accelerated vesting applicable to unvested options as a result of the change of control of ACTV;

•	receive a bonus of $100,000 upon the closing of the sale of a division of ACTV if the sale occurs within twelve months of the closing of the merger and the sales price exceeds a specified amount; and

•	receive a one-time cash bonus equal to approximately $1,601,000 to be paid at the closing of the merger.

After the closing of the merger, Mr. Crowley’s employment agreement can be terminated at any time during the term upon 60 days’ notice by either party. After such termination, Mr. Crowley will continue to render consulting services to ACTV for the remainder of the term for $15,000 per month. Mr. Crowley agreed to be subject to a limited covenant not to compete with ACTV during the term of his employment with ACTV and for 24 months thereafter. Mr. Crowley is prohibited from competing with Liberty Broadband and its controlled affiliates in certain businesses including, but not limited to, interactive television applications. Mr. Crowley also agreed, during the term of the agreement, not to solicit or hire employees of Liberty Broadband or its controlled affiliates, not to interfere with or negatively impact customer and other important relationships of Liberty Broadband or its controlled affiliates and to support ACTV in patent prosecution and defense.

Options

Upon consummation of the merger, all options to purchase shares of ACTV common stock that are outstanding and not exercised immediately prior to the completion of the merger will become options to purchase OpenTV Class A ordinary shares. Pursuant to the terms of existing agreements, the vesting of the options to purchase ACTV common stock held by certain officers and directors of ACTV will accelerate in full upon consummation of the merger. In addition, upon consummation of the merger, Christopher Cline, ACTV’s Chief Financial Officer, is entitled to reimbursement for the exercise price of certain options exercised within 12 months following the merger.

Indemnification

Under the merger agreement, ACTV and OpenTV have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, ACTV will indemnify and hold harmless each present and former director and officer of ACTV when acting in that capacity (including by advancing expenses to the fullest extent provided by Delaware law) against all losses, costs, expenses, claims, judgments, fines, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the indemnified party is or was a director or officer of ACTV pertaining to any matter existing or occurring before or after the consummation of the merger.

Certain Relationships and Related Party Transactions

Liberty Media, through its subsidiaries and affiliates, owns capital stock of each of OpenTV and ACTV. Liberty Media has interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses in the United States, Europe, South America and Asia, with widely recognized brands such as Encore, STARZ!, Discovery, USA, QVC, Court TV and Sprint PCS. A summary of Liberty Media’s ownership interest in OpenTV and ACTV is provided below.

Liberty Media and OpenTV

On August 27, 2002, Liberty Media completed a series of transactions pursuant to which it acquired directly and indirectly from MIH Limited 365,460 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares for an aggregate purchase price of approximately $185 million. Based on information provided by Liberty Media to OpenTV, Liberty Media holds, directly and indirectly, an aggregate of 2,313,716 Class A ordinary shares and 30,510,150 Class B ordinary shares, representing approximately 45.9% of the economic interest and 88.4% of the voting power of OpenTV’s ordinary shares outstanding as of December 31, 2002.

As a result of its direct and indirect ownership of OpenTV ordinary shares, and the voting power attributable thereto, Liberty Media has the ability to elect all of the members of OpenTV’s board of directors and, subject to applicable law and the terms of an Amended and Restated Stockholders’ Agreement, dated October 23, 1999, among OpenTV, OpenTV, Inc., OTV Holdings, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., to approve or disapprove all matters presented to a vote of stockholders of OpenTV, including the power to approve mergers and other extraordinary corporate transactions and amendments to OpenTV’s memorandum of association and articles of association. For more information about Liberty Media’s ownership of OpenTV ordinary shares see

“Certain Information Concerning OpenTV—Business—Recent Developments” and “The OpenTV Annual Meeting—Security Ownership of Certain Beneficial Owners and Management of OpenTV.”

Liberty Media has advised OpenTV that it intends to vote the ordinary shares of OpenTV it owns for the proposal to approve the issuance of OpenTV Class A ordinary shares in the merger.

Liberty Media and ACTV

In September 1998, Liberty Media invested $5 million in ACTV in return for which it received 2,500,000 shares of ACTV common stock and a warrant to purchase an additional 2,500,000 shares at an exercise price of $2.00 per share. Also in September 1998, ACTV and Liberty Media created LMC IATV Events, LLC to license and produce individualized marquee national or international pay-per-view events. In connection with this venture, ACTV granted LMC IATV Events an exclusive license to produce and distribute pay-per-view events that incorporate ACTV’s individualized programming enhancements. LMC IATV Events is currently inactive.

In June 1999, Liberty Media exercised its warrant to purchase the 2,500,000 shares of ACTV common stock for an aggregate exercise price of $5 million. Liberty Media also purchased an additional 500,000 shares of common stock of ACTV and warrants, which, if fully exercised, would require Liberty Media to invest an additional $90 million in ACTV. The aggregate purchase price Liberty Media paid for these warrants and the 500,000 shares was $4 million. These warrants were fully vested, had a weighted average exercise price of $12.00 and were to expire in three equal tranches in March 2000, 2001 and 2004. On March 28, 2000, Liberty Media exercised the first tranche of its warrants for 2,500,000 shares of ACTV common stock for an aggregate purchase price of $20 million. The second tranche expired unexercised in March 2001, and, as a result, the third tranche expired simultaneously. In connection with these transactions, ACTV granted Liberty Media customary registration rights for the shares of ACTV common stock acquired by Liberty Media (including upon exercise of the warrants) and Liberty Media agreed that it would not acquire securities of ACTV except to the extent that immediately after such acquisition, Liberty Media’s beneficial ownership of ACTV would not exceed 26% of the outstanding shares of ACTV common stock.

In connection with Liberty Media’s purchases of shares of ACTV common stock in 1998, 1999 and 2000, Liberty Media acquired the right to nominate a proportionate number of members of ACTV’s board of directors equal to the percentage of outstanding shares of ACTV common stock it actually owned. ACTV agreed to use its reasonable best efforts to cause Liberty Media’s nominees, if any, to be elected to the ACTV board of directors. To date, Liberty Media has not exercised its right to have a designee nominated to ACTV’s board of directors.

Based on the most recent Schedule 13D filed with the SEC by Liberty Media with respect to ACTV, Liberty Media is the beneficial owner of 8,805,000 shares of ACTV common stock. Based on 55,881,047 shares of ACTV common stock issued and outstanding at March 31, 2003, Liberty Media beneficially owns approximately 15.8% of the issued and outstanding shares of ACTV common stock, calculated pursuant to Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended. Liberty Media has advised ACTV that it intends to vote the shares of ACTV common stock it beneficially owns for the proposal to adopt the merger agreement, although it is under no obligation to do so. For more information about Liberty Media’s ownership of ACTV common stock see “The ACTV Special Meeting—Security Ownership of Certain Beneficial Owners and Management of ACTV.”

In April 2000, ACTV entered into an agreement with Ascent Media Group, Inc. (formerly named Liberty Livewire Corp.), a subsidiary of Liberty Media, to jointly market “HyperTV with Livewire,” which offers a turnkey system for synchronizing web content and television programming. The agreement gives Ascent Media the right to provide content creation services to HyperTV with Livewire clients. In exchange for a license of HyperTV technology to Ascent Media in connection with the joint marketing arrangement, ACTV received warrants to purchase 2,500,000 shares of Ascent Media Series A common stock exercisable at $30.00 per share. As of the date of the mailing of this document, ACTV has not exercised any of these warrants.

All transactions entered into between ACTV and its officers, directors and principal stockholders or any affiliates thereof have been and are effectuated on terms no less favorable to ACTV than could have been obtained from unaffiliated third-parties.

Certain Relationships between OpenTV and ACTV

ACTV and OpenTV, along with General Instrument Corporation, each have an ownership interest in Digital ADCO, Inc. Digital ADCO develops applications for the delivery of addressable advertising and developed ACTV’s “SpotOn” advertising business. For a further description of the business of Digital ADCO and SpotOn see “Certain Information Concerning ACTV—Business.”

Digital ADCO presently has 111,111 shares of Class A common stock outstanding and 1,000,000 shares of Class B common stock outstanding. Holders of Digital ADCO’s Class A common stock are entitled to one vote and holders of Digital ADCO’s Class B common stock are entitled to twenty-five votes, respectively, for each share held. ACTV owns 510,000 shares of Class B common stock of Digital ADCO, representing approximately 45.9% of the equity of Digital ADCO and 50.8% of the voting power of Digital ADCO. OpenTV owns all of the issued and outstanding Class A common shares, representing approximately 10% of the equity of Digital ADCO and 0.5% of the voting power of Digital ADCO.

No Appraisal or Dissenters’ Rights

ACTV’s stockholders will not have appraisal rights under Delaware law with respect to the merger so long as, on the effective date of the merger, the OpenTV Class A ordinary shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

On February 19, 2003, OpenTV received a letter notifying it of a determination by the Nasdaq staff to delist OpenTV’s Class A ordinary shares from The Nasdaq Stock Market, absent an appeal by OpenTV. The delisting letter was given by the Nasdaq staff due to OpenTV’s noncompliance with Marketplace Rules 4350(e) and 4350(g), which require Nasdaq issuers to hold annual shareholder meetings and to solicit proxies therefor. OpenTV did not hold an annual meeting during 2002. On April 25, 2003, the Nasdaq Listing Qualifications Panel advised OpenTV of its determination to continue to list the OpenTV Class A ordinary shares on The Nasdaq National Market provided that OpenTV solicit proxies for and hold an annual meeting of stockholders not later than June 4, 2003 and demonstrates compliance with all other requirements for continued listing on The Nasdaq National Market.

OpenTV stockholders will not be entitled to any dissenters’ appraisal rights with respect to the merger, because OpenTV is not merging within the meaning of that term as defined in the International Business Companies Act of the British Virgin Islands. Under the merger agreement, OpenTV’s wholly-owned subsidiary is the merging entity, while OpenTV itself is merely issuing OpenTV Class A ordinary shares in exchange for outstanding shares of ACTV common stock.

Accounting Treatment

The merger will be treated as a “purchase” for accounting purposes. Therefore, the purchase price will be allocated to ACTV assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

Regulatory Approvals

Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OpenTV and ACTV filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on October 16, 2002. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on November 15, 2002.

In addition to the HSR notification, OpenTV and ACTV filed pre-merger notifications in Ireland and Germany on September 26, 2002 and October 14, 2002, respectively. On September 30, 2002, we received a letter from the Department of Enterprise Trade and Employment of Ireland indicating that it would not raise any challenges to the merger. On November 4, 2002, we received a letter from the Federal Cartel Office of Germany notifying us that it would not raise any challenges to the merger.

The parties do not believe that any antitrust filings are required in any other jurisdiction prior to completion of the merger, but will make any such filings if it is subsequently determined that they are required. OpenTV and ACTV believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Federal Securities Law Consequences

All OpenTV Class A ordinary shares that ACTV stockholders will receive in the merger will be freely transferable, except for OpenTV Class A ordinary shares that are received by persons who are deemed to be “affiliates” of ACTV under the Securities Act of 1933, as amended, at the time of the ACTV special meeting of stockholders. These affiliates may resell the OpenTV Class A ordinary shares they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933, as amended, or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of ACTV for the above purposes generally include individuals or entities that control, are controlled by or are under common control with ACTV, and include directors and certain executive officers of ACTV. The merger agreement requires that ACTV use its reasonable best efforts to cause each of these affiliates to deliver to OpenTV a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the OpenTV Class A ordinary shares issued to them in the merger in violation of the Securities Act of 1933 or the related rules of the United States Securities and Exchange Commission.

Litigation Relating to the Merger

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV have breached their fiduciary duties to the ACTV stockholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its stockholders. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. ACTV and OpenTV believe that the allegations are without merit and intend to defend against the complaint vigorously. ACTV and OpenTV, however, cannot provide any assurance that ACTV or OpenTV will be successful. The defense of this lawsuit could result in the diversion of the time and attention of ACTV’s and OpenTV’s management away from the business operations of the companies and the completion of the merger, and could prevent the consummation of the merger.

Other Effects of the Merger

Listing of Shares

It is a condition to the merger that the OpenTV Class A ordinary shares issuable in connection with the merger be authorized for listing on the Nasdaq National Market (or, if OpenTV Class A ordinary shares are not traded on the Nasdaq National Market, such other securities exchange or national market system on which such stock is traded), subject to official notice of issuance.

In accordance with the listing requirements of Euronext Amsterdam, OpenTV has submitted an application for admission to listing on Euronext Amsterdam for the OpenTV Class A ordinary shares to be issued in the merger.

Delisting of ACTV Common Stock

If the merger is completed, ACTV common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to holders of shares of ACTV common stock. This summary is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative pronouncements and judicial decisions each as and in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary assumes that holders of shares of ACTV common stock hold such shares and the OpenTV Class A ordinary shares received in the Merger as capital assets within the meaning of the Code (generally property held for investment). We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (the “IRS”) on any tax matter relating to the merger, and there can be no assurance that the IRS will not successfully challenge any of the conclusions discussed below.

This summary does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of holders of shares of ACTV common stock that may be subject to special treatment under the Code (such as dealers in securities, partnerships or other pass-through entities, financial institutions, insurance companies, tax-exempt organizations, certain expatriates, persons holding shares of ACTV common stock as part of a hedge, constructive sale, wash sale, straddle or conversion transaction, persons who acquired shares of ACTV common stock in compensatory transactions, persons owning 10% or more of OpenTV ordinary shares or persons whose functional currency is not the U.S. dollar). This summary also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Except as otherwise indicated, references to “tax” mean U.S. federal income tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of ACTV common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, that is organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person.

We refer to a beneficial owner of ACTV common stock that is not a U.S. Holder or partnership as a “Non-U.S. Holder.”

If a partnership holds shares of ACTV common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding ACTV common stock should consult their tax advisors.

This summary is not a substitute for an individual analysis of the tax consequences of the merger. You should consult your own tax advisors regarding the U.S. tax consequences of the merger and of the ownership and disposition of shares of ACTV common stock or OpenTV ordinary shares, including the applicability of any federal estate and gift, state, local or foreign tax laws to which you may be subject.

U.S. Holders

    The Reorganization

In General.    The merger is intended to qualify for U.S. federal income tax consequences as a reorganization within the meaning of Section 368(a) of the Code. As a consequence of such characterization, under Section 367(a) of the Code, U.S. Holders of ACTV common stock generally will be required to recognize gain, but not loss, that is realized in the merger. Applicable Treasury regulations require gain recognition in an amount equal to the difference between the fair market value of the OpenTV Class A ordinary shares received in the merger and the holder’s adjusted tax basis in the ACTV common stock exchanged in the merger (other than any basis allocable to the receipt of fractional OpenTV Class A ordinary shares).

Any such gain generally will be capital gain and will be long-term capital gain if the U.S. Holder’s holding period in the ACTV common stock surrendered is more than one year on the date of closing of the merger. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income.

A U.S. Holder’s aggregate adjusted basis in the OpenTV Class A ordinary shares received in the merger generally will be equal to the aggregate adjusted basis of such holder’s ACTV common stock exchanged in the Merger, increased by the amount of gain recognized in the merger and reduced by any amount allocable to the fractional share interests in OpenTV Class A ordinary shares for which cash is received. The holding period for the OpenTV Class A ordinary shares received in the merger by a U.S. Holder that recognizes no gain in the merger will include the holding period of such holder’s shares of ACTV common stock exchanged in the merger. While not free from doubt, we believe that the holding period for the OpenTV Class A ordinary shares received in the merger by a U.S. Holder that does recognize gain in the merger should include the holding period of such holder’s ACTV common stock exchanged in the merger.

Cash Received In Lieu of Fractional OpenTV Class A Ordinary Shares.    A U.S. Holder that receives cash in lieu of a fractional OpenTV Class A ordinary share will recognize taxable gain or loss in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis allocable to such fractional shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the ACTV common shares surrendered is more than one year on the date of closing of the merger. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    After the Reorganization

Taxation of Dividends from OpenTV.    Dividends paid by OpenTV will not qualify for the dividends received deduction otherwise generally available to corporate stockholders of ACTV.

Passive Foreign Investment Company Rules.    A special and adverse set of rules apply to U.S. Holders that hold stock in a non-U.S. corporation that is classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. In general, a PFIC is any non-U.S. corporation if (1) 75% or more of its gross income for the taxable year is “passive income,” as defined for U.S. federal income tax purposes (the “PFIC income test”) or (2) the average percentage of its assets during the taxable year that produce passive income or that are held for the production of passive income is at least 50% (the “PFIC asset test”). In applying the PFIC income test and the PFIC asset test, a corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation must take into account its proportionate share of the second corporation’s income and assets.

OpenTV believes that it is not a PFIC for any of its taxable years ending prior to the merger; however, this determination is based on certain asset valuations and the application of law in which there is no clear guidance. OpenTV believes that its approach to determining PFIC status for prior taxable years is reasonable. OpenTV cannot provide holders with any assurance that the IRS or the courts would agree with its determination if they were to consider OpenTV’s situation. Because the determination of PFIC status after the merger will be made on an annual basis and will depend upon the composition of the income and assets of OpenTV and its subsidiaries at that time, OpenTV can provide no assurance that it will not be treated as a PFIC in the current or any future taxable year.

If OpenTV were to be classified as a PFIC, then unless a U.S. Holder timely makes either a “qualified electing fund” election or a “mark-to-market” election (as described below), such U.S. Holder generally would be subject to tax upon the disposition (which for this purpose includes certain pledges of stock in a PFIC) of appreciated OpenTV ordinary shares or upon the receipt of certain “excess distributions” as if such gain or “excess distribution” were ordinary income earned ratably over each day of the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which OpenTV was classified as a PFIC would be included in such holder’s gross income as ordinary income. The amounts allocated to each other prior taxable year would be taxed as ordinary income at the highest rate in effect for the U.S. Holder in that prior year, and would be subject to a special interest charge. U.S. Holders also would be required to file an annual return on IRS Form 8621 regarding distributions received in respect of, and gain recognized on dispositions of, OpenTV ordinary shares.

If OpenTV were deemed to be a PFIC, and a U.S. Holder makes a valid qualified electing fund (“QEF”) election, then the electing U.S. Holder would not be subject to the PFIC rules described above. Instead, the U.S. Holder would be required for each taxable year for which OpenTV is a PFIC to include in income such holder’s pro rata share of OpenTV’s (a) net ordinary earnings as ordinary income and (b) net capital gain as long-term capital gain, in each case computed under U.S. federal income tax principles, even if such earnings and gains have not been distributed to such holder, unless such holder makes an election to defer this tax liability and pays an interest charge.

Any U.S. Holder of OpenTV ordinary shares can make his/her/its own decision whether to make a QEF election. A QEF election would apply to all shares of OpenTV stock held or subsequently acquired by an electing U.S. Holder and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the information provided in the PFIC annual information statement, to a timely filed U.S. federal income tax return. There is also a procedure whereby certain U.S. Holders may make a retroactive QEF election provided that such holder files a timely protective QEF election statement with the IRS or meets certain other requirements. Should OpenTV determine that it is a PFIC in any taxable year, OpenTV will, at the time of such determination, provide U.S. Holders with all information necessary for such holders to make a timely QEF election for that taxable year.

Alternatively, a U.S. Holder of OpenTV ordinary shares may make a mark-to-market election. As with the QEF election, if this election is made the electing U.S. Holder would not be subject to the PFIC rules described above. Instead, the U.S. Holder generally would include in each year as ordinary income the excess, if any, of the fair market value of his/her/its OpenTV ordinary shares at the end of the taxable year over the U.S. Holder’s adjusted basis in such ordinary shares. Likewise, the U.S. Holder would be permitted an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in his/her/its ordinary shares over their fair market value at the end of the taxable year, though only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s basis in his/her/its ordinary shares would be adjusted to reflect any such income or loss amounts. The mark-to-market election is available to U.S. Holders of OpenTV ordinary shares only as long as such ordinary shares are “regularly traded” on the NASDAQ National Market (or other qualified exchange). There can be no assurance, however, that OpenTV’s ordinary shares will continue to be listed on the NASDAQ National Market (or other qualified exchange) or that they will be regularly traded on that exchange. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years (including those in which OpenTV is no longer a PFIC) unless OpenTV’s ordinary shares are no longer regularly traded on the NASDAQ National Market (or other qualified exchange) or the IRS consents to the revocation of the election.

The U.S. federal income tax consequences of owning stock in a PFIC are complex. U.S. Holders are urged to consult their own tax advisors as to the application and effect of the PFIC provisions and the availability of the QEF election, the mark-to-market election, and certain other elections.

Controlled Foreign Corporation Rules.    Special U.S. federal income tax rules apply to certain holders in a foreign corporation that is classified as a controlled foreign corporation, or a “CFC.” A foreign corporation will be classified as a CFC if U.S. shareholders owning 10% or more of its voting power, referred to as “U.S. Shareholders,” collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. For this purpose, a “U.S. Shareholder” is any U.S. person owning, directly or indirectly through foreign entities, or who is considered to own through application of certain attribution rules from U.S. or foreign persons, 10% or more of the total combined voting power of all classes of stock of the foreign corporation.

Based on OpenTV’s current ownership, OpenTV is currently a CFC and believes that it will continue to be classified as a CFC after the Merger. Accordingly, each U.S. Shareholder must include in its gross income for U.S. federal income tax purposes its pro rata share of OpenTV’s “subpart F income,” whether or not such income is distributed by OpenTV to its stockholders. In addition, gain on the sale of OpenTV ordinary shares by each U.S. Shareholder could be treated as ordinary income (rather than as capital gain) to the extent of certain accumulated earnings and profits of OpenTV. Subpart F income generally includes passive investment income such as interest, dividends and certain capital gains and includes any increase in OpenTV’s earnings invested in certain U.S. property.

The U.S. federal income tax consequences of owning stock in a CFC are complex. U.S. Holders are urged to consult their own tax advisors as to the application and effect of the CFC provisions.

    Information Reporting and Backup Withholding

A holder of ACTV common stock receiving OpenTV Class A ordinary shares should retain records related to such holder’s ACTV common stock sufficient to establish the gain or loss resulting from a later sale of OpenTV Class A ordinary shares, and should file with its federal tax return a statement setting forth facts relating to the merger.

Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 30% on cash payments received. Backup withholding will not apply, however, to a holder who either (i) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding by completing the Substitute Form W-9 included in the letter of transmittal to be delivered to holders following the date of completion of the merger or (ii) establishes a basis for exemption.

Information reporting requirements and backup withholding, subject to the exception described above, also may apply to dividends paid on OpenTV Class A ordinary shares and to the cash proceeds of a sale of the OpenTV Class A ordinary shares.

Backup withholding is not an additional tax; amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Non-U.S. Holders

In this discussion of the taxation of Non-U.S. Holders, it is assumed that a Non-U.S. Holder has no income or gain that will be effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders having income or gain that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors with respect to taxation of gain recognized in connection with the merger or a sale of OpenTV Class A ordinary shares, the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the “branch profits tax.”

Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized in the merger or upon the sale, exchange or other disposition of shares of ACTV common stock or OpenTV Class A ordinary shares unless the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the merger or the sale, exchange or other disposition and certain other conditions are met.

Dividends from OpenTV

A Non-U.S. Holder generally will not be subject to U.S. tax on distributions made by OpenTV with respect to OpenTV Class A ordinary shares.

Information Reporting and Backup Withholding

A Non-U.S. Holder’s sale, exchange or other disposition of OpenTV Class A ordinary shares may be subject to information reporting to the IRS as described below. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 30%) may apply to “reportable payments” if a Non-U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder’s full dividend and interest income.

Payment of the proceeds of the disposition of OpenTV Class A ordinary shares to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder’s non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payment of the proceeds of the disposition of OpenTV Class A ordinary shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

THE TRANSACTION DOCUMENTS

The Merger Agreement

The following is a summary of the material provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement and the amendment to the merger agreement, each of which is attached as Annex A-1 and A-2, respectively, to this joint proxy statement/prospectus and incorporated by reference. You should read the merger agreement and the amendment to the merger agreement, in their entirety, as together they represent the legal document governing this merger.

The Merger

Pursuant to the merger agreement, a wholly-owned subsidiary of OpenTV will merge with and into ACTV. ACTV will survive the merger and, as a result, will become a wholly-owned subsidiary of OpenTV.

Effective Time and Timing of Closing

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties may agree and as is specified in the certificate of merger in accordance with Delaware law. The closing of the merger will take place on the third business day following the date on which OpenTV provides ACTV with written notice that the last of the conditions to the merger agreement (except for those conditions to be satisfied at closing) have been satisfied or waived, or on such other date as the parties may agree.

OpenTV and ACTV cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions To The Merger.” The parties intend to complete the merger as promptly as practicable subject to adoption of the merger agreement by the ACTV stockholders, the approval of OpenTV stockholders to the issuance of OpenTV Class A ordinary shares in the merger and receipt of all requisite regulatory approvals. See “The Merger—Regulatory Approvals,” “—Agreement to Cooperate” and  “—Conditions To The Merger.”

Merger Consideration

Exchange Ratio.    At the completion of the merger, holders of shares of ACTV common stock issued and outstanding immediately before the completion of the merger will have no further rights with respect to those shares, other than the right to receive a fraction of an OpenTV Class A ordinary share in exchange for each share of ACTV common stock that they own. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders will receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders will receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders will receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to terminate the merger agreement under these conditions, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by the 5-day average, in which case the merger agreement will not be terminated.

By way of illustration, the following table provides examples of the exchange ratio calculated at various hypothetical average last sale prices of an OpenTV Class A ordinary share over a five trading day period. The table below assumes that the ACTV board of directors does not elect to terminate the merger agreement if the 5-day average used to calculate the exchange ratio is less than $0.80. The table also shows the implied value of such fraction of an OpenTV Class A ordinary share.

5-Day Average	Exchange Ratio	Implied Value
$0.75	.73333	$0.55
$1.00	.73333	$0.73
$2.00	.73333	$1.47
$2.25	.73333	$1.65
$3.00	.55000	$1.65
$4.00	.41250	$1.65
$5.00	.33000	$1.65
$6.05	.27273	$1.65
$7.00	.27273	$1.91
$8.00	.27273	$2.18

The following table provides examples of the exchange ratio calculated at various hypothetical average last sale prices of an OpenTV Class A ordinary share over a five trading day period and assumes that the 5-day average used to calculate the exchange ratio is less than $0.80, the ACTV board of directors elects to terminate the merger agreement and OpenTV, in its sole discretion, agrees to increase the exchange ratio as described above.

5-Day Average	Exchange Ratio	Implied Value
$0.55	1.06182	$0.584
$0.65	0.89846	$0.584
$0.75	0.77867	$0.584

We will not be able to determine the exchange ratio until three trading days before the closing date. Therefore, ACTV stockholders will not know, at the time they vote on the merger agreement, how many OpenTV Class A ordinary shares they will receive upon completion of the merger.

Fractional Shares.    No certificates or scrip representing fractional OpenTV Class A ordinary shares will be issued in the merger. Each holder of ACTV common stock who would otherwise be entitled to a fraction of an OpenTV Class A ordinary share will be entitled to receive a cash payment equal to, to be determined at OpenTV’s discretion, either:

•	the product obtained by multiplying the fractional interest to which such holder otherwise would be entitled by the average of the last sale prices of an OpenTV Class A ordinary share for the five consecutive trading days immediately preceding the third trading day prior to the closing date of the merger; or

•	such holder’s proportionate interest in the proceeds from the sale or sales in the open market of the aggregate fractional shares of OpenTV Class A ordinary shares that would otherwise be issuable in the merger.

Ownership of OpenTV Following the Merger

The aggregate number of Class A ordinary shares that OpenTV will issue in the merger depends on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date. Assuming the merger had closed on April 24, 2003, OpenTV would have issued approximately 40,979,248 of its Class A ordinary shares in the merger, based on an exchange ratio of 0.73333. In addition, up to 6,838,346 OpenTV Class A ordinary shares will be reserved for issuance upon the exercise of options to purchase shares of ACTV common stock, which will be assumed by OpenTV based on the number of outstanding ACTV stock options as of March 31, 2003 and an exchange ratio of 0.73333.

As of March 31, 2003, OpenTV had outstanding 41,605,203 Class A ordinary shares and 30,631,746 Class B ordinary shares. Each outstanding OpenTV Class A ordinary share is entitled to one vote and each outstanding OpenTV Class B ordinary share is entitled to ten votes, respectively, on each matter submitted to security holders for a vote. Assuming OpenTV would issue 40,979,248 Class A ordinary shares in the merger, ACTV stockholders will own approximately 36.2% of the shares and 10.5% of the voting power of the outstanding ordinary shares of OpenTV immediately after the merger.

The following table shows the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would collectively receive in the merger, the percentage of the outstanding ordinary shares of OpenTV they would own immediately after the merger and the percentage of voting power of the outstanding ordinary shares of OpenTV they would own immediately after the merger based upon a range of average five trading day last sale prices of an OpenTV Class A ordinary share and based upon the number of OpenTV Class A and Class B ordinary shares outstanding on March 31, 2003. The table below assumes that the ACTV board of directors does not elect to terminate the merger agreement if the 5-day average used to calculate the exchange ratio is less than $0.80.

5-Day Average	Aggregate Number of OpenTV Class A Ordinary Shares ACTV Stockholders Would Receive	% of Outstanding OpenTV Ordinary Shares	% of Voting Power of OpenTV Ordinary Shares
$0.75	40,979,248	36.2%	10.5%
$1.00	40,979,248	36.2%	10.5%
$2.00	40,979,248	36.2%	10.5%
$2.25	40,979,248	36.2%	10.5%
$3.00	30,734,575	29.8%	8.1%
$4.00	23,050,931	24.2%	6.2%
$5.00	18,440,745	20.3%	5.0%
$6.05	15,240,437	17.4%	4.2%
$7.00	15,240,437	17.4%	4.2%
$8.00	15,240,437	17.4%	4.2%

The following table shows the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would collectively receive in the merger, the percentage of the outstanding ordinary shares of OpenTV they would own immediately after the merger and the percentage of voting power of the outstanding ordinary shares of OpenTV they would own immediately after the merger based upon a range of average five trading day last sale prices of an OpenTV Class A ordinary share less than $0.80 and based on the number of OpenTV Class A and Class B ordinary shares outstanding on March 31, 2003. The table below assumes that the ACTV board of directors elects to terminate the merger agreement and OpenTV, in its sole discretion, agrees to increase the exchange ratio as described above.

5-Day Average	Aggregate Number of OpenTV Class A Ordinary Shares ACTV Stockholders Would Receive	% of Outstanding OpenTV Ordinary Shares	% of Voting Interest of OpenTV Ordinary Shares
$0.55	59,335,613	45.1%	14.6%
$0.65	50,206,885	41.0%	12.6%
$0.75	43,512,894	37.6%	11.1%

Payment Procedures

Before the closing of the merger, OpenTV will appoint an exchange agent to handle the exchange of ACTV stock certificates for certificates representing OpenTV Class A ordinary shares and payment of cash for fractional shares. Promptly after closing of the merger, the exchange agent will mail to each former ACTV stockholder a letter of transmittal to be used to exchange ACTV stock certificates for certificates representing OpenTV Class A ordinary shares. The letter of transmittal will contain instructions explaining the procedure for surrendering ACTV stock certificates.

After a holder of shares of ACTV common stock delivers certificates for those shares and a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

•	the whole number of OpenTV Class A ordinary shares such holder has a right to receive in the merger with respect to such shares of ACTV common stock; and

•	after giving effect to any required tax withholdings, a check in the amount of cash payable in lieu of any fractional OpenTV Class A ordinary shares, if any, plus any unpaid dividends and distributions, if any, that the holder may have the right to receive.

Shares of ACTV common stock that are surrendered to the exchange agent will be cancelled. No interest will be paid or accrued on any amount payable to holders of ACTV common stock. In addition, no holder of shares of ACTV common stock will receive any dividends or other distributions, nor will they be permitted to exercise any voting rights, with respect to OpenTV Class A ordinary shares to which the holder may be entitled, until such holder surrenders the certificates evidencing its shares of ACTV common stock to the exchange agent with a properly completed letter of transmittal.

ACTV stockholders should not send in their ACTV share certificates until they receive the letter of transmittal.

If any OpenTV Class A ordinary shares are to be delivered to a person other than the registered holder of the shares of ACTV common stock represented by the certificates surrendered to the exchange agent:

•	those ACTV certificates must be properly endorsed or otherwise be in proper form for transfer; and

•	the person requesting the delivery must pay to the exchange agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

OpenTV stockholders will not exchange their stock certificates representing OpenTV ordinary shares.

Treatment of ACTV Stock Options

Each outstanding option to purchase shares of ACTV common stock will be converted into an option to purchase the number of OpenTV Class A ordinary shares determined by multiplying the number of shares of ACTV common stock subject to the option immediately prior to the completion of the merger by the exchange ratio and rounding the resulting number down to the nearest whole number. The exercise price per OpenTV Class A ordinary share for each of these options will be the exercise price per share of ACTV common stock applicable to that option immediately prior to the completion of the merger divided by the exchange ratio and rounded up to the nearest whole cent. The converted options will generally have the same terms and conditions as were applicable under the applicable option agreement or ACTV option plan.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by OpenTV and ACTV to each other, including those regarding:

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of corporate governance documents, contracts and laws as a result of the merger;

•	capital structure;

•	accuracy of information supplied for use in this document and any documents filed with the SEC or any other governmental entity in connection with the merger by the parties;

•	documents filed with the SEC and financial statements included in those documents;

•	absence of certain adverse changes or events;

•	third party and governmental consents and filings required for the merger;

•	compliance with applicable laws;

•	finders’ or brokers’ fees; and

•	board of director approval.

In addition, ACTV made representations and warranties to OpenTV as to:

•	subsidiaries and affiliates;

•	lack of violations of corporate governance documents, contracts or laws;

•	pending and threatened litigation;

•	possession of required permits;

•	environmental matters;

•	tax matters;

•	employee benefits;

•	the receipt of a fairness opinion from Friedman, Billings, Ramsey & Co., Inc., ACTV’s financial advisor;

•	the stockholder vote required to adopt the merger agreement and the merger;

•	intellectual property;

•	validity of contracts;

•	interested party transactions and insurance;

•	state takeover laws and amendments to stockholder rights plans; and

•	accuracy of information provided and documents delivered to OpenTV pursuant to the merger agreement.

In addition, OpenTV made the following representations and warranties concerning its wholly-owned subsidiary that will merge with ACTV in the merger:

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of corporate governance documents, contracts and laws as a result of the merger;

•	capital structure; and

•	accuracy of information supplied for use in this document, and any documents filed with the SEC or any other governmental entity in connection with the merger by the parties;

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to each parties obligations to complete the merger.

Conduct Of The Business Of ACTV Prior To The Merger

ACTV has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except if specifically contemplated by the merger agreement or to the extent OpenTV consents in writing, ACTV and its subsidiaries will each conduct their business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its licenses in full force and effect, maintain its intellectual property, keep available services of its present officers and key employees and preserve the goodwill of those having business relationships with it. In addition to these agreements regarding the conduct of the business generally, ACTV has agreed that, subject to specified exceptions, neither it nor its subsidiaries will, among other things:

•	amend its certificate of incorporation, bylaws or other governing documents;

•	issue, grant, sell or deliver any shares of its capital stock or other equity interests other than upon exercise of outstanding convertible securities;

•	make changes in its share capital, including by stock splits, combinations and reclassifications;

•	repurchase or redeem its capital stock or other equity interests;

•	amend the terms of any of its outstanding convertible securities, including stock options;

•	incur any indebtedness;

•	secure, cancel, forgive or prepay any indebtedness, or guarantee any indebtedness of others;

•	make any loans, advances or capital contributions or investments in any entity;

•	enter into, amend, modify or terminate any contract or license that is material to ACTV, or relates to any material intellectual property of ACTV;

•	increase the compensation of any directors or officers, or increase the salary or benefits of any employee other than as required by an existing agreement;

•	make any capital expenditures or dispose of any assets beyond specified amounts;

•	settle or compromise any claim, litigation or arbitration;

•	make any tax election, settle any tax liability, change any tax practice or change its auditors;

•	acquire or purchase any substantial equity interest in or a material amount of assets of another entity, or acquire another entity by merger or consolidation;

•	enter into any agreement or arrangement containing certain types of exclusivity, confidentiality, indemnification, “most favored nation” and other provisions;

•	revalue any of its assets; or

•	prepare budgets or forecasts in a manner inconsistent with past practice.

No Solicitation

The merger agreement provides that ACTV will not, and will not permit its directors, officers, employees, agents or representatives to:

•	solicit, initiate, encourage or otherwise facilitate any inquiries, proposals or offers that relate to any alternative acquisition proposal;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal;

•	cooperate with or furnish any non-public information to anyone in connection with an alternative acquisition proposal;

•	approve, recommend or permit ACTV to enter into an agreement relating to an alternative acquisition proposal; or

•	vote for, approve or enter into an agreement with respect to any of the actions described above.

The prohibition on solicitation does not prevent ACTV or its board of directors from complying with SEC rules with regard to an alternative acquisition proposal by means of a tender offer or from recommending an alternative acquisition proposal to its stockholders if the ACTV board determines in good faith that an unsolicited alternative acquisition proposal is a “superior proposal” and that, on the basis of written advice of ACTV’s outside legal advisor, it must recommend such superior proposal to its stockholders in order to comply with its fiduciary duties under applicable law.

In addition, the prohibition on solicitation does not prevent ACTV’s board of directors, in the exercise of, and as required by, its fiduciary duties under applicable law, as determined by its board of directors in good faith, after consultation with and not inconsistent with the written advice of ACTV’s outside legal counsel, from engaging in discussions or negotiations with, and furnishing information concerning ACTV to, a person or entity that makes a superior proposal.

A “superior proposal” is a written, unsolicited alternative acquisition proposal that the ACTV board of directors, after taking into consideration the strategic benefits to ACTV of the transaction with OpenTV, determines in good faith by a majority vote (after consultation with, and the receipt of a written opinion from, ACTV’s financial advisor) is financially superior to the merger, for which financing is then committed or, in the good faith judgment of a majority of the ACTV board of directors, reasonably capable of being obtained, and, if accepted, is reasonably likely in the good faith judgment of the ACTV board of directors (after consultation with its outside legal counsel) to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the person making the proposal. Prior to taking any such actions, ACTV must provide OpenTV with written notice of such superior proposal and a copy of such superior proposal.

The merger agreement requires ACTV to promptly notify OpenTV after receiving any request for information or any inquiry, offer or proposal which could lead to an alternative acquisition proposal, indicating the identity of the potential acquirer and the material terms and conditions of the request, inquiry, offer or alternative acquisition proposal, and to keep OpenTV fully informed of the status of that request, inquiry, offer or alternative acquisition proposal.

If ACTV receives an alternative acquisition proposal, which its board of directors determines is a superior proposal, ACTV may terminate the merger agreement and pursue that superior proposal so long as OpenTV is given at least five business days to match that superior proposal and refuses to do so or, if OpenTV offers to match such superior proposal within that period, ACTV is unable to reach a definitive agreement with OpenTV within a reasonable period of time thereafter. In those circumstances, ACTV will be obligated to pay OpenTV a termination fee and issue to OpenTV warrants to purchase shares of ACTV common stock. See “—Termination”, “—Termination Fee” and “—Warrants.”

Employee Benefits

Subject to the requirements of applicable law, neither OpenTV nor the surviving corporation in the merger will be required to maintain any of ACTV’s compensation or benefit plans after consummation of the merger. ACTV will terminate its 401(k) plan prior to consummation of the merger and each employee of the surviving corporation who was an employee of ACTV immediately prior to consummation of the merger will be entitled to participate in the employee benefit plans maintained by OpenTV to the same extent as similarly situated employees of OpenTV.

ACTV’s employees will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by OpenTV for service accrued prior to consummation of the merger.

Agreement To Cooperate

ACTV and OpenTV have agreed to use their reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws to consummate the merger. This includes the use of reasonable best efforts to, among other things:

•	prepare and file with the SEC this joint proxy statement/prospectus and seek to have such filing cleared and/or declared effective by the SEC as soon as reasonably practicable after filing;

•	take such actions as may reasonably be required in connection with the issuance of the Class A ordinary shares in connection with the merger;

•	make all governmental filings and other required submissions, including under the HSR Act;

•	cause any injunctions or restraining orders to be lifted; and

•	obtain necessary or appropriate consents, waivers or approvals of third parties required in connection with the merger.

However, OpenTV, entities that control OpenTV and OpenTV’s affiliates will not be required to divest, rearrange or restrict any of their businesses or assets in connection with these obligations.

ACTV has also agreed to take all action necessary to hold the special meeting of ACTV stockholders for the purpose of considering and voting upon the adoption of the merger agreement. OpenTV agreed to submit to its stockholders for their approval, either at its annual meeting or a special meeting, a proposal to issue Class A ordinary shares in connection with the merger. The annual meeting of OpenTV to which this joint proxy statement/prospectus relates, satisfies this requirement of OpenTV.

Indemnification

ACTV and OpenTV have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, the surviving corporation in the merger will indemnify and hold harmless each present and former director and officer of ACTV or any of its subsidiaries (including advancing expenses to the fullest extent provided by Delaware law) against all losses, costs, expenses, claims, judgments, fines, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the indemnified party is or was a director or officer of ACTV pertaining to any matter existing or occurring before or after consummation of the merger.

ACTV Board Recommendation

The merger agreement provides that ACTV’s board of directors will recommend that the ACTV stockholders vote in favor of adoption of the merger agreement. However, ACTV’s board of directors may withdraw or modify its recommendation prior to stockholder approval of adoption of the merger agreement if the board of directors determines in good faith by a majority vote, after consultation with and not inconsistent with the written advice of ACTV’s outside legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations. Notwithstanding any such withdrawal or modification, ACTV is required to submit the merger agreement to a vote at the special meeting unless the merger agreement is terminated in accordance with its terms.

A withdrawal or adverse change of ACTV’s board of directors’ recommendation or failure by the ACTV board of directors to reconfirm its recommendation will permit OpenTV to terminate the merger agreement and may give rise to the payment of a termination fee of $5,000,000 by ACTV to OpenTV as described under  “—Termination Fee” and the issuance to OpenTV of warrants to purchase shares of ACTV common stock as described under “—Warrants.”

Conditions To The Merger

The obligations of ACTV and OpenTV to complete the merger are subject to the satisfaction of each of the conditions described below:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of ACTV common stock;

•	approval of the issuance of the OpenTV Class A ordinary shares in connection with the merger by OpenTV stockholders;

•	the SEC having declared effective the registration statement registering the OpenTV Class A ordinary shares issued in connection with the merger under the Securities Act of 1933, as amended;

•	expiration or termination of any applicable waiting period under the HSR Act without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved;

•	approval for listing of the OpenTV Class A ordinary shares issued in connection with the merger on the Nasdaq National Market or such other securities exchange or national market system on which the Class A ordinary shares are traded; and

•	absence of any legal restraints or prohibitions preventing consummation of the merger or permitting consummation subject to conditions or restrictions that would have a material adverse effect on the transactions contemplated by the merger agreement, or a material adverse effect on OpenTV and its subsidiaries taken as a whole, any entity that controls OpenTV and its subsidiaries taken as a whole, or the surviving corporation in the merger and its subsidiaries taken as a whole.

Unless waived by OpenTV, OpenTV’s obligations to complete the merger are subject to the satisfaction of the following additional conditions:

•	certain of the representations and warranties of ACTV being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the effective date of the merger;

•	ACTV’s performance in all material respects of all of its obligations under the merger agreement;

•	OpenTV’s receipt of a certificate from ACTV certifying the accuracy of ACTV’s representations and warranties and performance of ACTV’s obligations;

•	ACTV’s having obtained consents from third parties, other than governmental entities, which are necessary for the consummation of the merger, except as would not have a material adverse effect;

•	absence of any laws, rules or judgments, or of any action, suit or proceeding pending or threatened, that, in OpenTV’s reasonable judgment, makes the merger illegal, imposes material penalties in connection with the merger, requires OpenTV, any entity controlling OpenTV or OpenTV’s affiliates to divest assets or restricts their ability to operate their businesses or their ownership of the surviving corporation in the merger, prohibits or delays consummation of the merger, or materially increases the liabilities or obligations of OpenTV, any entity controlling OpenTV or OpenTV’s affiliates in connection with the merger;

•	there being no change or event which individually or in the aggregate has had, or in OpenTV’s reasonable judgment could reasonably be expected to have, a material adverse effect on the merger, OpenTV’s liabilities or obligations with respect to the merger, or the business, assets, results of operations, financial condition or prospects of ACTV and its subsidiaries, taken as a whole, the surviving corporation in the merger and its subsidiaries, taken as a whole or OpenTV and OpenTV’s subsidiaries, taken as a whole;

•	there being no general suspension of trading in shares of ACTV common stock on the Nasdaq National Market, no decline (measured from September 26, 2002) in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15%, and no declaration of a banking moratorium or general suspension of payments in respect of banks in the United States;

•	receipt of all necessary governmental consents;

•	certain specified contracts to which ACTV is a party remaining in full force and effect;

•	all actions, proceedings and documents required to consummate the merger and all other related legal matters shall have been reasonably satisfactory to and approved by OpenTV’s counsel;

•	the employment agreements of David Reese and Bruce Crowley with ACTV shall have been amended to OpenTV’s satisfaction in a manner consistent with the terms described under “The Merger—Conflicts of Interest of ACTV Directors and Officers in the Merger—Employment Agreements following the Merger”; and

•	if appraisal rights are available, the number of shares of ACTV common stock whose holders perfect appraisal rights shall not exceed 2.5% of the outstanding shares of ACTV common stock.

Unless waived by ACTV, ACTV’s obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•	OpenTV’s representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the effective date of the merger;

•	OpenTV’s performance in all material respects of all of its obligations under the merger agreement; and

•	ACTV’s receipt of a certificate from OpenTV certifying the accuracy of OpenTV’s representations and warranties and performance of its obligations.

Important Definitions

In the merger agreement, the phrase “material adverse effect” in reference to ACTV means any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of ACTV and its subsidiaries taken as a whole, Media Online Services, Inc., Digital ADCO, Inc., or following the merger, on the surviving corporation in the merger, OpenTV and its subsidiaries, taken as a whole, or any entity in control of OpenTV and its subsidiaries, taken as a whole. OpenTV and ACTV have agreed in the merger agreement that any adverse effect of $1.5 million or more on ACTV or any of its subsidiaries shall in any event be deemed a “material adverse effect” on ACTV.

In addition, the phrase “alternative acquisition proposal” means any proposal (other than the transactions contemplated by the merger agreement) regarding:

•	a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving ACTV;

•	the issuance by ACTV or any of its subsidiaries of any equity interest in or voting securities of ACTV or the subsidiary which constitutes 10% or more (or, in the context of a superior proposal, 50% or more) of total equity or voting securities of ACTV or such subsidiary;

•	the acquisition of 10% or more (or, in the context of a superior proposal, 50% or more) of the assets of ACTV or any of its subsidiaries;

•	the acquisition by any person or group of 10% or more (or, in the context of a superior proposal, 50% or more) of ACTV’s common stock, subject to some exceptions;

•	any transaction involving ACTV that is reasonably likely to prohibit, restrict or delay consummation of the merger; or

•	except in the context of a superior proposal, any license of ACTV’s material intellectual property to another interactive television business or any license of ACTV’s intellectual property that is exclusive or includes a covenant not to sue, covenant not to assert or certain types of releases.

The phrase “alternative acquisition proposal” also includes the occurrence of any of the foregoing or announcement of a plan to do or agreement to engage in any of the foregoing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by:

•	the mutual written consent of ACTV and OpenTV if the board of directors of each so determines;

•	either party, if the merger is not consummated by June 30, 2003, unless the party seeking to terminate the agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure of the merger to be consummated by that date;

•	either party, if the ACTV stockholders fail to vote in favor of adoption of the merger agreement, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain stockholder approval;

•	either party, if OpenTV stockholders fail to approve the issuance of OpenTV Class A ordinary shares in connection with the merger, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain stockholder approval;

•	either party, if any order, decree or ruling that permanently restrains or prohibits consummation of the merger becomes final and non-appealable;

•	either party, if the other party has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the conditions to the nonbreaching party’s obligation to consummate the merger cannot be satisfied;

•	ACTV, in order to enter into an agreement for an alternative acquisition proposal, which ACTV’s board of directors in good faith determines to be a superior proposal if, after receiving notice of that proposal, OpenTV fails to match the terms of that proposal, ACTV pays the termination fee described below and issues to OpenTV warrants to purchase shares of ACTV common stock, as described below;

•	ACTV, if the average of the last sale prices of an OpenTV Class A ordinary share for the five consecutive trading days immediately preceding the third trading day prior to the closing date of the merger is less than $0.80, unless, after receiving notice from ACTV of its election to terminate the agreement, OpenTV elects, in its sole discretion, to increase the exchange ratio;

•	OpenTV, if ACTV’s board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reaffirm its recommendation after a written request by OpenTV to do so; or

•	OpenTV, if ACTV, or any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents takes any of the actions prohibited by the no-solicitation section of the merger agreement with respect to an alternative acquisition proposal, determined for this purpose without regard to the provisions allowing certain actions to be taken, as described above under “—No Solicitation.”

Termination Fee

ACTV will be required to pay a termination fee of $5,000,000 in cash to OpenTV if the merger agreement is terminated under the following circumstances:

•	an alternative acquisition proposal has been made to ACTV or its stockholders or is publicly announced and the merger agreement is then terminated by either party because the merger has not been consummated by June 30, 2003 or the ACTV stockholders failed to vote in favor of adoption of the merger agreement, and, in each case, within 18 months following termination ACTV enters into a definitive agreement for or consummates a transaction that if proposed prior to termination of the merger agreement would have been an alternative acquisition proposal;

•	ACTV’s board of directors authorizes ACTV to enter into a binding agreement concerning a superior proposal, OpenTV does not match that proposal and ACTV terminates the merger agreement;

•	ACTV’s board of directors withdraws or modifies in a manner adverse to OpenTV its approval or recommendation of the merger or fails to reconfirm its recommendation of the merger within three business days following a request from OpenTV to do so and OpenTV terminates the merger agreement;

•	OpenTV terminates the merger agreement because ACTV has breached any representation, warranty, covenant or agreement contained in the merger agreement such that the conditions to OpenTV’s obligation to consummate the merger cannot be satisfied; or

•	OpenTV terminates the merger agreement because ACTV or any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents takes any of the actions prohibited by the no-solicitation section of the merger agreement with respect to an alternative acquisition proposal, determined for this purpose without regard to the provisions allowing certain actions to be taken, as described above under “—No Solicitation.”

Warrants

In the event the merger agreement is terminated under circumstances requiring ACTV to pay a termination fee to OpenTV, ACTV will, in addition to paying the termination fee, issue to OpenTV warrants to purchase a number of shares of ACTV common stock equal to 3.99% of the outstanding shares of ACTV common stock on the date such warrants are issued, determined on a fully diluted basis after giving effect to the exercise of the warrants. The warrants will be exercisable for a period of three years from the date of issue, the exercise price of such warrants will be $1.40 per share, and the warrants will contain such terms and provisions as are customarily found in warrants issued by publicly-traded companies.

Expenses

The merger agreement provides that all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs and expenses, except that:

•	ACTV and OpenTV have agreed to share equally the filing fees payable with respect to this joint proxy statement/prospectus, the registration statement and the notification and report form under the HSR Act; and

•	If the merger agreement is terminated by ACTV or OpenTV because of the failure of ACTV’s stockholders to adopt the merger agreement then ACTV will reimburse OpenTV up to $1,500,000 for OpenTV’s costs and expenses incurred in connection with the merger agreement.

The Voting Agreement

On September 26, 2002, as an inducement to OpenTV’s entering into the merger agreement, David Reese, William Samuels and Bruce Crowley each entered into a voting agreement with OpenTV. As of the ACTV record date, these individuals together held approximately [    ]% of the outstanding shares of ACTV common stock. The following is a summary of the material terms and conditions of the voting agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference. OpenTV and ACTV encourage you to read the voting agreement in its entirety.

Delivery of Proxies

Under the voting agreement, David Reese, William Samuels and Bruce Crowley each have delivered to OpenTV an irrevocable proxy, which will allow OpenTV to vote each of those stockholder’s shares:

•	in favor of adoption of the merger agreement;

•	against any action, approval or agreement that would compete with, materially impede, adversely affect, discourage or delay the merger with OpenTV, including any alternative acquisition proposal;

•	against any action, approval or transaction that would result in a material breach of ACTV’s representations, warranties, covenants or agreements in the merger agreement; and

•	against any other merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or other transfer of any material assets of ACTV.

Other Agreements

Each of those stockholders has also agreed under the voting agreement:

•	to revoke all previous proxies and not to grant any other proxies or powers of attorney or enter into any other voting agreement with respect to his shares of ACTV common stock;

•	not to solicit, encourage or initiate any action that would compete with, materially impede, interfere with or adversely affect the merger with OpenTV;

•	not to transfer, sell, pledge or otherwise dispose of his shares of ACTV common stock or securities convertible into or exchangeable for ACTV common stock, including depositing shares into a voting trust; and

•	not to acquire any additional shares of ACTV common stock unless that stockholder delivers a similar proxy to OpenTV with respect to the shares of that newly acquired ACTV common stock.

Fiduciary Duties

Notwithstanding the agreements described above, nothing in the voting agreement restricts Messrs. Reese and Samuels from exercising their fiduciary duties as a director of ACTV.

Termination

The voting agreement terminates upon the earlier to occur of the consummation of the merger and the termination of the merger agreement.

CERTAIN INFORMATION CONCERNING OPENTV

Business

General Development of the Business

OpenTV is one of the world’s leading interactive television companies. OpenTV provides technology, content, applications, and professional services that enable digital television network operators in over sixty countries to deliver and manage interactive television services for its subscribers. OpenTV’s technology is available on all major digital television platforms—cable, satellite and terrestrial—and is currently deployed in the major geographic areas of the world.

OpenTV was formed as an international business company incorporated under the International Business Companies Act of the British Virgin Islands in September 1999 to act as a holding company for OpenTV, Inc., which then became its principal operating subsidiary. OpenTV, Inc. began operations when Thomson Sun Interactive, LLC, a joint venture formed by THOMSON multimedia S.A. and Sun Microsystems, Inc., was converted into OpenTV, Inc., a newly formed Delaware corporation, in March 1998. Following the conversion, THOMSON sold its interest in OpenTV, Inc. to Sun and MIH Limited. OpenTV completed a strategic financing round in October 1999 and completed its initial public offering in November 1999.

In July 2000, OpenTV completed its merger with Spyglass, Inc., a provider of strategic Internet consulting, software and professional services that enable content providers, service operators and device manufacturers to capitalize on the potential of the Internet.

In November 2000, OpenTV completed its acquisition of CableSoft Corporation, a provider of “on-demand information” software solutions for broadband network operators. Also in November 2000, OpenTV established a co-owned venture with Motorola, Inc. named Spyglass Integration, Inc., in which OpenTV owns a 90% equity interest, for the purposes of providing integration, testing and development services to digital cable and satellite network operators.

In July 2001, OpenTV completed its acquisition of Static 2358 Holdings Limited, a privately-held interactive television media and entertainment company. Static’s products include PlayJam™, the most widely deployed interactive television games channel in the world, which is available to over twelve million subscribers in the United Kingdom, France and the United States. In January 2002, OpenTV began managing its content and applications offerings under the Static™ name.

Recent Developments

Corporate Restructurings and Office Closings.    In January 2002, OpenTV implemented a workforce reduction plan in an effort to reduce OpenTV’s operating expenses. This restructuring plan resulted in the termination of employment for approximately 50 employees in offices located in the United States and Korea, consolidation of excess office space in the United States, France and Korea, and asset write-offs incurred in connection with leasehold improvements and other fixed assets that were abandoned. In September 2002, OpenTV announced the closure of its regional office located in Naperville, Illinois, which resulted in the termination of employment for approximately 60 employees, the abandonment of an office lease and the write-down of certain fixed assets. In October 2002, OpenTV began to implement additional restructuring initiatives to reduce its worldwide workforce by approximately 150 personnel, further consolidate its facilities and write-off additional leasehold improvements and other fixed assets that were abandoned. A restructuring of OpenTV’s French operations, which resulted in the termination of approximately 70 employees and the reduction of excess office space, was approved during the first quarter of 2003.

Change in Control of OpenTV.    On August 27, 2002, the transactions contemplated by the Stock Purchase Agreement, dated May 8, 2002, as amended, among MIH Limited, OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited, Liberty Media Corporation and LDIG OTV, Inc., a wholly-owned subsidiary of Liberty Media Corporation, were consummated. OpenTV was not a party to this stock purchase agreement.

Pursuant to this stock purchase agreement, LDIG OTV purchased 365,460 of OpenTV’s Class A ordinary shares from OTV Holdings and Liberty Media purchased 30,206,154 of OpenTV’s Class B ordinary shares from OTV Holdings, all for an aggregate purchase price of $184,958,265, which was paid by delivery of $46,239,567 in cash and 15,385,836 shares of Liberty Media’s Series A common stock. This transaction is referred to as the “Liberty Media stock purchase transaction.”

Based on information provided by Liberty Media to OpenTV, following the Liberty Media stock purchase transaction, Liberty Media held, directly and indirectly through its control of LDIG OTV, an aggregate of 2,313,716 OpenTV Class A ordinary shares and 30,510,150 OpenTV Class B ordinary shares, representing approximately 45.5% of the economic interest and approximately 88.4% of the voting power of the ordinary shares outstanding OpenTV as of December 31, 2002. As a result of its direct and indirect ownership of the ordinary shares OpenTV, and the voting power attributable thereto, Liberty Media has the ability to elect all of the members of OpenTV’s board of directors and, subject to applicable law and the terms of an Amended and Restated Stockholders’ Agreement, dated October 23, 1999, among OpenTV, OpenTV, Inc., OTV Holdings, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., to approve or disapprove all matters presented to a vote of OpenTV’s shareholders, including the power to approve or disapprove mergers and other extraordinary corporate transactions and amendments to OpenTV’s memorandum of association and articles of association. For more information about the Amended and Restated Stockholders’ Agreement, see “—Certain Relationships and Related Transactions.”

A majority of the members of OpenTV’s board of directors resigned in connection with the Liberty Media stock purchase transaction. Messrs. Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner, each a designee of Liberty Media, were appointed to OpenTV’s board of directors in place of the directors who resigned.

Acquisition of Wink Communications, Inc.    On October 4, 2002, OpenTV’s wholly-owned subsidiary, OpenTV US Holdings, Inc., acquired Wink Interactive, Inc., which owns all of the capital stock of Wink Communications, Inc., from Liberty Broadband Interactive Television, Inc., a wholly-owned subsidiary of Liberty Media, for $101 million in cash. The purchase price reflected the total cash consideration plus expenses paid by Liberty Broadband in connection with Liberty Broadband’s acquisition of Wink Communications on August 22, 2002. Wink Communications creates interactive enhancements to traditional television advertisements and programs.

Nasdaq Listing.    On February 19, 2003, OpenTV received a letter notifying it of a determination by the Nasdaq staff to delist OpenTV’s Class A ordinary shares from The Nasdaq Stock Market at the opening of business on February 28, 2003, absent an appeal by OpenTV. The delisting letter was given by the Nasdaq staff due to OpenTV’s noncompliance with Marketplace Rules 4350(e) and 4350(g), which require Nasdaq issuers to hold annual shareholder meetings and to solicit proxies therefor. OpenTV did not hold an annual meeting during 2002. OpenTV appealed the delisting determination of the Nasdaq staff to a Nasdaq Listing Qualifications Panel on April 3, 2003. On April 25, 2003, the Listing Qualifications Panel advised OpenTV of its determination that OpenTV had presented a definitive plan that will enable it to evidence compliance with all requirements for continued listing on The Nasdaq National Market within a reasonable period of time and to sustain compliance with those requirements over the long term. Accordingly, the Listing Qualifications Panel determined to continue listing the Class A ordinary shares on The Nasdaq National Market provided that OpenTV solicit proxies for and hold an annual meeting by June 4, 2003. OpenTV must also demonstrate compliance with all other requirements for continued listing on The Nasdaq National Market, other than the requirement that the Class A ordinary shares maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days. OpenTV has until October 1, 2003 to regain compliance with such minimum bid price requirement in order to remain listed on The Nasdaq National Market. In the event OpenTV is unable to comply with all of the conditions set by the Listing Qualifications Panel for continued listing on The Nasdaq National Market, the Class A ordinary shares may be transferred to The Nasdaq SmallCap Market provided OpenTV meets the criteria for listing on that market.

Financial Information About Operating Segments

OpenTV’s not organized into business units and OpenTV does not calculate its revenues, profits or loss, or total assets based on segmentation of its business. OpenTV believes that it operates in a single industry segment. Please see “Note 15. Segment Information” to OpenTV’s Consolidated Financial Statements for a further discussion of segment information.

Narrative Description of Business

Overview

OpenTV is one of the world’s leading interactive television companies. OpenTV provides technology, content and applications, and professional services that enable digital television network operators in over sixty countries to deliver and manage interactive television services on all major digital television platforms—cable, satellite and terrestrial—across all major geographic areas of the world. OpenTV’s software products, including its core middleware and Wink interactive service platform, have been shipped in more than forty-two million digital set-top boxes worldwide. More than eighteen million digital set-top boxes enabled with OpenTV’s software products have been shipped in the United States. OpenTV’s interactive services and content offerings, including the Wink interactive service and the PlayJam interactive games channel, are available to over nineteen million subscribers worldwide.

Products and Services

At its most basic level, interactive television enables viewers to turn passive viewing experiences into active ones. Using a standard remote control viewers may, for example, shop at their favorite stores, conduct home banking transactions, interact with television advertisements, send and receive e-mail messages, chat with friends, play interactive games, receive instant news, sports and other information, view electronic programming guides, order on-demand content and surf the Internet.

OpenTV provides an integrated set of products and services to industry participants that enable the provision of digital interactive television services to television viewers. Customers using OpenTV’s products and services include network operators, set-top box manufacturers, application and content developers, retail advertisers and programming networks. In addition, through Static and its PlayJam entertainment and games channel, OpenTV has begun to manage the provision of certain interactive television services directly to consumers.

The products and services OpenTV provides can be broken down into the following categories:

•	Middleware Solutions. OpenTV’s integrated and modular middleware products enable network operators to manage the delivery and execution of interactive television services within their digital television set-top boxes.

•	Network and Enterprise Solutions. These software products, which are used in conjunction with OpenTV’s middleware solutions and generally reside at a network operator’s head-end or other central broadcasting facility, manage the generation and delivery of interactive television services to and from the set-top box and integrate and manage secure commerce and advertising functions.

•	Interactive Channels. OpenTV develops and manages branded interactive television channels, including PlayJam, the world’s first interactive television gaming and entertainment channel.

•	Enhanced iTV Services. OpenTV’s Wink service allows advertisers, retail merchants, broadcast and cable networks to create interactive enhancements to traditional television advertisements and programs, and gives viewers access to program-related information such as news, sports and weather.

•	iTV Applications. OpenTV provides stand-alone interactive television applications deployable by network operators utilizing OpenTV’s interactive television platform, as well as applications tools that allow third-party developers to author interactive television applications for OpenTV’s interactive television platform.

•	Professional Services and Support. OpenTV’s worldwide team of skilled and experienced launch managers and software integration engineers help network operators and set-top box manufacturers build, integrate and deploy interactive services. OpenTV also provides education services to meet the training needs of all its customers.

During the three years ended December 31, 2002, product and service categories contributing to more than 10% of OpenTV’s revenues on an annual basis were as follows (revenue totals in millions):

	2002		2001		2000
Category	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Middleware Solutions (Royalties)	$20	33%	$34	39%	$30	48%
Interactive Channels (Channel Fees)	11	18%	3	4%	—	—
Professional Services and Support	24	40%	36	41%	19	30%

In addition, 2000 revenues from licenses of OpenTV’s stand-alone Device Mosaic product, which are included in the application category, were $7 million, or 11% of OpenTV’s total revenues in 2000.

Middleware Solutions

OpenTV’s middleware solutions provide a common software platform that enables digital television network operators to deliver and manage interactive television applications and content for different digital television environments—including basic and advanced set-top boxes—across all digital television network architectures (cable, satellite and terrestrial). With OpenTV’s middleware solutions, an interactive television application can typically be developed once for a network operator using OpenTV’s middleware platform and then used in a variety of set-top boxes made by different set-top box manufacturers used by that network.

OpenTV Core, OpenTV’s basic middleware product, contains OpenTV’s core middleware and related components that provide network operators with a full-featured interactive television delivery and development environment for both basic and advanced set-top boxes. OpenTV Core can manage a wide range of interactive television applications, including virtual channels, enhanced broadcasts, electronic commerce applications, games and on-demand news and information services.

Key features of OpenTV Core include:

•	Support for basic and advanced set-top boxes. OpenTV Core can run with the relatively limited processing power and memory found in most mass-market digital set-top boxes currently being deployed by network operators. OpenTV Core is also suitable for more advanced digital set-top boxes that contain increased processing power and memory.

•	Support for HTML applications. OpenTV’s HTML Package allows network operators to leverage existing Web-based HTML and JavaScript content, tools and infrastructure to create and deliver interactive television applications to a digital set-top box. HTML Package has been integrated with OpenTV’s core middleware and is based on OpenTV’s Device Mosaic technology.

•	Connectivity. OpenTV Core provides solutions for both broadcast, or point-to-multipoint, networks and high bandwidth, bi-directional, point-to-point networks. OpenTV Core includes modules that support common interactive television-related communication protocols, including the DOCSIS communication protocol (providing a data return channel for cable modem set-top boxes that enables viewers to retrieve information from the Internet at broadband speed).

•	Localization. OpenTV Core supports text input and presentation of substantially all languages in common use (including double byte Asian languages), which allows for localization of interactive television services for different countries.

•	Personal video recorder support. Many network operators are specifying that set-top boxes support the ability to record and playback a broadcast program using an internal hard drive resident in the set-top box. OpenTV Core currently enables the seamless integration of third-party mass storage solutions to meet this requirement.

Revenues associated with OpenTV’s middleware solutions are generated in the form of one-time royalties as set-top boxes incorporating OpenTV’s middleware are sold to manufacturers and network operators around the world and as network operators upgrade or add additional features to the versions of OpenTV’s middleware running on their networks.

Network and Enterprise Solutions

OpenTV’s network solutions, which consist of OpenTV Streamer™, OpenTV Publisher™, OpenTV H2O™ and OpenTV Gateway™, are used in conjunction with OpenTV’s middleware solutions and enable network operators to utilize their existing digital television broadcast infrastructure to manage the generation and delivery of interactive television services to, and from, the set-top box.

•	OpenTV Streamer. OpenTV Streamer, the foundation of OpenTV’s network solutions, enables network operators to integrate applications and data with audio and video signals for reception on set-top boxes enabled with OpenTV’s middleware platform. Installed in a broadcast facility or cable head-end, OpenTV Streamer relies on hardware architecture that is capable of interfacing with any standard digital broadcast system and is based on the Windows NT operating system.

•	OpenTV Publisher. OpenTV Publisher is a software product that integrates with OpenTV Streamer to enable content developers and network operators to build and deliver interactive content for OpenTV’s middleware platform that utilize the popular Web-based Extensible Markup Language, or XML, content format.

•	OpenTV H2O. OpenTV H2O enables the transformation of Web-based HTML and JavaScript content into interactive applications that can run on basic digital set-top boxes.

•	OpenTV Gateway. OpenTV Gateway manages communications traffic originating from basic digital set-top boxes to standard e-mail and commerce servers.

OpenTV’s enterprise solutions, which consist of OpenTV Account™ and OpenTV Advertise™, are also used in conjunction with OpenTV’s middleware solutions and manage the secure commerce and advertising functions of a network operator’s interactive television service.

•	OpenTV Account. OpenTV Account enables electronic commerce features within interactive television applications running on OpenTV’s middleware platform and gives network operators the opportunity to develop commerce-related interactive television revenue streams. Key features of OpenTV Account include single sign-on management, electronic-receipt management, electronic-wallet and address book management, and security features such as managing information access entitlement and control.

•	OpenTV Advertise. OpenTV Advertise enables network operators to control the process of integrating and managing advertisements within content and applications running on OpenTV’s middleware platform. Key features of OpenTV Advertise include the ability to schedule and insert advertisements, and to generate reports on the status of advertising campaign delivery and performance.

Revenues from OpenTV’s network and enterprise solutions generally are recognized in the form of one-time license fees upon shipment of software with annual support fees recognized in future periods as and if the customer elects support.

Interactive Channels

OpenTV develops and operates branded interactive television channels that are distributed by network operators utilizing OpenTV’s middleware platform and interactive television middleware platforms provided by third parties.

PlayJam, OpenTV’s flagship branded channel, is the world’s first multi-platform interactive television entertainment and gaming channel. Launched in early 2001 on BSkyB in the United Kingdom, PlayJam currently is available to over twelve million subscribers through distribution on BSkyB, NTL and Telewest in the United Kingdom, TPS and Canal Satellite in France, and Cablevision in the United States. PlayJam runs on OpenTV’s interactive television platform as well as those provided by Liberate Technologies and Media Highway. PlayJam also runs on the Sony platform, which uses OpenTV’s Device Mosaic technology, on the Cablevision system in the greater New York area.

OpenTV has developed a library of more than 200 different single- or multi-player games that have run on PlayJam. These include quizzes, arcade-style games, gambling, casino and lottery games, puzzles, adult-theme games, and competition and editorial games.

In the United Kingdom and in France, PlayJam charges a fee, via a premium rate telephone call using the telephone or the remote control, for membership registration, game score registration for the chance to win prizes, and for access to pay-per-play content. OpenTV has also sold advertising and sponsorship space from time to time on PlayJam games.

From time to time as its business strategies and market conditions warrant, OpenTV may consider the development and launch of additional branded interactive television channels.

Enhanced iTV Services

OpenTV’s Wink service, which is available to more than seven million subscribers on over ten million set-top boxes in North America, provides an end-to-end solution for sending interactive applications along with broadcast video to viewers’ televisions. This system of enhanced services, which is composed of core, proprietary technologies developed by OpenTV’s subsidiary Wink Communications as well as off-the-shelf electronic commerce and database solutions, consists of the following components:

•	The Wink Studio and Wink Server Studio authoring tools and associated templates, which allow networks, advertisers and cable operators to design interactive Wink applications;

•	The Wink Broadcast Server and extensions, which manage the timing and delivery of Wink applications;

•	Wink Client software, which displays Wink applications for television viewers and enables the generation and capture of viewer responses; and

•	The Wink Response Server and Wink Response Network, which are designed to efficiently process viewer responses to applications and forward them to advertisers or merchants.

OpenTV’s Wink service enables advertisers and programmers to process e-commerce transactions while offering viewers instant interactive entertainment and information retrieval. For example, OpenTV’s Wink service enables interactive weather services on The Weather Channel and sports information services on ESPN. In addition, it collects, analyzes and routes viewer behavior and response data to give advertisers and network operators a tool to collect consumer and viewer research and to evaluate the success and value of television advertising campaigns. Advertisers recently having enhanced their advertisements with OpenTV’s Wink service include Coca-Cola, Ford and Wal-Mart.

Revenues historically have been earned principally through the license of Wink’s proprietary technologies and consulting, engineering and installation services, and are included in license fees and services, support and other in OpenTV’s income statement.

iTV Applications

OpenTV develops and market interactive applications for use by network operators that have adopted OpenTV’s middleware platform. OpenTV’s applications offerings include a suite of standardized applications that can be licensed by and customized for particular network operator customers. These applications include:

•	Commerce

•	Communications (Instant messaging, chat and short message service)

•	Email

•	Horoscope

•	News

•	Sports

•	Weather

OpenTV also offers OpenTV Device Mosaic, a customizable, stand-alone browser designed specifically for information appliances other than personal computers. OpenTV Device Mosaic supports HTML and JavaScript based applications and is optimized and designed for advanced products and applications. OpenTV has developed a Japanese derivative of OpenTV Device Mosaic that supports Broadcast Markup Language, the Japanese interactive content standard.

Apart from these standardized applications, OpenTV develops stand-alone applications for network operators on a revenue sharing or fee-for-service basis.

OpenTV also encourages television program developers and independent parties to design and create applications for OpenTV’s middleware platform. To this end, OpenTV provides a series of application development tools, the OpenTV Software Developers Kit, and the OpenTV Publisher Developer’s Version, and supporting toolsets that allow third-party content developers to develop and market applications directly to network operators. In addition, OpenTV offers the OpenTV Partner Program to support independent developers that create OpenTV-enabled applications. Through the OpenTV Partner Program, members can gain access to various resources, including free evaluation periods for selected releases of OpenTV’s software, discounts on OpenTV’s authoring and development tools, training sessions, e-mail support, access to a members-only Web site and regional conferences.

Revenues are earned in the form of one-time license fees upon shipment of software and annual support fees in future periods as and if the customer elects support.

Professional Services and Support

OpenTV provides a comprehensive array of professional services on a worldwide basis to network operators, set-top box manufacturers and content and application developers in support of its product offerings. The services that OpenTV provides include interactive television business consulting, middleware porting and integration, application customization and localization, launch management and educational training services. OpenTV’s services include round-the-clock maintenance and support for its products after they have been installed and commercially deployed by OpenTV’sr network operator and set-top box manufacturer customers, including the provision of product updates and upgrades. Services are provided on a paid engagement basis and are either executed on a time and materials or fixed price contract basis.

OpenTV also provides platform-neutral testing, development, integration and certification services through Spyglass Integration, a co-owned venture that OpenTV established with Motorola in November 2000 and in which OpenTV owns a 90% equity interest. Spyglass Integration is a state-of-the-art interactive television infrastructure solution center that enables network operators, set-top box manufacturers, infrastructure providers and application developers to develop interactive television products and services in a controlled environment. Key services provided by Spyglass Integration include set-top box integration and certification, network validation and certification for interactive television applications, end-to-end systems testing, strategic consulting, field deployment services and training.

Customer and Industry Relationships

OpenTV has established significant relationships with network operators, set-top box manufacturers, chip set manufacturers, programming networks and advertisers around the world. OpenTV’s customer and industry relationships include the following:

•

Network Operators.    Forty-three network operators have launched OpenTV’s core middleware technology, with four network operators pending launch. Another five network operators have deployed the Wink interactive service. The network operator customers that have adopted OpenTV’s middleware platform include Auna in Spain, Austar and Foxtel in Australia, Bell ExpressVu in Canada, BSkyB in the United Kingdom, EchoStar’s DISH™ Network in the United States, Noos and TPS in France, Shanghai Cable in China, and Stream in Italy. In addition, OpenTV’s Wink service has been selected by Charter Communications, Comcast Cable Communications, DIRECTV™ and Time Warner Cable in the United States and Rogers Cable in Canada.

•	Set-top Box Manufacturers. Forty set-top box manufacturers have licensed OpenTV’s software products for distribution in their set-top boxes, including Advanced Digital Broadcast, Matsushita Electric, Motorola (General Instrument), Nokia Satellite Systems, Pace Micro Technology, Sagem, Samsung Electronics, Scientific-Atlanta, Thomson Multimedia and UEC Technologies.

•	Chip Set Manufacturers. Nine chip set manufacturers have licensed OpenTV’s software tools to assure the compatibility of their products with OpenTV’s, including Conexant and NEC Electronics.

•	Programming Networks. Thirty programming networks have entered into license agreements for OpenTV’s Wink service, including CBS, CNN, The Discovery Channel, ESPN, NBC and Showtime.

•	Advertisers. Over seventy advertisers representing more than 130 brands in North America have enhanced their television advertisements through use of OpenTV’s Wink service, including Ford, General Motors, Johnson & Johnson, MasterCard, Nestle, Purina and Wal-Mart.

Motorola (together with its subsidiary General Instrument) and the Digital Interactive Television Group, a British telecommunications company that supports the collection of premium rate telephony charges for the PlayJam channel on BSkyB, each accounted for approximately 11% of OpenTV’s revenues in 2002. The revenues received from Motorola in 2002 were associated with professional services and support. In addition, BSkyB directly and indirectly accounted for approximately 9% of OpenTV’s revenues during the year in the form of set-top box royalties and services and support.

Competition

Current and potential competitors in one or more aspects of OpenTV’s business include interactive television technology companies and companies developing interactive television content and applications.

Primary competitors that provide interactive television enabling products include Microsoft Corporation, Liberate Technologies, Inc., Canal+ Technologies, which was acquired by Thomson Multimedia in February, 2003, NDS Limited and Power TV, Inc.

Microsoft is working to create interactive television solutions and has acquired equity interests in several network operators. These investments may potentially give Microsoft influence in the network operator’s choice of providers of interactive television solutions. With its vastly greater financial, technical and marketing resources, Microsoft will likely be a strong competitor in the market for interactive television solutions.

Liberate Technologies manufactures and licenses its software to network operators and set-top box manufacturers to enable the delivery of Internet-enabled content and applications to information appliances. Liberate Technologies has significant financial resources as well as relationships with United States and United Kingdom cable operators.

Canal+ Technologies provides its Media Highway interactive television system for distribution on Canal Satellite’s pay-television platforms in France and has successfully marketed its middleware to over 30 digital operators and broadcasters worldwide.

NDS, a subsidiary of News Corporation, is expanding from the conditional access and interactive application markets into the interactive television platform market. NDS is promoting an end-to-end interactive television strategy similar to OpenTV’s and is attempting to break into the United States market. NDS competes directly with OpenTV in the Asia Pacific markets. While NDS does compete with OpenTV in these respects, NDS also is a partner of OpenTV in the sense that it is the conditional access vendor for many of OpenTV’s network operator customers.

PowerTV, a subsidiary of Scientific-Atlanta, Inc., develops and markets operating system and middleware software products for the advanced digital interactive cable television markets. PowerTV also has developed a number of interactive applications, such as e-mail, Internet web browsing, chat and video on demand applications.

OpenTV’s interactive applications face competition from numerous parties. Companies that compete with OpenTV’s efforts to develop and launch applications on OpenTV’s middleware platform include dedicated applications providers (such as Gemstar-TV Guide International, NDS, Visiware, WorldGate Communications, and MetaTV), independent third parties that develop and provide applications for OpenTV’s middleware platform, and other middleware providers (such as Microsoft, Liberate Technologies and Canal+ Technologies). OpenTV also faces competition from media companies that have publicly announced interactive television initiatives, such as The Discovery Channel, ESPN, Time Warner Cable and CNN. In addition, certain network operators such as BSkyB in the United Kingdom have entered into agreements, joint ventures, and other relationships with technology and entertainment companies. OpenTV expects competition in the interactive content and applications area to intensify as the general market for interactive television services further develops, particularly in the case of independent third parties that have the ability to develop applications for OpenTV’s middleware platform at relatively modest expense through the use of OpenTV’s applications development tools.

In the interactive television professional services area, OpenTV competes primarily with third party system integrators such as Accenture and Imagine Broadband, as well as with internal information technology staffs at OpenTV’s network operator customers. Other interactive television technology providers, such as Liberate Technologies, Canal+ Technologies and NDS, also provide a level of professional services in conjunction with their product offerings. In addition, Spyglass Integration faces competition from companies such as itaas, Rachis and Imagine Broadband.

In the interactive gaming channels area, OpenTV faces competition from network operators such as BSkyB, which operates its own branded gaming channel, Gamestar. OpenTV also faces competition from independent interactive channel providers such as Visiware, which operates the Playin!TV channel.

OpenTV’s Wink service faces competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers.

Intellectual Property and Research and Development

OpenTV has built a substantial intellectual property portfolio as a result of sustained research and development efforts over the past years. On a consolidated basis, OpenTV’s subsidiaries currently have forty-nine patents issued in the United States, 114 patents issued outside of the United States, and 354 patent applications pending throughout the world. OpenTV believes that its patent portfolio protects many of the key elements necessary to support digital interactive television. OpenTV’s research and development expenses, excluding in-process research and development charges related to acquisitions, amortization of share-based compensation, and non-cash warrant expense, for the years ended December 31, 2002, 2001 and 2000 were $33.9 million, $40.3 million and $33.1 million, respectively.

OpenTV’s ability to compete is dependent in part upon its ability to protect and further mature its intellectual property, both internally-developed and acquired. OpenTV relies on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect its rights in its technology. OpenTV believes that its current portfolio of patents is strong. This portfolio of patents contains many early patents in the digital interactive television field. Nevertheless, other companies may develop technologies that are similar or superior to OpenTV’s patents. In addition, it may be possible for third parties to copy or otherwise obtain and use OpenTV’s software and other proprietary information without authorization. Litigation may be necessary in the future to enforce or protect OpenTV’s intellectual property rights or to determine the validity and scope of OpenTV’s intellectual property rights and the proprietary rights of others. Any such litigation could cause OpenTV to incur substantial costs and diversion of resources, which in turn could adversely affect OpenTV’s business and OpenTV’s ability to compete. In addition, an adverse ruling or settlement resulting from such litigation could negatively impact OpenTV’s business, including OpenTV’s ability to offer certain products and/or features and thus OpenTV’s ability to compete.

Environmental Matters

Environmental laws vary significantly among the countries in which OpenTV operates. Under certain environmental laws, a current or previous owner of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating such substances on or under the property. Certain environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures by OpenTV for compliance. In connection with the ownership or operation of its facilities throughout the world, OpenTV may be liable for such costs in the future. OpenTV is not aware of any material environmental claims pending or threatened against it and OpenTV does not believe it is subject to any material environmental remediation obligations. However, there can be no assurance that a material environmental claim or compliance obligation will not arise in the future.

Employees

As of December 31, 2002, 2001 and 2000 OpenTV employed 443, 607 and 484, respectively, full-time equivalent employees, excluding temporary personnel and consultants. In 2002, OpenTV announced several restructuring initiatives that resulted in a substantial reduction in the size of OpenTV’s global employee base from December 31, 2001. OpenTV expects that its global employee base will be further reduced as OpenTV completes these initiatives during 2003. See “—General Development of the Business—Recent Developments.”

Property, Plant and Equipment

In April 2003, pursuant to its restructuring initiatives, OpenTV moved its corporate headquarters and executive offices to their present location in San Francisco, California, where OpenTV occupies 60,458 square feet of space under one lease. This lease expires on January 31, 2010. In addition to the foregoing, OpenTV has leased regional office space elsewhere in the United States and throughout the world.

OpenTV expects that it may from time to time close further regional offices or open additional regional offices as the circumstances of OpenTV’s business may require.

Legal Proceedings

OpenTV, Inc. v. Liberate Technologies, Inc., Case No. C-02-06555.    On February 7, 2002, OpenTV, Inc., OpenTV’s subsidiary, filed a lawsuit against Liberate Technologies, Inc. alleging patent infringement in connection with two patents held by OpenTV, Inc. relating to interactive technology. The lawsuit is pending in the United States District Court for the Northern District of California. On March 21, 2002, Liberate Technologies filed a counterclaim against OpenTV, Inc. for alleged infringement of four patents allegedly owned by Liberate Technologies. Liberate Technologies has since dismissed its claims of infringement on two of those patents. In January 2003, the Court granted two of OpenTV, Inc.’s motions for summary judgment pursuant to which the court dismissed Liberate Technologies’ claim of infringement on one of the remaining patents and dismissed a defense asserted by Liberate Technologies to OpenTV, Inc.’s infringement claims, resulting in only one patent of Liberate Technologies remaining in the counterclaim. OpenTV believes that its subsidiary’s lawsuit is meritorious and that it intends to vigorously pursue prosecution of its claims against Liberate Technologies. In addition, OpenTV believes that OpenTV, Inc. has meritorious defenses to the counterclaims brought against OpenTV, Inc. and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate OpenTV’s potential liability, if any.

In re OpenTV Corp. Initial Public Offering Securities Litigation, Civil Action No. 01-CV-7032.    In July 2001, Brody v. OpenTV Corp., et al., Civil Action No. 01-CV-7032, the first of a series of putative securities class actions, was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for OpenTV’s initial public offering, OpenTV, and various of OpenTV’s officers and directors. These lawsuits were consolidated and are captioned In re OpenTV Corp. Initial Public Offering Securities Litigation, Civil Action No. 01-CV-7032. The complaints allege undisclosed and improper practices concerning the allocation of OpenTV’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased OpenTV Class A ordinary shares during the period from November 23, 1999 through December 6, 2000. The Court has appointed a lead plaintiff for the consolidated cases. On April 19, 2002, the plaintiffs filed an amended complaint. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies, including Wink Communications as discussed in greater detail below. All of these lawsuits have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed omnibus motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. All claims against OpenTV’s officers and directors have been dismissed without prejudice in this litigation. On February 19, 2003, the Court denied in part and granted in part the motion to dismiss filed on behalf of defendants, including OpenTV. The Court’s order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933. However, the Court has given plaintiffs an opportunity to amend their claims in order to state a claim. OpenTV believes that it has meritorious defenses to the claims brought against OpenTV and will defend these claims vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate OpenTV’s potential liability, if any.

In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS).    In November 2001, Collegeware v. Wink Communications, Inc., et al., the first of a series of putative securities class actions, was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for Wink Communications’ initial public offering, Wink Communications, and two of Wink Communications’ officers and directors. These lawsuits are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS). The complaints allege undisclosed and improper practices concerning the allocation of Wink Communications’ initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased Wink Communications’ common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. This action is among the over 300 lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. On February 19, 2003, the Court ruled on the motions to dismiss. The Court denied the motions to dismiss claims against the company and the individual defendants under Sections 11 and 15 of the Securities Act of 1933. The Court granted the motion to dismiss the claims under Section 10(b) of the Securities Exchange Act of 1934 against the company and one individual defendant, and denied that motion against the other individual defendant and 59 individual defendants in the related cases, on the basis that the respective amended complaints alleged that the individuals sold stock. The Court granted the motion to dismiss the claims under Section 20(a) of the Securities Exchange Act of 1934. OpenTV believes that Wink Communications has meritorious defenses to the claims brought against it and that Wink Communications intends to defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

James Brown v. OpenTV, Inc., Case No. CV815906.    On April 1, 2003, James Brown, one of OpenTV’s former executive officers, filed a lawsuit in the Superior Court of the State of California, Country of Santa Clara, against OpenTV, Inc. in connection with the termination of his employment with OpenTV in January 2003. The lawsuit alleges, among other things, breach of contract, breach of the covenant of good faith and fair dealing, failure to pay wages, wrongful termination in violation of public policy and the intentional infliction of emotional distress. OpenTV believes that OpenTV, Inc. has meritorious defenses to the claims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

Arbitration Demand from Thomas Weisel Partners LLC.    On March 3, 2003, Thomas Weisel Partners LLC filed a demand for arbitration against OpenTV subsidiary, OpenTV, Inc., asserting claims for breach of contract and other legal and equitable claims arising from the acquisition of Wink Communications by OpenTV U.S. Holdings, Inc., another one of OpenTV subsidiaries. The arbitration, styled Thomas Weisel Partners LLC v. OpenTV, Inc., is pending in a JAMS Alternative Dispute Resolution forum in San Francisco, California. The demand alleges that OpenTV, Inc. failed to pay Thomas Weisel Partners LLC $1,903,623.60 upon the acquisition of Wink Communications as required by the terms of a letter agreement between the parties, and seeks undisclosed damages. OpenTV believes that OpenTV, Inc. has meritorious defenses to the claims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome.

*    *    *    *    *

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC alleging that DIRECTV, Inc., Hughes Electronics Corp., Thomson Consumer Electronics and Philips Electronics North America, Inc. are willfully infringing certain claims of seven U.S. patents assigned or licensed to Personalized Media Communications. Though Wink Communications is not a defendant in the suit, Personalized Media Communications may allege that certain products of Wink Communications, possibly in combination with products provided by the defendants, infringe Personalized Media Communication’s patents. The agreements between Wink Communications and each of the defendants include indemnification obligations that may be triggered by this litigation. If it is determined that Wink Communications is obligated to defend any defendant in this matter, and/or that the products of Wink Communications infringe any of the asserted claims, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to estimate OpenTV’s potential liability, if any.

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. alleging that DIRECTV, Inc., EchoStar Communications Corporation, Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by Broadcast Innovation. Though neither OpenTV nor any of its subsidiaries is currently a defendant in the suit, Broadcast Innovation may allege that certain of the products of Wink Communications and OpenTV, Inc., possibly in combination with the products provided by some of the defendants, infringe Broadcast Innovation’s patent. The agreements between (1) OpenTV, Inc. and EchoStar and (2) Wink Communications and DIRECTV include indemnification obligations for OpenTV, Inc. and Wink Communications, respectively, that may be triggered by the litigation. If liability is found against EchoStar in this matter, and if such a decision implicates OpenTV, Inc.’s technology or products, EchoStar has notified OpenTV, Inc. of its expectation of indemnification, in which case OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if OpenTV, Inc. were to be named as a defendant and it is determined that the products of OpenTV, Inc. infringe any of the asserted claims, and/or it is determined that OpenTV, Inc. is obligated to defend EchoStar in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Further, if liability is found against DIRECTV in this matter, and if such a decision implicates Wink Communications’ technology or products, DIRECTV has notified Wink Communications of its expectation of indemnification, in which case OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if Wink Communications were to be named as a defendant and it is determined that the products of Wink Communications infringe any of the asserted claims, and/or it is determined that Wink Communications is obligated to defend DIRECTV in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. No provision has been made in OpenTV’s consolidated financial statements for these matters. OpenTV is unable to estimate OpenTV’s potential liability, if any.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion and analysis provides information concerning OpenTV financial condition and results of operations. This discussion should be read in conjunction with OpenTV’s consolidated financial statements and the notes thereto.

The financial information for the years ended December 31, 2001 and 2000 has been restated for the correction in accounting for the exchangeable shares and the goodwill impairment as discussed in Note 16 to OpenTV’s consolidated financial statements. The financial information for the years ended December 31, 2001 and 2000 presented for comparative purposes has been reclassified consistent with the current income statement presentation as discussed in Note 2 to OpenTV’s consolidated financial statements. As a result of the adoption of the EITF No. 01-09 in 2002, the comparative revenues for 2001 have been reduced due to the reclassification of a one-time payment for marketing the BSkyB hard-drive set-top box.

Overview

OpenTV is one of the world’s leading interactive television companies. OpenTV provides operating middleware, interactive content and applications, interactive advertising and games, content creation tools, professional support services and strategic consulting for digital television network operators.

During 2002, reductions by cable and satellite providers in their capital spending and rollout of interactive television-related products and similar reductions by other customers had a significant adverse effect on the interactive television market, and on OpenTV’s operations. As more fully described below, OpenTV expects this trend to continue until economic conditions improve for interactive television participants.

OpenTV has made several acquisitions over the past three years, the effects of which impact the comparability of its operating results. These acquisitions were:

•	OpenTV’s merger with Spyglass, Inc. in July 2000;

•	OpenTV’s acquisition of CableSoft Corporation in November 2000;

•	OpenTV’s acquisition of Static 2358 Holdings Limited in July 2001; and

•	OpenTV’s acquisition of Wink Communications, Inc. in October 2002.

OpenTV has earned significant revenues from customers who are also strategic investors in its business. Revenues from these strategic investors were as follows (in millions):

	2002	2001	2000
MIH Limited and its affiliates	$1.4	$6.5	$3.0
Motorola and General Instrument	6.8	8.6	9.0
EchoStar Communications Corp.	3.7	3.5	1.1
America Online	—	0.9	—

Critical Accounting Policies

OpenTV’s consolidated financial statements include the accounts of OpenTV and all majority-owned subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In preparing these consolidated financial statements, OpenTV made its best estimates and judgments, which are normally based on knowledge and experience with regards to past and current events and assumptions about future events, giving due consideration to materiality. Listed below are the accounting policies that OpenTV believes are critical to its financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting policies, estimates and assumptions, as well as the resulting impact to OpenTV’s financial statements, have been discussed with OpenTV’s audit committee. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the notes to OpenTV’s consolidated financial statements.

Revenue Recognition

OpenTV derives revenue from four primary sources: (i) royalties, (ii) professional services, support and other, (iii) channel fees, and (iv) license fees. These revenue categories are discussed below.

Royalties.    OpenTV recognizes royalties upon notification of set-top box shipments from licensees. For non-refundable prepaid royalties, OpenTV recognizes revenue upon delivery of software provided that all other requirements of Statement of Position No. 97-2, “Software Revenue Recognition,” are met.

Professional Services, Support and Other.    For contracts with multiple obligations (e.g. maintenance and other services), and for which vendor-specific objective evidence of fair value for the undelivered elements exists, OpenTV recognizes revenue for the delivered elements based upon the residual contract value as prescribed by Statement of Position No. 98-9, “Modification of SOP No. 97-2 with Respect to Certain Transactions.” Generally OpenTV has vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, OpenTV defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period, during which the maintenance is to be provided, which generally commences on the date the software is delivered. Payments for maintenance and support fees are generally made in advance and are non-refundable. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. For revenue allocated to consulting services and for consulting services sold separately, OpenTV recognizes revenue as the related services are performed.

Professional services revenues from software development contracts are recognized generally on the percentage of completion method. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenues from professional services agreements which include software customization services and implementation support to customers, are recognized on the percentage of completion method based on the costs incurred relative to total estimated costs for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements.

Advertising revenues earned under the Wink brand are recognized based upon response transactions generated by television viewers at the time the response data is routed to the customer.

Channel Fees.    Under the Static brand, premium rate telephony charges are derived as consumers interact with OpenTV’s PlayJam channel. Premium rate telephony charges are recorded as revenue upon notification from the telecommunications companies with the amount due to the service providers and network operators recorded as cost of services.

License Fees.    In accordance with Statement of Position 97-2, OpenTV recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed or determinable and collection of the resulting receivable is probable.

OpenTV generally enters into arrangements with network operators whereby OpenTV licenses its application software to network operators in exchange for a percentage of the revenue they earn from their customers. When OpenTV has delivered all of the software under the arrangement, OpenTV recognizes the revenue as the network operator reports to OpenTV its revenue share, which is done generally on a quarterly basis. Under arrangements where the customer receives rights for unspecified future applications when they are made available, OpenTV recognizes the revenue over the term of the arrangement.

For the Wink Engine software OpenTV recognizes license revenue on a “sell through” basis based upon notification of set-top box shipments from licensees.

OpenTV complies with the requirements of Emerging Issues Task Force (“EITF”) No. 01-09 which require that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated.

Allowance for Doubtful Accounts

OpenTV periodically makes estimates of the uncollectability of its accounts receivable. OpenTV customer base is dispersed across many geographic areas and OpenTV generally does not require collateral. OpenTV analyzes, among other things, historic collection experience, customer credit-worthiness, current economic trends in each country where OpenTV’s customers are located, and customer payment history when evaluating the adequacy of the allowance for doubtful accounts. Significant management judgment is required in determining the adequacy of the allowance for doubtful accounts. Changes in market or customer conditions could affect this evaluation.

Valuation of Investments in Privately-Held Companies

OpenTV invests in equity and debt instruments of privately-held companies for the promotion of business and strategic objectives, and typically OpenTV does not attempt to reduce or eliminate the inherent market risks of these investments. OpenTV performs periodic reviews of its investments for impairment. OpenTV’s investments in privately-held companies are considered impaired when a review of the investee’s operations and other indicators of impairment indicate that there has been a decline in the fair value that is other than temporary and the carrying value of the investment is not likely to be recoverable. Such indicators include, but are not limited to, limited capital resources, need for additional financing, and prospects for liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount OpenTV believes is recoverable from its investment.

Valuation of Goodwill and Intangible Assets

Goodwill and intangible assets are stated at cost less accumulated amortization. Under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of,” which was followed through December 31, 2001, amortization was computed on the straight-line basis over the estimated benefit periods and long-lived assets were reviewed for impairment when events or changes in circumstances indicated that the carrying amount of an asset might not be recoverable. In the fourth quarter of 2001, OpenTV recorded an impairment charge against goodwill of $816.2 million as a result of future cash flow projections being insufficient to demonstrate recoverability of the carrying value of OpenTV’s fixed and intangible assets. Effective January 1, 2002, OpenTV adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually or whenever there are indicators that such assets may be impaired. Separable intangible assets that are not deemed to have indefinite lives continue to be amortized over their useful lives. The adoption of SFAS 142 as of January 1, 2002, resulted in a transitional impairment charge for goodwill of $129.9 million, which was recorded as cumulative effect of change in accounting principle in the first quarter of 2002. In addition, OpenTV recorded an additional impairment charge of $514.5 million in the third quarter of 2002.

OpenTV accounts for long-lived assets under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which requires OpenTV to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. SFAS 144 superseded SFAS 121.

Restructurings

OpenTV monitors its organizational structure and associated operating expenses periodically. Depending upon events and circumstances, actions may be taken to restructure the business, including terminating employees, abandoning excess lease space and incurring other exit costs. Restructuring costs are recorded in accordance with EITF No. 94-3, “Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring.” Any resulting restructuring accrual includes numerous estimates made by management, which are developed based on management’s knowledge of the activity being affected and the cost to exit existing commitments. These estimates could differ from actual results. OpenTV monitors the initial estimates periodically and record an adjustment for any significant changes in estimates.

Recent Accounting Pronouncements

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and EITF 94-3 relates to SFAS 146’s timing for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. OpenTV does not expect that the adoption of SFAS 146 will have a material impact on its financial position, results of operations, and cash flows, except that it may impact the timing of recognition of exit costs.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. OpenTV adopted the disclosure provisions of FIN 45 during the fourth quarter of fiscal 2002 and such adoption did not have a material impact on its consolidated financial statements. OpenTV is currently evaluating the recognition provisions of FIN 45, but expects that they will not have a material impact on OpenTV’s financial position, results of operations, and cash flows upon adoption.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for share-based employee compensation. OpenTV has elected to continue to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its share-based compensation plans. SFAS 148 also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decision with respect to share-based employee compensation, and requires disclosure about those effects in both annual and interim financial statements. These disclosure provisions are effective for OpenTV’s fiscal year ended December 31, 2002.

In January 2003, the EITF published EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables,” which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into for fiscal periods beginning after June 15, 2003. OpenTV is currently evaluating the impact the adoption of this issue will have on its financial position, results of operations, and cash flows.

Years Ended December 31, 2002, 2001, and 2000

Revenues

Revenues for the year ended December 31, 2002 declined by $27.2 million, or 31%, from $86.9 million in 2001 to $59.7 million in 2002. Revenues for the year ended December 31, 2001 increased by $23.8 million, or 38%, from $63.1 million in 2000 to $86.9 million in 2001. Revenues by line item were as follows (in millions):

	Year ended December 31,
	2002	2001	2000
Royalties	$20.1	$33.8	$29.9
Services, support and other	24.2	36.5	19.8
Channel fees	10.9	3.3	—
License fees	4.5	13.3	13.4

Total Revenues	$59.7	$86.9	$63.1

Royalties.    OpenTV derives royalties from the sale of set-top boxes that incorporate OpenTV’s software to manufacturers and network operators around the world. Royalty revenues are dependent on continued deployment of set-top boxes by existing customers, upgrades to newer versions of OpenTV’s software by existing customers and new customers launching OpenTV’s technologies in their systems. Should set-top box deployments and software upgrades by existing customers slow or the acquisition of new customers not occur, OpenTV’s royalty revenues would be negatively impacted in future years. As there are a limited number of network operators capable of deploying interactive television on a large-scale basis, OpenTV expects that its ability to achieve incremental royalty revenues will diminish in future years.

OpenTV recognizes royalties upon notification of unit shipments from set-top box manufacturers or network operators. Royalty reports are generally received one quarter in arrears. For non-refundable prepaid royalties OpenTV recognizes revenues upon delivery of the software.

Cumulative set-top box deployments increased from 13.9 million as of December 31, 2000 to 23.5 million as of December 31, 2001 and to 32.1 million as of December 31, 2002. The shipments reported and the revenues recognized during these periods were as follows:

Year ended December 31,	Shipments (in units)	Royalties
2002	8.6 million	$20.1 million
2001	9.6 million	$33.8 million
2000	7.7 million	$29.9 million

As a result of the adoption of the EITF No. 01-09 in 2002, the comparative royalties for 2001 have been reduced from $42.2 million to $33.8 million due to the reclassification of a one-time payment of $8.4 million for marketing the BSkyB hard-drive set-top box.

Royalties for the year ended December 31, 2002 declined by $13.7 million, or 41%, from $33.8 million in 2001 to $20.1 million in 2002. Beginning in 2002, OpenTV experienced a significant decline in the number of shipments of set-top boxes enabled with its middleware. The decline was especially acute in Europe, where unit volume declined 51% in 2002 compared to 2001. Total royalty revenues in Europe were $10.3 million in 2002 compared to $18.8 million after the application of EITF 01-09 in 2001 and in Asia Pacific royalty revenues were $1.8 million in 2002 compared to $7.2 million in 2001. In the Americas total royalty revenues were $7.9 million in 2002 compared to $7.8 million in 2001, due primarily to increased shipments by EchoStar, offset by declines in the flash downloads of software by two other major customers.

Royalties for the year ended December 31, 2001 increased by $3.9 million, or 13%, from $29.9 million in 2000 to $33.8 million in 2001. During the year ended December 31, 2001, OpenTV began providing middleware with enhanced features. For the year ended December 31, 2001, royalties associated with set-top boxes enabled with OpenTV’s enhanced middleware were $22.2 million, of which $5.2 million represented prepaid royalties. Royalties associated with set-top boxes enabled with previous versions of OpenTV’s middleware decreased by $9.9 million for the year ended December 31, 2001 from the year ended December 31, 2000 and in 2001 there was a reduction of $8.4 million relating to the reclassification of the one-time marketing payment for the BSkyB hard-drive set-top box as a result of the application of EITF 01-09. Royalties attributable to BSkyB decreased by $18.1 million, including the reduction of $8.4 million from the application of EITF 01-09 during the year, royalties attributable to EchoStar increased by $1.2 million and royalties attributable to other customers decreased by $1.4 million.

Royalties from set-top boxes with enhanced middleware features accounted for 42% of total royalties in 2002 compared with 66% of total royalties in 2001.

Five of OpenTV’s customers sell set-top boxes to BSkyB, which accounted for $4.4 million, or 21%, of royalties in 2002, $(1.7 million), due to the adoption of EITF 01-09, in 2001 and $16.4 million, or 55%, in 2000. The decline between 2000 and 2001 was due to a lower unit volume and a decrease in unit pricing due to volume discounts. The decline in unit volume continued in 2002.

OpenTV’s former controlling shareholder, MIH Limited, through its subsidiaries, purchased set-top boxes from two of OpenTV’s customers. Effective April 1, 2001, all royalties were paid directly to OpenTV by the MIH Limited entities. MIH Limited entities, directly and indirectly, accounted for zero royalties in 2002, $4.6 million in 2001 and $2.2 million in 2000.

Unit shipments by EchoStar were 4.7 million units in 2002, 3.4 million units in 2001 and 0.9 million units in 2000. Because EchoStar has a right to receive unspecified future applications when they are made available, the royalty revenue is being amortized over the seven-year term of the agreements. As such, the royalties recognized from EchoStar were $3.3 million in 2002, $1.9 million in 2001 and $0.7 million in 2000.

Services, support and other.    Services, support and other revenue consist primarily of professional services consulting engagements for set-top box manufacturers, network operators and system integrators and maintenance, support and training for set-top box manufacturers and network operators. As a result of a general slowdown in interactive television-related spending by OpenTV’s customers in 2002, revenues in this category declined by $12.3 million, or 34%, from $36.5 million in 2001 to $24.2 million in 2002. OpenTV expects that service, support and other revenues will continue to be negatively impacted by the general slowdown in spending in 2003.

Services, support and other revenues for the year ended December 31, 2001 increased by $16.7 million from $19.8 million in 2000 to $36.5 million in 2001. Professional services accounted for $12.1 million of the increase due to the inclusion of the results of Spyglass, which was acquired in 2000, for the full year in 2001 compared with only five months in 2000. Increased maintenance and support, due largely to an increase in OpenTV’s network operator customer base, accounted for $3.7 million of the increase.

One of OpenTV’s strategic investors, General Instrument Corporation, and its parent company, Motorola Inc., accounted for $6.8 million in services, support and other revenue in 2002, $6.6 million in 2001 and $3.9 million in 2000. In November 2000, OpenTV entered into a seven-year services agreement whereby Motorola guaranteed a minimum level of business over the first four years of the agreement. It is the intent of the agreement that Motorola or their referred customers would purchase products from OpenTV or contract services with OpenTV up to at least the minimum guaranteed level of business through December 31, 2004. Motorola may terminate the agreement on sixty days’ notice at any time after January 1, 2004, but will remain responsible to OpenTV for the minimum guaranteed level of business for 2004 in the event it terminates the agreement prior to December 31, 2004.

MIH Limited and its related entities accounted for $1.2 million of services, support and other revenue in 2002, $1.0 million in 2001 and $0.3 million in 2000. EchoStar accounted for $0.4 million of services, support and other revenue in 2002, $0.2 million in 2001 and $0.2 million in 2000.

Channel fees.    In July 2001, OpenTV acquired Static, which operates the PlayJam interactive games channel in the United Kingdom, France and the United States. OpenTV receives revenue primarily from premium rate telephone calls that are placed by consumers, using the telephone or the remote control, for membership registration, game score registration for the chance to win prizes, and for access to pay-per-play content. Following the development of new and more popular games and the introduction of an interactive payment mechanism, channel fees experienced strong growth in 2002. Total revenues were $10.9 million for the year ended December 31, 2002, compared with $3.3 million for the last six months of 2001.

License fees.    OpenTV derives license fees from the sale of products such as Device Mosaic, OpenTV Streamer, OpenTV Software Developers Kit and various applications, including OpenTV Publisher. These fees can vary greatly from quarter to quarter depending on whether any large size agreements occur.

Due to the general slowdown in interactive television-related spending by OpenTV’s customers, OpenTV experienced a significant decline in license fees in 2002. License fees for the year ended December 31, 2002 declined by $8.8 million, or 66%, from $13.3 million in 2001 to $4.5 million in 2002. OpenTV Streamer license fees accounted for approximately one-third of the total in both years.

License fees for the year ended December 31, 2001 decreased by $0.1 million from $13.4 million in 2000 to $13.3 million in 2001. Sales of products, including OpenTV Streamer and new applications such as OpenTV Publisher, offset a decrease in Device Mosaic sales in 2001 as compared to 2000.

Motorola accounted for zero license fees in 2002, $2.0 million in 2001 and $5.1 million in 2000. MIH and its related entities accounted for $0.2 million of license fees in 2002, $0.9 million in 2001 and $0.5 million in 2000. EchoStar accounted for zero license fees in 2002, $1.4 million in 2001 and $0.2 million in 2000.

Operating Expenses

OpenTV’s total operating expenses decreased by $650.5 million from $1,368.8 million in 2001 to $718.3 million in 2002. OpenTV’s total operating expenses increased by $1,062.5 million from $306.3 million in 2000 to $1,368.8 million in 2001. The results for 2002 include the results of Wink Communications for four months and the results of Static for the full twelve months compared with only six months for Static in 2001. The results for 2001 include six months of Static and twelve months of Spyglass compared with only five months of Spyglass in 2000.

Operating expenses by line item were as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Cost of revenues	$47.3	$37.8	$20.4
Research and development	35.2	43.5	60.5
Sales and marketing	32.9	37.6	28.5
General and administrative	21.1	19.9	22.3
Restructuring costs	29.4	—	—
Impairment of goodwill	514.5	816.2	—
Impairment of intangible assets	24.8	—	—
Amortization of goodwill	—	394.5	170.7
Amortization of intangible assets	13.1	19.3	3.9

Total Operating Expenses	$718.3	$1,368.8	$306.3

Cost of revenues.    Cost of revenues consist primarily of compensation-related expenses and related overhead costs associated with professional services engagements, the costs, including network infrastructure and bandwidth, of operating the PlayJam interactive games channel, and amortization of developed technology.

Cost of revenues for the year ended December 31, 2002 increased by $9.5 million from $37.8 million in 2001 to $47.3 million in 2002. The primary reason for the increase was $11.7 million of costs related to the growth of the Static business and the inclusion of Static for twelve months in 2002 compared with only six months in 2001 and $1.0 million of additional amortization of developed technology in 2002 as compared to 2001. In addition, 2002 results include $3.8 million of cost of revenues associated with products of Wink Communications, which was acquired in 2002 and $2.8 million for contract termination costs with BSkyB relating to the YoYo channel of OpenTV’s Static subsidiary in the United Kingdom. These increases were offset by a decrease of $6.4 million due to reduced staffing, consultants, travel and overhead costs for the professional services group as a result of the reduced volume of engagements coupled with a decrease of $1.1 million in bonus compensation in 2002 and a decrease of $2.3 million in share-based compensation for certain options which were cancelled or became fully-vested during 2002.

Cost of revenues for the year ended December 31, 2001 increased by $17.4 million from $20.4 million in 2000 to $37.8 million in 2001. The largest component of this increase was $9.0 million attributable to the inclusion of Spyglass professional services personnel for the full year in 2001 compared with only five months in 2000. There was also an increase of $2.3 million due to the growth in headcount and related overhead costs due to a higher volume of business in 2001 as compared to 2000. OpenTV’s acquisition of Static in July 2001 accounted for an increase of $3.2 million due to the addition of headcount, bandwidth, telephony and other costs associated with the operations of the PlayJam interactive games channel. Amortization of developed technology accounted for an increase of $2.0 million in 2001 as compared to 2000. Share-based compensation accounted for an increase of $0.9 million due to the inclusion of Spyglass for the full year in 2001 as compared to 2000.

Research and development.    Research and development expenses consist primarily of compensation-related expenses and related overhead costs incurred for both new product development and enhancements to OpenTV’s range of software and application products.

Research and development expenses for the year ended December 31, 2002 decreased by $8.3 million from $43.5 million in 2001 to $35.2 million in 2002, primarily as a result of reduced staffing, travel and overhead costs of $7.9 million coupled with a decrease of $1.6 million in bonus compensation in 2002 and a decrease of $0.8 million due to lower share-based compensation for certain options which were cancelled or became fully- vested. The results for 2001 included a provision of $2.1 million for in-process research and development associated with the acquisition of Spyglass. These decreases were offset by an increase of $2.8 million, including $1.0 million of in-process research and development costs resulting from the acquisition of Wink Communications and an increase of $1.3 million resulting from Static being included in the 2002 results for the entire year.

Research and development expenses for the year ended December 31, 2001 decreased by $17.0 million from $60.5 million in 2000 to $43.5 million in 2001. This resulted from decreases of $24.9 million attributable to non-cash warrant expenses and $2.3 million attributable to a non-cash development fee, offset by an increase of $10.2 million from several other factors as discussed below. The largest increase was $5.5 million attributable to an increase in personnel and overhead costs related to ongoing development activities associated with OpenTV’s middleware and new applications. The inclusion of Spyglass engineering personnel for the full year in 2001, compared with only five months in 2000, accounted for an increase of $2.2 million. The acquisition of Static in July 2001 accounted for an increase of $1.8 million. In-process research and development costs increased by $1.1 million to $2.1 million for the year ended December 31, 2001 due to OpenTV’s acquisition of Static, compared with only $1.0 million of in-process research and development costs in 2000 associated with the acquisition of Spyglass. Share-based compensation accounted for a decrease of $0.4 million due to the cancellation of vesting of stock options granted to engineering personnel.

Sales and marketing.    Sales and marketing expenses consist primarily of advertising and other marketing-related expenses, compensation-related expenses and related overhead costs, sales commissions and travel costs.

Sales and marketing expenses for the year ended December 31, 2002 decreased by $4.8 million from $37.7 million in 2001 to $32.9 million in 2002. Expenses attributable to OpenTV’s advertising, trade show, branding and other discretionary marketing programs decreased by $3.3 million in 2002 due to a concerted attempt to reduce expenses in response to the significant decrease in total revenues. Furthermore, expenses decreased by $3.5 million due to reduced staffing, overhead and travel; $1.7 million due to lower sales commissions and bonus compensation; and $1.4 million due to lower share-based compensation for certain options which were cancelled or became fully vested in 2002 as compared to 2001. These decreases were offset by an increase of $3.9 million attributable to the acquisition of Wink Communications and $1.2 million resulting from Static being included in the operating results for a full year in 2002.

Sales and marketing expenses for the year ended December 31, 2001 increased by $9.2 million from $28.5 million in 2000 to $37.7 million in 2001. There was an increase of $4.6 million attributable to increased personnel and related overhead costs and an increase in worldwide sales and marketing activities. The inclusion of Spyglass sales and marketing personnel for the full year in 2001, compared with only five months in 2000, accounted for an increase of $2.7 million. The acquisition of Static in July 2001 accounted for an increase of $2.4 million. Share-based compensation accounted for a decrease of $0.5 million due to the cancellation of vesting of stock options granted to sales and marketing personnel.

General and administrative.    General and administrative expenses consist primarily of compensation-related expenses and related overhead costs, provision for doubtful accounts and fees for professional services.

General and administrative expenses for the year ended December 31, 2002 increased by $1.2 million from $19.9 million in 2001 to $21.1 million in 2002 due primarily to the inclusion of four months of operating results of Wink Communications, which accounted for $0.6 million of the increase, and an increase of $1.1 million resulting from the inclusion of Static’s operating results for a full year in 2002. In addition, the 2002 results include $1.1 million for retention payments to certain key management personnel with no comparable expense in 2001 and an increase of $0.5 million in the provision for doubtful accounts in 2002 as compared to 2001. These increases were offset by a decrease of $2.1 million due to lower share-based compensation for certain options which were cancelled or became fully vested and lower bonus compensation.

General and administrative expenses for the year ended December 31, 2001 decreased by $2.4 million from $22.3 million in 2000 to $19.9 million in 2001. Share-based compensation accounted for a decrease of $5.0 million due to the cancellation of vesting of stock options granted to general and administrative personnel. This was offset by an increase of $2.6 million from several other factors as discussed below. There was an increase of $0.5 million in the provision for doubtful accounts and finance-related expenses accounted for an increase of $0.2 million. The inclusion of Spyglass general and administrative personnel for the full year in 2001, compared with only five months in 2000, accounted for an increase of $1.2 million. The acquisition of Static accounted in July 2001 for an increase of $0.7 million.

Restructuring costs.    During 2002 OpenTV took several initiatives to reduce operating expenses around the world. These initiatives resulted in total restructuring costs of $29.4 million. In the first quarter OpenTV recorded a restructuring provision of $9.6 million for the termination of approximately 50 employees in offices in the United States and Korea and the write-down of assets and excess facilities in the United States, France and Korea. In the third quarter OpenTV recorded a restructuring provision of $1.6 million which included $4.6 million for the termination of approximately 60 employees in the Naperville, Illinois office and the write-down of assets and excess facilities, partially offset by a credit of $3.0 million for a favorable lease settlement in France. In the fourth quarter OpenTV recorded a restructuring provision of $18.2 million for the termination of approximately 150 employees in offices in the United States and other countries and the write-down of assets and excess facilities. An additional restructuring provision will be recorded in the first quarter of 2003 when the staff and office space in France is reduced significantly. There were no restructuring charges in 2001 or 2000.

Impairment and amortization of goodwill and intangible assets.    At December 31, 2001, OpenTV recorded an impairment of $816.2 million against the carrying value of goodwill as a result of its cash flow projections which indicated that the future cash flows were not sufficient to result in the recovery of the carrying value of OpenTV’s fixed and intangible assets. In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, OpenTV reevaluated the amount recorded as goodwill as of January 1, 2002 and determined that a transitional impairment of $129.9 million had occurred. This amount has been shown as a cumulative effect of an accounting change in the consolidated statements of operations. In the third quarter of 2002, due to reductions by cable and satellite providers in their capital spending and rollout of interactive television-related products and similar reductions by other customers, OpenTV revised its cash flow projections for the remainder of calendar year 2002 and future years. Based on these cash flow projections and other factors, including the decline in the market price of OpenTV Class A ordinary shares, OpenTV determined that the remaining goodwill was impaired, and accordingly, wrote off the balance of $514.5 million. As a result of the new accounting rules for goodwill, there was no amortization required in 2002, whereas the amortization of goodwill was $394.5 million for the year ended December 31, 2001 and $170.7 million for the year ended December 31, 2000.

In the third quarter of 2002, due to the shift in strategic direction resulting from the change in its controlling shareholder, OpenTV determined that an impairment of $24.8 million had occurred in the value of the patents related to OpenTV’s OpenStar joint venture with EchoStar due to the absence of any current or future expected cash flow generated by the joint venture.

Intangible assets are amortized on a straight-line basis over the estimated benefit periods of 1.5 to 5 years. Amortization of developed technologies was $5.2 million for the year ended December 31, 2002, $4.2 million for the year ended December 31, 2001 and $2.3 million for the year ended December 31, 2000. These amounts have been included in the consolidated statements of operations as cost of revenues. Amortization of other intangible assets was $13.1 million for the year ended December 31, 2002, $19.2 million for the year ended December 31, 2001 and $3.9 million for the year ended December 31, 2000. The decrease of $6.1 million in amortization expense from 2001 to 2002 was due primarily to the impairment of the patents related to the OpenStar joint venture and certain Spyglass intangibles which had an amortization period of 1.5 years becoming fully amortized. Amortization for the year ended December 31, 2001 increased by $15.3 million compared to 2000 due to a full year of amortization for Spyglass and CableSoft plus the intangibles associated with the acquisition of Static.

Interest Income

As a result of declining interest rates in the United States coupled with decreases in OpenTV’s investment portfolio resulting from the sale of investment securities both to support OpenTV’s operations and to finance OpenTV’s acquisition of Wink Communications, interest income for the year ended December 31, 2002 was $5.2 million compared with $10.5 million for the year ended December 31, 2001.

As a result of OpenTV’s initial public offering in November 1999, interest income from OpenTV’s investment portfolio was $12.2 million for the year ended December 31, 2000. The value of OpenTV’s investment portfolio decreased in 2001, largely due to working capital needs, capital expenditures, and cash paid in connection with OpenTV’s acquisition of Static, and the average interest rate on the portfolio also decreased. This resulted in a decline in interest income of $1.7 million to $10.5 million for the year ended December 31, 2001.

Other Income and Expense Items

During the past three years, OpenTV made various equity investments in, and loans to, certain privately-held companies. Most of these companies subsequently experienced severe cash flow problems and OpenTV found it necessary to write down the value of its private equity investments and notes receivable.

For the year ended December 31, 2002, OpenTV wrote down $10.9 million of such private equity investments and notes receivables and OpenTV’s share of losses of private equity investee was $7.3 million. For the year ended December 31, 2001 there was a write-down of private equity investments and notes receivable of $14.9 million. During the year ended December 31, 2000, two investments were determined to have no value and an impairment loss of $10.0 million was recorded.

As a result of the acquisition of Spyglass in July 2000, OpenTV acquired certain marketable equity securities that were valued at $48.0 million. These securities were sold for realized losses of $24.0 million for the year ended December 31, 2001 and $1.7 million for the year ended December 31, 2000.

Minority Interest

In November 2000, OpenTV established Spyglass Integration, a co-owned venture with Motorola. Due to the losses of this venture, OpenTV recorded minority interest income of $0.5 million for the year ended December 31, 2002, $0.2 million for the year ended December 31, 2001 and a nominal amount for the year ended December 31, 2000.

Income Taxes

OpenTV has significant United States Federal tax loss carryforwards. However, OpenTV is subject to income taxes in certain state and foreign jurisdictions and OpenTV has foreign taxes withheld from certain royalty payments. Income tax expense was $1.5 million for the year ended December 31, 2002. For the year ended December 31, 2001 there was a net income tax benefit of $5.9 million, which was comprised of a current tax provision of $1.4 million offset by a deferred tax credit of $7.3 million resulting from the fair value calculations for the aforementioned marketable equity securities acquired in connection with OpenTV’s acquisition of Spyglass and which were subsequently sold. There was a net income tax benefit of $0.5 million for the year ended December 31, 2000.

Liquidity and Capital Resources

OpenTV invests a portion of its cash in debt instruments that are highly liquid, high-quality investment grade securities and that predominantly have maturities of less than two years. As of December 31, 2002, OpenTV had cash and cash equivalents of $38.6 million, which was a decrease of $30.7 million from the prior year. Cash and cash equivalents as of December 31, 2001 and 2000 were $69.2 million and $94.0 million, respectively. Taking into account short-term and long-term marketable debt securities of $49.1 million, OpenTV’s cash, cash equivalents and marketable debt securities were $87.7 million as of December 31, 2002 compared to $189.5 million as of December 31, 2001 and $225.0 million as of December 31, 2000, computed on a similar basis.

Cash used in operating activities was $46.2 million for the year ended December, 31, 2002 compared with $33.8 million for 2001 and $7.4 million for 2000. The increases in cash uses were due primarily to OpenTV’s continuing operating losses.

Cash provided from investing activities was $7.7 million for the year ended December 31, 2002, primarily due to the sale of short-term and long-term marketable debt securities to finance the acquisition of Wink Communications coupled with cash acquired as part of the acquisition of Wink, offset by the acquisition of Wink for $101 million and $7.7 million for capital expenditures. For the year ended December 31, 2001, net cash used in investing activities was $3.4 million. Uses of cash included $14.2 million for the acquisition of Static and $14.2 million for capital expenditures, offset by $16.5 million from the sale of marketable equity securities and $8.6 million net from a decrease in marketable debt securities and other items. For the year ended December 31, 2000, net cash provided from investing activities was $81.6 million. This amount included $74.7 million of cash received as part of the acquisition of Spyglass, $5.8 million from the sale of marketable equity securities and $11.8 million net from a decrease in marketable debt securities and other items; which was offset by $10.7 million of capital expenditures.

Cash provided from financing activities was $7.4 million for the year ended December 31, 2002, due to proceeds from the issuance of ordinary shares and a capital contribution from the former controlling shareholder, MIH Limited. Cash provided from financing activities was $12.7 million for the year ended December 31, 2001 and $14.1 million for the year ended December 31, 2000. These amounts were primarily from the exercise of warrants and stock options and issuance of shares under OpenTV’s employee stock purchase plan.

As a result of the restructuring initiatives which were announced in September and October 2002, OpenTV expects that upon completion, which is targeted by the end of the first quarter of 2003, cash used in operations can be reduced by a significant amount in future periods. However, as a result of restructuring payments required in 2003 and the acquisition of Wink Communications in late 2002, it is expected that the cash used in operating activities for the year ending December 31, 2003 will be in the range of $30 to $40 million, similar to the last two years. OpenTV’s future capital requirements will depend on a variety of factors, including market acceptance of interactive television, the resources OpenTV devotes to developing, marketing, selling and supporting its products, and other factors.

Pursuant to exchangeable share arrangements under OpenTV’s 2000 Exchange Plan, 55,469, 236,057 and 386,103 shares of OpenTV, Inc. common stock were converted into OpenTV Class A ordinary shares for the years ended December 31, 2002, 2001 and 2000, respectively. There was no effect on cash.

Two customers accounted for 15% and 17% of net accounts receivable, respectively, as of December 31, 2002.

Operating Leases

As of December 31, 2002, OpenTV had the following commitments for operating leases (in millions):

Year Ending December 31	Minimum Commitments
2003	$ 8.8
2004	7.3
2005	2.7
2006	1.7
2007	1.1
Thereafter	2.5

$24.1

In March 2003, OpenTV signed a lease agreement for 60,458 square feet of office space in San Francisco for a new headquarters location. The lease provides for an initial nominal rent period with total aggregate lease payments of $9.0 million plus operating expenses over the seven-year term of the lease.

Other Commitments

In the ordinary course of business OpenTV and certain of its subsidiaries enter into various arrangements with vendors and other business partners for marketing, minimum revenue guarantees, bandwidth, consulting and other services. Minimum commitments under these arrangements as of December 31, 2002 were $9.1 million for the year ending December 31, 2003, $4.3 million for the year ending December 31, 2004 and $2.4 million for the year ending December 31, 2005.

At December 31, 2002, OpenTV had two standby letters of credit aggregating approximately $2.0 million that were issued to landlords at two of OpenTV’s leased properties and $10.0 million of marketable debt securities pledged with a bank for foreign exchange facilities. Subsequent to year-end, in connection with the execution of the lease for OpenTV’s new San Francisco facility, OpenTV issued an additional standby letter of credit to the landlord for $1.0 million. In addition, one previously outstanding standby letter of credit for $1.0 million was cancelled as part of the restructuring of OpenTV’s French operations.

In March 1998, OpenTV entered into a licensing and distribution agreement with Sun Microsystems, Inc. under which Sun Microsystems granted OpenTV a non-exclusive, non-transferable license to develop and distribute products based upon Sun Microsystems’s Java technology. Subsequent amendments extended the license through December 2006. As amended, the agreement requires OpenTV to make a payment of $4.0 million to Sun Microsystems in February 2007, less any amounts previously paid for support and royalty fees, which have been nominal to date.

Quantitative and Qualitative Disclosures about Market Risk

OpenTV is exposed to financial market risks. This exposure relates to OpenTV’s holdings of fixed income investment securities, investments in privately-held companies and assets and liabilities denominated in foreign currencies.

Fixed Income Investment Risk

OpenTV owns a fixed income investment portfolio with various holdings, types and maturities. These investments are generally classified as available-for-sale. Available-for-sale securities are recorded on the balance sheet at fair value with unrealized gains or losses, net of tax, included as a separate component of the balance sheet line item titled “accumulated other comprehensive income (loss).”

Most of these investments consist of a diversified portfolio of highly liquid United States dollar-denominated debt securities classified by maturity as cash equivalents, short-term investments or long-term investments. These debt securities are not leveraged and are held for purposes other than trading. OpenTV’s investment policy limits the maximum maturity of securities in this portfolio to three years and weighted-average maturity to 15 months. Although OpenTV expects that market value fluctuations of its investments in short-term debt obligations will not be significant, a sharp rise in interest rates could have a material adverse effect on the value of securities with longer maturities in the portfolio. Alternatively, a sharp decline in interest rates could have a material positive effect on the value of securities with longer maturities in the portfolio. OpenTV does not currently hedge interest rate exposures.

OpenTV’s investment policy limits investment concentration in any one issuer (other than with respect to United States treasury and agency securities) and also restricts this part of its portfolio to investment grade obligations based on the assessments of rating agencies. There have been instances in the past where the assessments of rating agencies have failed to anticipate significant defaults by issuers. It is possible that OpenTV could lose most or all of the value in an individual debt obligation as a result of a default. A loss through a default may have a material impact on OpenTV’s earnings even though OpenTV’s policy limits investments in the obligations of a single issuer to no more than five percent of the value of its portfolio.

The following table presents the hypothetical changes in fair values in OpenTV’s portfolio of investment securities with original maturities greater than 90 days as of December 31, 2002 using a model that assumes immediate sustained parallel changes in interest rates across the range of maturities (in thousands):

Issuer	Valuation of Securities if Interest Rates Decrease 1%	Fair Value as of 12/31/02	Valuation of Securities if Interest Rates Increase 1%	Valuation of Securities if Interest Rates Increase 2%
United States government and agencies	$40,036	$39,462	$39,132	$38,694
State and local governments in the United States	—	—	—	—
Corporate notes and bonds	8,840	8,677	8,600	8,484
Non-United States government	—	—	—	—
Certificate of Deposit	1,020	1,000	981	962

Total	$49,896	$49,139	$48,713	$48,140

The modeling technique used in the above table estimates fair values based on changes in interest rates assuming static maturities. The fair value of individual securities in OpenTV’s investment portfolio is likely to be affected by other factors including changes in ratings, market perception of the financial strength of the issuer of such securities and the relative attractiveness of other investments. Accordingly, the fair value of OpenTV’s individual securities could also vary significantly in the future from the amounts indicated above.

Private Investment Risk

OpenTV has historically invested in equity securities and debt obligations of certain privately-held companies that are in the start-up or development stages. These investments are inherently risky as the market for the technologies, products and services these companies have under development may never materialize, and OpenTV could incur the loss of a portion or all of its investments in these privately-held companies. During the calendar year 2002, OpenTV wrote down the value of such investments by $10.9 million. As of December 31, 2002 all of these investments had been written down to a carrying value of zero.

Foreign Currency Exchange Rate Risk

OpenTV transacts business in various foreign countries. OpenTV’s functional currencies are generally the local currencies of the countries in which it has business units. OpenTV incurs a substantial majority of its expenses, and earns most of its revenues, in United States dollars. OpenTV has a foreign currency exchange exposure management policy. The policy permits the use of foreign currency forward exchange contracts and foreign currency option contracts and the use of other hedging procedures in connection with hedging foreign currency exposures. The policy requires that the use of derivatives and other procedures qualify for hedge treatment under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” OpenTV regularly assesses foreign currency exchange rate risk that results from its global operations. OpenTV used foreign currency forward exchange contracts in hedging foreign currency exposures during the calendar year ended December 31, 2002. The outstanding balance of commitments under foreign exchange forward contracts did not exceed $1.5 million at any time during the year ended December 31, 2002. There were no foreign exchange forward contracts or other procedures implemented to hedge foreign currency exposures outstanding as of December 31, 2002.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective October 10, 2002, OpenTV dismissed PricewaterhouseCoopers LLP as the principal accountants to audit OpenTV’s financial statements, and engaged KPMG LLP as its new independent public accountants to audit OpenTV’s financial statements for the fiscal year ending December 31, 2002.

The reports of PricewaterhouseCoopers on the financial statements of OpenTV for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss PricewaterhouseCoopers was recommended by the audit committee of the board of directors of OpenTV, and the audit committee’s recommendation was approved by the entire board of directors.

During OpenTV’s two most recent fiscal years and during the period from the end of the most recently completed fiscal year through October 10, 2002, OpenTV has had no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter thereof in its report on the financial statements of OpenTV for such periods.

During OpenTV’s two most recent fiscal years, OpenTV had no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

OpenTV requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above and, if not, stating the respects in which it does not agree. A copy of such letter, dated October 16, 2002, is included as Exhibit 16.1 to the registration statement of which this joint proxy statement/prospectus is a part.

Prior to the engagement of KPMG, OpenTV (or someone on behalf of OpenTV) had not consulted KPMG during its two most recent fiscal years or during the period from the end of the most recently completed fiscal year through October 10, 2002 regarding: (A) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on OpenTV’s financial statements, and neither was a written report provided to OpenTV nor was oral advice provided that KPMG concluded was an important factor considered by OpenTV in reaching a decision as to the accounting, auditing or financial reporting issue, or (B) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Directors and Executive Officers of OpenTV

The following table sets forth certain information as of April 25, 2003 with respect to OpenTV’s executive officers and directors, and persons nominated to become directors, including a five year employment history and any directorships held in public companies.

Unless otherwise indicated, each executive officer or director may be contacted at OpenTV’s principal executive office at 275 Sacramento Street, San Francisco, California, 94111.

Name	Position
James J. Ackerman Born February 28, 1965

OpenTV’s Chief Executive Officer since April 2001; Director of OpenTV since January 2001; President and Chief Operating Officer of OpenTV, Inc. from September 2000 until April 2001; from 1996 until September 2000 Mr. Ackerman served in various executive positions at British Interactive Broadcasting Holdings Limited, or “BiB,” a subsidiary of British Sky Broadcasting Group plc, and BiB’s subsidiary, Sky Interactive Limited. Sky Interactive Limited delivers digitally transmitted interactive services to TV viewers in the United Kingdom and Ireland. While employed with BiB and Sky Interactive Limited, Mr. Ackerman worked in collaboration with OpenTV as one of OpenTV’s key customers in launching a new interactive platform.

Mark H. Allen Born November 5, 1956

OpenTV’s Secretary since February 2003; OpenTV’s General Counsel since November 2002; Executive Vice President and General Counsel of OpenTV, Inc. since January 2003; Executive Vice President of Corporate Development and Deputy General Counsel of Liberty Broadband since May 2002; Executive Vice President of Corporate Development and Technology Licensing of Gemstar-TV Guide International, Inc., or “Gemstar-TV Guide,” from February 2002 until May 2002; President of TV Guide Affiliate Sales of TV Guide, Inc. or “TV Guide,” from September 1999 to May 2002; Managing Partner of Johnson, Allen, Jones & Dornblaser, a boutique business law firm in Tulsa, Oklahoma from March 1994 to September 1999, where Mr. Allen specialized in corporate and business planning, transactions and taxation.

Robert R. Bennett Born April 19, 1958 c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

A director of OpenTV since August 2002; President and Chief Executive Officer of Liberty Media Corporation since April 1997; Executive Vice President of Tele-Communications, Inc., or “TCI”, from April 1997 to March 1999; currently a director of Liberty Media, Ascent Media Group (formerly named Liberty Livewire Corporation), Liberty Satellite & Technology, Inc., USA Interactive and UnitedGlobalCom, Inc.

Name	Position

Peter C. Boylan III Born January 10, 1964

A director and Chairman of OpenTV since August, 2002; Chairman of the Board of OpenTV, Inc. since January 2003; President and Chief Executive Officer and Director of Liberty Broadband since May 2002; Co-President and Co-Chief Operating Officer and Director of Gemstar-TV Guide from July 2000 to April 2002; President and Chief Operating Officer and Director of TV Guide from June 1999 through July 2000; Executive Vice President and Director of TV Guide from March 1999 through June 1999; President and Director of United Video Satellite Group, Inc. from August 1997 through March 1999; currently a director of BOKF Financial Corp.

Vincent Dureau Born March 11, 1960

OpenTV’s Chief Technology Officer since May 1998; OpenTV, Inc.’s Chief Technology Officer since May 1998; Senior Vice President of Engineering of OpenTV, Inc. from OpenTV’s inception until May 1998; prior to joining OpenTV, Mr. Dureau held a variety of positions in the research department of Thomson Multimedia in Paris and Los Angeles since 1984.

Timothy V. Travaille Born November 17, 1957

OpenTV’s interim Chief Operating Officer since October 2002; Executive Vice President and Chief Operating Officer of OpenTV, Inc. since January 2003; Executive Vice President, Business Development and Finance of Wink Communications from March 2002 until October 2002; Executive Vice President, Product Marketing and Business Development of Wink Communications from February 2000 to March 2002; Chief Technical Officer of Wink Communications from August 2000 until February 2002; Senior Vice President, Operations and Deployments of Wink Communications from February 1997 to March 1998; Vice President, Operations and Deployments of Wink Communications from March 1997 to March 1998.

Craig M. Waggy Born January 2, 1959

OpenTV’s Chief Financial Officer and Chief Accounting Officer since November 2002; Executive Vice President and Chief Financial Officer of OpenTV, Inc. since January 2003; Senior Vice President and Chief Financial Officer of Liberty Broadband since May 2002; Senior Vice President and Chief Financial Officer of TV Guide, Inc. from September 1997 until May 2002.

J. David Wargo Born October 1, 1953 c/o Wargo & Company, Inc. 712 Fifth Avenue 41st Floor New York, New York 10019

A director of OpenTV since August 2002; President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993; currently a director of On Command Corporation and Strayer Education, Inc.

Name	Position

Anthony G. Werner Born November 11, 1956 c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

A director of OpenTV since August 2002; Senior Vice President and Chief Technology Officer of Liberty Media since August 2001; Executive Vice President of Strategic Technology at Qwest Communications from May 2001 through August 2001; President and Chief Executive Officer of Aurora Networks, a manufacturer of advanced, next-generation optical transport systems for broadband networks that support the convergence of digital broadband, voice, video and data applications, from October 2000 through May 2001; Executive Vice President and Chief Technology Officer of AT&T Broadband, previously TCI, from July 1994 through October 2000; currently a director of Net2Phone, Inc. and Dycom Industries, Inc.

The directors and executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors or executive officers, by blood, marriage or adoption.

During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Executive Compensation

The following discussion and tables set forth certain information relating to compensation, including grants of stock options and stock appreciation rights, awarded to, earned by or paid to:

•	James J. Ackerman, OpenTV’s Chief Executive Officer;

•	James F. Brown and Vincent Dureau, the two executive officers employed by OpenTV on December 31, 2002 who earned more than $100,000 of compensation during the fiscal year ended December 31, 2002; and

•	Martin J. Leamy and Scott H. Ray, who would have been two of OpenTV’s four most highly compensated executive officers earning more than $100,000 of compensation during the fiscal year ended December 31, 2002 if they had been employed by OpenTV on December 31, 2002.

These persons are collectively referred to in this joint proxy statement/prospectus as the “named executive officers.”

The current Chairman of OpenTV’s board of directors, along with OpenTV’s current Chief Financial Officer and OpenTV’s current General Counsel, are each officers of Liberty Broadband. Liberty Broadband charges OpenTV a monthly management fee that is based on the estimated amount of time these individuals, and one other officer of OpenTV, spend on OpenTV’s business each month. For more information about this arrangement, see “—Certain Relationships and Related Transactions—Transactions With Management and Others—Management Fee and Expense Reimbursement Arrangements with Liberty Broadband.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to the named executive officers by OpenTV for the three years ended December 31, 2002. All amounts set forth below are in United States dollars, except share amounts.

Summary Compensation Table

Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($) Paid in Following Year for Listed Year	Other Annual Compensation ($)		Long-Term Compensation Securities Underlying Options		All Other Compensation ($)
James J. Ackerman(1)	2002	$420,733	$—	$767,765	(2)	—		$597,000	(3),(4)
Chief Executive Officer	2001	410,367	100,000	765,064	(5)	200,000		3,000	(4)
	2000	143,056	77,250	38,791	(6)	200,000		13,507	(7)

Martin J. Leamy(8)	2002	268,333	—	—		—		233,400	(3),(4)
Former President and Chief	2001	276,159	85,365	—		158,416		3,000	(4)
Operating Officer	2000	251,769	43,352	—		43,416	(9)	2,100	(4)

Scott H. Ray(10)	2002	212,083	—	—		—		435,000	(3),(4)
Former Executive Vice	2001	202,061	93,145	—		200,000		3,000	(4)
President and Chief Financial Officer

James F. Brown(11)	2002	234,791	—	—		—		202,500	(3)
Former Executive Vice	2001	252,750	36,673	—		90,000		—
President	2000	207,000	81,144	—		15,000		—

Vincent Dureau	2002	209,261	—	1,000	(12)	—		3,000	(4)
Chief Technology Officer	2001	212,180	51,018	6,000	(12)	30,000		3,000	(4)
	2000	196,500	74,277	3,000	(12)	23,000		3,000	(4)

(1)	Mr. Ackerman’s employment with OpenTV commenced in June 2000. Since April 2001, Mr. Ackerman has served as OpenTV’s Chief Executive Officer.

(2)	Represents (i) loan forgiveness ($602,011), (ii) the fair market value of 17,830 OpenTV Class A ordinary shares granted to Mr. Ackerman on January 2, 2002 ($147,989), and (iii) reimbursement of part of Mr. Ackerman’s automobile and other expenses ($17,765).

(3)	Represents payments made pursuant to management retention agreements with the named executive officers indicated. For a more detailed description of these management retention agreements, see “—Certain Relationships and Related Transactions—Management Retention Agreements.” Payments for 2002 were as follows: Mr. Ackerman—$594,000; Mr. Leamy—$230,400; Mr. Ray—$432,000; and Mr. Brown—$202,500.

(4)	Represents matching contributions made to the individual’s 401(k) plan account in the fiscal year. The matching contributions for each of Mr. Ackerman, Mr. Leamy, Mr. Ray and Mr. Dureau were $3,000 during each year presented, except for Mr. Leamy in 2000, during which his matching contribution was $2,100.

(5)	Represents (i) loan forgiveness ($602,011), (ii) the fair market value of 14,525 OpenTV Class A ordinary shares granted to Mr. Ackerman on January 2, 2002 ($147,989), and (iii) reimbursement of part of Mr. Ackerman’s automobile and other expenses ($15,064).

(6)	Represents amounts paid to offset taxes paid by Mr. Ackerman and to reimburse Mr. Ackerman for part of his automobile and other expenses.

(7)	Represents amounts paid to Mr. Ackerman to reimburse him for certain relocation expenses.

(8)	Mr. Leamy joined OpenTV in June 2000, following OpenTV’s acquisition of Spyglass, Inc., and left in October 2002.

(9)	Represents stock option grants by Spyglass, Inc. that were assumed by OpenTV in connection with OpenTV’s acquisition of Spyglass, Inc.

(10)	Mr. Ray joined OpenTV in March 2001, and left in November 2002.

(11)	Mr. Brown’s employment was terminated by OpenTV in January 2003.

(12)	Represents a patent-related bonus payment paid during the relevant fiscal year.

Stock Options/SAR Grants in Last Fiscal Year

No individual grants of options to purchase OpenTV Class A ordinary shares were granted to the named executive officers during the year ended December 31, 2002. No stock appreciation rights were granted during this period.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information concerning exercises of stock options with respect to OpenTV’s Class A ordinary shares by the named executive officers during the year ended December 31, 2002. No stock appreciation rights were exercised during such fiscal year by the named executive officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at FY-End		Value of In-the-Money Options at FY-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James Ackerman	—	—	212,499	187,501	—	—
Martin Leamy	—	—	209,081	—	—	—
Scott Ray	—	—	83,333	—	—	—
James Brown	—	—	140,520	82,814	—	—
Vincent Dureau	20,000	$115,156	85,448	24,730	$8,004	—

Directors’ Compensation

During 2002, OpenTV’s directors did not receive cash compensation from OpenTV for serving as directors other than the reimbursement of out-of-pocket expenses incurred in attending meetings. OpenTV are presently evaluating compensation arrangements for OpenTV’s independent directors.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

James Ackerman employment agreement

On June 16, 2000, Mr. Ackerman entered into an employment agreement with OpenTV, Inc. to serve as OpenTV, Inc.’s President and Chief Operating Officer. In April 2001, OpenTV’s board of directors promoted Mr. Ackerman to be OpenTV’s Chief Executive Officer. The employment agreement is for a four-year term, automatically renews for successive periods of one year, and may be terminated by OpenTV or by Mr. Ackerman at any time and for any reason. Under the agreement, Mr. Ackerman is provided with a minimum annual base salary of $400,000 and is eligible for an annual bonus. Under the agreement, Mr. Ackerman also received a stock option to purchase 200,000 OpenTV Class A ordinary shares, 25% of which vested after one year, with the balance vesting over the next thirty-six months in equal installments, subject to his continued employment with OpenTV. OpenTV also agreed to reimburse Mr. Ackerman for certain expenses under the agreement.

Under the agreement, OpenTV agreed to extend to Mr. Ackerman an interest-free loan of up to $3,000,000 for the purchase of his principal residence. The loan would be full recourse against the residence and against Mr. Ackerman for up to 50% of the difference between the loan amount and the value actually realized by OpenTV through any foreclosure. The loan would be forgiven in four equal installments on January 1 of each of the years 2001, 2002, 2003 and 2004. In addition, OpenTV agreed to issue Class A ordinary shares to Mr. Ackerman having an aggregate fair market value equal to the difference between $3,000,000 and the loan amount in four installments on January 1 of each of the years 2001, 2002, 2003 and 2004. Pursuant to these provisions, OpenTV extended to Mr. Ackerman in August 2000 a loan in the approximate amount of $2,408,000. Twenty-five percent of this loan amount, or approximately $602,000, was forgiven by OpenTV on January 1 of each of the years 2001, 2002 and 2003, and as of February 28, 2003 the total principal outstanding on the loan was approximately $602,000. In addition, OpenTV issued to Mr. Ackerman Class A ordinary shares having a fair market value of approximately $148,000 on each of January 2, 2001 (14,525 Class A ordinary shares) and January 2, 2002 (17,830 Class A ordinary shares), and OpenTV’s board of directors in February 2003 authorized the issuance of Class A ordinary shares to Mr. Ackerman having a fair market value as of January 2, 2003 of approximately $148,000 (121,402 Class A ordinary shares).

If Mr. Ackerman’s employment is terminated for any reason other than by voluntary resignation, death, disability or by OpenTV for cause during the original four-year term of the agreement, then Mr. Ackerman would receive: two years of his then current base salary, the continued vesting of the aforementioned stock option grant for an additional two years, transfer of a company leased car, reimbursement of business expenses incurred up to the date of termination, payment for accrued vacation time up to the date of termination, payment of Mr. Ackerman’s monthly health insurance premiums for a period of up to six months after the date of termination, relocation expenses up to a maximum amount of $50,000, and outplacement services up to a maximum of $25,000. In addition, in the event Mr. Ackerman is terminated by OpenTV without cause, or as a result of death or disability on or before January 1, 2004, then (i) the remaining principal balance of the personal residence loan will be forgiven in full and (ii) OpenTV will issue to Mr. Ackerman Class A ordinary shares having a fair market value of approximately $148,000. If Mr. Ackerman’s employment is terminated for any reason other than by voluntary resignation, death, disability, or by OpenTV for cause after the original four-year term of the agreement, then, in addition to reimbursement of business expenses incurred up to the date of termination, OpenTV would be required to provide him with a payment of an additional six months of his then-current base salary and his existing stock options to purchase 200,000 OpenTV Class A ordinary shares would continue to vest for an additional six months. Additionally, if Mr. Ackerman is terminated for cause or voluntarily resigns from his employment with OpenTV, he is entitled to receive that portion of the loan forgiveness on the home purchase loan that he has earned through the date of such termination.

Martin Leamy affidavit, release and waiver

On November 18, 2002, Mr. Leamy entered into an affidavit, release and waiver of claims agreement with OpenTV, Inc. pursuant to which, among other things, Mr. Leamy (i) consented to the termination of his employment effective October 4, 2002, (ii) agreed to release and discharge any claims against OpenTV, Inc., its affiliates, agents, officers, directors, shareholders and employees, and (iii) agreed, for a period of two years after the termination of his employment, not to induce, or attempt to induce, any employee, agent or consultant of OpenTV, Inc. or any of its affiliates to terminate his or her association with OpenTV, Inc. or any of its affiliates. In exchange for the foregoing agreements, OpenTV agreed not to repurchase certain Class A ordinary shares held by Mr. Leamy that otherwise would have been repurchasable by OpenTV upon termination of his employment.

The affidavit, release and waiver of claims acknowledged that Mr. Leamy’s termination of employment was without cause. As a result of being terminated without cause, among other things, Mr. Leamy became entitled to receive (x) continued payment of Mr. Leamy’s base salary of $280,000 per annum through April 2004 pursuant to the employment agreement, dated April 17, 2001, between OpenTV, Inc. and Mr. Leamy, and (y) the remaining portion of the retention payments due Mr. Leamy pursuant to the management retention agreement, dated as of April 19, 2002, by and among OpenTV, OpenTV, Inc. and Mr. Leamy. For more information about this management retention agreement, see “—Certain Relationships and Related Transactions—Management Retention Agreements.”

Scott Ray employment agreement

On March 14, 2001, Mr. Ray entered into an employment agreement with OpenTV, Inc. to serve as OpenTV’s Executive Vice President and Chief Financial Officer. Under the agreement, Mr. Ray was provided with a minimum annual base salary of $250,000 and participation rights in an incentive bonus plan targeted at 45% of his annual base salary. Under the agreement, Mr. Ray also received a stock option to purchase 200,000 OpenTV Class A ordinary shares, 25% of which vested after one year, with the balance vesting over the next thirty-six months in equal installments, subject to his continued employment with OpenTV. On November 15, 2002, Mr. Ray voluntarily resigned from his employment with OpenTV. Upon his resignation, Mr. Ray received (i) his base compensation up to the date of his resignation, (ii) reimbursements for his expenses and (iii) any accrued and unused vacation.

As the result of his voluntary resignation, Mr. Ray forfeited any right to continued payments under the management retention agreement dated as of April 19, 2002, by and among OpenTV, OpenTV, Inc. and Mr. Ray. For more information about this management retention agreement, see “—Certain Relationships and Related Transactions—Management Retention Agreements.”

James Brown offer letter

Mr. Brown received from OpenTV a written offer of employment dated June 16, 1999. That offer letter provided, among other things, that Mr. Brown would be entitled to the payment of an additional six months of his then current base salary and immediate vesting of any unvested options if within twelve months of certain corporate transactions involving OpenTV, (i) Mr. Brown is involuntarily dismissed by OpenTV for a reason other than cause, or (ii) he voluntarily resigns due to certain changes in his responsibilities, title or compensation. Mr. Brown’s employment with OpenTV was terminated effective January 23, 2003. Mr. Brown has filed a lawsuit against OpenTV’s subsidiary OpenTV, Inc. in connection with the termination of his employment. For more information regarding this lawsuit, see “—Legal Proceedings”.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

For the period from January 1, 2002 until August 27, 2002, the date on which Liberty Media acquired MIH Limited’s controlling share ownership interest in OpenTV, the members of the compensation committee of OpenTV’s board of directors were Jan Steenkamp, Jacobus Stofberg and Stephen Ward. Mr. Steenkamp served as Chairman of OpenTV’s board of directors from April 2001 until August 2002 and as OpenTV’s Chief Executive Officer from August 1997 until April 2001. In addition, between the years 1997 and 2001, Mr. Steenkamp was a director and/or an officer of several of OpenTV’s subsidiaries. Mr. Stofberg served as Chairman of OpenTV’s board of directors from October 1999 until April 2001. Mr. Ward was not at any time during the year 2002, or at any other time, an officer or employee of OpenTV or any of OpenTV’s subsidiaries. Each of Messrs. Steenkamp, Stofberg and Ward were directors and/or officers of MIH Limited. For more information about OpenTV’s transactions with Mr. Steenkamp and MIH Limited, see “—Certain Relationships and Related Transactions.”

Messrs. Steenkamp, Stofberg and Ward resigned from OpenTV’s board of directors in connection with the Liberty Media stock purchase transaction. Following completion of the Liberty Media stock purchase transaction on August 27, 2002 and through December 31, 2002, OpenTV’s board of directors, which consisted of James J. Ackerman, Peter C. Boylan III, Robert R. Bennett, J. David Wargo and Anthony G. Werner, did not have a compensation committee. The compensation committee of OpenTV’s board of directors was reconstituted on February 3, 2003, at which time Messrs. Robert R. Bennett, Peter C. Boylan III and J. David Wargo were appointed to the compensation committee of OpenTV’s board of directors. Mr. Boylan is a director and officer of Liberty Broadband Interactive Television, Inc., which is a subsidiary of Liberty Media. For more information about OpenTV’s transactions with Liberty Broadband, see “—Certain Relationships and Related Transactions.” OpenTV has also established an incentive plan committee, comprised of Mr. Bennett and Mr. Wargo, which is a subcommittee of the compensation committee.

For the period from January 1, 2002 to December 31, 2002, except for Jan Steenkamp, who served as Chairman of OpenTV’s board of directors from April 2001 to August 2002, no member of the compensation committee of OpenTV’s board of directors was an executive officer of OpenTV or any of OpenTV’s subsidiaries. From August 27, 2002 until December 31, 2002, there were no deliberations of OpenTV’s board of directors concerning executive officer compensation.

Board Compensation Committee Report on Executive Compensation

The compensation committee of the board of directors was reconstituted on February 3, 2003 as a consequence of the Liberty Media stock purchase transaction. None of the current members of the compensation committee served in such capacity during 2002, nor did any of them make decisions with respect to the compensation of OpenTV’s executive officers for 2002. The compensation committee is responsible for making decisions regarding the compensation of OpenTV’s Chief Executive Officer and other executive officers, including decisions relating to salaries, bonuses, certain equity incentives and other forms of compensation. An incentive plan committee will oversee administration of the OpenTV 2003 Incentive Plan if that plan is approved by OpenTV stockholders at the annual meeting. If the OpenTV 2003 Incentive Plan is approved, the compensation committee expects to discontinue making future grants under any of OpenTV’s other existing equity incentive plans, including the 2001 Plan and the Amended and Restated OpenTV Corp. 1999 Share Option/Share Issuance Plan.

General Compensation Policy.    OpenTV’s current compensation philosophy for executive officers is to establish a compensation package for each executive officer that includes a base salary, an annual bonus opportunity and long-term equity incentive awards. The intent of each executive officer’s compensation package is to reward that executive commensurately with OpenTV’s overall financial performance, including that executive officer’s individual performance, and to seek to have a substantial portion of each executive officer’s compensation contingent upon meeting performance measures. OpenTV’s compensation program for executives is designed to attract and retain individuals who are capable of leading OpenTV in achieving its goals.

Base Salary.    The base salary for each executive officer is set on the basis of general market levels for commensurate positions and individual experience, expertise, and performance.

Annual Bonus Opportunity.    Each executive officer other than OpenTV’s Chief Executive Officer has an established bonus target, which is measured against it overall financial performance and the achievement of individual objectives. Actual bonuses paid are based on a percentage of the individual’s base salary. For the year ended December 31, 2002, OpenTV did not pay annual bonuses to any of its executive officers.

Long-Term Incentive Compensation.    If the OpenTV 2003 Incentive Plan is approved by OpenTV stockholders at the annual meeting, OpenTV’s executive officers will be eligible to receive stock-based incentives, including stock options and stock appreciation rights, granted under the OpenTV 2003 Incentive Plan, as determined by the incentive plan committee. The incentive plan committee may make stock-based incentive awards at varying times and in varying amounts at its discretion. Generally, the incentive plan committee will set the size of each grant at a level that it deems appropriate to create a meaningful opportunity for stock ownership based upon the executive officer’s position, potential for future responsibility and promotion, performance in the recent period, and unvested options held. The relative weight given to each of these factors will vary from individual to individual, at the incentive plan committee’s discretion. OpenTV desires to promote ownership of its ordinary shares by executive officers of OpenTV because OpenTV believes that such ownership provides a common interest between its executive officers and stockholders of OpenTV. Options are expected to be granted at an exercise price equal to the fair market value of OpenTV ordinary shares underlying the option grant on the date of grant. For the year ended December 31, 2002, OpenTV did not grant any options to any of its executive officers.

CEO Compensation.    James Ackerman, OpenTV’s Chief Executive Officer, is party to an employment agreement with OpenTV. Under his employment agreement, Mr. Ackerman is provided with a minimum annual base salary of $400,000, subject to review by the board of directors of OpenTV annually or more often, and is eligible for an annual bonus. Mr. Ackerman’s annual bonus opportunity is generally tied to the achievement by OpenTV of financial performance measures and provides no dollar guarantees. Based on OpenTV’s performance, no annual bonus was paid to Mr. Ackerman during 2002. Mr. Ackerman did not receive any stock option grants during 2002.

Limitations on Deductibility of Compensation.    Section 162(m) of the United States Internal Revenue Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based”, as defined in Section 162(m), or is otherwise exempt from Section 162(m). The basic philosophy of the compensation committee is to strive to provide OpenTV’s executive officers with a compensation package that will preserve the deductibility of such payments for OpenTV to the extent reasonably practicable and to the extent consistent with OpenTV’s other compensation objectives. OpenTV paid in excess of $1 million in cash compensation to Mr. Ackerman during 2002 and expects to pay more than $1 million in cash compensation to Mr. Ackerman during 2003. A portion of the amount paid in 2002 may not be deductible pursuant to the provisions of Section 162(m) and a similar result may occur in 2003. The cash compensation to be paid to OpenTV’s other executive officers in 2002 did not exceed, and the cash compensation expected to be paid to OpenTV’s executive officers in 2003 is not expected to exceed, the $1 million limit per individual.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Robert R. Bennett

Peter C. Boylan III

J. David Wargo

Stock Performance Graph

The graph set forth below compares the cumulative total stockholder return on OpenTV Class A ordinary shares between November 23, 1999 (the date OpenTV Class A ordinary shares started trading publicly) and December 31, 2002, with the cumulative total return over the same period of (1) the S&P 500 Index and (2) the Nasdaq Composite Index. This graph assumes the investment of $100.00 on November 23, 1999 in OpenTV Class A ordinary shares, the S&P 500 Index and the Nasdaq Composite Index, and assumes the reinvestment of any dividends.

Certain Relationships and Related Transactions

The following describes certain transactions involving related parties and OpenTV since January 2002. OpenTV believes that the terms of each of these agreements are no less favorable to OpenTV than terms OpenTV would have obtained in arm’s length negotiations with unaffiliated third parties.

Ordinary Course Transactions with MIH Limited and its Affiliates

From time to time OpenTV engages in various ordinary course business transactions with MIH Limited and its affiliates. MIH Limited, OpenTV’s former controlling shareholder, was acquired by Naspers Limited on December 20, 2002. For the period from January 1, 2002 to December 31, 2002, OpenTV recognized approximately $1,429,000 in license fees and services and support revenue from MIH Limited and its affiliates.

Ordinary Course Transactions with Sun Microsystems

From time to time OpenTV engages in various ordinary course business transactions with Sun Microsystems. For the period from January 1, 2002 to December 31, 2002, OpenTV spent approximately $141,000 related to technology licensed and equipment purchased from Sun Microsystems.

Ordinary Course Transactions with Motorola

From time to time OpenTV engages in various ordinary course business transactions with Motorola and its subsidiary General Instrument Corporation. For the period from January 1, 2002 to December 31, 2002, OpenTV recognized approximately $6,772,000 in license fees and services revenue from Motorola and General Instrument and OpenTV purchased approximately $1,892,000 of equipment from Motorola and General Instrument.

Ordinary Course Transactions with EchoStar

From time to time OpenTV engages in various ordinary course business transactions with EchoStar Communications Corporation and its affiliates. For the period from January 1, 2002 to December 31, 2002, OpenTV recognized approximately $3,668,000 in royalties, license fees and services and support revenue from EchoStar Communications Corporation and its affiliates.

Transactions with WOW TV, Inc.

From time to time OpenTV has engaged in various ordinary course business transactions with WOW TV, an equity investee. For the period from January 1, 2002 to December 31, 2002, OpenTV recognized approximately $399,000 in services revenue from WOW TV.

In February 2002 OpenTV purchased 3,797,468 shares of Series B Preferred Stock from WOW TV for an aggregate purchase price of $3,000,000 in a private placement transaction.

Agreements with MIH Limited in Connection with the Liberty Media Stock Purchase Transaction

In August 2002, in connection with the Liberty Media stock purchase transaction, OpenTV entered into certain agreements with MIH Limited and its affiliates. These agreements are described below.

Pursuant to a License Agreement for OpenTV Interactive Applications and Enterprise and Network Solutions, OpenTV licensed certain products, which consist primarily of software and applications, to MIH Limited affiliates in exchange for an up-front fee of $4,426,000, which has been accounted for as a capital contribution. OpenTV’s products licensed to the MIH Limited affiliates are: Publisher, Advertise, Account, Chat, News, Sports, Weather, Horoscope and PlayJam. In addition to the up-front license fee, OpenTV agreed to provide certain porting and customization services for a fixed fee of $300,000 and the MIH Limited affiliates will pay annual maintenance and support fees of up to $585,200 per annum.

OpenTV further entered into a Master Carriage Agreement and an Omnibus Agreement. These two agreements had the effect, among other things, of (a) requiring that MIH Limited and its affiliates continue to use OpenTV’s technology throughout the remaining term of certain existing contracts between OpenTV and MIH Limited and its affiliates, (b) providing more consistent standard terms and conditions relating to, among other things, sublicense rights and access to technology and source code, in certain existing agreements between OpenTV and MIH Limited and its affiliates, and (c) in some instances, extending the earliest date on which such agreements may be terminated.

Jan Steenkamp termination agreement

Effective August 27, 2002, Jan Steenkamp, the former Chairman of OpenTV’s board of directors, entered into a termination agreement with OpenTV pursuant to which Mr. Steenkamp’s employment agreement, dated

April 10, 2001, with OpenTV was terminated effective August 27, 2002. In connection with the termination agreement, OpenTV paid Mr. Steenkamp $100,000 (plus accrued but unpaid salary, bonus, deferred compensation, expense reimbursements and vacation pay), transferred to Mr. Steenkamp the automobile referenced in the employment agreement and transferred title to the Dell Latitude computer and cellular telephone then used by Mr. Steenkamp in the course of his employment with OpenTV . Under the termination agreement, OpenTV has engaged Mr. Steenkamp as a consultant for one year commencing on August 27, 2002. OpenTV will pay Mr. Steenkamp an appropriate fee for such consulting services and will reimburse Mr. Steenkamp for reasonable and customary expenses actually incurred by Mr. Steenkamp in connection with his consulting services. During the term of the consulting arrangement, OpenTV has the right to terminate the consulting period on ten days notice to Mr. Steenkamp. Mr. Steenkamp can also terminate the consulting period on ten days notice to OpenTV. No payments have been made by OpenTV to date under this consulting arrangement. OpenTV and Mr. Steenkamp acknowledged that the options to purchase OpenTV Class A ordinary shares previously granted to Mr. Steenkamp during the course of his employment will continue to vest during the consulting period and will remain exercisable for the 90-day period following the consulting period.

In connection with the closing of the Liberty Media stock purchase transaction, MIH Limited agreed to reimburse OpenTV for any and all payments made by OpenTV to Jan Steenkamp arising on or after August 27, 2002 in connection with Mr. Steenkamp’s employment with OpenTV or the termination of such employment, including any and all payments made by OpenTV pursuant to the termination agreement.

Reimbursement Arrangement with MIH Limited in Relation to the Employment of Jan Steenkamp and Others by MIH Limited

During the period from January 1, 2002 to August 27, 2002, and pursuant to an informal arrangement between OpenTV and MIH Limited, OpenTV paid on MIH Limited’s behalf salary and bonuses due to Jan Steenkamp, who was Chairman of OpenTV’s board of directors prior to his resignation on August 27, 2002, and to two other employees of MIH Limited who formerly provided services to OpenTV. In addition, OpenTV advanced on MIH Limited’s behalf certain expenses incurred by these individuals in connection with their employment by MIH Limited. The total salary and bonuses paid to and expenses advanced for Mr. Steenkamp during this period pursuant to this informal arrangement was $304,452, and the total salary and bonuses paid to and expenses advanced for the two other employees of MIH Limited was $418,054. In accordance with OpenTV’s informal arrangement, MIH Limited agreed to and did reimburse OpenTV in full for these payments and advances OpenTV made on its behalf. As indicated above, in connection with the closing of the Liberty Media stock purchase transaction, MIH Limited agreed to reimburse OpenTV for any and all payments made by OpenTV to Jan Steenkamp arising on or after August 27, 2002 in connection with Mr. Steenkamp’s employment with OpenTV or the termination of such employment, including any and all payments made by OpenTV pursuant to the termination agreement, dated August 27, 2002, between OpenTV and Jan Steenkamp. In addition, MIH Limited agreed to reimburse OpenTV for certain severance payments made by OpenTV to another employee of MIH Limited who formerly provided services to OpenTV. MIH Limited reimbursed OpenTV in full for the payments OpenTV made to Mr. Steenkamp and this other MIH Limited employee as aforesaid, which amounted to $101,450 and $29,590, respectively.

Indemnification Agreements with Directors and Executive Officers

Since January 1, 2001, OpenTV has entered into indemnification agreements with each of James Ackerman, OpenTV’s Chief Executive Officer, Jacobus Bekker, one of OpenTV’s former directors, Vincent Dureau, OpenTV’s Chief Technology Officer, Martin Leamy, one of OpenTV’s former executive officers, Stephan Pacak, one of OpenTV’s former directors, Scott Ray, one of OpenTV’s former executive officers, Allan Rosenzweig, one of OpenTV’s former directors, David Steel, one of OpenTV’s former directors, Jacobus Stofberg, one of OpenTV’s former directors, and Stephen Ward, one of OpenTV’s former directors. Pursuant to each such indemnification agreement, OpenTV agreed, subject to certain limitations for, among other things, a breach of the indemnitee’s duty of loyalty to OpenTV, to hold harmless and indemnify the indemnitee, to the fullest extent authorized or permitted by the provisions of OpenTV’s memorandum of association and articles of association and the laws of the British Virgin Islands, in connection with actions taken in the indemnitee’s official capacity as OpenTV’s director, officer, employee or other agent, or in connection with actions taken in the indemnitee’s official capacity while serving at OpenTV’s request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. OpenTV will, prior to the full disposition of any proceeding, advance all expenses incurred by the indemnitee in connection with such proceeding, upon a request by such indemnitee and the receipt by OpenTV of an undertaking by or on behalf of such indemnitee to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified.

Management Retention Agreements

In April 2002, OpenTV board of directors authorized retention agreements for certain of its executive officers and senior management personnel, which contemplated OpenTV making a cash retention payment to each recipient, to be paid in installments and subject to adjustment under certain circumstances, in the event of certain change of control transactions involving OpenTV.

Pursuant to this grant of authority, OpenTV entered into management retention agreements with James Ackerman, Martin Leamy, Scott Ray, James Brown and certain other senior management personnel. The closing of the Liberty Media stock purchase transaction constituted a change of control transaction under these management retention agreements. The maximum retention payouts to each of James Ackerman, Martin Leamy, Scott Ray and James Brown under these management retention agreements following the closing of the Liberty Media stock purchase transaction were $950,400, $345,600, $691,200 and $324,000.

Pursuant to the terms of these retention agreements, OpenTV paid to each of the executive officers indicated above fifty percent of the maximum payout set for each of them on August 27, 2002. The remaining fifty percent would be paid in twelve equal monthly installments; provided, that, each such executive officer remained with OpenTV, was dismissed without cause or left with good reason. Scott Ray forfeited the remaining portion of his monthly installment payments when he voluntarily resigned from OpenTV on November 15, 2002. OpenTV ceased making monthly installment payments to James Brown in connection with the termination of his employment in January 2003. Mr. Brown has filed a lawsuit against OpenTV’s subsidiary OpenTV, Inc. in connection with the termination of his employment. For more information regarding this lawsuit, see “—Legal Proceedings.”

Through December 31, 2002, OpenTV paid out $1,980,000 under all of these retention agreements and Messrs. Ackerman, Leamy, Ray and Brown were each paid $594,000, $230,400, $432,000 and $202,500, respectively, under their individual management retention agreements. Pursuant to a May 2002 agreement between OpenTV and MIH Limited, MIH Limited agreed to reimburse OpenTV for payments made under these reimbursement agreements and OpenTV has received reimbursement in full for both the $1,980,000 it paid out under these management retention agreements during 2002 and the related payroll taxes incurred by OpenTV.

Acquisition of Wink Communications, Inc.

On October 4, 2002, OpenTV wholly-owned subsidiary, OpenTV US Holdings, Inc., acquired Wink Interactive, Inc., which owns all of the capital stock of Wink Communications, from Liberty Broadband for $101 million, in cash. The purchase price reflected the total cash consideration plus expenses paid by Liberty Broadband in connection with its acquisition of Wink Communications on August 22, 2002.

Management Fee and Expense Reimbursement Arrangements with Liberty Broadband

The Chairman of OpenTV’s board of directors along with its Chief Financial Officer, General Counsel and Chief Intellectual Property Officer, are each officers of Liberty Broadband. Liberty Broadband charges OpenTV a monthly fee that is equal to the product of the estimated percentage of time these individuals spend on

OpenTV’s business multiplied by the actual compensation and general and administrative costs attributable to these individuals for the respective month. In addition, OpenTV reimburses Liberty Broadband for certain out-of-pocket expenses incurred by Liberty Broadband that are directly related to OpenTV’s business. During the year ended December 31, 2002, OpenTV estimated that these individuals devoted 50% of their time to OpenTV’s business, and OpenTV accrued approximately $527,000 in the aggregate of fees and related expense reimbursement due to Liberty Broadband. These fees are expected to increase in future periods due to the additional responsibilities relating to OpenTV’s business assumed by certain of these executives.

Separately, OpenTV reimburses Liberty Broadband for certain out-of-pocket expenses incurred by Liberty Broadband in connection with the proposed acquisition by OpenTV of ACTV, Inc. During the calendar year ended December 31, 2002, OpenTV reimbursed Liberty Broadband for approximately $430,000, and accrued approximately $629,000 of expense reimbursement due to Liberty Broadband, in respect of such expenses.

Investors’ Rights Agreement

On October 23, 1999 OpenTV entered into an Investors’ Rights Agreement with America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd. The Investors’ Rights Agreement was entered into in connection with OpenTV October 1999 private placement.

In the following description, Sun TSI Subsidiary (a subsidiary of Sun Microsystems, Inc.) is referred to as the “existing investor”, and America Online, LDIG OTV (a subsidiary of Liberty Media), General Instrument and TWI-OTV Holdings (a subsidiary of Time Warner, Inc.) are referred to as the “new investors.” Although News America Incorporated and OTV Holdings Limited are parties to the Investors’ Rights Agreement, they are neither “existing investors” nor “new investors” for purposes of the following description because each of them has sold its entire interest in OpenTV.

In connection with the Liberty Media stock purchase transaction, MIH Limited and OTV Holdings Limited agreed not to exercise any of their rights under, among other agreements, the Investors’ Rights Agreement from and after the closing of the Liberty Media stock purchase transaction.

Liberty Media is not a party to the Investors’ Rights Agreement and is not subject to its terms. LDIG OTV continues to be a party to, and to be subject to the terms of, the Investors’ Rights Agreement to the same extent as it was prior to the consummation of the Liberty Media stock purchase transaction.

Board of Directors.    The existing investor and the new investors have agreed to vote their shares so that OpenTV’s board of directors has the following composition:

•	so long as the investors in OpenTV’s October 1999 private placement own a number of OpenTV’s ordinary shares equal to at least 60% of the number of shares issued to such investors in that private placement (which amount is referred to as the “issued amount”), two directors designated by the new investors;

•	so long as the investors in OpenTV’s October 1999 private placement own a number of OpenTV’s ordinary shares equal to at least 30% of the issued amount, one director designated by the new investors; and

•	so long as the existing investor owns shares equal to at least 30% of the aggregate amount of OpenTV’s Class B ordinary shares issuable in respect of its shares of Class B common stock of OpenTV, Inc., one director designated by the existing investor.

Neither the existing investor nor the new investors currently have any designees serving on OpenTV’s board of directors. Liberty Media directly holds ordinary shares representing a majority of OpenTV’s outstanding voting power, which ordinary shares held directly by Liberty Media are not subject to the terms of the Investors’ Rights Agreement, including the obligation to vote shares in favor of the election of the designees of the existing investor and the new investors to OpenTV’s board of directors.

Approval Rights.    So long as the new investors may designate two of OpenTV’s directors and at least one of the directors designated by them is on OpenTV’s board of directors, OpenTV may not adopt new stock option plans or other equity compensation plans, or make material modifications to any such existing plans, without the approval of its board of directors, including the approval of at least one director designated by the new investors.

Transfers and Exchanges.    Subject to specified exceptions, prior to transferring any of OpenTV’s Class B ordinary shares to a non-affiliate or converting any of OpenTV Class B ordinary shares into OpenTV Class A ordinary shares, the existing investor and any new investors owning OpenTV Class B ordinary shares must first offer to exchange such shares for OpenTV Class A ordinary shares held by the new investors. Subject to certain exceptions, the existing investor or new investors must cause any of OpenTV’s Class B ordinary shares not exchanged pursuant to such offer to exchange to be converted to OpenTV Class A ordinary shares prior to transferring such shares to a non-affiliate.

Prior to transferring any shares to a non-affiliate, other than in a registered public offering or certain market transactions, the new investors must first offer such shares to the other new investors.

Registration Rights.    The existing investor and each of the new investors have certain rights to require OpenTV to register their shares for resale.

Nonsolicitation.    Each of the parties to the Investors’ Rights Agreement other than OpenTV and the existing investor will not, so long as it holds any of OpenTV’s equity securities and for a period of one year thereafter, knowingly contact or solicit for employment any management or other professional person known to be employed by OpenTV or any of OpenTV’s subsidiaries without OpenTV’s written consent, with exceptions for general advertising or similar solicitation.

Amended and Restated Stockholders’ Agreement

On October 23, 1999, OpenTV entered into the Amended and Restated Stockholders’ Agreement with OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc. This agreement contains the following provisions:

Fundamental Business Decisions.    If OpenTV’s board of directors approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and OTV Holdings for their approval:

•	any business combination involving a change of control of OpenTV;

•	any change to OpenTV’s memorandum of association or articles of association that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OTV Holdings or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with OpenTV’s liquidation.

If the board of directors of OpenTV, Inc. approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and to OpenTV for approval:

•	any business combination involving a change of control of OpenTV, Inc.;

•	any change to the charter of OpenTV, Inc. that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OpenTV, Inc. or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with the liquidation of OpenTV, Inc.

The foregoing actions are referred to as “fundamental business decisions.” As a result of its current ownership of shares of OpenTV, Inc. stock, Sun TSI Subsidiary would effectively be able to block the approval of any such fundamental business decision. If Sun TSI Subsidiary elects to block any such fundamental business decision, a representative of OpenTV and of Sun TSI Subsidiary must attempt to resolve the deadlock. If the deadlock is not resolved within 31 days, then OpenTV may purchase all of the shares of OpenTV, Inc. and of OpenTV held by Sun Microsystems and Sun TSI Subsidiary at their fair market value.

Restrictions on Transfer of Shares by Sun TSI Subsidiary.    Sun TSI Subsidiary may not transfer any shares of OpenTV, Inc. other than:

•	in exchange for OpenTV ordinary shares pursuant to the terms of the Exchange Agreement described below; or

•	to an affiliate of Sun TSI Subsidiary so long as Sun TSI Subsidiary remains bound, and the transferee agrees to be bound, by the terms of the Amended and Restated Stockholders’ Agreement.

Term.    The Amended and Restated Stockholders’ Agreement will terminate when Sun TSI Subsidiary exchanges all its shares of common stock of OpenTV, Inc. for OpenTV ordinary shares pursuant to the Exchange Agreement described below.

Exchange Agreement

On October 23, 1999, OpenTV entered into an Exchange Agreement with Sun TSI Subsidiary and OpenTV, Inc. that permits Sun TSI Subsidiary to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for OpenTV Class B ordinary shares. The rate of exchange, which is subject to customary adjustments, is equal to one of OpenTV Class B ordinary shares for one share of Class B Common Stock of OpenTV, Inc.

OpenTV, OpenTV, Inc., and Sun TSI Subsidiary have agreed that each time OpenTV issues additional Class A ordinary shares or Class B ordinary shares (other than on conversion of Class B ordinary shares), OpenTV, Inc. will sell and OpenTV will purchase, at a purchase price of $0.001 per share, an equal number of shares of Class A Common Stock or Class B Common Stock of OpenTV, Inc., respectively.

Forgiveness of Executive Officer Loan

On June 9, 2000, OpenTV, Inc. entered into an employment agreement with James Ackerman, OpenTV’s Chief Executive Officer. As part of the agreement, OpenTV provided an interest-free loan of approximately $2,408,000 to Mr. Ackerman in connection with the purchase of a personal residence. On January 1 of each of the years 2001, 2002 and 2003, twenty-five percent of the original loan amount (or approximately $602,000) was forgiven by OpenTV in accordance with the terms of the agreement. For more information about Mr. Ackerman’s employment agreement, this loan and the related issuance of OpenTV Class A ordinary shares, see “—Executive Compensation—Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements—James Ackerman employment agreement.”

Section 16(a) Beneficial Ownership Reporting Compliance

On August 27, 2002, as a result of the closing of the Liberty Media stock purchase transaction, OpenTV ceased to be a “foreign private issuer” for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, on such date, among other things, OpenTV’s executive officers, directors and persons who beneficially owned more than ten percent of a registered class of OpenTV’s equity securities, became subject to the reporting requirements of Section 16(a), of the Securities Exchange Act of 1934, as amended.

Section 16(a) of the Securities Exchange Act of 1934, as amended requires OpenTV’s executive officers and directors, and persons who own more than ten percent of a registered class of OpenTV’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish OpenTV with copies of all Section 16 forms they file.

Based solely on a review of copies of the Section 16 forms furnished to OpenTV with respect to its fiscal year ended December 31, 2002, OpenTV believes that, during the period from August 27, 2002 through December 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CERTAIN INFORMATION CONCERNING ACTV

Business

Overview of Business

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. ACTV has two operating business segments, referred to in this joint proxy statement/prospectus as Digital TV and Enhanced Media.

ACTV believes that its Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow for the enhancement of both video and audio content, including standard TV programming, with Web-based information and interactivity for entertainment and education applications.

ACTV’s expectation has been that the expansion of digital TV transmission systems and the emergence of platforms providing the simultaneous delivery of video and Internet content (convergence programming), will allow television distributors, advertisers and programmers to bring interactivity to a mass audience. ACTV believes that its proprietary technologies, tools, and technical and creative services capabilities position it to capitalize on this growth, if and when it should occur.

However, the market for interactive television services and applications has been much slower to develop than ACTV had anticipated. Kagan Worldwide Media, a leading industry observer, stated in its September 26, 2002 VOD & ITV Investor publication: “2002 was supposed to be the year interactive TV [ITV] hit its stride in the U.S. Instead, deployments met with another set of delays, pushing the industry to regroup and retool strategies once again. Moreover, it’s unlikely either cable or DBS providers will contribute enough resources to the ITV rollout to produce major results next year.”

Industry Environment/ACTV Restructuring Program

ACTV’s industry sector experienced a difficult market environment beginning in 2001, which only worsened during 2002. Cable and satellite operators, TV infrastructure suppliers, and content providers scaled back many of their Digital TV and Enhanced Media initiatives. As a result, ACTV’s businesses recorded revenues well below its internal projections in both 2001 and 2002. ACTV believes that the current market environment and the shrinking pool of advertisement dollars have resulted in a significant extension of the time-frame for deployment of certain of its products and services, as noted above.

In response to market conditions, ACTV initiated a restructuring program in mid-2001 as part of an initiative to rationalize its operations. Some of the specific actions ACTV took under the restructuring program include:

•	Reducing the workforce of more than 300 employees by 50%.

•	Closing and relocating office facilities to reduce ACTV’s square footage under lease from over 90,000 to approximately 40,000, thereby lowering its annual lease costs from nearly $3.0 million to approximately $1.0 million.

•	Eliminating low-margin lines of business, e.g., content creation, that have a high fixed-cost base.

•	Refocusing the HyperTV business from that of a turn key supplier of applications and services to a licensor of patented technology.

As a result of worsening conditions in ACTV’s industry, as noted above, ACTV subsequently made additional staff reductions—to a current total of fewer than 100 employees—in an effort to further conserve resources. Despite a significant reduction in its expense base, ACTV was not able to attain profitability or generate a positive cash flow during 2002. Furthermore, given the current market environment and estimates of ACTV’s prospects, ACTV is unable to project when in the foreseeable future the company may become profitable.

Asset Revaluations and Restructuring Charges

In compliance with accounting rules, ACTV periodically reassesses the carrying value of certain long-lived assets. As a result of such analyses, in the fourth quarter of 2001, the third quarter of 2002 and the fourth quarter of 2002, ACTV recorded charges of $11.2 million, $11.5 million and $0.5 million, respectively, to write down the value of goodwill associated with the acquisition of Intellocity. In addition, in 2002 and 2001 ACTV recorded charges of $1.7 million and $1.0 million, respectively, to reduce the carried asset value of its strategic investments to $5.8 million and $7.4 million, respectively.

ACTV recorded restructuring charges in the third and fourth quarters of 2001 totaling $6.6 million. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further details regarding the nature of these charges.

The asset revaluations and restructuring charges are a reflection of the effect on ACTV’s businesses and strategic investments of the difficult environment in ACTV’s industry during the past two years.

Industry Background

Digital TV.    ACTV’s Digital TV applications require the digital transmission of television signals, either through direct broadcast satellite, or DBS, or through a cable system that has been upgraded from analog to digital. The development of the digital transmission of television signals, combined with compression technology, allows for the delivery by DBS and cable operators of a wider variety of programming choices.

The platform required for delivery of ACTV’s Digital TV applications is expanding rapidly as DBS subscribers and digital cable subscriber households increase in the United States. Kagan Worldwide Media estimated that by the end of 2002 there were 21.1 million digital cable households and 19.5 million DBS households in the U.S., up from 15.8 million and 17.2 million, respectively at the end of 2001. Despite this growth, cable and satellite operators to date have not devoted significant resources to the deployment of interactive television applications like those ACTV offers.

Enhanced Media.    The Internet has grown rapidly over the past several years and is now a medium used by millions of people for entertainment, education, e-commerce and multimedia content. The growth in Internet usage has created opportunities for television content providers and their advertising customers to reach and interact with millions of Internet users. Due to its interactive nature, the Internet is a medium that has certain advantages over traditional television: it can provide customized, targeted programming and advertising to consumers and generate cost-effective results for advertisers.

To combat a loss of audience to the Internet and to gain online market share, certain broadcasters and cable programmers have produced and promoted companion online programming to traditional TV shows. Due at least in part to the recent decline in Internet advertising, these initiatives to date have represented only a small percentage of television programming as a whole. When and if Web-based content as a real-time companion to conventional TV programming becomes more popular, ACTV believes that its enhanced media technology puts it in a position to profit from the shift to the convergence of television and Internet content.

Digital TV

ACTV’s Digital TV technologies are patented processes for creating interactive customized television content and advertising in response to viewer remote control entries or to information stored locally in a viewer’s set-top box. ACTV’s software-only application, which can reside in a digital set-top box or other local device, such as a personal video recorder or video on demand system, records a viewer’s input throughout a program and can later deliver tailored content to the viewer based on this input. ACTV’s Digital TV technology allows it to send the viewer multiple television signals, related in time and content, and for the switching among those signals without a visually perceptible delay. The viewer experiences the video, audio and graphics of a single, fluid, programming stream, while the programming on the other signals remains transparent.

ACTV has focused on advertising and sports entertainment programming as the first commercial applications of its Digital TV technologies. ACTV has branded its Digital TV applications for advertising and entertainment as SpotOn and One To One TV, respectively. ACTV’s Digital TV technologies allow, for example, neighbors to watch the same television program while seeing entirely different advertisements based upon demographic information, or a sporting event featuring a different view of the action, highlight packages, statistics or instant replays on demand.

ACTV’s strategy has been to target SpotOn and One To One TV for distribution through cable operators that have deployed digital transmission systems and through DBS operators. To receive SpotOn and One To One TV, a viewer needs a digital set-top box with ACTV’s software download. ACTV has agreements with leading manufacturers of digital set-top terminals, including Motorola Broadband Communications Sector and Scientific-Atlanta, for the integration of ACTV’s software into their systems.

SpotOn and One To One TV.    Digital ADCO, Inc., which developed the SpotOn applications and services, is jointly owned by ACTV, Motorola Broadband and OpenTV. SpotOn is a comprehensive end-to-end system that allows digital cable, satellite and broadcast systems to offer targeting, interactivity and accountability for television commercials. ACTV believes that SpotOn, if it can achieve widespread deployment, has the ability to improve the effectiveness of television advertising.

Based on proprietary technologies contributed by Motorola, OpenTV and ACTV, SpotOn provides an array of functionalities. For example, ACTV’s software can instantaneously choose the most appropriate commercial for each viewer from a number of alternatives received by the viewer’s set-top box. SpotOn’s logic function makes this choice based either on demographic information that the TV distributor, e.g., a cable operator, has downloaded to the set-top box or on remote control responses keyed in by the viewer. SpotOn can discern that a viewer is watching a program with subtitles in a second language, and deliver commercials in that language.

SpotOn enables advertisers to give viewers a choice of commercials, allowing them to select those of greatest relevance. These advertisements can incorporate program branches that permit the commercial itself to change course in response to viewer selections.

In addition, SpotOn provides the means for advertisers to receive aggregate viewer data for each commercial. This information may include the actual number of homes, by geographic area, where a given commercial was displayed as well as the percentage of viewers who changed channels or muted the sound during the commercial.

SpotOn allows for permission-based marketing. A subscriber might request additional information on a product or make merchandise purchases through the set-top box, enabled with SpotOn software. The deployment of SpotOn in a cable system involves principally the installation of software at the headend and a separate software download to subscriber set-top boxes. Depending on how the headend is equipped, a minimal investment in hardware may also be required. SpotOn, which is compatible with a majority of digital cable set-tops currently deployed in the United States, is not dependent on the rollout of the next generation of digital boxes.

ACTV’s plan for SpotOn, assuming the system can achieve widespread commercial acceptance, is to charge a license fee to the TV distributors that deploy it, as well as upstream license fees to programmers and advertising interconnects. ACTV anticipates that it may also receive fees from advertisers for such services as data reporting and analysis, encoding targeted commercials, and enabling television commerce transactions.

To date, ACTV’s only commercial deployment of SpotOn has been a trial at the Comcast Cable (formerly AT&T Broadband) system in Aurora, Colorado. Through this trial, which is currently in progress, SpotOn is available on certain of Comcast Cable’s currently deployed DCT-2000 digital set-top boxes within the Aurora cable system. ACTV has successfully completed the technical phase of the trial and is presently conducting the research phase, which ACTV anticipates concluding during mid-2003.

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ACTV, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using ACTV’s digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. Nascar In Car is a multi-channel television package that uses a mix of digital compression technology, real-time telemetry data and superior graphics to give subscribers an enhanced, interactive viewing experience. iN DEMAND is distributing the package on a pay-per-view basis through certain digital cable systems in the United States. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race. In turn, ACTV Entertainment receives a percentage of gross receipts from the sale of pay-per-view subscriptions.

ACTV cannot assure you that subscription sales will produce more than negligible revenues, given that Nascar In Car is the first programming of its kind ever sold in the United States.

Advision, LLC.    In December 2000, ACTV acquired a controlling interest in the assets of VisionTel, Inc., from nCUBE Corporation, which retained a minority interest. ACTV formed a new partnership entity, Advision LLC, to hold these assets. Advision LLC’s principal product is the Advision® software suite for advertising sales management in cable, broadband, broadcast, satellite, and Internet services. Currently, Advision’s principal customers are cable multiple systems operators. ACTV believes that Advision complements SpotOn, since it provides software for the trafficking and billing of commercials delivered through advanced digital cable and DBS headends.

In August 2002, ACTV acquired nCUBE’s minority interest in Advision, LLC in exchange for a then outstanding receivable due from nCUBE for work performed by Intellocity prior to its acquisition by ACTV. The book value of the receivable at the time of the exchange was approximately $119,000.

Digital Television Services.    ACTV provides technical services for digital interactive television, primarily through ACTV’s Intellocity division. Intellocity, Inc., which ACTV acquired in March 2001 through a share exchange, is engaged in the design, development and integration of iTV infrastructure and content. Clients for ACTV’s technical services include broadband operators, content providers and platform and infrastructure providers.

No one customer constituted 10% or greater of ACTV’s total revenue or accounts receivable balance as of December 31, 2002. One customer, nCube Corporation, in ACTV’s digital television segment, constituted 16% of total revenue for 2001 and represented 33% of ACTV’s accounts receivable balance at December 31, 2001.

For segment information, see Note 14 to the consolidated financial statements of ACTV.

Enhanced Media

Overview.    ACTV’s Enhanced Media business segment serves the market for interactive convergence programming, which combines video and/or audio programming with Web content. ACTV markets Enhanced

Media applications and services through the brand names HyperTV with Livewire, and eSchool Online. eSchool Online and HyperTV with Livewire provide convergence software and services to the education and entertainment markets, respectively.

ACTV’s Enhanced Media business in the past has derived revenues from a number of sources, including software licensing, technical and content services, data management, online advertising sales and e-commerce. During 2002, a large majority of ACTV’s Enhanced Media revenues were derived from software licensing and technical and content services related to the education market.

Education.    eSchool Online was the first commercial application of ACTV’s Enhanced Media technologies. eSchool integrates educational video with relevant Web content, interactivity and chat functionality on a student’s computer screen. In addition, eSchool provides teachers and administrators with an application that allows for online assessment of student performance.

ACTV has provided eSchool software, content services and technical services to state departments of education, school districts, and schools throughout the United States. Over the past several years, ACTV began to focus eSchool on the professional development market.

Traditionally, ACTV provided eSchool Online applications and services on a custom development basis to individual education clients. Starting in the year 2000, ACTV began to market completed eSchool programs to third parties, under licensing agreements with the clients for whom the programs were originally produced. ACTV is currently building a library of licensed eSchool content that is available for nationwide distribution.

HyperTV.    HyperTV is a suite of patented processes that enhances a television program or advertisement with related and synchronized content delivered through the Internet. HyperTV works by embedding a stream of Web page addresses into a video or audio signal or by transmitting the addresses directly over the Internet to a user’s computer or wireless device. The Web content is synchronized to programming being shown on a particular television channel, streamed through the Internet, or played through a local storage device, such as a DVD player.

In April 2000, ACTV entered into an agreement with Ascent Media Group (formerly Liberty Livewire Corp.) to jointly market “HyperTV with Livewire.” Ascent Media Group provides audio and video post-production and location services. The agreement gives Ascent Media Group, a unit of Liberty Media, the right to provide content creation services and, through AT&T IP Services, a scalable hosting infrastructure for HyperTV with Livewire. Pursuant to the agreement creating HyperTV with Livewire, ACTV received a warrant to purchase 2.5 million shares of Ascent Media Group Series A common stock.

The warrant resulted in the recording of deferred revenue to be recognized over 21 years, the period of ACTV’s joint marketing arrangement with Ascent Media Group.

ACTV was one of the first companies to provide convergence software and services. During the years 2000 and 2001, ACTV facilitated hundreds of hours of HyperTV with Livewire programming for music, movies, sports, games and live programming. In December 2000, ACTV initiated a patent infringement lawsuit against The Walt Disney Company and certain subsidiaries, which action alleges that the defendants’ “Enhanced TV” system synchronizing a Web site application to, among others, ESPN Sunday Night and ABC Monday Night Football telecasts, has infringed and is continuing to infringe certain of ACTV’s patents. In May 2002, the United States District Court for the Southern District of New York granted summary judgment in favor of the defendants. Without addressing the validity and enforceability of the three patents in the suit, the Court reached summary judgment on non-infringement alone. On July 3, 2002, ACTV appealed the District Court’s decision to the United States Court of Appeals for the Federal Circuit in Washington, D.C.; the appeal is currently pending. ACTV believes that the dismissal in May 2002 of its lawsuit against The Walt Disney Company has negatively impacted ACTV’s future prospects for licensing HyperTV.

During 2001, ACTV’s HyperTV with Livewire business began to decline. ACTV believes the decline can be attributed to a number of factors, including:

•	reluctance of certain potential clients to employ ACTV’s technology pending resolution of the lawsuit against The Walt Disney Company;

•	strong price competition from competitors;

•	contraction of overall ad spending in the United States; and

•	sluggish growth in the demand for so-called two box convergence.

During 2002, ACTV has not succeeded in generating revenues of any significance from licensing HyperTV technology for entertainment applications.

Enhanced Media Revenue Concentration

The recognition of revenue resulting from the amortization of deferred revenue associated with ACTV’s joint marketing arrangement with Ascent Media Group accounted for approximately 32%, 26% and 23% of ACTV’s total revenues for the years ended December 31, 2002, 2001 and 2000.

For the years ended December 31, 2002, 2001 and 2000, certain individual customers in the Enhanced Media segment accounted for more than 10% of ACTV’s revenues, excluding the amortization of the Ascent Media Group deferred revenue as follows:

Customer	2002	2001	2000
The State of Alabama	—	11%	23%
Dallas Independent School District	11%	—	—

At December 31, 2002, Dallas Independent School District represented 20%, Georgia Professional Standards Commission represented 11%, and Newburgh Enlarged City School District represented 13% of ACTV’s accounts receivable balance. At December 31, 2001, no customer represented more than 10% of ACTV’s accounts receivable balance. At December 31, 2000, one customer, the State of Alabama, represented 32% of ACTV’s accounts receivable balance.

For segment information, see Note 14 to the consolidated financial statements of ACTV.

Equipment Suppliers

ACTV does not intend to manufacture, set-top converters, terminals, video servers or other devices in connection with any of its current applications or services.

ACTV has entered into non-exclusive, royalty-free agreements with Motorola Broadband and Scientific-Atlanta, the dominant suppliers of set-top terminals in the United States, for the integration of its Digital TV technologies into digital set-top boxes of these companies.

In addition, ACTV has agreements with the leading providers of set-top box middleware, including OpenTV, Liberate and MicrosoftTV, to ensure the compatibility of its Digital TV technologies with their platforms. Middleware is set-top box software that acts as an operating system for the terminal.

Patents and Other Intellectual Property

ACTV has sought to protect the proprietary features of its individualized programming technologies and Enhanced Media technologies through patents, copyrights, confidentiality agreements and trade secrets both in the United States and overseas. As of the present time, the United States Patent and Trademark Office has issued certain patents to ACTV that are currently in force. ACTV also has additional patents pending. The patents expire at various dates from 2003 to 2018. Corresponding patents for some of the above United States patents have been granted by or are pending in the Patent Offices of Canada, Japan, South Korea, China, Singapore, India, Australia and various countries in Europe.

ACTV cannot assure you that its patents are enforceable, or, if challenged, that they can be successfully defended, particularly in view of the high cost of patent litigation, nor can ACTV assure you that it will derive any competitive advantages from them. See “—Legal Proceedings.” To the extent that patents are not issued for any other products developed by ACTV, ACTV would be subject to more competition. The issuance of patents may be insufficient to prevent competitors from essentially duplicating ACTV’s products by designing around the patented aspects. In addition, ACTV cannot assure you that its products will not infringe on patents owned by others, licenses to which may not be available to ACTV, nor that competitors will not develop functionally similar products outside the protection of any patents that ACTV has or may obtain.

The inventors named on all of ACTV’s issued patents have assigned to ACTV all right, title and interest in and to the above US patents and any corresponding foreign patents or applications based thereon. ACTV requires that each of its full-time employees, consultants and advisors execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship. These arrangements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship are ACTV’s exclusive property. These agreements generally also require that all such information be kept confidential and not disclosed to third parties, except with ACTV’s consent or in specified circumstances. ACTV cannot be certain, however, that these agreements will provide effective protection for its proprietary information in the event of unauthorized use or disclosure of such information.

Competition

The markets for digital television and enhanced media applications and services are extremely competitive, and ACTV expects competition to intensify in the future. These markets are new, quickly evolving and characterized by untested consumer demand and a lack of industry standards. They are, therefore, subject to significant changes in the products and services offered by existing market participants and the emergence of new market participants. As a result, it is difficult to determine which companies and technologies are competing with ACTV or may in the future compete with ACTV in one or more of its businesses. If the proposed merger with OpenTV is consummated, ACTV will become part of a business that includes current competitors Spyglass Integration and Wink Communications (each a subsidiary of OpenTV), which are current competitors of ACTV.

ACTV believes that its current competitors in Enhanced Media services markets include Gold Pocket, Digeo, Wink Communications and Worldgate Communications, Inc., among others. ACTV also faces competition from traditional television and cable broadcasters such as ABC, CBS, FOX and NBC. Some of these broadcasters have in the past, and may in the future, develop and broadcast their own television/Internet convergence programming. See “—Legal Proceedings.” In addition, ACTV may face future competition from companies such as Microsoft, RealNetworks, Inc. and Veon, which provide applications allowing video content to be streamed over the Internet. Many of these applications could be extended to compete with some or all of ACTV’s existing or proposed enhanced media offerings.

ACTV believes that its competitors in the Digital TV market for targeted advertising and technical services include companies such as Visible World, NAVIC, Ad-Exact, Spyglass, Rachis, MetaTV and Digeo. ACTV does not believe that there are currently any competitors offering products comparable to One To One TV, but there are a number of companies, including NDS Group plc, that market products and services outside the United States that have limited functionalities in common with this product. ACTV’s Digital TV products may be deemed to compete for limited shelf space within a digital set-top box with other dissimilar applications, such as video on demand, high definition television, and telephony.

Government Regulation

ACTV believes that neither its present nor future implementation of One To One TV or SpotOn is subject to any direct substantial government regulation. However, the broadcast industry in general, and cable television, DBS and wireless communication in particular, are subject to substantial government regulation.

Cable Television.    Pursuant to federal legislation enacted in 1992 (the “1992 Cable Act”), and amended by the Telecommunications Act of 1996, the Federal Communications Commission (the “FCC”) substantially re-regulated the cable television industry in various areas, including rate regulation, competitive access to programming, and “must-carry” and retransmission consent for broadcast stations. These rules, among other things, restrict the extent to which a cable system may profit from, or recover costs associated with, adding new program channels, impose certain carriage requirements with respect to television broadcast stations, limit exclusivity provisions in programming contracts and require prior notice for channel additions, deletions and changes. The 1992 Cable Act also regulates the collection and use of subscriber information over cable systems by cable operators and their affiliates. The United States Congress and the FCC also have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect ACTV’s operations. In particular, the FCC recently initiated an inquiry to determine whether the cable industry’s future provision of interactive services should be subject to regulations ensuring equal access and competition among service vendors.

Internet.    Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for ACTV’s services, increase its cost of doing business or otherwise have a materially adverse effect on its business, financial condition and results of operations. Congress has passed legislation regulating certain aspects regarding the use of the Internet, including the protection of children, copyright infringement, user privacy, taxation, access charges and liability for third-party activities. The Federal Trade Commission has adopted regulations pursuant to the Children’s Online Privacy Protection Act, which governs collection and use of information regarding children over the Internet. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services, intellectual property ownership and personal privacy. Storage and use of personal information are subject to state and federal regulation. Storage and use of such information may also subject ACTV to privacy claims relating to its use and dissemination of personal information. ACTV does not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, ACTV is not certain how new laws governing the Internet or other existing laws will affect its business. ACTV cannot assure you that it will be able to comply with any future laws or regulations that may be imposed on its operations.

Employees

As of December 31, 2002, ACTV employed 129 full-time employees. ACTV is not subject to any collective bargaining agreements; ACTV believes that its relationships with its employees are generally satisfactory.

Properties

ACTV maintains its principal and executive offices at 233 Park Avenue South, New York, New York, where it leases approximately 12,000 square feet. The lease for this facility extends through 2016. ACTV also leases offices and technical space totaling approximately 25,000 square feet in five other facilities, located in New Jersey, Colorado and Oklahoma. These leases expire at various dates through 2005.

Legal Proceedings

ACTV, Inc. and its wholly-owned subsidiary HyperTV Networks, Inc. are co-plaintiffs in a civil action filed against The Walt Disney Company, ABC, Inc., and ESPN, Inc. in December 2000, which action alleges that the defendants’ “Enhanced TV” system synchronizing a Web site application to, among others, ESPN Sunday Night and ABC Monday Night Football telecasts has infringed and is continuing to infringe certain of the plaintiffs’ patents. In May 2002, the United States District Court for the Southern District of New York granted summary judgment in favor of the defendants. Without addressing the validity and enforceability of the three patents in the suit, the Court reached summary judgment on non-infringement alone. On July 3, 2002, ACTV appealed the District Court’s decision to the United States Court of Appeals for the Federal Circuit in Washington, D.C.; the appeal is currently pending.

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV have breached their fiduciary duties to the ACTV stockholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its stockholders. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. ACTV believes that the allegations are without merit and intends to defend against the complaint vigorously. ACTV cannot, however, assure you of success in this matter.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following should be read in conjunction with ACTV’s Condensed Consolidated Financial Statements and the Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as ACTV’s plans, objectives, expectations and intentions. ACTV’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Overview

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. ACTV has two operating business segments, which it calls Digital TV and Enhanced Media.

ACTV believes that its Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow both for the enhancement of both video and audio content, including standard TV programming, with Web-based information and interactivity.

Comparison of Fiscal Year Ended December 31, 2002 and December 31, 2001

    Results of Operations

Revenues.    Revenues decreased 18% to $11.3 million for the year ended December 31, 2002, from $13.7 million for the year ended December 31, 2001. The decrease is the result of a decline in revenues in both the Digital TV and Enhanced Media segments. Revenues from the professional and technical services business, which accounted for the largest percentage of ACTV’s Digital TV revenues, were significantly lower in 2002. In the Enhanced Media segment, eSchool revenue increases in 2002 were insufficient to compensate for a decline in HyperTV with Livewire revenues. Revenues for the each of years ended December 31, 2002 and 2001 included $3.6 million (31% and 26%, respectively, of total revenues) related to the recognition of revenue from the Ascent Media Group (formerly Liberty Livewire Corporation) joint marketing arrangement.

Goodwill Impairment Charge.    During the third and fourth quarters of 2002, ACTV recorded a non-cash impairment charge of $11.5 million and $0.5 million, respectively, related to the goodwill associated with

Intellocity. Accounting for goodwill is promulgated by Statement of Financial Accounting Standards (“SFAS”) No. 142, which requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

Through September 30, 2002, ACTV’s Intellocity unit fell significantly short of the revenue and profitability goals management established for it at the beginning of 2002. In addition, ACTV substantially scaled back Intellocity’s revenue forecasts for fiscal 2003. ACTV believes this shortfall is principally the result of Intellocity’s existing and prospective clients who have reduced expenditures for enhanced and interactive TV initiatives.

Consequently, ACTV conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, ACTV developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. ACTV calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the third quarter of 2002, ACTV recorded an impairment charge of $11.5 million. In the fourth quarter of 2002, ACTV continued its review for possible additional impairment, and recorded an additional impairment charge for the remaining amount of $0.5 million.

During the fourth quarter of 2001, ACTV recorded a non-cash impairment charge of $11.2 million related to the goodwill associated with the Intellocity acquisition. Intellocity’s inability to achieve the operating results specified in its 2001 budget—operating at a loss for fiscal 2001—triggered an impairment review in the fourth quarter of its long-lived assets. ACTV then used revised projections for 2003 and beyond for Intellocity to provide the basis for measurement of the asset impairment charge.

Restructuring Charge.    For the year ended December 31, 2001, ACTV recorded an expense of $6.6 million, the majority of which was non-cash, related to restructuring initiatives. This expense included charges for the surrender of real estate leases and employee severance costs. Pursuant to the surrender—agreed to in September 2001—of certain of ACTV’s New York City leases, ACTV received cash and cash equivalents of approximately $9.3 million in the fourth quarter of 2001. This change in cash and cash equivalents was a result of payments from third parties and a release of restricted cash formerly used to guarantee the leases. At December 31, 2001, ACTV had $0.8 million remaining in accrued restructuring charges, which were paid out over the first two quarters of 2002. There was no restructuring charge for 2002.

Stock-Based Compensation.    Stock-based compensation resulted in credits for the years ended December 31, 2002 and 2001 of $6.0 million and $12.1 million, respectively. The reduction in expense was the result of a continued lower market price of ACTV’s common stock. ACTV recorded stock-based compensation expense based on increases and decreases in the market price of its common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that ACTV had a stock-based compensation obligation at the beginning of a given reporting period, ACTV recognized a reduction in expense related to the unexercised vested variable options for that period based on a reduction of the market price for its common stock at the end of the period. In the first quarter of 2002, ACTV rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment for certain options in ACTV’s financial statements for such options.

In the first quarter of 2002, ACTV canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares of common stock at an exercise price of $2.00 per share, which was above the market value of ACTV’s shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with the restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of ACTV’s common stock is greater than $2.00 per share at any reporting date, ACTV will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that ACTV is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of the shares of ACTV common stock at the end of the subsequent reporting period, ACTV will recognize a reduction in expense for the subsequent period. The December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of the shares of ACTV common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

Total Selling, General and Administrative Expenses.    Total selling, general and administrative expenses for year ended December 31, 2002 decreased 30%, to $32.5 million, compared with $46.6 million for the year ended December 31, 2001. The expense decline was the result of lower employee and occupancy costs achieved through the restructuring initiatives undertaken in 2001, which more than compensated for additional general and administrative expenses of $5.4 million related to Nascar In-Car for the year ended December 31, 2002. For the year ended December 31, 2001, ACTV incurred no expenses related to Nascar In-Car.

Other Expense.    Other expense in 2002 and 2001 includes the changes in fair value of a warrant investment in Ascent Media Group (formerly Liberty Livewire Corp.) that is now accounted for as a derivative instrument after adoption of SFAS No. 133 and the application of its requirements. Since adopting SFAS No. 133 in 2001, ACTV carries the investment in warrant at fair value, rather than at cost. ACTV recorded a net decrease in the value of the investment in warrant of $13.6 million and $1.0 million for the year ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2002 and 2001, other expense also includes a $1.7 million and $1.0 million write-down related to certain of ACTV’s strategic investments that it deemed to be other than temporarily impaired.

Depreciation and Amortization.    Depreciation and amortization expense decreased 45% for the year ended December 31, 2002, to $5.2 million, from $9.4 million during the same period of 2001. The decrease is principally related to lower amortization expense as the result of ACTV’s adoption of SFAS No. 142 on January 1, 2002.

Interest (Expense)/Income.    Interest income, net of interest expense, for the year ended December 31, 2002 was $1.3 million, compared with net interest income of $4.2 million for the year ended December 31, 2001. The decrease was the result of lower cash balances and significantly lower prevailing interest rates in 2002.

Minority Interest.    The minority interest benefit for the year ended December 31, 2002 was $2.8 million, compared with a benefit of $3.2 million in 2001. The benefit is primarily attributable to the ownership interest held by third parties in Digital ADCO.

Cumulative Transition Effect of Change in Accounting Principle.    Effective January 1, 2001, ACTV adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and No. 138. SFAS No. 133 requires that all derivative financial instruments be recorded in the balance sheet at fair value. The provisions of SFAS No. 133 govern the accounting for ACTV’s investment in 2.5 million restricted warrants for Ascent Media Group. Prior to the adoption of SFAS No. 133, ACTV carried this warrant at cost. With the adoption of SFAS No. 133, ACTV now recorded the investment at fair value. Adoption of SFAS No. 133 resulted in ACTV’s recording a cumulative effect transition adjustment loss of approximately $58.7 million at January 1, 2001. There may be periods with significant non-cash increases or decreases in ACTV’s net income or net loss as a result of changes in the fair value of the warrant investment in Ascent Media Group.

Net Loss Applicable to Common Stockholders.    For the year ended December 31, 2002, ACTV’s net loss applicable to common stockholders was $43.6 million, or $0.78 per basic and diluted share, compared with net income of $101.4 million, or $1.84 per basic and diluted share, for the year ended December 31, 2001.

Comparison of Fiscal Year Ended December 31, 2001 and December 31, 2000

    Results of Operations

Revenues.    Revenues increased 71% to $13.7 million for the year ended December 31, 2001, from $8.0 million for the year ended December 31, 2000. The increase is the result of the inclusion in the more recent year of revenues from ACTV’s Digital TV segment, which accounted for approximately 30% of total revenues. For the year ended December 31, 2000, all of ACTV’s revenue was derived from Enhanced Media licensing and services. Digital television revenues for 2001 were principally derived from professional and technical services delivered through Intellocity, which ACTV acquired in March 2001, and software licensing and services revenue through Advision, which ACTV acquired January 1, 2001. Revenues for the years ended December 31, 2001 and 2000 included $3.6 million and $1.8 million, respectively (26% and 23%, respectively, of total revenues) related to the recognition of revenue from the Ascent Media Group joint marketing arrangement.

Goodwill Impairment Charge.    During the fourth quarter of 2001, ACTV recorded a non-cash impairment charge of $11.2 million related to the goodwill associated with the Intellocity acquisition. Intellocity’s inability to achieve the operating results specified in its 2001 budget (it operated at a loss for fiscal 2001) triggered an impairment review in the fourth quarter of its long-lived assets. ACTV developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. ACTV calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the fourth quarter of 2001, ACTV recorded an impairment charge of $11.2 million.

Restructuring Charge.    For the year ended December 31, 2001, ACTV recorded an expense of $6.6 million, the majority of which was non-cash, related to restructuring initiatives. This expense included charges for the surrender of real estate leases and employee severance costs. Pursuant to the surrender —agreed to in September 2001—of certain of ACTV’s New York City leases, ACTV received cash and cash equivalents of approximately $9.3 million in the fourth quarter of 2001. This change in cash and cash equivalents was a result of payments from third parties and a release of restricted cash formerly used to guarantee the leases. At December 31, 2001 ACTV had $0.8 million remaining in accrued restructuring charges to be paid out over the first two quarters of 2002.

Stock-Based Compensation.    Stock-based compensation resulted in a credit for the year ended December 31, 2001 of $12.1 million, compared with a credit of $186.7 million for the year ended December 31, 2000. The reduction in expense was the result of a continued lower market price of the shares of ACTV common stock at December 2001. ACTV recorded stock-based compensation expense based on increases and decreases in the market price of the shares of ACTV common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that ACTV had a stock-based compensation obligation at the beginning of a given reporting period, ACTV recognized a reduction in expense related to the unexercised vested variable options for that period based on a reduction of the market price of the shares of ACTV common stock at the end of the period.

Total Selling, General and Administrative Expenses.    Total selling, general and administrative expenses for year ended December 31, 2001 were $46.6 million, compared with $45.7 million for the year ended December 31, 2000, an increase of 2.0%. The increase in costs was attributable to the inclusion in the more recent year of the operations of Intellocity and Advision, both of which ACTV acquired during 2001. Excluding the effect of Intellocity and Advision, ACTV’s total selling, general and administrative expenses declined $6.0 million, or 13.0% in the more recent year. This decrease is the result of cost cutting measures ACTV adopted in the third and fourth quarters of 2001, including a significant reduction in personnel and occupancy costs. Selling and administrative expenses for 2001 and 2000 include $2.3 million and $6.9 million, respectively, of deferred compensation expense, of which $1.5 million and $4.5 million, respectively, was non-cash.

Other Expense.    Other expense in 2001 includes the changes in fair value of a warrant investment in Ascent Media Group that is now accounted for as a derivative instrument after adoption of SFAS No. 133 and the application of its requirements. Since adopting SFAS No. 133 in 2001, ACTV carries the investment in warrant at fair value, rather than at historical cost. ACTV recorded a net decrease in the value of the warrant investment of $1.0 million for the year ended December 31, 2001. For the year ended December 31, 2001 and 2000, other expense also includes a $1.0 million and $0.8 million write-down related to certain of ACTV’s strategic investments that ACTV deemed to be other than temporarily impaired.

Depreciation and Amortization.    Depreciation and amortization expense increased by $5.5 million for the year ended December 31, 2001, to $9.4 million, from $3.9 million during the same period of 2000, due primarily to ACTV’s increased investment in patents, software development, and equipment and additional goodwill recorded in connection with ACTV’s purchase of Intellocity, Inc. in March 2001.

Interest (Expense)/Income.    Interest income for the year ended December 31, 2001 was $4.2 million, compared with net interest income of $7.4 million for the year ended December 31, 2000. The decrease was the result of lower cash balances in 2001. ACTV incurred interest expense for 2000 of $0.3 million, compared to $0 for 2001. Interest expense for 2000 related to the $5 million original face value notes issued by a subsidiary of ACTV’s in January 1998; the notes were retired on April 3, 2000.

Minority Interest.    The minority interest benefit for the year ended December 31, 2001 was $3.2 million, compared with a benefit of $1.7 million in 2000. The benefit is primarily attributable to the minority interest held by others in Digital ADCO.

Extraordinary Item.    ACTV recorded an extraordinary loss in 2000 of $1.4 million, resulting from the early extinguishment of $5.0 million notes issued in January 1998.

Cumulative Transition Effect of Change in Accounting Principle.    Effective January 1, 2001, ACTV adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and No. 138. SFAS No. 133 requires that all derivative financial instruments be recorded in the balance sheet at fair value. The provisions of SFAS No. 133 the accounting for ACTV’s investment in 2.5 million restricted warrants of Ascent Media Group. Prior to the adoption of SFAS No. 133, ACTV carried this warrant at historical cost. With the adoption of SFAS No. 133, ACTV now recorded the investment at fair value. ACTV’s adoption of SFAS No. 133 resulted in ACTV’s recording a cumulative effect transition adjustment loss of approximately $58.7 million at January 1, 2001. There may be periods with significant non-cash increases or decreases of ACTV’s net income/loss as a result of changes in the fair value of the investment in the warrant.

Net Loss Applicable to Common Stockholders.    For the year ended December 31, 2001, ACTV’s net loss applicable to common stockholders after extraordinary loss and cumulative effect of accounting change was $101.4 million, or $1.84 per basic and diluted share of ACTV common stock, compared with net income of $152.1 million, or $3.07 per basic share and $2.51 per diluted share, for 2000. The significant difference between the two years was the result of predominately non-cash items, including a reduced expense reduction from stock-based compensation, a goodwill impairment charge, restructuring expense, and the cumulative effect of accounting change relating to the adoption of SFAS No. 133 incurred during the more recent year.

Liquidity and Capital Resources

Since ACTV’s inception, it has not generated revenues sufficient to fund its operations, and has incurred operating losses. Through December 31, 2002, ACTV had an accumulated deficit of approximately $307 million. ACTV’s cash position (including short-term investments) on December 31, 2002 was $47.8 million, compared with $77.9 million on December 31, 2001.

Net Cash Used In Operating Activities.    During the year ended December 31, 2002, ACTV used cash of $27.4 million for operations, compared with $30.4 million for the year ended December 31, 2001. The decrease in net cash used by operating activities relates principally to a lower net operating loss in the more recent year, despite an increase in cash expenditures of approximately $1.8 million related to the proposed merger with OpenTV and $5.4 million related to Nascar In-Car.

Net Cash Used In Investing Activities.    For the year ended December 31, 2002, ACTV used cash for investing activities of $17.8 million, compared with $26.0 million, for year ended December 31, 2001. The decrease in cash used in investing activities was due principally to significantly reduced investments in property and equipment and in software development by approximately $9.1 million, which is partially offset by an increase of $6 million in investments in short-term securities in 2002.

Net Cash Provided By Financing Activities.    For the year ended December 31, 2002, ACTV received no significant cash from financing activities, compared to $2.9 million in cash provided by financing activities for the year ended December 31, 2001, which resulted from the cancellation of a letter of credit for ACTV’s account. ACTV has funded, and continues to fund, its cash requirements from the net proceeds of a public, follow-on offering completed in February   , 2000. Through a group of underwriters, ACTV sold a total of 4.6 million shares of ACTV common stock, resulting in net proceeds of $129.7 million. On March 27, 2000, Liberty Digital, Inc. invested an additional $20 million in ACTV by exercising a warrant granted in March 1999. For the year ended December 31, 2000, OpenTV invested $10 million in ACTV’s Digital ADCO subsidiary, and Motorola invested $3.0 million and $2.0 million in the years ended December 31, 2000 and 1999, respectively, in Digital ADCO.

At December 31, 2002, future aggregate minimum lease commitments under non-cancelable operating leases and employment contracts with guarantees, were as follows:

Year	Operating Leases	Employee Agreements
2003	$909,271	$1,275,552
2004	$791,602	$1,102,117
2005	$557,403	$74,334
2006	$427,595	—
2007	$427,595	—
Thereafter	$3,728,221	—

Total	$6,841,687	$2,452,003

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ACTV, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using ACTV’s digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race (see Note 18).

Critical Accounting Policies

ACTV and Liberty Livewire LLC, a unit of Ascent Media Group (formerly Liberty Livewire Corporation), in April 2000 entered into a joint marketing arrangement to market “HyperTV with Livewire.” Ascent Media Group received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

In connection with granting these licensed rights to Ascent Media Group, ACTV received a warrant to acquire 2,500,000 shares of Ascent Media Group common stock at an exercise price of $30 per share. The warrant, which expires in June 2015 and includes registration rights, is exercisable ratably over five years, beginning April 13, 2001. With certain exceptions, the warrant is not transferable. The warrant is non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8: Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services). ACTV recorded an investment and deferred revenue in the amount of approximately $76.0 million, the estimated value of the warrant (using the Black-Scholes pricing model) at the time the agreement was executed. Beginning January 1, 2001, ACTV records changes in fair value in the investment in warrant to the statement of operations as the result of ACTV’s adoption of SFAS No. 133. ACTV expects the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group. ACTV does not currently expect to exercise or register the shares underlying the warrant in the coming year. The deferred revenue resulting from the Ascent Media Group transaction is being amortized into revenue over a period of 21 years, the contractual term of the joint marketing arrangement.

The cost of patents, which represent patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 15 years), which is less than the statutory life of each patent.

ACTV capitalizes costs incurred for the development of software products when economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products.

In businesses where ACTV is delivering specific services and products, revenue is recognized from sales when a product is shipped and when services are performed.

Revenue and anticipated profits under long-term contracts are recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs to completion.

ACTV recognizes the revenue related to the sale of indefinite software licenses upon delivery, installation and acceptance of the software product, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the entire arrangement is recognized as the services are performed using the percentage-of-completion contract accounting method. When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the services are performed.

Where software licenses are granted for a specific period of time, with related content and maintenance contracts, revenue is deferred and then recognized ratably over the life of the license.

ACTV and Liberty Livewire LLC, a unit of Ascent Media Group (formerly Liberty Livewire Corporation), in April 2000 entered into a joint marketing arrangement to market “HyperTV with Livewire.” Ascent Media Group received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

ACTV recorded a charge or a credit to stock-based compensation expense for increases or decreases, in the market value of the shares of ACTV common stock in excess of the exercise price of certain employee options, which were subject to variable option accounting treatment. ACTV recorded a credit in stock-based compensation for the year ended December 31, 2002 as the market price of the shares of ACTV common stock declined as compared to their price as of December 31, 2001. ACTV recorded a credit in stock-based compensation for the year ended December 31, 2001 as the market price of the shares of ACTV common stock declined in 2001 as compared to their price as of December 31, 2000. In the first quarter of 2002, ACTV rescinded the applicable option exercise provisions that resulted in variable option accounting treatment in its financial statements for such options, thereby eliminating the requirement that they be marked-to-market at each reporting period.

In the first quarter of 2002, ACTV canceled outstanding options totaling 2,093,334 shares of ACTV common stock at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 such shares at an exercise price of $2.00 per share, which was above the market value of ACTV’s shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with ACTV’s restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of ACTV’s common stock is greater than $2.00 per share at any reporting date, ACTV will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that ACTV is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of the shares of ACTV common stock at the end of the subsequent reporting period, ACTV will recognize a reduction in expense for the subsequent period. ACTV’s December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of the shares of ACTV common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

ACTV adopted SFAS No. 142 beginning on January 1, 2002. ACTV completed the transitional goodwill impairment test as required by SFAS No. 142 using a measurement date of January 1, 2002, and no impairment was noted at the date of adoption. ACTV will continue to perform future impairment tests as required by SFAS No. 142.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires ACTV to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. ACTV’s actual results could differ from these estimates.

New Accounting Pronouncements

As of August 2001, the FASB issued SFAS No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The objective of SFAS No. 143 is to provide accounting guidance for legal obligations associated with retirement of long-lived assets. The retirement obligations included within the scope of this pronouncement are those that an entity cannot avoid as a result of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this pronouncement, as well as tangible long-lived assets with indeterminable lives. ACTV does not believe that the adoption of SFAS No. 143 will impact its financial condition, cash flows and results of operations. ACTV plans to adopt SFAS No. 143 during the first quarter of 2003.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. The objectives of SFAS No. 144 are to address significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and to develop a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. ACTV adopted SFAS No. 144 during the first quarter of 2002.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective for financial statements for fiscal years beginning after May 15, 2002. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of debt as extraordinary items. ACTV plans to adopt SFAS No. 145 on January 1, 2003.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the financial accounting and reporting for certain costs associated with exit or disposal activities, including restructuring actions. SFAS No. 146 excludes from its scope severance benefits that are subject to an on-going benefit arrangement governed by SFAS No. 112, “Employer’s Accounting for Post-employment Benefits”, and asset impairments governed by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets. ACTV does not believe that the adoption of SFAS No. 146 will have a material impact on its consolidated financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for the year ending December 31, 2002, which expand the disclosures required by a guarantor about its obligations under a guarantee. FIN 45 also requires the recognition, at the inception of a guarantee, of a liability for the fair value of the obligation undertaken in the issuance of the guarantee. This interpretation did not have any significant impact on ACTV’s consolidated financial position and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF Issue 00-21 will be effective for fiscal years beginning after June 15, 2003. ACTV is currently evaluating the effects of the EITF Issue 00-21 may have on its consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure—an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, SFAS No. 148 does not permit the use of the original Statement 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. SFAS No. 148 will be effective for the financial statements for fiscal years ending after December 15, 2002 for companies that volunteer in changing to the fair value method of accounting for stock options and like awards. The interim disclosure requirements of SFAS No. 148 for financial reports containing condensed financial statements become effective beginning after December 15, 2002. ACTV has adopted the disclosure provisions of SFAS No. 148 for the year ended December 31, 2002. ACTV intends to continue to account for the cost of employee stock options utilizing the intrinsic value method prescribed by APB opinion 25 as allowed by SFAS No. 123. As such, SFAS No. 148 did not have an impact on ACTV’s consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after

January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The related disclosure requirements are effective immediately. ACTV does not anticipate that this interpretation will have a significant impact on its consolidated financial position and results of operations.

Impact of Inflation

Inflation has not had any significant effect on ACTV’s operating costs.

Quantitative and Qualitative Disclosures About Market Risk

ACTV’s interest income is affected by changes in the general level of United States interest rates. Changes in United States interest rates could affect the interest earned on ACTV’s cash equivalents and investments. Currently, changes in United States interest rates would not have a material effect on the interest earned on ACTV’s cash equivalents and investments. A majority of these cash equivalents and investments earn a fixed rate of interest while the remaining portion earns interest at a variable rate. Due to the nature of the investments, ACTV does not anticipate that exposure to interest rate market risk will have a material impact on its financial condition.

During April 2000, ACTV received a warrant to acquire 2,500,000 shares of Ascent Media Group, Inc.,  a publicly traded company. The warrant becomes exercisable at the rate of 500,000 shares per year, commencing on April 13, 2001, includes certain registration rights and may be exercised until March 31, 2015. The warrant is not transferable, except in certain circumstances. As of January 1, 2001, changes in fair value in the investment in the warrant were recorded to the statement of operations according to Statement of Financial Accounting (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and 138, effective on January 1, 2001. The estimated value of the warrant on September 30, 2002 was $3.7 million. ACTV expects the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group Series A common stock. ACTV does not currently expect to exercise or register shares in the coming year.

ACTV records stock-based compensation expense based on increases and decreases in the market price of ACTV’s common stock above the exercise price of employee options that are subject to variable option accounting treatment. To the extent that ACTV has a stock-based compensation obligation at the beginning of a given reporting period, it recognizes a reduction in stock-based compensation expense related to unexercised variable options for that period based on a reduction of the market price of the common stock at the end of the period. ACTV’s obligation will increase as the market price of its common stock increases at the end of a reporting period.

In January 2002, ACTV canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share. All the recipients of the options were employees whose salary compensation had been reduced in conjunction with ACTV’s restructuring efforts in the second half of 2001. Executive officers were not eligible to participate, although their salary compensation also was reduced. The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of ACTV’s common stock is greater than $2.00 per share at any reporting date, ACTV will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that ACTV is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of ACTV’s common stock at the end of the subsequent reporting period, ACTV will recognize a reduction in expenses for the subsequent period.

Disagreements with Accountants on Accounting and Financial Disclosure

During ACTV’s two most recent fiscal years, ACTV has had no disagreements with Deloitte & Touche LLP, ACTV’s independent accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche, LLP would have caused it to make reference to the subject matter thereof in its report on the financial statements of ACTV for such periods.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

This section of the joint proxy statement/prospectus describes certain differences between ACTV common stock and OpenTV Class A ordinary shares and certain differences relating to the corporate governance of ACTV and OpenTV. While OpenTV and ACTV believe that the description covers the material differences between the ACTV common stock and the OpenTV Class A ordinary shares, it is qualified by reference to the provisions of the memorandum of association and articles of association of OpenTV, and the restated certificate of incorporation and bylaws of ACTV.

ACTV’s restated certificate of incorporation and bylaws currently govern the rights of stockholders of ACTV. After the completion of the merger, ACTV’s common stockholders will become holders of OpenTV Class A ordinary shares. As a result, former ACTV stockholders’ rights will be governed by OpenTV’s memorandum of association and articles of association, which were last amended on October 26, 1999 and September 19, 2002, respectively. The following paragraphs summarize certain differences between the rights of OpenTV stockholders and ACTV stockholders generally. The summary also describes the differences in certain corporate governance matters under the memorandum of association and articles of association of OpenTV and British Virgin Islands law compared to the restated certificate of incorporation and bylaws of ACTV and Delaware general corporate law. Under British Virgin Islands law holders of a company’s stock are referred to as “members,” but for clarity, they are referred to as “stockholders” in the following summary and elsewhere in this joint proxy statement/prospectus.

	OPENTV	ACTV
Description of ordinary shares and common stock	The ordinary shares of OpenTV are divided into Class A shares and Class B shares.	ACTV common stock is its only class of common equity.

	OpenTV is authorized to issue up to 500,000,000 Class A ordinary shares of no par value and up to 200,000,000 Class B ordinary shares of no par value.	ACTV is currently authorized to issue 200,000,000 shares of common stock, with a par value of $0.10.

The holders of OpenTV Class A ordinary shares are entitled to one vote for each share held of record on all matters submitted to the stockholders. The holders of OpenTV Class B ordinary shares are entitled to 10 votes for each share held of record on all matters submitted to the stockholders.

The holders of ACTV common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

OPENTV	ACTV

Class B ordinary shares may convert, at the option of the holder at any time into one validly issued, fully paid and non-assessable Class A ordinary share. In addition, each Class B ordinary share will convert, automatically and without any further action on the part of OpenTV or any other person, into one Class A ordinary share:

•   upon the transfer of any Class B ordinary shares to any person who was not a shareholder, or an affiliate of such shareholder, prior to the initial public offering of Class A ordinary shares;

•   if the number of Class B ordinary shares outstanding is less than 10% of all the outstanding ordinary shares;

•   if the board of directors and holders of a majority of the outstanding Class B ordinary shares approve the conversion of all the Class B ordinary shares; or

•   if, in the sole discretion of the board of directors, there has been a material adverse change in the liquidity, marketability or market value of the Class A ordinary shares due to either (x) the exclusion of the Class A ordinary shares from trading on a national securities exchange or from quotation on the Nasdaq National Market, or (y) the requirements under any applicable state law.

Shares of ACTV common stock are not convertible into any other securities.

Holders of OpenTV ordinary shares have no preemptive rights.	Holders of ACTV common stock have no preemptive rights.

	OPENTV	ACTV
Description of preferred stock

OpenTV is authorized to issue up to 500,000,000 preference shares of no par value. Pursuant to OpenTV’s memorandum of association, the board of directors has the authority, without further action by the stockholders, to designate one or more series of preference shares out of the unissued preference shares and to fix the number of shares constituting such series, the designation of such series and the relative, participating, optional or other rights (if any) and any qualifications, preferences, limitations or restrictions of the shares of such series. Without stockholder approval, the board of directors may issue preference shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of ordinary shares. OpenTV currently has no preference shares outstanding.

Pursuant to ACTV’s restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.10 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. There are no shares of preferred stock outstanding and ACTV has no plans to issue any of the preferred stock.

Annual meeting of stockholders

British Virgin Islands law does not require an International Business Company, such as OpenTV, to have an annual meeting.

OpenTV’s articles of association do, however, require an annual meeting of stockholders for the election of directors and for such other business as may come before the meeting.

Delaware law requires annual meetings of stockholders.

	OPENTV	ACTV
Special meeting of stockholders

Under British Virgin Islands law, unless otherwise provided by a company’s memorandum of association or articles of association, special meetings of stockholders may be called by the directors at any time.

Under British Virgin Island law, directors are required to call meetings upon a written request from the stockholders holding more than 50% of the outstanding voting shares, unless the memorandum of association or articles of association provide for a lesser percentage.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. ACTV’s bylaws authorize the board of directors or the chairman of the board to call a special meeting of stockholders.

Action by written consent in lieu of a stockholders’ meeting

Under British Virgin Islands law, unless otherwise provided by a company’s memorandum of association or articles of association, stockholders may take action by written consent in lieu of voting at a stockholders meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent in lieu of voting at a stockholders meeting.

Currently, OpenTV’s memorandum of association and articles of association do not allow stockholders to act by written consent.

	OPENTV	ACTV
Record date for determining stockholders and notice of meeting

OpenTV’s articles of association state that the directors may fix the date that notice is given of a meeting of stockholders as the record date for determining those shares that are entitled to vote at the meeting.

OpenTV’s articles of association provide that written notice of all meetings of stockholders, stating the time, place and purposes thereof, shall be given not fewer than ten days before the date of the proposed meeting to those persons whose names appear as stockholders in the share register of OpenTV on the date of the notice and are entitled to vote at the meeting. However, in general a meeting of stockholders may be called on shorter notice if at least 90% of the total number of shares entitled to vote on all matters to be considered at the meeting consent or stockholders holding such number of shares waive the right to notice.

Under Delaware law and ACTV’s restated certificate of incorporation, the record date for determining stockholders of record at a meeting is a date fixed by the directors that is not more than sixty days nor less than ten days before such meeting.

ACTV’s bylaws provide that written notice of all meetings of stockholders, stating the time, place and date thereof, shall be given not less than ten nor more than sixty days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting.

Advance notice provisions for stockholder proposals and board nomination at any stockholder annual meetings

OpenTV’s articles of association provides that for business to be properly brought to the annual meeting by a stockholder, the stockholder must have given written notice thereof to the secretary of OpenTV not less than 30 nor more than 60 days prior to the meeting as originally scheduled. If, however, less than 40 days notice is given to the stockholders of the date of the meeting, notice by the stockholder will be deemed timely if received by the secretary of OpenTV no later than the close of business on the fifth day following the day on which such notice of the date of the meeting was posted or publicly disclosed.

ACTV’s restated certificate of incorporation provides that for nominations or other business to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given timely notice thereof in writing to both the chairman and the secretary of ACTV. To be timely, stockholder’s notice shall be provided not less than 60 days prior to the first anniversary of ACTV’s then immediately preceding annual meeting.

	OPENTV	ACTV

Number of directors	OpenTV’s articles of association provide that the number of directors shall be at least five members but no more than fifteen members, as determined from time to time by a resolution of directors.

Neither the restated certificate of incorporation nor the bylaws of ACTV provides for a minimum or maximum number of directors. The bylaws of ACTV provide that the initial number of directors will be four and that the number of directors may be changed by a resolution duly adopted by the board of directors or the stockholders of ACTV. There are currently five members of the board of directors of ACTV.

Classified board of directors

Under British Virgin Islands law, a corporation’s board of directors may be divided into various classes with staggered terms of office.

OpenTV’s articles of association provides that all directors are elected each year, rather than having a classified board of directors in which only one class is elected per year.

Delaware law provides that a corporation’s board of directors may be divided into three classes with staggered terms of office.

Pursuant to ACTV’s bylaws, the board of directors of ACTV is divided into three classes with staggered terms. One class is elected each year, and a director holds office until the annual meeting of his third year in office

	OPENTV	ACTV
Removal of directors

OpenTV’s articles of association provide that a director shall be removed upon the occurrence of certain events. These events include, among other things:

•   if the director becomes insolvent;

•   if the director becomes of unsound mind;

•   if the director dies; or

•   if the director is absent from meetings of the board of directors for six consecutive months unless the other directors grant such director leave.

In addition, a director may be removed by resolution signed by all the other directors or if removed for cause, by a resolution of stockholders. For this purpose, the articles of association define cause as the willful and continuous failure by a director to substantially perform his duties to OpenTV (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to OpenTV.

Under Delaware law, except as otherwise provided in the corporation’s certificate of incorporation, a director of a corporation that has a classified board of directors may be removed only with cause.

	OPENTV	ACTV

Board of director vacancies

OpenTV’s articles of association provide that any vacancy on the board resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of stockholders shall be filled only by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) and any director so appointed shall hold office for the remainder of the annual term of the directors and until a successor is duly elected, or until his earlier death, resignation or removal from office.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. The ACTV bylaws provide that vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with the bylaws, and the directors so chosen shall hold office until the next annual or special meeting duly called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

	OPENTV	ACTV
Limitation of liability of directors

OpenTV’s articles of association provide that, to the fullest extent of the law, no director shall be personally liable to OpenTV or its stockholders for or with respect to any acts or omissions in the performance of his duties as a director of OpenTV.

British Virgin Islands law, however, sets the standard of care expected from every director in performing his functions, as requiring that he act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in a company’s memorandum of association or articles of association or in any agreement entered into by the company relieves a director, from the duty to act in accordance with the memorandum or articles or from any personal liability arising from his management of the business and affairs of the company.

It should be noted, therefore, that in addition to the statutory standard of care imposed on directors, they are also bound by the usual common law duty of care in relation to the exercise of their powers as directors.

ACTV’s restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to ACTV or ACTV’s stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

Under Delaware law, a corporation may not eliminate monetary liability for (a) breaches of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such provisions(s) for the limitation of liability may not limit a director’s liability for violation of, or otherwise relieve directors from, the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

	OPENTV	ACTV

Indemnification

OpenTV’s articles of association provide that OpenTV may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who:

•   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of OpenTV; or

•   is or was, at the request of OpenTV, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Such indemnity is subject to the limitation that OpenTV may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of OpenTV and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

ACTV’s restated certificate of incorporation and bylaws provide for indemnification of each present and former director or officer of ACTV to the full extent permitted by Delaware law for any expenses, liability and loss incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative that such person was or is made a party to or is threatened to be made a party to by reason of the fact that such person was serving as an officer or director of ACTV, or that such person was serving (during his or her tenure as director and/or officer of ACTV) at the request of ACTV as a director, officer, employee or agent of another corporation or entity. The director or officer is indemnified and held harmless for all expenses, liability and loss, including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement reasonably incurred in connection with such proceeding. Such officer or director is entitled to be paid by ACTV for expenses incurred in defending any such action in advance of its final disposition. The director or officer must, as a condition to such advancement, provide to ACTV a written undertaking that if a court determines that the director or officer is not entitled to indemnification by ACTV, then the director or officer shall repay to ACTV all amounts so advanced. ACTV may maintain directors’ and officers’ liability insurance.

	OPENTV	ACTV
Amendment of corporate documents

Amendments to OpenTV’s memorandum of association and articles of association may be made by resolution of stockholders or directors; provided that, no such amendment that adversely affects the rights or restrictions of any class of shares shall be effected without the approval of, or ratification by, a majority of the outstanding shares of the class adversely effected by the amendment. The affirmative vote of the holders of 66% or more of the combined votes of all the then outstanding ordinary shares voting together as a single class, or the affirmative vote of 66 2/3% of the total number of directors, is required (a) to amend certain provisions of the memorandum of association and articles of association, including provisions pertaining to the rights and preferences of ordinary and preference shares, amendment of the memorandum of association and articles of association, calling of annual and special meetings, time and place of meetings, business of the meetings, number of directors, term of directors, vacancies on the board of directors, nomination of new board members, disqualification of directors, and the limitation of liability of directors, and (b) to approve any merger of OpenTV, which would, directly or indirectly, have the effect of making changes to the memorandum of association or to the articles of association which would require a supermajority vote if effected directly as an amendment to the memorandum of association or the articles of association.

Amendments to the ACTV restated certificate of incorporation may be made by resolution of the board of directors followed by the approval of the holders of a majority of the shares of ACTV common stock then outstanding.

Pursuant to ACTV’s bylaws, the bylaws of ACTV may be amended or repealed by the board of directors without the assent or vote of the stockholders.

Stockholder Votes on Certain Transactions

Under British Virgin Islands law, the vote of a majority of the votes cast is generally required to approve each of the following transactions:

•   a merger or other reorganization;

•   a sale of substantially all of the assets of a corporation; and

•   a voluntary dissolution of the corporation.

Under Delaware law, the vote of a majority of the outstanding shares of capital stock entitled to vote is generally required to approve each of the following transactions:

•   a merger or other reorganization;

•   a sale of substantially all of the assets of a corporation; and

•   a voluntary dissolution of the corporation.

ADDITIONAL MATTERS TO BE CONSIDERED AT THE OPENTV ANNUAL MEETING

Proposal 2—Election of Directors

Nominees

OpenTV’s articles of association currently authorize no fewer than five and no more than fifteen directors. The number of directors constituting OpenTV’s full board of directors is currently set at eleven. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. OpenTV’s board is not divided into classes. Each member of the Board is elected by the stockholders at each annual meeting to serve a one-year term which expires upon the occurrence of the next annual meeting.

The OpenTV board of directors currently consists of: James J. Ackerman, Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner. There are currently six vacancies on OpenTV’s board of directors. The existing directors, may, by resolution, fill vacancies in the board of directors and newly created directorships.

At the annual meeting, OpenTV stockholders will be asked to elect five directors who will become OpenTV’s directors on the date of the annual meeting. The names of the board of directors’ nominees for OpenTV’s directors are identified below. The shares represented by the enclosed proxy for the OpenTV annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. OpenTV stockholders may withhold authority to vote for the slate as nominated by marking the “Withhold for All” box on the enclosed proxy card. OpenTV stockholders may withhold authority to vote for any individual nominee or nominees by marking the “Exceptions” box on the enclosed proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote OpenTV stockholders’ shares for the substitute nominee, unless the OpenTV stockholder has withheld authority.

The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. Votes withheld from any director or all directors are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under the articles of association of OpenTV.

Name	Year First Elected Director
James J. Ackerman	2001
Robert R. Bennett	2002
Peter C. Boylan III	2002
J. David Wargo	2002
Anthony G. Werner	2002

For more information about the five individuals nominated to be directors of OpenTV, see “Certain Information Concerning OpenTV—Directors and Executive Officers of OpenTV.”

Except as disclosed in this joint proxy statement/prospectus, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to the board of directors. Each nominee has consented to being named in this joint proxy statement/prospectus and has agreed to serve if elected.

The board of directors recommends that OpenTV stockholders vote “FOR” the election of the nominees listed above as directors of OpenTV.

Board Committees and Meetings

OpenTV’s board of directors currently has an audit committee, a compensation committee and an incentive plan committee and no other standing committees.

Compensation Committee.    The compensation committee currently consists of Messrs. Robert R. Bennett, Peter C. Boylan III and J. David Wargo. The compensation committee is responsible for making decisions regarding the compensation of OpenTV’s Chief Executive Officer and other executive officers, including decisions relating to salaries, bonuses, certain incentives and other forms of compensation.

Incentive Plan Committee.    The board of directors has also established an incentive plan committee, which is a subcommittee of the compensation committee. The members of the incentive plan committee are Messrs. Robert R. Bennett and J. David Wargo. The incentive plan committee will oversee the administration of the OpenTV 2003 Incentive Plan if that plan is approved by OpenTV stockholders.

Audit Committee.    The audit committee currently consists of Mr. Wargo, who is “independent,” for purposes of the listing standards of the National Association of Securities Dealers, as such standards exist on the date of this joint proxy statement/prospectus. The primary function of the audit committee is to assist OpenTV’s board of directors in fulfilling its oversight responsibilities by reviewing: (i) the financial reports and other financial information OpenTV provides to any governmental body or the public, (ii) OpenTV’s systems of internal controls regarding finance and accounting, and certain related legal compliance matters that management and OpenTV’s board of directors have established, and (iii) OpenTV’s auditing, accounting and financial reporting process generally.

The audit committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party for review of OpenTV’s financial statements, financial reporting process and internal control systems, (ii) review and appraise the audit efforts of OpenTV’s independent accountants, and (iii) provide an open avenue of communication among OpenTV’s independent accountants, financial and senior management, and OpenTV’s board of directors.

OpenTV’s audit committee has adopted a charter, pursuant to which it conducts its functions. A copy of the audit committee charter is set forth in Annex D to this joint proxy statement/prospectus. The charter was amended on October 7, 2002 to add the following at the end of the first paragraph of Article II:

Notwithstanding the foregoing, during any period of time in which the Company does not have three independent directors, the Committee shall be properly and appropriately constituted if it is in compliance with the applicable rules of NASDAQ (or if the effect of such rules have been suspended or delayed by NASDAQ), and if all independent directors willing to serve are members of the Committee.

Audit Committee Report.    OpenTV’s audit committee has reviewed and discussed OpenTV’s audited consolidated financial statements with management. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61—Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of OpenTV’s accounting principles, judgments and estimates, as applied in its financial reporting.

OpenTV’s audit committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from OpenTV and its subsidiaries, and has discussed with its independent public accountants their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors of OpenTV that the audited financial statements be included in OpenTV’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

The audit committee has considered the various new and proposed rules and requirements under the Sarbanes-Oxley Act. In 2002, the audit committee met with management, KPMG LLP and the internal auditors, separately and as a group, to discuss required and proposed changes to the audit committee’s and OpenTV’s policies and procedures needed to comply with Sarbanes-Oxley. The audit committee expects that its and OpenTV’s policies and procedures will continue to be revised as additional requirements under Sarbanes-Oxley become final.

Submitted by the Members of the Audit Committee:

J. David Wargo

Board Meetings.    During the period from January 1, 2002 to August 27, 2002, the date on which the Liberty Media stock purchase transaction closed, the OpenTV board of directors met three times. In connection with the closing of the Liberty Media stock purchase transaction, each of the then current members of OpenTV’s board of directors, other than James Ackerman, resigned and each of the current members of OpenTV’s board of directors was appointed to the board of directors. For the period from August 27, 2002 to December 31, 2002, the board of directors of OpenTV met five times. During 2002, the board of directors of OpenTV also acted by written consent. During 2002, each director, either in person or telephonically, attended at least 75% of the aggregate of the total number of board of directors meetings and the total number of meetings held by the committees of the board of directors on which he or she served.

Committee Meetings.    During the period from January 1, 2002 to August 27, 2002, OpenTV’s board of directors had an audit committee, a compensation committee and an investment committee. During this period, the audit committee met three times and the compensation committee and investment committee did not meet. Each of such committees acted by written consent during this period. As a result of the resignation of the then current directors, other than James Ackerman, on August 27, 2002 in connection with the Liberty Media stock purchase transaction, the audit committee was reconstituted. During the period from August 27, 2002 to December 31, 2002, the audit committee of the board of directors of OpenTV acted twice by written consent. After the resignation of the then current directors, other than James Ackerman, on August 27, 2002, neither the compensation committee nor the investment committee was reconstituted in 2002.

Proposal 3—Approval of OpenTV’s 2003 Incentive Plan

OpenTV’s 2003 Incentive Plan (also referred to as the “Plan” in this Proposal 3) was adopted by the compensation committee of the board of directors pursuant to a unanimous written consent of the compensation committee, dated as of April [    ], 2003, subject to stockholder approval. The Plan is intended to benefit OpenTV’s stockholders, by providing a means to attract, retain and reward individuals who will contribute to the longer-term financial success of OpenTV. At the annual meeting, OpenTV stockholders will be asked to consider and vote to approve the Plan. Unless otherwise instructed on the proxy, a properly executed proxy will be voted in favor of the Plan.

Purpose of OpenTV’s 2003 Incentive Plan

The purpose of OpenTV’s 2003 Incentive Plan is to promote the success of OpenTV by providing a method whereby, (i) eligible employees (including directors who are employees) of OpenTV and its affiliates, (ii) non-employee directors of OpenTV and (iii) independent contractors providing services to OpenTV or its subsidiaries, may be awarded additional compensation for services rendered and encouraged to invest in OpenTV’s capital stock. Such awards to OpenTV’s employees (including directors who are employees), non-employee directors or independent contractors will:

•	increase their proprietary interest in OpenTV’s businesses;

•	encourage them to remain in the employ of, or continue to serve, OpenTV or its subsidiaries; and

•	increase their personal interest in the continued success and progress of OpenTV or its subsidiaries.

The Plan is also intended to aid in (i) attracting persons of exceptional ability to become officers, employees and directors of OpenTV and its subsidiaries and (ii) inducing independent contractors to agree to provide services to OpenTV and its subsidiaries.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation provided that certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limitation if, among other things, the option was issued under a plan approved by the stockholders, which plan provides a limit on the number of shares that may be issued under the plan to any individual and the option has an exercise price equal to at least the fair market value of the stock on the date of grant of the option. In order for options and other stock-based awards granted under the Plan to comply with Section 162(m) of the Internal Revenue Code, the Plan must be approved by OpenTV’s stockholders.

If OpenTV’s stockholders do not approve the Plan at the annual meeting, OpenTV will not be able to grant any options or make any awards under the Plan, and any options or awards approved to be granted under the Plan by the incentive plan committee prior to the annual meeting will be null and void.

Summary of OpenTV’s 2003 Incentive Plan

The following is a summary of the material provisions of the Plan and is qualified in its entirety by the complete text of the Plan, which is attached to this proxy statement as Annex E. Under the Plan, the maximum number of OpenTV Class A ordinary shares that the incentive plan committee or the board of directors is authorized to issue as awards, whether granted as stock options, stock appreciation rights, restricted shares or stock units, is 5 million, subject to certain adjustments for stock dividends, stock splits, reclassifications or otherwise, as set forth in the Plan. Shares issued under the Plan may be treasury shares or new issuances. If any award expires or is terminated, surrendered, canceled or forfeited, the unused ordinary shares covered by such award will again be available for grant under the Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code. No participant may be granted in any calendar year awards, whether granted as stock options, stock appreciation rights, restricted shares or stock units, covering more than 400,000 OpenTV Class A ordinary shares, subject to certain adjustments for stock dividends, stock splits, reclassifications or otherwise as provided in the Plan.

Determination of Option and Award Prices

The exercise price of options and stock appreciation rights issued under the Plan shall be determined by the incentive plan committee, which is the committee that administers the Plan, and may be at, above or, with the prior approval of the board of directors, below the fair market value thereof on the date of grant. However, any stock option designated an incentive stock option may not be granted at an exercise price per share less than fair market value on the date of grant.

Type of awards that may be granted under OpenTV’s 2003 Incentive Plan

Stock Options.    A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The ordinary shares covered by a stock option may be purchased by means of a cash payment, check, whole ordinary shares owned by the option holder immediately prior to the exercise of such option, withholding of ordinary shares issuable upon such exercise, delivery of irrevocable instructions from the holder to a broker to sell the shares and deliver proceeds to OpenTV, or such other manner authorized by the incentive plan committee in the applicable stock option agreement. Permissible methods of payment must be set forth in the form of option agreement relating to any option and may be subject to such restrictions as the board of directors or the incentive plan committee may deem appropriate.

Subject to the provisions of the Plan and the applicable agreement governing the award of such stock options with respect to death, retirement and termination of employment, the term of each stock option shall be for such period as the incentive plan committee shall determine as set forth in the applicable agreement.

Each stock option granted under the plan will become, and remain, exercisable (i.e., “vest”) during the term of the stock option to the extent provided in the applicable agreement governing the award of such option and the Plan except that no option shall be exercisable prior to the second anniversary of the date of grant, or become exercisable as to more than twenty-five percent (25%) of the shares subject thereto (on a cumulative basis) on each of the second, third, fourth and fifth anniversaries of the date of grant, without the prior approval of the board of directors. Unless the agreement governing the grant of such stock option otherwise provides, each stock option granted under the Plan may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during the term of such stock option. The board of directors may, at any time prior to the termination of such stock option, accelerate the time or times at which such stock option may be exercised in whole or in part (without reducing the term of such stock option as otherwise provided in the Plan). Options are not transferable or assignable (except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order).

Stock Appreciation Rights.    A stock appreciation right (hereinafter referred to as a “SAR”) is a right to receive a payment in cash, ordinary shares, a combination of cash and ordinary shares or other consideration, equal to the excess of (a) the fair market value of a specified or determinable number of OpenTV Class A ordinary shares at the time of payment or exercise over (b) a specified or determinable price which, in the case of an SAR granted in connection with a stock option, unless otherwise determined by the incentive plan committee, may not be less than the exercise price for that number of OpenTV Class A ordinary shares subject to that stock option. Unless the incentive plan committee determines otherwise, to the extent an SAR is exercisable, it will be exercised automatically for stock on its expiration date. The date of exercise of an SAR shall mean the date on which OpenTV shall have received notice from the holder of the SAR of the exercise of such SAR. SARs may be granted separately to an eligible person or in connection with a stock option granted under the Plan with respect to all or a portion of the OpenTV Class A ordinary shares subject to that option, as set forth in the Plan. SARs are not transferable or assignable (except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order).

Restricted Shares.    The incentive plan committee (as the committee administering the Plan) may from time to time grant OpenTV Class A ordinary shares or the right to receive OpenTV Class A ordinary shares to certain eligible individuals. These OpenTV Class A ordinary shares are referred to as “restricted shares” because at the time they are awarded to the participant, they are subject to certain terms and conditions governing, among other things, the custody and transfer thereof.

The incentive plan committee will determine whether the restricted shares will be issued at the beginning or the end of the restricted period (the restricted period being the period of time beginning on the date of each award of restricted shares and ending on the vesting date (i.e., the date on which such restrictions generally lapse) with respect to such award), whether dividends or distributions will be paid on such restricted shares and the vesting date or dates for each award thereof. The incentive plan committee will also determine the price, if any, to be paid by the participant for such restricted shares. All determinations made by the incentive plan committee in connection with an award of restricted shares will be specified in an agreement governing the award thereof.

If OpenTV Class A ordinary shares are issued at the beginning of the restricted period, the stock certificate or certificates representing such restricted shares shall be registered in the name of the participant to whom such restricted shares shall have been awarded. The participant, as the owner of such stock, will have the rights of a stockholder, including the right to vote such stock and to receive dividends and distributions on such stock. However, during the restricted period, certificates representing the restricted shares and any securities constituting retained dividends and distributions will bear a restrictive legend to the effect that ownership of the restricted shares (and any dividends or distribution on such restricted shares), and the enjoyment of all rights arising from such restricted shares, are subject to the restrictions, terms and conditions provided in the Plan and the applicable agreement. Unless otherwise provided in the applicable grant agreement, such certificates and dividends or distributions paid on the restricted shares represented by such certificates during the restricted period will remain in the custody of OpenTV and the holder of the award of restricted shares will deposit with OpenTV stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to OpenTV of all or any portion of the restricted shares and any dividend or distribution paid on such restricted shares that may be forfeited or otherwise not become vested in accordance with the Plan and the agreement governing the award of such restricted shares.

Restricted shares issued at the beginning of the restricted period will constitute issued and outstanding OpenTV Class A ordinary shares for all corporate purposes. Unless otherwise directed by the incentive plan committee, a participant may not sell, assign, transfer, pledge or otherwise encumber the restricted shares during a restricted period.

The agreement in connection with an award of restricted shares may provide for the payment of a cash amount to the holder of such restricted shares at any time after such restricted shares become vested. Any cash awards will be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the incentive plan committee in the agreement governing the award of restricted shares and shall be in addition to any other salary, incentive, bonus or other compensation payments which such holder shall be otherwise entitled or eligible to receive from OpenTV.

Stock Units.    The incentive plan committee may award stock units from time to time to eligible individuals. Stock units may be granted in the form of OpenTV Class A ordinary shares or units, the value of which is based, in whole or in part, on the fair market value of OpenTV Class A ordinary shares. Subject to the provisions of the Plan, including the rules governing the award of such stock units, stock units granted to eligible individuals will be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the incentive plan committee may determine in its sole discretion, which need not be identical for each award. The determinations made by the incentive plan committee in connection with the grant of these stock units shall be specified in an agreement governing the award of such stock units.

Acceleration of Vesting

Subject to limited exceptions and unless otherwise determined by the incentive plan committee, unvested awards, whether granted as stock options, SARs, restricted shares or stock units, will be forfeited upon termination of employment, or, in the case of awards held by non-employee directors, termination of service as a director for reasons other than death, disability or for cause. Unless otherwise determined by the board of directors or provided in the applicable agreement, outstanding stock options, SARs and stock units shall vest, and the restricted period applicable to any restricted shares shall be deemed to expire, in the event of certain extraordinary transactions involving OpenTV, including certain transactions resulting in a change of control of OpenTV or a change in the composition of its board of directors, in each case as described in the Plan.

The termination of employment for cause, or in the case of a non-employee director, the removal from the board of directors for cause, will generally result in the immediate termination of all awards held by the terminated employee or director, as applicable, nothwithstanding any prior vesting, and the forfeiture of any unvested or restricted awards.

Administration of OpenTV’s 2003 Incentive Plan

The Plan is administered by the incentive plan committee, which is a subcommittee of the compensation committee of the board of directors. As discussed above in Proposal 2, the incentive plan committee consists of Messrs. Robert R. Bennett and J. David Wargo. The incentive plan committee has the authority to select the persons to whom awards are granted, based on the nature of the services rendered by the respective employees and independent contractors, their present and potential contributions to the success of OpenTV and its subsidiaries and such other factors as the incentive plan committee in its discretion deems relevant. The incentive plan committee will determine the terms of each award, including:

•	the number of OpenTV Class A ordinary shares covered by stock options;

•	the exercise price of stock options;

•	the duration of stock options; and

•	the number of OpenTV Class A ordinary shares subject to any restricted stock or other stock-based awards, such as SARs or stock units, and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If permitted in the applicable agreement governing the grant of an award, the incentive plan committee may grant or issue additional or replacement or alternative awards under the Plan upon the occurrence of specified events, including the exercise of the original award. Subject to the terms of the Plan, the incentive plan committee may also accelerate the date on which an option, restricted stock award or a stock-based award becomes exercisable, becomes free of its restrictions or conditions or becomes realizable, as the case may be.

Eligible participants under OpenTV’s 2003 Incentive Plan

All employees (including employees who are directors of OpenTV) of OpenTV and its affiliates, non-employee directors of OpenTV and independent contractors of OpenTV and its subsidiaries are eligible to participate and may be granted awards under the Plan, as the incentive plan committee shall from time to time determine. Awards may be made to any such employee, director, or contractor whether or not he or she holds or has held awards under this Plan or under any other plan of OpenTV or any of its affiliates. Under present law, however, incentive stock options may be granted only to employees.

As of December 31, 2002, OpenTV had approximately 450 full-time employees, including officers and directors who are employees and non-employee directors, all of whom are eligible to participate in the Plan.

The number of individuals who will receive awards under the Plan will vary from year to year and will depend on various factors, such as the number of promotions and OpenTV’s hiring needs during the year, and thus OpenTV cannot determine future award recipients.

Amending, modifying or terminating the Plan

The Plan will remain in effect for ten years (except that certain terms and provisions of the Plan will continue in effect as to equity-related securities outstanding on that date) unless earlier terminated by the board of directors. The board of directors may amend, modify, suspend or terminate the Plan or any portion thereof at any time. No such modification or amendment, however, shall be effective prior to approval thereof by OpenTV’s stockholders to the extent such approval is then required by any applicable legal requirements.

In addition, the incentive plan committee has the power to make grants to those persons eligible to participate under the Plan from time to time in accordance with the provisions of the Plan, and has a certain level of autonomy in determining the types, terms and conditions of such awards and to whom such awards will be granted. In addition, there is no fixed allocation of awards to specified groups under the Plan. No termination, modification or amendment of the Plan may adversely affect the rights of a holder of an outstanding award without the holder’s consent. No modification, extension, renewal or other change in any award granted under the Plan may be made after the grant of such award, unless the same is consistent with the provisions of the Plan. Subject to the terms of the Plan, the incentive plan committee may amend the agreement governing any awards granted with any holder of such award, including, without limitation, any amendment that would:

•	accelerate the time or times at which the awards may be exercised; and/or

•	extend the scheduled expiration date of the awards.

Without limiting the generality of the foregoing, the incentive plan committee may, but solely with the consent of the person granted the award, unless otherwise provided in the applicable agreement governing such award, agree to cancel any award under the Plan and issue a new award in substitution therefor, provided that the award so substituted satisfies all of the requirements of the Plan as of the date the new award is made.

United States Federal income tax consequences to participants of awards granted under OpenTV’s 2003 Incentive Plan

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of OpenTV’s Class A ordinary shares acquired under the 2003 Incentive Plan.

Incentive Stock Options.    In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of ordinary shares acquired through the exercise of the option (hereinafter referred to as “ISO Stock”). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the date the option was granted and one year from the date the option was exercised (hereinafter referred to as a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Nonqualified Stock Options.    As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonqualified stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonqualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the OpenTV Class A ordinary shares acquired through the exercise of the option (hereinafter referred to as “NSO Stock”) on the date the option was exercised over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

Restricted Shares.    A participant will not recognize taxable income upon the grant of an award of restricted shares unless the participant makes an election under Section 83(b) of the Internal Revenue Code (hereinafter referred to as a “Section 83(b) Election”). If the participant makes a Section 83(b) Election within 30 days of the date the restricted shares were granted, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the OpenTV Class A ordinary shares at the time the award is granted over the purchase price paid for the OpenTV Class A ordinary shares. If such election is made and the participant subsequently forfeits some or all of the shares, then the participant generally will not be entitled to any refund of taxes paid as a result of the Section 83(b) Election, and may take a loss only with respect to the amount actually paid for the shares. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income at the time that the forfeiture provisions or restrictions on transfer lapse in an amount equal to the excess of the fair market value of the OpenTV Class A ordinary shares at the time of such lapse over the original purchase price paid for the OpenTV Class A ordinary shares. The participant will have a tax basis in the OpenTV Class A ordinary shares acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized either at the time of the Section 83(b) Election is made or at the time the forfeiture provisions or transfer restrictions lapse, as applicable.

Upon the disposition of the OpenTV Class A ordinary shares acquired pursuant to an award of restricted shares, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the OpenTV Class A ordinary shares and the participant’s tax basis in the OpenTV Class A ordinary shares. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin on the day after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or on the day after the award is granted if a Section 83(b) Election is made.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying OpenTV Class A ordinary shares.

The foregoing is a summary discussion of certain U.S. federal income tax consequences to certain participants under the Internal Revenue Code and should not be construed as legal, tax or investment advice. All Plan participants should consult their own tax advisors as to the specific tax consequences applicable to them, including federal, state, local and foreign tax laws.

Federal income tax consequences to OpenTV of awards granted under OpenTV’s 2003 Incentive Plan

The grant of an award under the Plan will have no tax consequences to OpenTV. Moreover, in general, neither the exercise of an incentive stock option acquired under the Plan nor the sale of any OpenTV Class A ordinary shares acquired under the Plan will have any tax consequences to OpenTV. OpenTV generally will be entitled to a business expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan, including in connection with an award of restricted shares or as the result of the exercise of a nonqualified stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code, to the extent applicable.

Vote and Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required to approve OpenTV’s 2003 Incentive Plan.

The board of directors of OpenTV recommends that OpenTV stockholders vote “FOR” the approval of OpenTV’s 2003 Incentive Plan. OpenTV’s controlling stockholder, Liberty Media, has expressed its intention to vote “FOR” approval of OpenTV’s 2003 Incentive Plan.

Proposal 4—Ratification of Appointment Of Independent Auditors

OpenTV is asking its stockholders to ratify the selection of KPMG LLP as its independent public accountants for the fiscal year ending December 31, 2003.

Even if the selection of KPMG LLP is ratified, OpenTV’s board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that such a change would be in the best interest of OpenTV and its stockholders. In the event OpenTV’s stockholders fail to ratify the selection of KPMG LLP, the audit committee of the board of directors will consider this as a direction to select other auditors for the subsequent year.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote and Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the selection of KPMG LLP as OpenTV’s independent public accountants for the fiscal year ended December 31, 2003.

The OpenTV board of directors recommends that OpenTV stockholders vote “FOR” the ratification of the selection of KPMG LLP as its independent public accountants for the fiscal year ended December 31, 2003.

Audit Fees and All Other Fees

The following table presents fees for (i) professional audit services rendered by PricewaterhouseCoopers LLP, OpenTV’s former independent auditors, for the audit of OpenTV’s annual financial statements, including OpenTV’s consolidated subsidiaries, for 2001, and fees billed for other services rendered by PricewaterhouseCoopers LLP during 2002, and (ii) professional audit services rendered by KPMG LLP for the audit of OpenTV’s annual financial statements, including OpenTV’s consolidated subsidiaries, for 2002, and fees billed for other services rendered by KPMG LLP during 2002.

	2001	2002
Audit fees, excluding audit related fees	$0.5 million	$0.6 million
Audit related fees(1)	$0.6 million	$0.5 million
Tax fees(2)	$0.2 million	$0.3 million
All other fees(3)	$0.1 million	—

(1)	Audit related fees consisted of professional consultations with respect to accounting issues affecting OpenTV’s financial statements, new accounting pronouncements and issues relating to a change in OpenTV’s independent auditors, and reviews of registration statements, issuance of consents and acquisition related services.

(2)	Tax fees consisted of tax compliance and consultations regarding the tax implications of certain transactions and application of foreign tax laws.

(3)	All other fees consisted of financial information system design and implementation.

The audit committee of the board of directors considered whether the provision of services by PricewaterhouseCoopers LLP and KPMG LLP to OpenTV other than auditing is compatible with PricewaterhouseCoopers LLP’s and KPMG LLP’s maintaining each of their independence and did not believe that the provision of such other services was incompatible with PricewaterhouseCoopers LLP’s and KPMG LLP’s maintaining each of their independence.

ADDITIONAL INFORMATION

Legal Matters

The validity of the OpenTV Class A ordinary shares to be issued in the merger will be passed upon for OpenTV by Harney Westwood & Riegels, counsel to OpenTV.

Experts

The consolidated financial statements and the related financial statement schedule of OpenTV Corp. and subsidiaries as of and for the year ended December 31, 2002, have been included herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and includes an explanatory paragraph referring to the adoption of Emerging Issues Task Force Issue No. 01-09, Accounting Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products) in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 (prior to the reclassification relating to the adoption of Consensus 01-09 of the Emerging Issues Task Force of the Financial Accounting Standards Board), included in this joint proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the restatement as discussed in Note 16 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ACTV, Inc. as of December 31, 2002, 2001 and 2000, and for each of the three years in the period ended December 31, 2002, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP. independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, effective on January 1, 2002 and referring to the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and 138, effective on January 1, 2001, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Stockholder Proposals

Proposals by OpenTV stockholders for which consideration is desired at the 2004 annual meeting of stockholders must be in writing and received by OpenTV at its executive offices by [                     ], 2004 (or such other date as OpenTV may determine and announce in connection with the actual scheduling of OpenTV’s 2004 annual meeting) in order to be considered for inclusion in OpenTV’s proxy materials for the 2004 annual meeting. For a stockholder proposal to be considered for presentation at OpenTV’s 2004 annual meeting, although not included in OpenTV’s proxy materials, OpenTV must receive the written proposal at its executive offices by [                        ], 2004, or such other date as OpenTV may determine and announce in connection with the actual scheduling of OpenTV’s 2004 annual meeting.

All stockholder proposals for inclusion in OpenTV’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), OpenTV’s memorandum of association, articles of association and the law of the British Virgin Islands.

Where You Can Find More Information

Reports, proxy statements and other information concerning OpenTV may be inspected at:	Reports, proxy statements and other information concerning ACTV may be inspected at:

The National Association of Securities Dealers 1735 K Street, N.W. Washington, D.C. 20006	The National Association of Securities Dealers 1735 K Street, N.W. Washington, D.C. 20006

Requests for documents relating to OpenTV should be directed to:	Requests for documents relating to ACTV should be directed to:

OpenTV Corp. Attn: Investor Relations 275 Sacramento Street San Francisco, California 94111 (415) 462-5000	ACTV, Inc. 233 Park Avenue South 10th Floor New York, NY 10003-1606 (212) 497-7000

OpenTV and ACTV each file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their respective reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

OpenTV will mail without charge to any holder of OpenTV ordinary shares, upon written request, a copy of its annual report on form 10-K, including the financial statements, schedules and list of exhibits. If you are a holder of OpenTV ordinary shares and you would like to receive a copy of any exhibits listed in OpenTV’s Annual Report on Form 10-K, you should submit a request in writing to OpenTV at the address indicated above, and OpenTV will provide you with such exhibits upon the payment of a nominal fee (which fee will be limited to the expenses OpenTV incurs in providing you with the requested exhibits).

OpenTV has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to OpenTV’s Class A ordinary shares to be issued to ACTV stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of OpenTV filed as part of the registration statement. All information in this joint proxy statement/prospectus regarding OpenTV has been furnished by OpenTV, and OpenTV is responsible for such information. All information in this joint proxy statement/prospectus regarding ACTV has been furnished by ACTV, and ACTV is responsible for such information. OpenTV represents that it has taken reasonable care to ensure that this prospectus does not make any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

This joint proxy statement/prospectus, the articles of association and the most recent annual report of OpenTV, will be available, without charge, at the offices of Fortis Bank, Rokin 55, P.O. Box 243, 1000 AE, Amsterdam, The Netherlands, tel: +31 20 527.24.67, fax +31 20 527.19.28.

You should rely only on the information contained in this joint proxy statement/prospectus to vote, in the case of ACTV stockholders, to adopt the merger agreement, and, in the case of OpenTV stockholders, on the issuance of shares and the other proposals at the annual meeting. OpenTV and ACTV have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                     ], 2003. You should not assume that the information

contained in this joint proxy statement/prospectus is accurate as of any date other than [                     ], 2003, and neither the mailing of the joint proxy statement/prospectus to OpenTV and ACTV stockholders nor the issuance of OpenTV Class A ordinary shares in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the OpenTV Class A ordinary shares or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this joint proxy statement/prospectus.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of OpenTV Corp.:

We have audited the accompanying consolidated balance sheet of OpenTV Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule as of and for the year ended December 31, 2002 listed in Item 21(b). These consolidated financial statements and financial statement schedule are the responsibility of OpenTV Corp. and subsidiaries’ management. Our responsibility is to express an opinion on these consolidated financial statements and related financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OpenTV Corp. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, OpenTV Corp. and subsidiaries adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements for the year ended December 31, 2001 have been revised to reflect the reclassification of certain marketing expenses to revenues as required by Emerging Issues Task Force Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” In our opinion, the reclassification for 2001, as described in Note 2, is appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 consolidated financial statements of OpenTV Corp. and subsidiaries other than with respect to such reclassification, and accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

/S/    KPMG LLP

Mountain View, California

April 8, 2003

REPORT OF INDEPENDENT ACCOUNTANTS—PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and Shareholders of OpenTV Corp.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, of shareholders’ equity, and of cash flows for each of the two years in the period ended December 31, 2001, prior to the reclassification relating to the adoption of Consensus 01-09 of the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF 01-09) (not separately presented herein), present fairly, in all material respects, the financial position, results of operations and cash flows of OpenTV Corp. and its subsidiaries as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule as of and for the years ended December 31, 2001 and 2000 listed in Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements and financial statement schedule are the responsibility of OpenTV Corp.’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 16, the consolidated financial statements for the years ended December 31, 2001 and 2000, have been restated.

/S/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 23, 2002, except as to Note 16, which is as of April 8, 2003

OPENTV CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2002	2001	2000
		(As restated, see Note 16)	(As restated, see Note 16)
ASSETS
Current assets:
Cash and cash equivalents	$38,568	$69,249	$94,003
Short-term marketable debt securities	26,940	28,454	115,367
Marketable equity securities	—	—	22,275
Accounts receivable, net of allowance for doubtful accounts of $1,966, $1,186 and $872 in 2002, 2001 and 2000, respectively	10,672	22,681	13,762
Due from MIH Limited entities	—	4,290	1,570
Prepaid expenses and other current assets	4,304	7,248	7,591

Total current assets	80,484	131,922	254,568

Long-term marketable debt securities	22,199	91,839	15,612
Property and equipment, net	15,020	24,981	15,671
Long-term private equity investments	—	15,208	25,010
Goodwill, net	45,416	634,297	1,804,564
Intangible assets, net	28,354	63,487	72,275
Deferred tax asset	—	—	5,710
Other assets	5,863	4,465	3,733

Total assets	$197,336	$966,199	$2,197,143

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,252	$5,628	$3,954
Accrued liabilities	22,845	19,624	17,708
Accrued restructuring	14,615	—	—
Due to Liberty Broadband	1,156	—	—
Current portion of deferred revenue	6,340	6,587	7,230
Deferred income taxes	—	—	5,710

Total current liabilities	50,208	31,839	34,602
Deferred revenue, less current portion	4,886	4,238	2,672

Total liabilities	55,094	36,077	37,274

Commitments and contingencies (Note 12)

Minority interest	1,246	1,764	1,966

Shareholders’ equity:
Class A ordinary shares, no par value, 500,000,000 shares authorized; 41,587,033, 40,525,732 and 34,829,632 shares issued and outstanding, including treasury shares, in 2002, 2001 and 2000, respectively	2,143,124	2,138,383	2,087,440
Class B ordinary shares, no par value, 200,000,000 shares authorized; 30,631,746 shares issued and outstanding	35,953	35,953	35,953
Additional paid-in capital	461,263	455,308	455,336
Treasury shares at cost, 50,629, 49,629 and 41,218 shares in 2002, 2001 and 2000, respectively	(16)	(16)	(6)
Deferred share-based compensation	(221)	(4,144)	(16,711)
Accumulated other comprehensive income (loss)	494	(89)	(11,354)
Accumulated deficit	(2,499,601)	(1,697,037)	(392,755)

Total shareholders’ equity	140,996	928,358	2,157,903

Total liabilities, minority interest and shareholders’ equity	$197,336	$966,199	$2,197,143

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2002	2001	2000
		(As restated, see Note 16)	(As restated, see Note 16)
Revenues:
Royalties	$20,052	$33,800	$29,898
Services, support and other	24,171	36,486	19,805
Channel fees	10,906	3,346	—
License fees	4,557	13,295	13,444

Total revenues (inclusive of $12,268, $20,339 and $13,174 of related party revenue)	59,686	86,927	63,147
Operating expenses:
Cost of revenues(1)	47,344	37,775	20,364
Research and development(2 and 5)	35,200	43,542	60,508
Sales and marketing(3)	32,865	37,649	28,481
General and administrative(4)	21,141	19,870	22,345
Restructuring costs	29,414	—	—
Impairment of goodwill	514,501	816,247	—
Impairment of intangible assets	24,796	—	—
Amortization of goodwill	—	394,495	170,706
Amortization of intangible assets	13,055	19,243	3,919

Total operating expenses	718,316	1,368,821	306,323

Loss from operations	(658,630)	(1,281,894)	(243,176)
Interest income	5,205	10,518	12,232
Other expense, net	(66)	(33)	(111)
Impairment of equity investments and notes receivable	(10,923)	(14,915)	(10,000)
Share of losses of equity investee	(7,275)	—	—
Realized loss on sale of marketable equity securities	—	(24,014)	(1,687)
Minority interest	518	202	34

Loss before income taxes and cumulative effect of accounting change, net of tax	(671,171)	(1,310,136)	(242,708)
Income tax benefit (expense)	(1,541)	5,854	509

Loss before cumulative effect of accounting change	(672,712)	(1,304,282)	(242,199)
Cumulative effect of accounting change, net of tax	(129,852)	—	—

Net loss	$(802,564)	$(1,304,282)	$(242,199)

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(9.36)	$(19.20)	$(4.64)
Cumulative effect of accounting change, net of tax	(1.81)	—	—

	$(11.17)	$(19.20)	$(4.64)

Shares used in per share calculation, basic and diluted	71,839,101	67,937,686	52,190,338

(1)	Inclusive of $1,277, $3,541 and $2,603 of share-based compensation for the years ended 2002, 2001 and 2000, respectively.
(2)	Inclusive of $321, $1,171 and $1,538 of share-based compensation for the years ended 2002, 2001 and 2000, respectively.
(3)	Inclusive of $298, $1,644 and $2,100 of share-based compensation for the years ended 2002, 2001 and 2000, respectively.
(4)	Inclusive of $1,143, $3,233 and $8,185 of share-based compensation for the years ended 2002, 2001 and 2000, respectively.
(5)	Inclusive of $24,909 non-cash warrant expense for the year ended 2000.

The accompanying notes are an integral part of these consolidated financial statements.

OPEN TV CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Treasury Shares	Deferred Share-based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total	Other Comprehensive Loss
	Shares	Amount	Shares	Amount
Balances, December 31, 1999	14,523,859	$188,562	30,631,746	$35,953	$162,793	$—	$(42,224)	$33	$(150,556)	$194,561
Share options exercised	1,415,289	4,975	—	—	—	—	—	—	—	4,975
Shares issued for rights for technology	2,252,252	38,148	—	—	—	—	—	—	—	38,148
Shares issued for Spyglass acquisition	12,677,228	1,796,236	—	—	289,809	—	(24,696)	—	—	2,061,349
Shares issued for CableSoft acquisition	1,429,564	36,507	—	—	3,493	—	—	—	—	40,000
Shares issued for patents	370,858	8,113	—	—	—	—	—	—	—	8,113
Warrants exercised	1,674,293	14,020	—	—	(7,770)	—	—	—	—	6,250
Shares issued through employee share purchase plan	100,186	1,359	—	—	—	—	—	—	—	1,359
Shares issued in exchange for OpenTV, Inc. shares (As restated, see Note 16)	386,103	—	—	—	17,135	—	—	—	—	17,135
Amortization of deferred share-based compensation	—	—	—	—	1,733	—	11,243	—	—	12,976
Reversal of deferred share-based compensation due to employee terminations	—	—	—	—	(6,153)	—	6,153	—	—	—
Amortization of performance warrants deferred compensation	—	—	—	—	(7,904)	—	32,813	—	—	24,909
Expenses of initial public offering of Class A ordinary shares	—	(480)	—	—	—	—	—	—	—	(480)
Purchase of treasury shares	—	—	—	—	—	(6)	—	—	—	(6)
Employee settlement	—	—	—	—	1,450	—	—	—	—	1,450
Tax benefit of share options	—	—	—	—	750	—	—	—	—	750
Unrealized losses on investments, net of income taxes	—	—	—	—	—	—	—	(10,993)	—	(10,993)	$(10,993)
Foreign currency translation losses	—	—	—	—	—	—	—	(394)	—	(394)	(394)
Net loss (As restated, see Note 16)	—	—	—	—	—	—	—	—	(242,199)	(242,199)	(242,199)

Balances, December 31, 2000 (As restated, see Note 16)	34,829,632	2,087,440	30,631,746	35,953	455,336	(6)	(16,711)	(11,354)	(392,755)	2,157,903	$(253,586)

Share options exercised	1,075,347	3,352	—	—	101	—	—	—	—	3,453
Shares issued for Static 2358 acquisition	2,719,048	38,203	—	—	—	—	—	—	—	38,203
Warrants exercised	1,449,425	7,663	—	—	—	—	—	—	—	7,663
Shares issued through employee share purchase plan	201,698	1,577	—	—	—	—	—	—	—	1,577
Shares issued for employee compensation	14,525	148	—	—	—	—	—	—	—	148
Shares issued in exchange for OpenTV, Inc. shares (As restated, see Note 16)	236,057	—	—	—	2,849	—	—	—	—	2,849

OPEN TV CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(In thousands, except share amounts)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Treasury Shares	Deferred Share-based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total	Other Comprehensive Loss
	Shares	Amount	Shares	Amount
Amortization of deferred share-based compensation	—	$—	—	$—	$—	$—	$9,589	$—	$—	$9,589
Reversal of deferred share-based compensation due to employee terminations	—	—	—	—	(2,978)	—	2,978	—	—	—
Purchase of treasury shares	—	—	—	—	—	(10)	—	—	—	(10)
Reclassification for realized losses from sale of marketable equity securities, net of income taxes	—	—	—	—	—	—	—	11,117	—	11,117	$11,117
Unrealized gains on investments, net of income taxes	—	—	—	—	—	—	—	485	—	485	485
Foreign currency translation losses	—	—	—	—	—	—	—	(337)	—	(337)	(337)
Net loss (As restated, see Note 16)	—	—	—	—	—	—	—	—	(1,304,282)	(1,304,282)	(1,304,282)

Balances, December 31, 2001 (As restated, see Note 16)	40,525,732	2,138,383	30,631,746	35,953	455,308	(16)	(4,144)	(89)	(1,697,037)	928,358	$(1,293,017)

Share options exercised	150,703	345	—	—	13	—	—	—	—	358
Shares issued per Static earn-out agreement	626,872	3,749	—	—	—	—	—	—	—	3,749
Shares issued through employee share purchase plan	205,427	457	—	—	—	—	—	—	—	457
Shares issued for employee compensation	22,830	190	—	—	—	—	—	—	—	190
Shares issued in exchange for OpenTV, Inc. shares	55,469	—	—	—	295	—	—	—	—	295
Amortization of deferred share-based compensation	—	—	—	—	—	—	3,039	—	—	3,039
Reversal of deferred share-based compensation due to employee terminations	—	—	—	—	(884)	—	884	—	—	—
Capital contribution from MIH Limited	—	—	—	—	6,531	—	—	—	—	6,531
Reclassification for realized gains from sale of marketable debt securities, net of income taxes	—	—	—	—	—	—	—	(880)	—	(880)	$(880)
Unrealized gains on investments, net of income taxes	—	—	—	—	—	—	—	790	—	790	790
Foreign currency translation gains	—	—	—	—	—	—	—	673	—	673	673
Net loss	—	—	—	—	—	—	—	—	(802,564)	(802,564)	(802,564)

Balances, December 31, 2002	41,587,033	$2,143,124	30,631,746	$35,953	$461,263	$(16)	$(221)	$494	$(2,499,601)	$140,996	$(801,981)

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2002	2001	2000
		(As restated, see Note 16)	(As restated, see Note 16)
Cash flows used in operating activities:
Net loss	$(802,564)	$(1,304,282)	$(242,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of accounting change, net of tax	129,852	—	—
Impairment of goodwill	514,501	816,247	—
Impairment of intangible assets	24,796	—	—
Depreciation and amortization of property and equipment	10,276	7,189	3,531
Amortization of intangible assets and goodwill	18,326	417,983	176,932
Amortization of share-based compensation	3,039	9,589	14,426
Non-cash employee compensation	148	148	—
Deferred income tax benefit	—	(7,274)	(1,654)
Provision for doubtful accounts	1,758	1,289	738
Non-cash restructuring costs	8,145	—	—
Non-cash warrant expense	—	—	24,909
Impairment of equity investments and notes receivable	10,923	14,915	10,000
Share of losses of equity investee	7,275	—	—
Realized loss on sale of marketable equity securities	—	24,014	1,687
In-process research and development	1,000	2,120	1,000
Minority interest	(518)	(202)	(34)
Changes in operating assets and liabilities:
Accounts receivable	11,700	(9,781)	(193)
Due from MIH Limited entities	4,290	(2,720)	(1,570)
Prepaid expenses and other current assets	5,030	1,101	(213)
Accounts payable	(1,155)	1,674	(121)
Accrued liabilities	(4,293)	(7,019)	1,130
Accrued restructuring	10,865	—	—
Due to Liberty Broadband	527	—	—
Deferred revenue	(138)	1,258	5,373
Deferred income taxes	—	—	(1,178)

Net cash used in operating activities	(46,217)	(33,751)	(7,436)
Cash flows provided from (used in) investing activities:
Purchase of property and equipment	(7,693)	(14,243)	(10,655)
Sale of subsidiary	—	4,625	—
Cash received from (used for) acquisitions, net of cash acquired	(79,908)	(14,187)	74,712
Proceeds from sale of marketable equity securities	—	16,486	5,813
Proceeds from sale of marketable debt securities	208,149	173,490	81,332
Purchase of marketable debt securities	(110,671)	(163,574)	(31,875)
Private equity investments and notes receivable	(3,000)	(5,448)	(35,010)
Other	789	(501)	(2,677)

Net cash provided from (used in) investing activities	7,666	(3,352)	81,640

OPENTV CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows provided from financing activities:
Proceeds from issuance of ordinary shares	$856	$12,686	$12,098
Increase in minority interest	—	—	2,000
Capital contribution from MIH Limited	6,531	—	—

Net cash provided from financing activities	7,387	12,686	14,098

Effect of exchange rate changes on cash	483	(337)	(606)

Net increase (decrease) in cash and cash equivalents	(30,681)	(24,754)	87,696
Cash and cash equivalents, beginning of year	69,249	94,003	6,307

Cash and cash equivalents, end of year	$38,568	$69,249	$94,003

Supplemental disclosure of cash flow information:
Cash received (paid for) income taxes	$(195)	$(1,373)	$990

Non-cash investing and financing activities:
Value of shares issued in connection with acquisitions and establishment of companies and intangible assets	$3,749	$38,203	$1,879,004

Value of shares issued for stock options of acquired companies			$293,302

Deferred compensation arising from issuance of options			$24,696

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

Note 1.    Ownership and Business of OpenTV

OpenTV was formed as an international business company incorporated under the International Business Companies Act of the British Virgin Islands in September 1999 to act as a holding company for OpenTV, Inc., which then became its principal operating subsidiary. OpenTV, Inc. began operations when Thomson Sun Interactive, LLC, a joint venture formed by THOMSON multimedia S.A. and Sun Microsystems, Inc., was converted into OpenTV, Inc., a newly formed Delaware corporation, in March 1998. Following the conversion, THOMSON sold its interest in OpenTV, Inc. to Sun and MIH Limited (“MIHL”). OpenTV completed a strategic financing round in October 1999 and completed its initial public offering in November 1999.

On August 27, 2002, Liberty Media Corporation and one of its subsidiaries (collectively, “Liberty Media”) completed a transaction with MIH Limited in which Liberty Media acquired MIHL’s controlling ownership stake in OpenTV. Pursuant to the agreement, Liberty Media and its subsidiary acquired 365,460 Class A ordinary shares of OpenTV and 30,206,154 Class B ordinary shares of OpenTV from MIHL. OpenTV was not a party to the agreement. Another subsidiary of Liberty Media, Liberty Broadband Interactive Television, Inc. (“Liberty Broadband”), manages the interest in OpenTV. As of December 31, 2002, Liberty Media’s total ownership represented approximately 45.5% of the economic interest and approximately 88.4% of the voting power of OpenTV’s ordinary shares on an undiluted basis.

OpenTV provides software, content and applications, and professional services that enable digital television network operators to deliver and manage interactive television services worldwide.

Note 2.    Summary of Significant Accounting Policies

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of OpenTV and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Open TV accounts for investments in 50% or less owned entities using either the equity or cost method.

Certain 2001 and 2000 amounts in the accompanying consolidated financial statements have been reclassified to conform to the 2002 presentation.

Management estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, depreciation and amortization, investment valuation, goodwill and intangible assets valuation, restructuring accruals, taxes and contingencies. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents are stated at cost, which approximates fair value. OpenTV considers all highly liquid investments with original maturities of three months or less at the date of purchase and money market funds to be cash equivalents.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Marketable debt and equity securities

OpenTV’s policy is to minimize risk by investing in investment grade securities which earn returns based on current interest rates.

OpenTV classifies all marketable debt and equity securities as available-for-sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, OpenTV’s marketable debt and equity securities are carried at fair value as of the balance sheet date. Short-term marketable debt and equity securities are those with remaining maturities at the balance sheet date of one year or less. Long-term marketable debt and equity securities have remaining maturities at the balance sheet date of greater than one year. Unrealized gains and losses are reported as accumulated other comprehensive income (loss) in the statement of shareholders’ equity. Additionally, realized gains and losses on sales of all such investments are reported in results of operations and computed using the specific identification cost method.

Fair value of financial instruments

The reported amounts of OpenTV’s financial instruments, including cash and cash equivalents, short-term marketable debt securities, accounts receivable (net of the allowance for doubtful accounts), accounts payable and accrued liabilities approximate fair value due to their short maturities.

Concentration of credit risk

Financial instruments that potentially subject OpenTV to a concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and short-term and long-term marketable debt securities. Cash and cash equivalents are primarily invested in a diverse portfolio of money market securities and money market funds in accordance with OpenTV’s investment policy. With respect to accounts receivable, OpenTV’s customer base is dispersed across many geographic areas and OpenTV generally does not require collateral. OpenTV analyzes historical bad debts, customer credit-worthiness, current economic trends in each country where its customers are located, and customer payment history when evaluating the adequacy of the allowance for doubtful accounts.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the life of the lease, or the estimated useful life of the asset, whichever is shorter.

Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

Long-term private equity investments

OpenTV invests in privately-held companies for the promotion of business and strategic objectives, and OpenTV does not attempt to reduce or eliminate the inherent market risks of these investments. These

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December 31, 2002

investments are included in long-term private equity investments and are accounted for under the cost method when OpenTV does not have the ability to exercise significant influence over operations. When OpenTV has the ability to exercise significant influence over operations, investments are accounted for under the equity method. OpenTV performs periodic reviews of these investments for impairment. OpenTV’s investments in privately-held companies are considered impaired when a review of the investee’s operations and other indicators of impairment indicate that there has been a decline in the fair value that is other than temporary and that the carrying value of the investment is not likely to be recoverable. Such indicators include, but are not limited to, limited capital resources, need for additional financing, and prospects for liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount OpenTV believes is recoverable from its investment. OpenTV recorded impairments of $10.9 million, $14.9 million and $10.0 million for the years ended December 31, 2002, 2001, and 2000, respectively. OpenTV also recorded $7.3 million for its share of losses of equity investee for the year ended December 31, 2002.

Goodwill and intangible assets

Goodwill and intangible assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over the estimated benefit periods. The estimated benefit period for intangible assets ranges from 1.5 to 5 years.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if there are indicators that such assets may be impaired) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. In connection with the adoption of SFAS 142 on January 1, 2002, OpenTV was required to complete a transitional goodwill impairment test which resulted in a transitional impairment charge for goodwill of $129.9 million that was recorded as cumulative effect of change in accounting principle in the first quarter of 2002.

Long-lived assets

OpenTV accounts for long-lived assets under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which requires OpenTV to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value.

Revenue recognition

OpenTV accounts for its software license arrangements under the provisions of Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition”, as amended by Statement of Position No. 98-4, “Deferral of the Effective Date of Certain Provisions of SOP 97-2.” SOP 97-2 describes the accounting for software products, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, OpenTV recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed or determinable and collection of the resulting receivables is probable. OpenTV recognizes royalties upon notification of set-top box shipments from licensees. For non-refundable prepaid

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December 31, 2002

royalties, OpenTV recognizes revenue upon delivery of software, provided that all other requirements of SOP 97-2 are met.

For contracts with multiple obligations (e.g., maintenance and other services), and for which vendor-specific objective evidence of fair value for the undelivered elements exists, OpenTV recognizes revenue for the delivered elements based upon the residual contract value as prescribed by Statement of Position No. 98-9, “Modification of SOP No. 97-2 with Respect to Certain Transactions.” Generally OpenTV has vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, OpenTV defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period during which the maintenance is to be provided, which generally commences on the date the software is delivered. Payments for maintenance and support fees are generally made in advance and are non-refundable. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. For revenue allocated to consulting services and for consulting services sold separately, OpenTV recognizes revenue as the related services are performed. Maintenance and consulting services revenues are included in services, support and other revenue.

Professional services revenues from software development contracts are recognized generally on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenue from integration services and software development contracts are included in services, support and other revenue.

Revenues from professional services agreements, which includes software customization and implementation support to customers, are recognized on the percentage of completion method based on the costs incurred relative to total estimated costs for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements. Related costs are reported as cost of revenues. Professional services revenues are included in services, support and other revenue.

Advertising revenues earned under the Wink brand are recognized based upon response transactions generated by television viewers at the time the response data is routed to the customer. Advertising revenues are included in services and other revenue.

OpenTV generally enters into arrangements with network operators whereby it licenses its application software to network operators in exchange for a percentage of the revenue they earn from their customers. Where OpenTV has delivered all of the software under the arrangement, it recognizes the revenue as the network operator reports to OpenTV its revenue share, which is done generally on a quarterly basis. Under arrangements where the customer receives a right for unspecified future applications when they are made available, OpenTV recognizes the revenue over the term of the arrangement. For the Wink Engine software, OpenTV recognizes license revenue on a “sell-through” basis based upon notification of set-top box shipments from licensees.

Under the Static brand, OpenTV operates and maintains the PlayJam interactive television channel. Premium rate telephony charges are derived as consumers interact with the channel. Premium rate telephony charges are recorded as revenue upon notification from the telecommunications companies with the amount due to the service providers and network operators recorded as cost of services. These revenues are included in channel fees.

Revenue from the sale of hardware components and manuals are recognized upon shipment and included in services, support and other revenue.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

In November 2001, the EITF reached consensus on EITF No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” EITF 01-09 requires that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated. OpenTV adopted EITF 01-09 in the first quarter of 2002. In accordance with the transition guidance, financial statements for prior periods presented for comparative purposes were reclassified to comply with the new income statement presentation requirement which resulted in a reclassification from sales and marketing expenses to royalties revenues of approximately $8.4 million for the year ended December 31, 2001. The $8.4 million was a one-time payment made to BSkyB for marketing the BSkyB hard drive set-top box.

Deferred Revenue

Deferred revenue consists primarily of payments received from customers for prepaid royalties, services and licenses for undelivered products and services which are generally amortized over the term of the arrangement.

Research and development

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers, in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.”

Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 was $1.7 million, $2.4 million and $1.4 million respectively.

401(k) Plan

OpenTV’s employees participate in 401(k) plans which provide retirement benefits through tax-deferred salary reductions for all eligible employees meeting certain age and service requirements. Participating employees may contribute an amount as specified by their respective plan, of their eligible compensation, subject to an annual limit. OpenTV, at the discretion of its board of directors, may make discretionary matching contributions on behalf of its employees. OpenTV made contributions to the plans in the amounts of $0.8 million, $0.9 million and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Income taxes

OpenTV accounts for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance if it is uncertain the deferred benefit will be realized.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Share-based compensation

OpenTV accounts for share-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of OpenTV’s shares and the exercise price of the option. OpenTV accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The fair value of such options is determined using the Black-Scholes model and amortized over the vesting period on an accelerated basis.

In November 1999, OpenTV’s shareholders approved the 1999 Employee Share Purchase Plan (“ESPP”). During the years ended December 31, 2002, 2001 and 2000, 205,427, 201,698 and 100,186 shares, respectively, were issued to employees under the plan for total proceeds of $0.5 million, $1.6 million and $1.4 million, respectively.

Had compensation cost for share-based compensation plans and ESPP been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS 123, OpenTV’s net loss would have been increased to the pro-forma amounts indicated below (amounts in millions, except per share amounts):

	Year Ended December 31,
	2002	2001	2000
		(As restated)	(As restated)
Net loss, as reported	$(802.6)	$(1,304.3)	$(242.2)
Add: Share-based employee compensation expense included in reported net loss, net of related tax effects	3.0	9.6	14.4
Deduct: Share-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(13.1)	(32.3)	(49.9)

Pro-forma net loss	$(812.7)	$(1,327.0)	$(277.7)

Net loss per share, basic and diluted:
As reported	$(11.17)	$(19.20)	$(4.64)

Pro-forma	$(11.31)	$(19.53)	$(5.32)

These pro-forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year.

OpenTV calculated the fair value of each option grant on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000
Risk-free interest rate	2.23%-2.75%	2.30%-4.71%	5.46%-6.81%
Average expected life (months)	60	60	60
Volatility	101%	110%	135%
Dividend yield	—	—	—

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

The weighted average fair value of options granted during 2002, 2001 and 2000 was $5.90, $9.07 and $53.37, respectively.

OpenTV calculated the fair value of purchase rights under its ESPP using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000
Risk-free interest rate	1.97%-2.21%	3.15%-5.18%	5.16%-5.21%
Average expected life (months)	6	6	6
Volatility	78%-121%	105%-114%	124%-151%
Dividend yield	—	—	—

The weighted average fair value of purchase rights granted during 2002, 2001 and 2000 was $2.39, $5.00 and $14.83, respectively.

Comprehensive income (loss)

OpenTV adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” This statement requires companies to classify items of comprehensive income by their nature in the consolidated financial statements and display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the consolidated balance sheets. Accordingly, OpenTV reported foreign currency translation adjustments and unrealized gain/loss on marketable securities in comprehensive income (loss).

Foreign currency translation

The functional currency of OpenTV’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the balance sheet date exchange rate. Revenues and expenses are translated at the average exchange rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in results of operations.

Net loss per share

Basic and diluted net loss per share are computed using the weighted-average number of ordinary shares outstanding during the years presented, net of ordinary shares subject to repurchase. The following items as of December 31 were not included in the computation of diluted net loss per share because the effect would be antidilutive:

	2002	2001	2000
Class A ordinary shares issuable upon exercise of stock options	5,599,994	7,743,329	7,034,191
Class A ordinary shares issuable upon exercise of warrants	506,520	681,520	3,909,222
Class A ordinary shares issuable for shares of OpenTV, Inc. Class A common stock (including shares of OpenTV, Inc. Class A common stock issuable upon exercise of stock options)	979,511	1,035,981	1,277,872
Class B ordinary shares issuable for shares of OpenTV, Inc. Class B common stock	7,594,796	7,594,796	7,594,796
Class A ordinary shares and shares of OpenTV, Inc. Class A common stock subject to repurchase	—	44,316	186,074

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Had such items been included in the calculation of diluted net loss per share, shares used in the calculation would have been increased by approximately 9 million, 12 million and 17 million in the years ended December 31, 2002, 2001 and 2000, respectively.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and EITF 94-3 relates to SFAS 146’s timing for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. OpenTV does not expect that the adoption of SFAS 146 will have a material impact on its financial position, results of operations, and cash flows, except that it may impact the timing of recognition of exit costs.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. OpenTV adopted the disclosure provisions of FIN 45 during the fourth quarter of fiscal 2002 and such adoption did not have a material impact on its consolidated financial statements. OpenTV is currently evaluating the recognition provisions of FIN 45, but expects that they will not have a material impact on its financial position, results of operations, and cash flows upon adoption.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for share-based employee compensation. OpenTV has elected to continue to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its share-based compensation plans. SFAS 148 also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decision with respect to stock-based employee compensation, and requires disclosure about those effects in both annual and interim financial statements. These disclosure provisions are effective for OpenTV’s year ended December 31, 2002.

In January 2003, the EITF published EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables,” which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into for fiscal periods beginning after June 15, 2003. OpenTV is currently evaluating the impact the adoption of this issue will have on its financial position, results of operations, and cash flows.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 3.    Acquisitions

Spyglass Acquisition

On March 26, 2000, OpenTV signed a definitive merger agreement with Spyglass, Inc. to acquire all of Spyglass’ outstanding stock in a stock-for-stock transaction. Spyglass shareholders received 0.7236 of OpenTV Class A ordinary shares in exchange for each share of Spyglass common stock. The merger was consummated on July 24, 2000. OpenTV issued 12,677,228 Class A ordinary shares with a value of $1.8 billion. These shares were valued at $141.69, the average market price per share of OpenTV Class A ordinary shares for the four trading days before and four trading days after the merger announcement date. OpenTV also reserved approximately 2.5 million additional Class A ordinary shares for issuance upon the exercise of stock options and warrants of Spyglass which were assumed by OpenTV in the merger. The value of such options and warrants was determined by estimating the fair value as of the acquisition date using the Black-Scholes option pricing model. The total consideration paid, including acquisition-related expenses, was approximately $2.1 billion.

Tangible assets acquired from Spyglass included cash and cash equivalents, short-term investments, marketable securities, accounts receivable, property and equipment, and other assets. Liabilities assumed from Spyglass included accounts payable, accrued liabilities, deferred revenue and deferred income taxes. The acquisition was accounted for as a purchase and accordingly, the results of operations of Spyglass have been included in the consolidated financial statements commencing on the date of acquisition. The purchase price allocations and annual amortization of the intangible assets and goodwill acquired were as follows (in millions):

	Purchase Price	Amortization Period (in years)	Annual Amortization
Tangible net assets acquired	$122.4	—	$—
Intangible net assets acquired:
Developed technology	5.6	3	1.9
In-process research and development	1.0	—	—
Assembled workforce	11.0	3	3.7
Current contracts	3.5	1.5	2.3
Customer base	1.0	3	0.3
Deferred compensation	24.7	1-4	—
Goodwill	1,922.3	5	384.5

Total	$2,091.5		$392.7	*

*	Goodwill ceased to be subject to amortization effective January 1, 2002 pursuant to the provisions of SFAS No. 142.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology were discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology’s life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable.

The value allocated to projects identified as in-process research and development was charged to expense at the date of the acquisition as these projects had not yet reached technological feasibility and had no future alternative uses. The value of the purchased in-process research and development was determined by estimating

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

the projected net cash flows related to the products, determined based upon OpenTV’s estimate of costs to complete the development of the technology and the future revenue to be earned upon commercialization of the products.

The value allocated to the assembled workforce was attributable to the Spyglass workforce in place after the acquisition which eliminated the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting.

The present value of the future cash flows attributable to existing contracts and customer base were allocated to current contracts and customer base, respectively.

The Spyglass-deferred compensation was calculated in accordance with FIN 44. The deferred compensation will be amortized over the remaining vesting period of the Spyglass options exchanged in the merger for options of OpenTV Class A ordinary shares, in accordance with FIN 28. Amortization of share-based compensation was $2.3 million, $8.1 million and $7.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Goodwill was determined based on the residual difference between the amount of consideration paid and the values assigned to identified net tangible and intangible assets.

The following presents the operating results for OpenTV for the year ended December 31, 2000 on a pro-forma basis as if the acquisition of Spyglass had been consummated as of January 1, 2000 (in millions, except share and per share amounts):

2000
(As restated)
Net revenues	$82.5
Net loss	$(448.4)
Net loss per share, basic and diluted	$(6.91)
Shares used in per share calculation, basic and diluted	64,867,566

In November 2000, General Instrument agreed to purchase all of OpenTV’s stock in the Acadia Solution Center that was acquired in the Spyglass acquisition. The net proceeds from the sale resulted in a reduction of the Spyglass goodwill of $3.9 million in the first quarter of 2001.

As discussed in Note 6, OpenTV adopted SFAS 142 effective January 1, 2002, which resulted in the reclassification of the unamortized balance of in-place workforce of $6.0 million from intangible assets to goodwill. A portion of the Spyglass goodwill was impaired during 2001 with additional impairment recorded upon adoption of SFAS 142 in the first quarter of 2002. The remaining portion of the Spyglass goodwill was impaired during the third quarter of 2002.

CableSoft Acquisition

In November 2000, OpenTV acquired CableSoft Corporation in a stock-for-stock transaction in exchange for 1,429,564 of its Class A ordinary shares. CableSoft is a leading provider of “on-demand information” software solutions for broadband network operators. General Instrument was one of CableSoft’s primary shareholders and a party to the acquisition agreement. The value of these shares at the acquisition date was $36.5 million. In addition, OpenTV assumed certain CableSoft options in connection with the transaction, which

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

increased the purchase price to a total of $40.0 million. The acquisition was accounted for as a purchase. The purchase price, including transaction costs, has been allocated to intangible assets ($4.5 million) and goodwill ($35.9 million) based upon an appraisal.

Static Acquisition

In July 2001, OpenTV acquired Static 2358, a privately held leading interactive TV (“iTV”) media and entertainment company. Static provides iTV application development expertise across multiple platforms, broadcast design services for TV networks, and owns and operates the iTV entertainment and games channel, PlayJam. Under the acquisition agreement, OpenTV acquired all of Static’s privately held stock in a combined stock and cash transaction. Static shareholders received an aggregate of 2,719,048 of OpenTV Class A ordinary shares with a value of $38.2 million at the acquisition date, and approximately $12.7 million in cash was paid to retire certain Static obligations. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static earned an additional consideration of 626,872 Class A ordinary shares, which were issued in 2002. Additional goodwill of $3.8 million was recorded based on the fair value of those shares on the date the number of shares to be issued was established.

Tangible assets acquired from Static included cash and cash equivalents, accounts receivable, property and equipment, and other assets. Liabilities assumed from Static included accounts payable and accrued liabilities. The acquisition was accounted for as a purchase and accordingly, the results of operations of Static have been included in the consolidated financial statements commencing on the date of acquisition. The total purchase price, including expenses, was allocated based upon an appraisal as follows (in millions):

Purchase Price
Tangible net assets acquired	$(5.5)
Intangible net assets acquired:
Developed technology	5.1
In-process research and development	2.1
Existing relationships	8.5
Trademarks	0.7
Goodwill	45.3

$56.2

The intangible assets, excluding goodwill which is not subject to amortization, are being amortized over three years. The $2.1 million identified as in-process research and development was charged to expense since the projects had not yet reached technological feasibility and had no future alternative uses.

Wink Acquisition

On October 4, 2002, OpenTV acquired the capital stock of a subsidiary of Liberty Broadband that held the capital stock of Wink Communications for $101 million in cash, representing the actual cost of Liberty Broadband’s acquisition of Wink Communications which was completed on August 22, 2002. As both OpenTV and Liberty Broadband are controlled by Liberty Media, the acquisition was accounted for as a combination of entities under common control and, accordingly, OpenTV’s results of operations include the results of Wink subsequent to its acquisition by Liberty Media.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Tangible assets acquired from Wink included cash and cash equivalents, short-term marketable debt securities, accounts receivable, property and equipment, and other assets. Liabilities assumed from Wink include accounts payable and accrued liabilities. The total purchase price, including expenses, was allocated based upon an appraisal as follows (in millions):

Purchase Price
Tangible net assets acquired	$ 40.6
Intangible net assets acquired:
Patents	4.3
Developed technology	2.7
In-process research and development	1.0
Contracts and relationships	6.5
Tradenames and trademarks	0.5
Goodwill	45.4

$101.0

The intangible assets, excluding goodwill which is not subject to amortization, are being amortized over five years. The $1.0 million identified as in-process research and development was charged to expense in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.” Wink is in the process of considering certain elections for tax purposes which, if made, would result in the amounts recorded as goodwill being deductible for tax purposes. In the allocation of purchase price, OpenTV included an adjustment to accrued liabilities of $1.2 million for estimated severance and $2.1 million for lease termination costs to be incurred in connection with a restructuring of Wink’s operations. As of December 31, 2002, the remaining balance of these accruals was $0.4 million for severance which will be paid in 2003, and $2.1 million of lease termination costs which will be paid over the term of the lease which expires in 2004. Also included in the adjustment to accrued liabilities was an obligation of $0.8 million to settle outstanding vested Wink options which were converted into rights to receive the merger consideration of $3.00 in cash, net of exercise price.

The following presents the operating results for OpenTV for the years ended December 31, 2002 and 2001 on a pro-forma basis as if the acquisition of Wink had been consummated as of January 1, 2002 and 2001 (in millions, except per share amounts):

	2002	2001
		(As restated)
Net revenues	$ 62.0	$ 89.2
Net loss before cumulative effect of accounting change	(696.4)	(1,421.3)
Net loss	(826.3)	(1,421.3)
Net loss per share, basic and diluted	(11.50)	(20.92)
Shares used in per share calculation, basic and diluted	71,839,101	67,937,686

Pending ACTV Acquisition

On September 26, 2002, OpenTV announced that it had entered into an Agreement and Plan of Merger for the acquisition of ACTV, Inc. (“ACTV”) in a stock-for-stock merger. The merger is conditional upon the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

approval of OpenTV’s shareholders, the approval of ACTV’s shareholders and receipt of approvals from, or the expiration of waiting periods imposed by, certain regulatory authorities. Under the terms of the agreement, each outstanding share of ACTV common stock will be exchanged for a fraction of an OpenTV Class A ordinary share equal to $1.65 divided by the average market price of an OpenTV Class A ordinary share, calculated as the average of the closing prices of an OpenTV Class A ordinary share over the five-trading day period ending on the third trading day prior to the merger; provided that (a) if the average market price of an OpenTV Class A ordinary share as so calculated is less than $2.25, the average market price of an OpenTV Class A ordinary share will be deemed to be $2.25 for this purpose and (b) if the average market price of an OpenTV Class A ordinary share as so calculated is greater than $6.05 per share, the average market price of an OpenTV Class A ordinary share will be deemed to be $6.05 for this purpose. If the average market price, as so calculated, of an OpenTV Class A ordinary share is less than $0.80, then ACTV will have the right to terminate the Agreement and Plan of Merger unless OpenTV elects to adjust the exchange ratio so that the ACTV shareholders receive a fraction of an OpenTV Class A ordinary share, or a number of OpenTV Class A ordinary shares, having a value, based upon the average market price of the OpenTV Class A ordinary shares, equal to not less than $0.584 per ACTV common share. The acquisition is expected to close in the second quarter of 2003 and will be accounted for as a purchase.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 4.    Balance Sheet Components (in thousands)

	December 31,
	2002	2001	2000
Prepaid expenses and other current assets:
Interest receivable	$278	$1,667	$2,815
Value Added Tax	626	799	385
Assets held for sale	—	—	870
Other	3,400	4,782	3,521

	$4,304	$7,248	$7,591

Property and equipment:
Computers and equipment	$13,795	$17,999	$10,013
Software	4,300	7,456	5,185
Furniture and fixtures	2,406	3,614	2,315
Leasehold improvements	3,215	7,051	3,552

	23,716	36,120	21,065
Less: accumulated depreciation and amortization	(8,696)	(11,139)	(5,394)

	$15,020	$24,981	$15,671

Other assets:
Deposits	$1,882	$2,645	$1,325
Due from officer	1,229	1,806	2,408
Capitalized transaction costs—ACTV, Inc.	1,543	—	—
Notes receivable	743	—	—
Other	466	14	—

	$5,863	$4,465	$3,733

Accrued liabilities:
Accrued payroll and related liabilities	$5,505	$9,147	$8,586
Accrued professional fees	1,353	1,053	607
Accrued marketing	5,098	1,062	352
Accrued income taxes	2,302	1,364	48
Accrued liability to warrant holder	—	1,975	1,975
Accrued acquisition costs	144	586	4,668
Accrued software contract cancellation	2,788	—	—
Other	5,655	4,437	1,472

	$22,845	$19,624	$17,708

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 5.    Marketable Debt and Equity Securities

The following is a summary of marketable debt and equity securities as of December 31 (in thousands):

	2002
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate debt securities	$2,584	$27	$—	$2,611
U.S. government debt securities	23,112	217	—	23,329
Certificates of deposit	1,000	—	—	1,000

Total short-term marketable debt securities	26,696	244	—	26,940

Corporate debt securities	5,974	92	—	6,066
U.S. government debt securities	15,949	184	—	16,133

Total long-term marketable debt securities	21,923	276	—	22,199

Total marketable debt securities	$48,619	$520	$—	$49,139

	2001
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Auction rate securities	$7,999	$1	$—	$8,000
Municipal debt securities	3,017	7	—	3,024
Corporate debt securities	16,304	126	—	16,430
Certificates of deposit	1,000	—	—	1,000

Total short-term marketable debt securities	28,320	134	—	28,454

Corporate debt securities	30,671	182	(50)	30,803
U.S. government debt securities	60,692	457	(113)	61,036

Total long-term marketable debt securities	91,363	639	(163)	91,839

Total marketable debt securities	$119,683	$773	$(163)	$120,293

	2000
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Commercial paper	$26,298	$1	$(7)	$26,292
Corporate debt securities	50,560	35	(26)	50,569
Certificates of deposit	16,273	17	—	16,290
U.S. government debt securities	18,976	34	—	19,010
Other debt securities	3,208	2	(4)	3,206

Total short-term marketable debt securities	115,315	89	(37)	115,367

Marketable equity securities	40,500	—	(18,225)	22,275

Corporate debt securities	7,043	72	—	7,115
Other debt securities	8,497	—	—	8,497

Total long-term marketable debt securities	15,540	72	—	15,612

Total marketable debt and equity securities	$171,355	$161	$(18,262)	$153,254

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 6.    Goodwill (Restated)

Changes in the carrying amount of goodwill during the years ended December 31, were as follows (in millions):

	2002	2001	2000
		(As restated)	(As restated)
Beginning balance	$634.3	$1,804.6	$—
Cumulative effect of accounting change	(129.9)	—	—
Reclassification of certain intangible assets in connection with the adoption of SFAS 142	6.0	—	—
Acquisition of Spyglass	—	(3.9)	1,922.3
Acquisition of Cablesoft	—	—	35.9
Acquisition of Static	3.8	41.5	—
Acquisition of Wink	45.4	—	—
Goodwill related to exchangeable shares (See Note 16)	0.3	2.8	17.1
Impairment	(514.5)	(816.2)	—
Amortization	—	(394.5)	(170.7)

Ending balance	$45.4	$634.3	$1,804.6

At December 31, 2001, OpenTV recorded an impairment of $816.2 million against the carrying value of its goodwill as a result of OpenTV’s cash flow projections which indicated that future cash flows were not sufficient to result in recovery of the carrying value of its fixed and intangible assets. See Note 16.

Pursuant to the adoption of SFAS 142, OpenTV performed a transitional impairment test as of January 1, 2002. As a result, OpenTV recorded an impairment charge of $129.9 million, which was recorded as a cumulative effect of an accounting change in the consolidated statements of operations. In the third quarter of 2002, OpenTV performed an additional impairment test of its remaining goodwill. Due to reductions by cable and satellite providers in their capital spending and rollout of interactive television-related products and similar reductions by other customers, OpenTV revised its cash flow projections for the remainder of calendar year 2002 and future years. Based on these cash flow projections and other factors, including the decline in the market price of its Class A ordinary shares, OpenTV determined that the remaining goodwill was impaired and, accordingly, wrote off the remaining balance of $514.5 million. OpenTV wrote down its goodwill to fair value as determined using various appraisal methods including discounted cash flows and market comparables.

As a result of adopting SFAS 142, OpenTV ceased amortizing goodwill. The following summarizes the impact on prior periods had OpenTV accounted for goodwill consistent with the provisions of SFAS 142 in those periods (in millions, except per share amounts):

	Year Ended December 31,
	2001	2000
	(As restated)	(As restated)
Net loss as reported	$(1,304.3)	$(242.2)
Goodwill amortization, net of tax	394.5	170.7

As adjusted net loss	$(909.8)	$(71.5)

Basic and diluted net loss per share—as reported	$(19.20)	$(4.64)
Basic and diluted net loss per share—as adjusted	(13.39)	(1.37)

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 7.    Intangible Assets, net

The components of intangible assets, excluding goodwill, were as follows (in millions):

	Useful life in years	December 31, 2002			December 31, 2001	December 31, 2000
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Net Carrying Amount	Net Carrying Amount
Intangible assets:
Patents	3–5	$29.8	$(21.1)	$8.7	$38.1	$49.2
Developed technologies	3–5	21.0	(13.1)	7.9	10.6	9.8
Contracts and relationships	1.5–5	19.5	(8.9)	10.6	7.7	3.2
Purchased technologies	3.5–5	0.7	(0.3)	0.4	0.5	0.2
Trademarks	3–5	1.2	(0.4)	0.8	0.6	—
In-place workforce	3	—	—	—	6.0	9.9

		$72.2	$(43.8)	$28.4	$63.5	$72.3

During the third quarter of 2002, due to the shift in strategic direction resulting from the change in its controlling shareholder, OpenTV determined that an impairment had occurred with respect to the value of the patents related to the OpenStar joint venture with EchoStar due to the absence of any current or future expected cash flow generated by the joint venture. In accordance with SFAS 144, OpenTV recorded an impairment charge of $24.8 million, which was reported as a separate line in the consolidated statements of operations.

The intangible assets are all being amortized on a straight-line basis over their estimated useful lives. The estimated annual amortization expense through 2007 is as follows (in millions):

Year ending December 31,	Amortization Expense
2003	$13.7
2004	6.4
2005	3.6
2006	2.8
2007	1.9

$28.4

Note 8.    Restructuring Costs

OpenTV monitors its organizational structure and associated operating expenses periodically. Depending upon events and circumstances, actions may be taken to restructure the business, including terminating employees, abandoning excess lease space and incurring other exit costs. Restructuring costs are recorded in accordance with EITF No. 94-3, “Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring.” Any resulting restructuring accrual includes numerous estimates made by management, which are developed based on management’s knowledge of the activity being affected and the cost to exit existing commitments. These estimates could differ from actual results. OpenTV monitors the initial estimates periodically and records an adjustment for any significant changes in estimates.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

January 2002 Restructuring

In January 2002, OpenTV implemented a workforce reduction in an effort to reduce its operating expenses. The total restructuring provision recorded in the first quarter of 2002 was $9.6 million. The first quarter restructuring plan resulted in the termination of employment for approximately 50 employees in offices located in the United States and Korea. The employee separation benefits under the plan included severance payments, medical and other related employee benefit obligations totaling $1.5 million. Facilities consolidation charges for the reduction of excess office space in the United States, France and Korea were estimated to be $6.1 million. These costs included payments required under non-cancelable lease contracts, estimated lease buyout costs, and shut-down costs, offset by estimated sublease income. In the third quarter of 2002, OpenTV reversed $3.0 million of excess facilities charges as a result of a favorable lease settlement on the excess office space in France. Asset write-offs of $2.0 million were incurred in connection with leasehold improvements and other property and equipment that were abandoned. In the fourth quarter of 2002, OpenTV recorded an additional $0.3 million of excess facilities charges.

The following table sets forth the components of the first quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in millions):

	Employee Severance And Benefits	Excess Facilities	Assets Write-offs	Total
Restructuring costs	$1.5	$6.4	$2.0	$9.9
Reversal	—	(3.0)	—	(3.0)
Cash payments	(1.5)	(2.8)	—	(4.3)
Non-cash charges	—	—	(2.0)	(2.0)
Currency effect	—	0.4	—	0.4

Balance, December 31, 2002	$—	$1.0	$—	$1.0

At December 31, 2002, the outstanding accrual for excess facilities relates to an operating lease obligation which continues through 2004.

September 2002 Office Closure

In September 2002, OpenTV announced the closure of its regional office located in Naperville, Illinois, the termination of approximately 60 employees, the abandonment of an office lease and the write-down of certain property and equipment. The employee separation benefits in connection with this office closure included severance payments, medical and other related employee benefit obligations totalling $2.0 million. Facilities consolidation charges were estimated to be $1.8 million and asset write-offs were $0.8 million.

The following table sets forth the components of the third quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in millions):

	Employee Severance And Benefits	Excess Facilities	Assets Write-offs	Total
Restructuring costs	$2.0	$1.8	$0.8	$4.6
Cash payments	(1.4)	(0.2)	—	(1.6)
Non-cash charges	—	—	(0.8)	(0.8)

Balance, December 31, 2002	$0.6	$1.6	$—	$2.2

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

At December 31, 2002, the outstanding accrual for employee severance and benefits is expected to be paid primarily in 2003 and the accrual for excess facilities relates to an operating lease obligation which continues through 2005.

October 2002 Restructuring

In October 2002, OpenTV began to implement additional restructuring initiatives to reduce its worldwide workforce by approximately 150 employees in the United States and foreign offices. The employee separation benefits under the plan included severance payments, medical and other related employee benefit obligations totaling $4.5 million. Facilities consolidation charges for the reduction of excess office space in the California, Massachusetts, Germany and United Kingdom were estimated to be $7.4 million. These costs included payments required under non-cancelable lease contracts, estimated lease buyout costs, and shut-down costs. Asset write-offs of $5.5 million were incurred in connection with leasehold improvements and other property and equipment that were abandoned. The provision also included $0.5 million for estimated legal fees for the restructuring.

The following table sets forth the components of the fourth quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in millions):

	Employee Severance And Benefits	Excess Facilities	Assets Write-offs	Legal Fees	Total
Restructuring costs	$4.5	$7.4	$5.4	$0.5	$17.8
Cash payments	(3.2)	—	—	(0.3)	(3.5)
Non-cash charges	—	—	(5.4)	—	(5.4)

Balance, December 31, 2002	$1.3	$7.4	$—	$0.2	$8.9

At December 31, 2002, the outstanding accrual for employee severance and benefits is expected to be paid in 2003 and the accrual for excess facilities relates to operating lease obligations which continue through 2006.

At December 31, 2002, the outstanding restructuring accrual for the Wink operations was $2.5 million. See Note 3 for further details.

An additional provision for restructuring the operations in France, including the termination of employment of approximately 70 employees and the reduction of excess office space, of approximately $7 million will be recorded during the first quarter of 2003.

Note 9.    Shareholders’ Equity

Authorized share capital

•	500,000,000 Class A ordinary shares

•	200,000,000 Class B ordinary shares

•	500,000,000 preference shares—none outstanding

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Voting

The holders of Class A ordinary shares and Class B ordinary shares are generally entitled to vote as a single class on all matters upon which holders of ordinary shares have a right to vote, subject to the requirements of any applicable laws. Each Class A ordinary share entitles its holder to one vote, and each Class B ordinary share entitles its holder to ten votes. Unless otherwise required by law, and so long as their rights are not adversely affected, the holders of Class A ordinary shares and Class B ordinary shares are not entitled to vote on any amendment to OpenTV’s Articles of Association and Memorandum of Association that relates solely to the terms of one or more outstanding series of preference shares.

Dividends and Other Distributions

Subject to the preferential and other dividend rights of any outstanding series of preference shares, the holders of Class A ordinary shares and Class B ordinary shares are entitled to equal dividends per share when, as and if declared by OpenTV board of directors, except that all dividends payable in ordinary shares will be paid in the form of Class A ordinary shares to holders of Class A ordinary shares and in the form of Class B ordinary shares to holders of Class B ordinary shares. Neither Class A ordinary shares nor Class B ordinary shares may be split, divided or combined unless the other class is proportionally split, divided or combined. In the event OpenTV is liquidated, the holders of its Class A ordinary shares and Class B ordinary shares will be treated equally on a per share basis and will be entitled to receive all of OpenTV’s remaining assets following distribution of the preferential and/or other amounts to be distributed to the holders of OpenTV’s preference shares.

Merger

In the event of a merger, the holders of Class A ordinary shares and Class B ordinary shares will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), OpenTV may (but is not required to) provide for the holders of Class B ordinary shares to receive voting securities (or rights to acquire voting securities) entitling them to ten times the number of votes per share as the voting securities (or rights to acquire voting securities) being received by holders of Class A ordinary shares.

Conversion of Class B Ordinary Shares

Each Class B ordinary share is convertible, at the option of the holder thereof, into Class A ordinary shares on a share-for-share basis and will automatically convert on a share-for-share basis upon the occurrence of any of the following:

•	upon transfer of Class B ordinary shares to a person or entity which is not one of the original beneficial owners of Class B ordinary shares or Class A ordinary shares who used to be the holder of Convertible Preference Shares or an affiliate;

•	on the date on which the number of Class B ordinary shares then outstanding is less than 10% of OpenTV’s then outstanding ordinary shares (without regard to voting rights);

•	at any time when the board of directors and the holders of a majority of OpenTV’s outstanding Class B ordinary shares approve the conversion of all of the Class B ordinary shares into Class A ordinary shares; or

•

if the board of directors, in its sole discretion, elects to effect a conversion after a determination that there has been a material adverse change in the liquidity, marketability or market value of OpenTV Class A

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

ordinary shares, considered in the aggregate, due to (i) the exclusion of Class A ordinary shares from trading on a national securities exchange or the exclusion of Class A ordinary shares from quotation on the Nasdaq or any other similar market quotation system then in use; or (ii) requirements under any applicable law, in each of cases (i) and (ii), as a result of the existence of OpenTV Class B ordinary shares.

In the event of a transaction where Class A ordinary shares are converted into or exchanged for one or more other securities, cash or other property (a “Class A Conversion Event”), a holder of Class B ordinary shares thereafter will be entitled to receive, upon the conversion of such Class B ordinary shares, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B ordinary shares had occurred immediately prior to the record date or effective date, as the case may be, of the Class A Conversion Event.

Exchangeable Share Arrangements

Pursuant to OpenTV’s 2000 Exchange Plan and the Exchange Agreement between OpenTV, OpenTV, Inc. and Sun TSI Subsidiary, Inc. dated October 23, 1999, the minority shareholders of OpenTV, Inc. have the ability to exchange their shares of OpenTV, Inc. for shares of OpenTV, generally on a one-for-one basis. As the minority shareholders are not responsible to fund the losses of OpenTV, Inc., OpenTV has recorded 100% of the loss in excess of the cost basis of the minority shareholders.

As the shares are exchanged, they will be accounted for at fair value (See Note 16). Exchange rights granted under OpenTV’s 2000 Exchange Plan expire on the fifteenth anniversary of the date of grant, and the exchange right granted under the Exchange Agreement with Sun TSI Subsidiary is perpetual.

Shares Reserved

As of December 31, 2002, the following Class A ordinary shares were reserved:

Issuable upon conversion of Class B ordinary shares	30,631,746
Issuable upon exchange of shares (including shares issuable upon exercise of outstanding options) of OpenTV, Inc. common stock under 2000 Exchange Plan	979,511
Stock options outstanding	5,599,994
Stock options reserved for future grant under 1999 Option Plan	2,015,728
Stock options reserved for future grant under 2001 Option Plan	385,460
Employee stock purchase plan	500,000
Warrants from Spyglass acquisition	506,520

Total	40,618,959

In addition, 7,594,796 Class B ordinary shares were reserved for issuance upon exchange of shares of OpenTV, Inc. Class B common stock.

Private Placement of Series C Preference Shares

In October 1999, OpenTV completed a private placement of 4,729,728 Series C-1 Convertible Preference Shares at $5.55 per share, 900,900 Series C-2 Convertible Preference Shares at $5.55 per share, and warrants to

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

purchase 4,729,728 Class A ordinary shares (expiring in October 2001) at $5.55 per share to America Online, Inc., General Instrument Corporation and subsidiaries of Liberty Digital, Inc., News Corporation, Time Warner, Inc. and Sun Microsystems, Inc. The Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares converted into 5,630,628 Class A ordinary shares at the time of OpenTV’s public offering. In connection with the investments, OpenTV entered into strategic agreements with America Online Inc., General Instrument Corporation, News Corporation and Time Warner, Inc. In January 2000, Motorola, Inc. acquired General Instrument Corporation.

In October 2000, OpenTV received $6.2 million from the exercise of warrants to purchase 1,126,126 Class A ordinary shares. In December 2000, OpenTV issued 548,167 Class A ordinary shares in exchange for the cashless exercise of warrants to purchase 900,900 Class A ordinary shares. In the year ended December 31, 2001, OpenTV received $7.7 million from the exercise of warrants to purchase 1,301,126 Class A ordinary shares. In October 2001, OpenTV issued 148,299 Class A ordinary shares in exchange for the cashless exercise of warrants to purchase 450,450 Class A ordinary shares. The remainder of the unexercised warrants expired in October 2001.

Performance Warrant

In December 1999, OpenTV issued warrants to purchase 700,000 Class A ordinary shares at $5.55 per share to General Instrument Corporation which expired in December 2002 without being exercised. The fair value attributable to the performance warrants of $37.5 million was recorded in the year ended December 31, 1999. The fair value of the warrants associated with achievement of a future event was calculated at each reporting date using the Black-Scholes option pricing model. As a result, the warrant expense fluctuated as the fair market value of our Class A ordinary shares fluctuated. A total of $24.9 million was amortized as non-cash warrant expense for the year ended December 31, 2000. The unamortized balance of $7.9 million was credited to additional paid-in capital in 2000 due to the change in the value of the shares.

Warrants from Spyglass Acquisition

In October 1998, General Instrument acquired warrants to purchase shares of Spyglass. These warrants were assumed by OpenTV in connection with the acquisition of Spyglass and now represent warrants (expiring in December 2003) to purchase 506,520 Class A ordinary shares. The exercise prices of these warrants are $18.24 to $20.43 (subject to adjustment in certain circumstances) and all are fully vested.

Agreements with General Instrument and Motorola

In November 2000, OpenTV entered into a series of definitive agreements with General Instrument Corporation and Motorola, Inc. dedicated to accelerating interactive television deployments worldwide. One of the agreements provided for the establishment of a co-owned venture that will provide integration and testing services for cable and satellite operators. OpenTV contributed 370,858 of its Class A ordinary shares to this venture and these shares were then transferred by the venture to General Instrument in exchange for a three-year license of certain General Instrument patents on a royalty-free, worldwide, non-exclusive basis. The value of the shares was $8.1 million and this amount was included as patents in intangible assets in OpenTV’s consolidated balance sheet. At December 31, 2002, 2001 and 2000, the carrying value of Motorola’s minority interest in the venture of $1.2 million, $1.8 million and $2.0 million, respectively, was shown as a separate line in the consolidated balance sheets.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

EchoStar Joint Venture

In February 2000, OpenTV entered into an agreement with EchoStar Communications Corporation (“ECC”), EchoStar Satellite Corporation and EchoStar Technologies Corporation (collectively, “EchoStar”) to develop a low-cost, hard-drive set-top box for the mass TV-viewing market. EchoStar contributed to a newly formed subsidiary of ECC (“OpenStar”), a non-exclusive, perpetual, royalty-free worldwide license to all of EchoStar’s existing intellectual property which enables hard drive functionality in a satellite receiver. Immediately following the formation of OpenStar, OpenTV purchased 50% of the OpenStar shares from ECC, in exchange for 2,252,252 of OpenTV Class A ordinary shares and contribution to OpenStar of a non-exclusive, perpetual, royalty-free, worldwide license to certain OpenTV intellectual property. Those shares were released from escrow in December 2000, when EchoStar had met certain milestones relating to the deployment of OpenTV-enabled set-top boxes. The value recorded for those shares of $38.1 million was based on the market price of OpenTV Class A ordinary shares on the date the shares were released from escrow and was allocated to intangible assets in the consolidated balance sheet. As of December 31, 2002, the carrying value of the intangible assets had been reduced to zero.

Employee Settlement

In August 2000, OpenTV settled a wrongful dismissal case with a former employee for a cash payment of $0.1 million and options to purchase 41,875 shares of the Class A Common Stock of OpenTV, Inc. at an exercise price of $1.05 per share. The total cost of this settlement of $1.6 million was charged to expense with a corresponding credit of $1.5 million to additional paid-in capital.

Share-based Compensation

The share-based compensation amounts are being amortized in accordance with FIN 28 over the vesting period of the option life, which is generally four years. Share-based compensation expense was $3.0 million, $9.6 million and $14.4 million in the years ended December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002, OpenTV had total unamortized deferred share-based compensation of $0.2 million which will be amortized in 2003. During the years ended December 31, 2002, 2001 and 2000, total deferred compensation was reduced by $0.9 million, $3.0 and $6.2 million, respectively, and capital surplus was credited by a similar amount due to the termination of certain employees.

Note 10.    Employee Option Plans

Options are currently outstanding under the following plans: (i) the Amended and Restated OpenTV Corp. 1999 Share Option/Share Issuance Plan (the “1999 Plan”), (ii) the Amended and Restated OpenTV, Inc. 1998 Option/Stock Issuance Plan (the “1998 Plan”), (iii) the OpenTV Corp. 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), (iv) option plans assumed in connection with the Spyglass merger (collectively, the “Assumed Spyglass Plans”), and (v) option plans assumed in connection with the CableSoft merger (the “Assumed CableSoft Plans”).

OpenTV issues options from the 1999 Plan. The compensation committee of OpenTV’s board of directors administers the 1999 Plan. The committee has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 1999 Plan. The committee has discretion to determine grant recipients, vesting requirements, exercise prices and other terms and conditions of award eligibility. The options may be incentive stock options or non-statutory options. Consistent with the foregoing, options have generally

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

been granted at an exercise price equal to the fair market value on the date of grant and vest 25% after 12 months of continuous service with OpenTV and 1/48th over each of the next 36 months. The term of the options generally is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment with OpenTV. A total of 8,980,000 Class A ordinary shares have been reserved for issuance under the 1999 Plan since its inception, and as of December 31, 2002, options to purchase 4,510,071 Class A ordinary shares were outstanding under the 1999 Plan.

OpenTV also issues options from the 2001 Plan. Under the 2001 Plan the compensation committee of OpenTV’s board of directors has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 2001 Plan. Only non-statutory options can be granted. A total of 500,000 Class A ordinary shares has been reserved for issuance under the 2001 Plan, and as of December 31, 2002, options to purchase 114,540 Class A ordinary shares were outstanding.

Effective as of October 23, 1999, options to purchase 5,141,114 shares of Class A Common Stock of OpenTV, Inc. under the 1998 Plan were assigned to and assumed by OpenTV and these options thereafter represented the right to purchase under the 1999 Plan an identical number of Class A ordinary shares of OpenTV. The remainder of the options then outstanding under the 1998 Plan were not assigned to and assumed by OpenTV. The 1998 Plan will remain in existence for the sole purpose of governing those remaining options until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options or shares awarded under the 1998 Plan that are forfeited or cancelled will no longer be available for issuance under the 1998 Plan. As of December 31, 2002, options to purchase 149,000 shares of OpenTV, Inc.’s Class A Common Stock were outstanding under the 1998 Plan.

All of the options to purchase Spyglass common stock outstanding under the Assumed Spyglass Plans were converted in the Spyglass merger, and all of the options to purchase CableSoft common stock outstanding under the Assumed CableSoft Plans were converted in the CableSoft merger, into options to purchase OpenTV Class A ordinary shares. As of December 31, 2002, options to purchase 927,299 and 48,084 of OpenTV Class A ordinary shares were outstanding under the Assumed Spyglass Plans and the Assumed CableSoft Plans (collectively, the “Assumed Plans”). The Assumed Plans will remain in existence for the sole purpose of governing these remaining options, until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options awarded under the Assumed Plans that are forfeited or cancelled will no longer be available for issuance under Assumed Plans, and no new options will be granted to employees under the Assumed Plans.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Activity under the Plans was as follows:

	Shares Available for Grant	Number of Shares	Exercise Price	Weighted Average Exercise Price
Balances, December 31, 1999	1,545,167	5,558,286		$4.21

Additional options reserved under 1999 Plan	1,780,000	—
Options related to Spyglass acquisition	—	2,023,219	$0.21–$83.96	$23.35
Options related to Cablesoft acquisition	—	148,031	$1.95	$1.95
Options granted	(1,784,203)	1,784,203	$17.63–$94.56	$53.76
Options exercised	—	(1,442,497)	$0.21–$48.89	$3.25
Options cancelled	683,002	(878,051)	$1.05–$94.56	$20.17

Balances, December 31, 2000	2,223,966	7,193,191		$20.08

Options reserved at inception of 2001 Plan	500,000	—
Options granted	(3,531,628)	3,531,628	$4.77–$21.50	$10.32
Options exercised	—	(1,069,009)	$0.21–$18.31	$3.14
Options cancelled	1,408,883	(1,759,481)	$1.05–$94.56	$32.26

Balances, December 31, 2001	601,221	7,896,329		$15.64

Options granted	(179,480)	179,480	$5.55–8.30	$5.90
Options exercised	—	(153,703)	$1.05–$6.00	$2.31
Options cancelled	1,979,447	(2,173,112)	$1.05–81.54	$14.41

Balances, December 31, 2002	2,401,188	5,748,994		$16.35

The above table includes OpenTV, Inc. options pursuant to the 1998 Plan of which 3,000 shares were exercised in 2002 and 26,208 shares were exercised in 2000.

The following table summarizes information with respect to options outstanding at December 31, 2002:

	Options Outstanding			Options Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0–$10	3,647,465	7.25	$ 6.16	2,561,608	$ 5.11
$11–$20	907,460	6.91	$15.20	768,753	$15.24
$21–$30	134,954	7.79	$23.56	85,647	$24.17
$31–$40	294,577	7.74	$33.34	177,904	$33.38
$41–$50	325,719	7.46	$45.22	243,277	$45.13
$51–$60	330,754	7.52	$54.25	182,691	$54.24
$61–$100	108,065	7.19	$83.52	17,984	$85.69

	5,748,994			4,037,864

At December 31, 2002, 2001 and 2000 vested options to purchase 4,037,864, 3,169,276 and 2,945,643 ordinary shares, respectively, were unexercised.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 11.    Income Taxes

The components of loss before income taxes and cumulative effect of accounting change, net of tax were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
		(As restated)	(As restated)
United States	$(587,674)	$(1,296,225)	$(213,196)
International	(83,497)	(13,911)	(29,512)

	$(671,171)	$(1,310,136)	$(242,708)

The provision (benefit) for income taxes was comprised of following (in thousands):

	Year Ended December 31,
	2002	2001	2000
Current
United States	$—	$—	$125
International	1,341	1,320	820
State	200	100	200

	1,541	1,420	1,145
Deferred
United States	—	(7,274)	(1,654)

Provision (benefit)	$1,541	$(5,854)	$(509)

The provision (benefit) for income taxes differed from the amount computed by applying the statutory United States Federal income tax rate to loss before income taxes and cumulative effect of accounting change, net of tax as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
		(As restated)	(As restated)
Income tax (benefit) at the federal statutory rate of 35%	$(234,910)	$(458,548)	$(84,948)
Amortization and impairment of goodwill	180,075	423,760	59,747
Amortization of share-based compensation	816	3,356	4,541
International losses	23,519	4,869	10,329
Change in valuation allowance	29,132	20,605	12,142
Other	2,909	104	(2,320)

	$1,541	$(5,854)	$(509)

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

The components of the net deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Current deferred tax asset (liability), net
Deferred revenue	$4,912	$2,739	$2,258
Accrued liabilities and reserves	7,278	3,033	1,497
Unrealized investment gains	—	—	(8,006)
Valuation allowance	(12,190)	(5,772)	(1,459)

	$—	$—	$(5,710)

Long-term deferred tax asset (liability), net
Share-based compensation	$174	$2,674	$2,674
Depreciation and amortization	5,276	2,397	177
Acquired intangibles	(6,472)	(4,952)	(8,752)
Net operating loss carryforwards	82,704	40,783	33,996
Various credit carryforwards	3,000	2,000	1,550
Valuation allowance	(84,682)	(42,902)	(23,935)

	$—	$—	$5,710

OpenTV provided a full valuation allowance on deferred tax assets in excess of deferred tax liabilities because of its limited operating history, cumulative losses and uncertainty regarding the realizability of the deferred tax assets.

At December 31, 2002, OpenTV had approximately $370 million and $130 million, respectively, of Federal and state net operating loss carryforwards. These carryforwards expire between 2009 and 2022 for Federal tax purposes and 2003 and 2012 for state tax purposes if not utilized. The use of the net operating losses is subject to certain limitations and may be subject to further limitations as a result of changes in ownership as defined by Federal and state tax law.

Note 12.    Commitments and Contingencies

Operating Leases

OpenTV leases its facilities from third parties under operating lease agreements or sublease agreements in the United States, Europe and Asia. These leases expire between January 2003 and June 2010. Total rent expense, net of sublease amounts, was $8.5 million, $8.2 million and $4.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The sublease amounts were $0.2 million and $0.3 million for the years ended December 31, 2001 and 2000, respectively.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Future minimum payments under non-cancelable operating leases as of December 31, 2002 were as follows (in millions):

Year ending December 31,	Minimum Commitments
2003	$ 8.8
2004	7.3
2005	2.7
2006	1.7
2007	1.1
Thereafter	2.5

$24.1

Of this amount $12.0 million was included in accrued restructuring in the consolidated balance sheet as of December 31, 2002. In March 2003, OpenTV signed a lease agreement for office space in San Francisco for a new headquarters location. The lease provides for an initial nominal rent period with total aggregate lease payments of $9.0 million plus operating expenses over the seven-year term of the lease.

Other Commitments

In the ordinary course of business OpenTV and certain of its subsidiaries enter into various arrangements with vendors and other business partners for marketing, minimum revenue guarantees, bandwidth, consulting and other services. Minimum commitments under these arrangements as of December 31, 2002 were $9.1 million, $4.3 million and $2.4 million for the three years ending December 31, 2003, 2004 and 2005, respectively.

As of December 31, 2002, OpenTV had two standby letters of credit aggregating approximately $2.0 million that were issued to landlords at two of OpenTV’s leased properties and OpenTV had $10.0 million of marketable debt securities pledged with a bank for foreign exchange facilities.

In March 1998, OpenTV entered into a licensing and distribution agreement with Sun Microsystems, Inc. under which Sun Microsystems granted OpenTV a non-exclusive, non-transferable license to develop and distribute products based upon Sun Microsystems’s Java technology. Subsequent amendments extended OpenTV’s license through December 2006. As amended, the agreement requires OpenTV to make a payment of $4.0 million to Sun Microsystems in February 2007, less any amounts previously paid for support and royalty fees, which have been nominal to date.

Contingencies

On February 7, 2002, OpenTV, Inc. filed a lawsuit against Liberate Technologies, Inc. alleging patent infringement in connection with two patents held by OpenTV, Inc. relating to interactive technology. The lawsuit, captioned OpenTV, Inc. v. Liberate Technologies, Case No. C-02-0655, is pending in the United States District Court for the Northern District of California. On March 21, 2002, Liberate Technologies filed a counterclaim against OpenTV, Inc. for alleged infringement of four patents allegedly owned by Liberate Technologies. Liberate Technologies has since dismissed its claims of infringement on two of those patents. In January 2003, the Court granted two of OpenTV, Inc.’s motions for summary judgment pursuant to which the court dismissed Liberate Technologies’ claim of infringement on one of the remaining patents and dismissed a defense asserted by Liberate Technologies to OpenTV, Inc.’s infringement claims, resulting in only one patent of

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Liberate Technologies remaining in the counterclaim. OpenTV believes OpenTV, Inc.’s lawsuit is meritorious and intends to vigorously pursue prosecution of its claims against Liberate Technologies. In addition, OpenTV believes that OpenTV, Inc. has meritorious defenses to the counterclaims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

In July 2001, the first of a series of putative securities class actions, Brody v. OpenTV Corp., et al., Civil Action No. 01-CV-7032, was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for OpenTV’s initial public offering, OpenTV and various of OpenTV’s officers and directors. These lawsuits were consolidated and are captioned In re OpenTV Corp. Initial Public Offering Securities Litigation, Civil Action No. 01-CV-7032. The complaints allege undisclosed and improper practices concerning the allocation of OpenTV’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased OpenTV Class A ordinary shares during the period from November 23, 1999 through December 6, 2000. The Court has appointed a lead plaintiff for the consolidated cases. On April 19, 2002, the plaintiffs filed an amended complaint. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies, including Wink Communications as discussed in greater detail below. All of these lawsuits have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed omnibus motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. All claims against OpenTV’s officers and directors have been dismissed without prejudice in this litigation. On February 19, 2003, the Court denied in part and granted in part the motion to dismiss filed on behalf of defendants, including us. The Court’s order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933. However, the Court has given plaintiffs an opportunity to amend their claims in order to state a claim. OpenTV believes that it has meritorious defenses to the claims asserted in this matter and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

In November 2001, the first of a series of putative securities class actions, Collegeware v. Wink Communications, Inc., et al., was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for Wink Communications’ initial public offering, Wink Communications, and two of Wink Communications’ officers and directors. These lawsuits are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS). The complaints allege undisclosed and improper practices concerning the allocation of Wink Communications’ initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased Wink Communications’ common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. This action is among the over 300 lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. On February 19, 2003, the Court ruled on the motions to dismiss. The Court denied the motions to dismiss claims against the company and the individual defendants under Sections 11 and 15 of the Securities Act of 1933. The Court granted the motion to dismiss the claims under Section 10(b) of the Securities Exchange Act of 1934 against the company and one individual defendant, and denied that motion against the other individual defendant and 59 individual defendants in the related cases, on the basis that the respective amended complaints alleged that the individuals sold stock. The Court granted the motion to dismiss the claims under Section 20(a) of the Securities Exchange Act of 1934. OpenTV believes that Wink Communications has

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

meritorious defenses to the claims brought against it and that Wink Communications will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV breached their fiduciary duties to the ACTV shareholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its shareholders. The complaint further alleges that OpenTV aided and abetted the purported breaches of fiduciary duties committed by ACTV’s directors on the theory that the potential merger could not occur without OpenTV’s participation. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. OpenTV believes that the allegations are without merit and intends to defend against the complaint vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

On April 1, 2003, James Brown, one of OpenTV’s former executive officers, filed a lawsuit in the Superior Court of the State of California, County of Santa Clara, against OpenTV, Inc. in connection with the termination of his employment with OpenTV, Inc. in January 2003. The lawsuit alleges, among other things, breach of contract, breach of the covenant of good faith and fair dealing, failure to pay wages, wrongful termination in violation of public policy and the intentional infliction of emotional distress. OpenTV believes that OpenTV, Inc. has meritorious defenses to the claims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome or estimate its potential liability, if any.

On March 3, 2003, Thomas Weisel Partners LLC filed a demand for arbitration against OpenTV’s subsidiary, OpenTV, Inc., asserting claims for breach of contract and other legal and equitable claims arising from the acquisition of Wink Communications by OpenTV U.S. Holdings, Inc., another one of OpenTV’s subsidiaries. The arbitration, styled Thomas Weisel Partners LLC v. OpenTV, Inc., is pending in a JAMS Alternative Dispute Resolution forum in San Francisco, California. The demand alleges that OpenTV, Inc. failed to pay Thomas Weisel Partners LLC $1,903,624 upon the acquisition of Wink Communications as required by the terms of a letter agreement between the parties, and seeks undisclosed damages. OpenTV believes that OpenTV, Inc. has meritorious defenses to the claims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to predict the likelihood of a favorable outcome.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America, Inc., are willfully infringing certain claims of seven United States patents assigned or licensed to PMC. Though Wink Communications is not a defendant in the suit, PMC may allege certain products of Wink Communications, possibly in combination with the products provided by the defendants, infringe PMC’s patents. The agreements between Wink Communications and each of the defendants include indemnification obligations that may be triggered by the litigation. If it is determined that Wink Communications is obligated to defend any defendant in this matter, and/or that the products of Wink Communications infringe any of the asserted claims, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. No provision has been made in OpenTV’s consolidated financial statements for this matter. OpenTV is unable to estimate its potential liability, if any.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. (“BI”) alleging that DIRECTV, Inc. (“DIRECTV”), EchoStar Communications Corporation (“EchoStar”), Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by BI. Though neither Wink Communications nor OpenTV, Inc. is currently a defendant in the suit, BI may allege that certain of their products, possibly in combination with the products provided by some of the defendants, infringe BI’s patent. The agreements between (1) OpenTV, Inc. and EchoStar and (2) Wink Communications and DIRECTV include indemnifications obligations for OpenTV, Inc. and Wink Communications, respectively, that may be triggered by the litigation. If liability is found against EchoStar in this matter, and if such a decision implicates OpenTV technology or products, EchoStar has notified OpenTV, Inc. of its expectation of indemnification, in which case OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if OpenTV, Inc. were to be named as a defendant and it is determined that the products of OpenTV, Inc. infringe any of the asserted claims, and/or it is determined that OpenTV, Inc. is obligated to defend EchoStar in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Further, if liability is found against DIRECTV in this matter, and if such a decision implicates Wink Communications’ technology or products, DIRECTV has notified Wink Communications of its expectation of indemnification, in which case OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if Wink Communications were to be named as a defendant and it is determined that the products of Wink Communications infringe any of the asserted claims, and/or it is determined that Wink Communications is obligated to defend DIRECTV in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. No provision has been made in OpenTV’s consolidated financial statements for these matters. OpenTV is unable to estimate its potential liability, if any.

OpenTV may incur substantial expenses in defending against these and other third party claims. In this regard, OpenTV’s subsidiaries routinely are required to indemnify customers and licensees with respect to potential patent, intellectual property rights and other claims arising from products or services provided to such customers and licensees. These indemnification obligations may extend to the costs of defending customers and licensees against claims related to products or services provided by OpenTV’s subsidiaries. The costs of defending against third party claims of any type, including those specifically described above, may be significant even if OpenTV and it subsidiaries are not found to have legal liability in connection with such claims. In the event of a determination adverse to OpenTV and/or its subsidiaries resulting from any such proceeding or claim, OpenTV may incur substantial monetary liability or be required to change its business practices. Accordingly, any such legal proceedings, claims or determinations could have a material effect on its business performance or on its financial position, results of operations or cash flows.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 13.    Comprehensive Loss

The components of comprehensive loss, net of income taxes, were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
		(As restated)	(As restated)
Net loss	$(802,564)	$(1,304,282)	$(242,199)
Other comprehensive income (loss):
Foreign currency translation gains (losses)	673	(337)	(394)
Unrealized gains (losses) on investments, net of income taxes	790	485	(10,993)
Reclassification for realized gains from sale of marketable debt securities, net of income taxes	(880)	—	—
Reclassification for realized losses from sale of marketable equity securities, net of income taxes	—	11,117	—

Comprehensive loss	$(801,981)	$(1,293,017)	$(253,586)

Note 14.    Related Party Transactions

The table below reflects transactions involving the following related parties during the periods indicated (in thousands):

Related Party	Nature of Transaction	Year Ended December 31,
		2002	2001	2000
Shareholders:
MIHL and its affiliates	Royalties, license fees and services and support revenue	$1,429	$5,938	$1,631
	Indirect royalties*	—	586	1,370

Liberty Broadband	Management expense	527	—	—
	Transaction expenses for ACTV acquisition	1,059	—	—

Motorola and General Instrument	License fees and services revenue	6,772	8,556	9,040
	Equipment purchases	1,892	2,182	—

EchoStar	Royalties, license fees and services and support revenue	3,668	3,501	1,073

America Online	Services revenue	—	865	—

Sun Microsystems	Software technology license and equipment purchases	141	318	333
Equity Investments:
WOW TV	Services revenue	399	893	60

*	Two customers sold set-top boxes to affiliates of MIHL and paid royalties to OpenTV. Effective April 1, 2001, the affiliates of MIHL paid all royalties directly to OpenTV.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

In August 2002, OpenTV entered into various agreements with MIHL and its affiliates. Pursuant to a License Agreement, OpenTV licensed certain software and applications to MIHL and its affiliates in exchange for an up-front fee of approximately $4.4 million, which has been accounted for as a capital contribution in the consolidated balance sheet. In addition, OpenTV agreed to provide certain porting and customization services for a fixed fee of $300,000 and affiliates of MIHL will pay annual maintenance and support fees of up to $585,200 per annum. OpenTV further entered into a Master Carriage Agreement and an Omnibus Agreement. These two agreements had the effect, among other things, of (a) requiring that MIHL and its affiliates continue to use OpenTV’s technology throughout the remaining term of certain existing contracts between OpenTV and MIHL and its affiliates, and (b) amending in various respects certain existing agreements between OpenTV and MIHL and its affiliates.

The related party payable relating to Liberty Broadband and the related parties receivable relating to MIHL and its affiliates are shown in a separate line in OpenTV’s consolidated balance sheets. The receivables from all other related parties were $1.7 million as of December 31, 2002. Deferred revenue from EchoStar was $6.9 million as of December 31, 2002.

In April 2002, OpenTV entered into agreements with certain of its executive officers and senior management personnel that provided for retention payments to be paid in installments to such persons in the event of certain transactions involving a change in control of OpenTV. OpenTV’s obligation to make these payments was triggered on August 27, 2002 when Liberty Media acquired MIHL’s controlling ownership stake in OpenTV. OpenTV recorded compensation expense of $2.1 million during the year ended December 31, 2002 for the payments made under such agreements. Pursuant to a reimbursement agreement with MIHL, MIHL reimbursed OpenTV for these retention payments, which have been reflected as a capital contribution in the consolidated balance sheet.

In June 2000, OpenTV entered into an employment agreement with James Ackerman, the Chief Executive Officer and a member of OpenTV’s board of directors, pursuant to which OpenTV agreed, among other things, (a) to provide an interest-free relocation loan of approximately $2.4 million to be forgiven in annual installments over a period of four years and (b) to issue Class A ordinary shares having an aggregate fair market value of approximately $0.6 million in annual installments over the same four-year period. In January 2001, 25% of the cash portion of the loan was forgiven and 14,525 Class A ordinary shares were issued. In January 2002, another 25% of the loan amount was forgiven and 17,830 Class A ordinary shares were issued. The amounts forgiven annually were reported as compensation expense. The annual grants of Class A ordinary shares were also reported as compensation expense.

Note 15.    Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires enterprises to report information about operating segments in annual consolidated financial statements. It also establishes standards for related disclosures about products, geographic areas and major customers. The method for determining what information to report is based upon the “management” approach. OpenTV’s Chief Executive Officer reviews revenues by both geography and customer, and OpenTV does not have separately reportable operating segments. Therefore, OpenTV believes that it operates in a single industry segment.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

OpenTV’s revenues by geographic area based on the location of customers were as follows (in millions):

	Year Ended December 31,
	2002	%	2001	%	2000	%
			(As restated)
Europe, Africa and Middle East	$31.0	52%	$42.8	49%	$39.1	62%
Americas	21.3	36%	31.2	36%	18.6	30%
Asia Pacific	7.4	12%	12.9	15%	5.4	8%

	$59.7	100%	$86.9	100%	$63.1	100%

Americas include United States revenue of $14.6 million, $30.2 million and $18.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Two customers accounted for 11% each of revenues for the year ended December 31, 2002. One customer accounted for 10% of revenues for the year ended December 31, 2001. One customer accounted for 14% of revenues for the year ended December 31, 2000.

Five customers from whom OpenTV received royalties sell set-top boxes to British Sky Broadcasting. These customers accounted for 7%, (2%) due to application of EITF 01-09 and 26% of revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

Two customers accounted for 15% and 17% of net accounts receivable, respectively, as of December 31, 2002.

Additional summarized information by geographic area was as follows (in millions):

	Year Ended December 31,
	2002	2001	2000
Capital expenditures, net:
United States	$5.1	$11.9	$9.5
Other countries	2.6	2.3	1.2

	$7.7	$14.2	$10.7

	December 31,
	2002	2001	2000
		(As restated)	(As restated)
Long-lived assets(1):
United States	$81.9	$666.2	$1,900.7
Other countries	12.8	61.0	1.3

	$94.7	$727.2	$1,902.0

(1)	Long-lived assets include property and equipment, goodwill, intangible assets and other assets.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 16.    Restatement for Exchangeable Shares

OpenTV historically accounted for exchanges by holders of stock in OpenTV, Inc., a subsidiary of OpenTV, for stock of OpenTV at historical cost as OpenTV believed that such exchanges pursuant to existing share exchange arrangements were non-substantive in nature. OpenTV has determined that it is appropriate to account for such exchanges at fair value and has restated its consolidated financial statements to reflect such. This accounting effectively provides that at each exchange date, the exchange is accounted for as a purchase of a minority interest in OpenTV, Inc., valued at the number of shares of OpenTV Corp. stock issued to effect the exchange multiplied by the market price of OpenTV stock on that date. As a result of applying purchase accounting to the exchanges, OpenTV recorded additional amounts of goodwill and amortization of such goodwill in the periods presented.

As a result of the additional goodwill, OpenTV reassessed the recoverability of such amount as of December 31, 2001 under SFAS 121. While the previously performed recoverability assessment did not result in the need to record an impairment, the effect of recording the additional goodwill resulted in an impairment as estimated cash flows were less than the carrying value of goodwill. The impairment was measured as the difference between the carrying value of goodwill and its fair value. Fair value was estimated based on the discounted estimated cash flows of the enterprise. Accordingly, OpenTV has further adjusted its historical financial statements to report an impairment charge on its goodwill during the fourth quarter of the year ended December 31, 2001 of $816.2 million and has reduced the amount reported for the transitional impairment charge as of January 1, 2002 from $931.3 million to $129.9 million for the adoption of SFAS 142.

The effect of these restatements was as follows (in millions, except for per share amounts):

	2001		2000
Consolidated Statements of Operations For the Year Ended December 31	As originally reported	As restated	As originally reported	As restated
Impairment of goodwill	$—	$816.2	$—	$—
Amortization of goodwill	390.8	394.5	169.3	170.7
Total operating expenses	557.2	1,368.8	304.9	306.3
Loss from operations	(461.9)	(1,281.9)	(241.8)	(243.2)
Loss before income taxes	(490.2)	(1,310.1)	(241.3)	(242.7)
Net loss	(484.3)	(1,304.3)	(240.8)	(242.2)
Net loss per share, basic and diluted	(7.13)	(19.20)	(4.61)	(4.64)

Comprehensive loss, net of income taxes	(473.0)	(1,293.0)	(252.2)	(253.6)

	2001		2000
Consolidated Balance Sheets As Of December 31	As originally reported	As restated	As originally reported	As restated
Goodwill, net	$1,435.7	$634.3 *	$1,788.9	$1,804.6
Total assets	1,767.6	966.2	2,181.4	2,197.1
Total shareholders’ equity	1,729.8	928.4	2,142.2	2,157.9
Total liabilities, minority interest and shareholders’ equity	1,767.6	966.2	2,181.4	2,197.1

*	Reflects the net effect of a $14.8 million increase for the effect of accounting for the shares of OpenTV stock issued pursuant to the share exchange arrangements at fair value, net of the $816.2 million impairment of the resulting goodwill.

OPENTV CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Note 17.    Quarterly Consolidated Financial Data (Unaudited)

The following table presents OpenTV’s operating results for each of the eight quarters in the period ending December 31, 2002. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited consolidated quarterly results. These operating results are not necessarily indicative of the results of any future period.

As a result of the adoption of EITF 01-09, the revenues for the quarter ended March 31, 2001 have been reduced by $8.4 million relating to a one-time payment for marketing the BSkyB hard-drive set-top box. There was no effect on net loss for the quarter.

The quarterly consolidated financial information as originally presented has been restated for the correction in accounting for the exchangeable shares and the goodwill impairment as discussed in Note 16. The effect of the restatement for 2002 was to decrease the cumulative effect of the accounting change by $801.4 million in the first quarter and to increase the net loss by $0.3 million due to additional impairment of goodwill in the third quarter. The effect of the restatement for 2001 was to increase the net loss by $0.9 million in the first and second quarters and by $1.0 million in the third and fourth quarters relating to additional amortization of goodwill and to increase the net loss in the fourth quarter by $816.2 million due to impairment of goodwill.

The quarterly information is as follows (in thousands, except for share and per share amounts):

	December 31	September 30		June 30	March 31
2002 Quarter Ended		As originally reported	As restated		As originally reported	As restated
Net revenues	$13,166	$13,447	$13,447	$14,146	$18,927	$18,927
Net loss:
Before cumulative effect of accounting change	(43,002)	(567,476)	(567,771)	(23,960)	(37,979)	(37,979)
Cumulative effect of accounting change, net of tax	—	—	—	—	(931,267)	(129,852)

	$(43,002)	$(567,476)	$(567,771)	$(23,960)	$(969,246)	$(167,831)

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(0.60)	$(7.87)	$(7.88)	$(0.33)	$(0.53)	$(0.53)
Cumulative effect of accounting change, net of tax	—	—	—	—	(13.07)	(1.83)

	$(0.60)	$(7.87)	$(7.88)	$(0.33)	$(13.60)	$(2.36)

Shares used in per share calculation—basic and diluted	72,106,061	72,089,644	72,089,644	71,906,785	71,253,916	71,253,916

	December 31		September 30		June 30		March 31
2001 Quarter Ended	As originally reported	As restated	As originally reported	As restated	As originally reported	As restated	As originally reported	As restated
Net revenues	$25,082	$25,082	$25,076	$25,076	$22,767	$22,767	$22,377	$14,002
Net loss	(114,656)	(931,855)	(118,534)	(119,486)	(120,175)	(121,112)	(130,940)	(131,829)
Net loss per share, basic and diluted:	(1.62)	(13.20)	(1.71)	(1.72)	(1.82)	(1.83)	(1.99)	(2.01)
Shares used in per share calculation—basic and diluted	70,574,235	70,574,235	69,342,388	69,342,388	66,087,196	66,087,196	65,746,923	65,746,923

REPORT OF INDEPENDENT ACCOUNTANTS OF ACTV

To the Board of Directors and Stockholders of ACTV, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries (the “Company”) as of December 31, 2002, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, as of January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”.

As described in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, effective January 1, 2001.

/s/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

March 25, 2003

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$23,813,611	$69,035,707	$122,488,041
Short-term investments	23,997,246	8,951,695	—
Accounts receivable–net	1,947,866	1,319,805	1,182,376
Other	1,932,721	1,696,617	3,758,935

Total current assets	51,691,444	81,003,824	127,429,352
Property and equipment–net	3,578,176	6,344,631	12,628,232
Other assets:
Restricted cash	484,913	484,913	3,165,368
Investment in warrant	2,655,681	16,255,355	76,016,175
Investments–other	5,783,697	7,397,776	3,250,000
Patents and patents pending	8,835,376	8,425,889	8,053,642
Software development costs	4,730,223	5,310,100	3,328,101
Goodwill	935,701	12,935,701	1,362,072
Other	79,961	1,429,132	275,638

Total other assets	23,505,552	52,238,866	95,450,996

Total	$78,775,172	$139,587,321	$235,508,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$944,179	$5,664,088	$7,712,857
Deferred revenue	3,879,960	4,068,450	4,032,776

Total current liabilities	4,824,139	9,732,538	11,745,633
Deferred revenue	63,346,826	66,966,638	70,586,450
Minority interest	366,940	3,215,652	6,422,129
Stockholders’ equity:
Common stock, $0.10 par value, 200,000,000 shares authorized: issued and outstanding 55,877,545 at December 31, 2002, 55,881,938 at December 31, 2001 and 51,228,154 at December 31, 2000	5,587,755	5,588,194	5,122,816
Notes receivable from stock sales	(82,999)	(339,035)	(643,606)
Additional paid-in capital	311,392,444	317,496,700	303,958,715
Accumulated deficit	(306,659,933)	(263,073,366)	(161,683,557)

Total stockholders’ equity	10,237,267	59,672,493	146,754,368

Total liabilities and stockholders’ equity	$78,775,172	$139,587,321	$235,508,580

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2002	2001	2000
Revenue	$11,286,756	$13,688,615	$8,016,453
Costs and expenses:
Selling, general and administrative	32,549,421	46,580,939	45,714,082
Depreciation and amortization	5,203,094	5,865,671	3,481,259
Amortization of goodwill	—	3,567,955	426,372
Loss on write-down of goodwill	12,000,000	11,247,725	—
Restructuring charge	—	6,591,223	—
Stock-based compensation income	(6,002,831)	(12,148,504)	(186,673,365)

Total costs and expenses	43,749,684	61,705,009	(137,051,652)

(Loss)/income from operations	(32,462,928)	(48,016,394)	145,068,105

Interest income	1,277,323	4,180,923	7,726,929
Interest expense	—	—	(284,619)

Interest—net	1,277,323	4,180,923	7,442,310
Other expense	(15,249,674)	(2,028,623)	(750,000)

(Loss)/income before minority interest, extraordinary item and cumulative effect of accounting change	(46,435,279)	(45,864,094)	151,760,415
Minority interest—subsidiary	2,848,712	3,206,482	1,743,357

(Loss)/income before extraordinary item and cumulative effect of accounting change	(43,586,567)	(42,657,612)	153,503,772
Extraordinary loss on early extinguishment of debt	—	—	(1,411,139)
Cumulative transition effect of adopting SFAS No. 133	—	(58,732,197)	—

Net (loss)/income	$(43,586,567)	$(101,389,809)	$152,092,633

(Loss)/income per share:
Basic
Before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$3.10
Extraordinary item	—	—	(0.03)
Cumulative effect of accounting change	—	(1.07)	—

Basic net (loss)/income per share applicable to common stockholders	$(0.78)	$(1.84)	$3.07

Diluted
Before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$2.53
Extraordinary item	—	—	(0.02)
Cumulative effect of accounting change	—	(1.07)	—

Diluted net (loss)/income per share applicable to common stockholders	$(0.78)	$(1.84)	$2.51

Shares used in basic calculations	55,918,744	55,014,772	49,501,885

Shares used in diluted calculations	55,918,744	55,014,772	60,719,648

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net (loss)/income:	$(43,586,567)	$(101,389,809)	$152,092,633
Adjustments to reconcile net (loss)/income to net cash used in operations:
Cumulative effect of adopting SFAS No. 133	—	58,732,197	—
Change in fair value of warrant	13,599,674	1,028,623	—
Depreciation and amortization	5,203,094	9,433,626	3,907,631
Stock-based compensation	(6,002,831)	(12,148,504)	(186,673,365)
Deferred compensation—other	—	75,000	306,000
Write-down of capitalized software development costs	282,000	—	—
Amortization of deferred revenue	(3,619,812)	(3,619,812)	(1,809,907)
Write-down of investment	1,650,000	1,000,000	750,000
Common stock issued in lieu of cash payment	89,156	1,767,275	4,560,000
Non-cash portion of restructuring charge	—	10,601,674	—
Write-down of goodwill	12,000,000	11,247,725	—
Minority interest	(2,848,712)	(3,206,482)	(1,743,357)
Changes in operating assets and liabilities:
Accounts receivable	(628,061)	968,978	286,788
Other assets	1,124,336	(2,168,111)	(2,798,883)
Accounts payable and accrued expenses	(4,511,909)	(2,739,242)	5,745,693
Deferred revenue	(188,490)	35,674	(485,032)

Net cash used in operating activities	(27,438,122)	(30,381,188)	(25,861,799)
Cash flows from investing activities:
Investment in short-term investments	(15,045,551)	(8,951,695)	—
Investments in patents	(1,093,996)	(1,005,380)	(500,726)
Purchases of property and equipment	(953,506)	(8,005,909)	(10,938,456)
Investment in software development costs	(708,750)	(2,776,001)	(1,954,979)
Strategic investments	(35,921)	(5,266,239)	(3,750,000)

Net cash used in investing activities	(17,837,724)	(26,005,224)	(17,144,161)
Cash flows from financing activities:
(Receipt) payment of letters of credit	—	2,680,455	(3,165,368)
Retirement of debt—net	—	—	(4,567,095)
Net proceeds from subsidiary equity transactions	—	—	13,049,895
Net proceeds from equity financing	6,719	143,625	150,763,399
Repayment of stockholders loan	47,031	109,998	—

Net cash provided by financing activities	53,750	2,934,078	156,080,831

Net (decrease) increase in cash and cash equivalents	(45,222,096)	(53,452,334)	113,074,871
Cash and cash equivalents, beginning of period	69,035,707	122,488,041	9,413,170

Cash and cash equivalents, end of period	$23,813,611	$69,035,707	$122,488,041

Supplemental Disclosure to the Consolidated Statements of Cash Flows For the Year Ended December 31, 2002

Retirement of common stock	$ 197,739

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Stockholder Loan	Additional Paid-in- Capital	Deficit	Total
Balances December 31, 1999	42,440,032	$4,244,004	$(456,016)	$327,609,840	$(311,063,536)	$20,334,292

Minority interest adjustment			—	5,864,999	—	5,864,999
Issuance of shares in connection with public offering	4,600,000	460,000	—	128,909,468	—	129,369,468
Issuance of shares for services	947,000	94,700	—	7,617,788	—	7,712,488
Issuance of shares in connection with exercise of stock options and warrants	3,292,089	329,209	—	20,783,812	—	21,113,021
Adjustment to deferred stock compensation	—	—	—	(186,673,365)	—	(186,673,365)
Issuance of common stock for 401(k) plan	7,509	751	—	153,809	—	154,560
Issuance of stockholder loans	—	—	(187,590)	—	—	(187,590)
Retirement of common stock	(58,476)	(5,848)	—	(307,636)	(2,712,654)	(3,026,138)
Net income	—	—	—	—	152,092,633	152,092,633

Balance at December 31, 2000	51,228,154	$5,122,816	$(643,606)	$303,958,715	$(161,683,557)	$146,754,368

Issuance of shares in connection with exercise of stock options and warrants	1,281,164	128,116	—	15,509	—	143,625
Adjustment to deferred stock compensation	—	—	—	(12,148,504)	—	(12,148,504)
Issuance of common stock for 401(k) plan	92,960	9,296	—	237,979	—	247,275
Issuance of shares in connection with acquisition	4,007,889	400,789	—	27,074,301	—	27,475,090
Rescission and repayment of stockholder loans	—	—	304,571	—	—	304,571
Retirement of common stock	(728,229)	(72,823)	—	(1,641,300)	—	(1,714,123)
Net loss	—	—	—		(101,389,809)	(101,389,809)

Balance at December 31, 2001	55,881,938	$5,588,194	$(339,035)	$317,496,700	$(263,073,366)	$59,672,493

Issuance of share in connection with exercise of stock options & warrants	27,995	2,800	—	3,919	—	6,719
Adjustment to deferred stock compensation	—	—	—	(6,002,831)	—	(6,002,831)
Issuance of common stock for 401(k) plan	67,141	6,714	—	82,442	—	89,156
Rescission and repayment of stockholder loans	—	—	256,036	—	—	256,036
Retirement of common stock	(99,529)	(9,953)	—	(187,786)	—	(197,739)
Net loss	—	—	—	—	(43,586,567)	(43,586,567)

Balance at December 31, 2002	55,877,545	$5,587,755	$(82,999)	$311,392,444	$(306,659,933)	$10,237,267

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

1.    Nature of Operations

ACTV, Inc. and subsidiaries (“ACTV” or the “Company”) is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. We have two operating business segments, which we call Digital TV and Enhanced Media.

We believe that our Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. Our Enhanced Media technologies allow both for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity.

2.    Organization and Significant Accounting Policies

Principles of Consolidation—Our consolidated financial statements include the balances of its operating subsidiaries that are more than 50% owned and controlled along with Digital ADCO, which is a 45.9% subsidiary controlled by us. All significant intercompany transactions and account balances are eliminated.

Property and Equipment—Property and equipment is recorded at cost and depreciated on the straight-line method over its estimated useful lives (generally 3 to 5 years). Depreciation expense for the years ended December 31, 2002, 2001, and 2000 aggregated $3,719,959, $4,309,285, and $2,080,420, respectively.

Patents and Patents Pending—The cost of patents, representing patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 15 years), which is less than the statutory life of each patent. The balances at December 31, 2002, 2001 and 2000 are net of accumulated amortization of $2,291,777, $1,607,268 and $981,248, respectively.

Software Development Costs—We capitalize costs incurred for the development of software products when economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (3 years). The unamortized balance at December 31, 2002, 2001 and 2000 is net of accumulated amortization of $2,991,474, $2,254,842 and $1,567,435, respectively. Amortization expense for the years ended December 31, 2002, 2001, and 2000 was $798,627, $794,002, and $810,828, respectively.

Cash Equivalents and Short-Term Investments—We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Commercial paper investments with a maturity greater than three months, but less than one year, at the time of purchase are considered to be short-term investments. The carrying amount of the investments approximates fair value due to their short maturity.

Revenue Recognition—In businesses where we are delivering specific services and products, revenue is recognized from sales when a product is shipped and when services are performed.

Revenue and anticipated profits under long-term contracts are recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs to completion.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We recognize the revenue related to the sale of indefinite software licenses upon delivery, installation and acceptance of the software product, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the entire arrangement is recognized as the services are performed using the percentage-of-completion contract accounting method. When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the services are performed.

Where software licenses are granted for a specific period of time, with related content and maintenance contracts, revenue is deferred and then recognized ratably over the life of the license.

ACTV and Liberty Livewire LLC, a unit of Ascent Media Group (formerly Liberty Livewire Corporation), in April 2000 entered into a joint marketing arrangement to market “HyperTV with Livewire.” Ascent Media Group received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

In connection with granting these licensed rights to Ascent Media Group, we received a warrant to acquire 2,500,000 shares of Ascent Media Group common stock at an exercise price of $30 per share. The warrant, which expires in June 2015 and includes registration rights, is exercisable ratably over five years, beginning April 13, 2001. With certain exceptions, the warrant is not transferable. The warrant is non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8, “Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services”). We recorded an investment and deferred revenue in the amount of approximately $76.0 million, the estimated value of the warrant (using the Black-Scholes pricing model) at the time the agreement was executed. Beginning January 1, 2001, we record changes in fair value in the investment in warrant to the statement of operations, as the result of our adoption of SFAS No. 133. We expect the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group. We do not currently expect to exercise or register shares in the coming year. The deferred revenue resulting from the Ascent Media Group transaction is being amortized into revenue over a period of 21 years, the contractual term of the joint marketing arrangement.

Deferred revenue results primarily from the Ascent Media Group joint marketing arrangement and from payments received from certain customers in advance of revenue being earned under software licensing, software installation, support and maintenance contracts.

Accounts Receivable—At December 31, 2002, three customers represented the following percentages of the accounts receivable balance: 20%, 13%, and 11% of our accounts receivable balance. At December 31, 2001, one customer represented 33% of our accounts receivable balance. At December 31, 2000, one customer represented 32% of our accounts receivable balance. The allowance for uncollectable accounts totaled $205,810, $185,337 and $20,000 at December 31, 2002, 2001, and 2000 respectively.

Minority Interest—We record minority interest related to Digital ADCO, in which our ownership interest was 45.9% at December 31, 2002. Co-founders ACTV and Motorola Broadband formed Digital ADCO in November 1999. Digital ADCO develops and markets applications for the delivery of addressable advertising.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We account for issuances of subsidiaries’ stock as capital transactions. No gain or loss has been recorded in the statements of operations in connection with any sales of subsidiary stock. We have no plans to repurchase the subsidiary shares in the near term, as the we believe these to be strategic investments made by the counterparties in the transactions.

Financial Instruments—Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and 138. SFAS No. 133 requires that all derivative financial instruments be recorded on the balance sheet at fair value. The provisions of SFAS No. 133 affected accounting for the 2.5 million restricted warrant issued by Ascent Media Group and held by us. Prior to the adoption of SFAS No. 133, we carried the warrant at cost. With the adoption of SFAS No. 133, we now record the warrants at fair value. The adoption of SFAS No. 133 resulted in our recording a cumulative effect transition adjustment loss of $58.7 million at January 1, 2001. Beginning in the first quarter of 2001, we have recorded subsequent changes in the fair value of the warrants in our statements of operations, which resulted in a charge of $13.6 million and $1.0 million for the years ended December 31, 2002 and 2001, respectively.

There may be periods with significant non-cash increases or decreases to our operating results related to the changes in the fair value of the Ascent Media Group investment. The carrying value of our derivative instrument approximates fair value. We determine the fair value of the Ascent Media Group warrant by reference to underlying market values of Ascent Media Group’s common stock as reported by Nasdaq, and on estimates using the Black-Scholes pricing model.

Earnings Per Share—Basic income (loss) per common share equals net income (loss) divided by the weighted average number of shares of our common stock outstanding during the period. Diluted income per share gives effect to the potential dilution of outstanding stock options for the year ended December 31, 2000. We did not consider the effect of stock options or convertible preferred stock upon the calculation of the loss per common share for the years ended December 31, 2002 and 2001, respectively, as it would be anti-dilutive.

Impairment of Long-Lived Assets—Our long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. We also reevaluate the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. We evaluate the carrying value of the long-lived assets in relation to the future undiscounted future cash flows of the asset when indications of impairment are present. If it is determined that an impairment in value has occurred, the excess of the carrying value of the asset will be written down to the present value of the expected future operating cash flows to be generated by the asset. We determined that, as of December 31, 2002, 2001 and 2000 there had been no impairment in the carrying value of the long-lived assets.

Goodwill—In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other identifiable intangible assets will continue to be amortized over their useful lives. We adopted SFAS No. 142 beginning on January 1, 2002, at which time we completed the transitional goodwill impairment test as required. SFAS No. 142, requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount. We had no impairment as of January 1, 2002. During 2002, our Intellocity reporting unit fell significantly short of the revenue and profitability goals

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

management established for it at the beginning of 2002. As a result of our review of the realizability of the goodwill attributed to Intellocity, based on the significant revisions to its future revenues and profitability, we recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million. We continued our review for possible additional impairment in the fourth quarter ended December 31, 2002 due to a continued reduction in forecasted revenues, and recorded an impairment charge for the remaining amount. We will continue to perform future impairment tests as required by SFAS No. 142. There can be no assurance that future impairment tests will not result in an additional charge to earnings.

Upon adopting SFAS No. 142, we no longer amortized goodwill. Amortization of goodwill totaled $3.6 and $0.4 million in 2001 and 2000, respectively.

Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term receivables approximates fair value as the effective rates for these instruments are comparable to market rates at year-end. The carrying amount of investments approximates fair market value.

Stock-Based Compensation—We elected to account for the cost of our employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in APB Opinion 25 as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” APB Opinion 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS No. 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost using the principles of APB Opinion 25 if certain pro forma disclosures are made.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	2002	2001	2000
Net (loss)/income
As reported	$(43,586,567)	$(101,389,809)	$152,092,633
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	$(1,100,136)	$(2,557,199)	$(22,666,148)
Pro forma	$(44,686,703)	$(103,947,008)	$129,426,485
Basic
Net (loss)/income per share
As reported
Before extraordinary item	$(0.78)	$(0.77)	$3.10
Extraordinary item	—	—	(0.03)
Cumulative effect of accounting change	—	(1.07)	—

Basic net (loss)/income per share	$(0.78)	$(1.84)	$3.07

Pro forma
Before extraordinary item	$(0.80)	$(0.82)	$2.63
Extraordinary item	—	—	(0.03)
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Basic net (loss)/income per share	$(0.80)	$(1.89)	$2.60

Diluted
Net (loss)/income per share
As reported
Before extraordinary item	$(0.78)	$(0.77)	$2.53
Extraordinary item	—	—	(0.02)
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Diluted net (loss)/income per share	$(0.78)	$(1.84)	$2.51

Pro forma
Before extraordinary item	$(0.80)	$(0.82)	$2.16
Extraordinary item	—	—	(0.02)
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Diluted net (loss)/income per share	$(0.80)	$(1.89)	$2.14

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants:

	Years Ended December 31,
Description	2002	2001	2000
Dividend yield	—	—	—
Expected volatility	107%	128%	122%
Risk-free interest rate	4.75%	5%	6%
Expected lives	3.49	7.14	3.79

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications—Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

Recent Accounting Pronouncements—As of August 2001, the FASB issued SFAS No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The objective of SFAS No. 143 is to provide accounting guidance for legal obligations associated with retirement of long-lived assets. The retirement obligations included within the scope of this pronouncement are those that an entity cannot avoid as a result of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this pronouncement, as well as tangible long-lived assets with indeterminable lives. We do not believe that that the adoption of SFAS No. 143 will impact our financial condition, cash flows and results of operations. We plan to adopt SFAS No. 143 during the first quarter of 2003.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. The objectives of SFAS No. 144 are to address significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and to develop a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. We adopted SFAS No. 144 during the first quarter of 2002.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective for financial statements for fiscal years beginning after May 15, 2002. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of debt as extraordinary items. ACTV will adopt SFAS No. 145 on January 1, 2003.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the financial accounting and reporting for certain costs associated with exit or disposal activities, including restructuring actions. SFAS No. 146 excludes from its scope severance benefits that are subject to an on-going benefit arrangement governed by SFAS No. 112, “Employer’s Accounting for Post-employment Benefits”, and asset impairments governed by SFAS No. 144. We do not believe that the adoption of this Statement will have a material impact on our consolidated financial position or results of operations.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others”, (“FIN 45”). FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for the year ending December 31, 2002, which expand the disclosures required by a guarantor about its obligations under a guarantee. FIN 45 also requires the recognition, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in the issuance of the guarantee. This interpretation did not have a significant impact on our consolidated financial position and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF will be effective for fiscal years beginning after June 15, 2003. We are currently evaluating the effects this EITF may have on our consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, this Statement does not permit the use of the original Statement 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. SFAS No. 148 shall be effective for the financial statements for fiscal years ending after December 15, 2002 for companies that volunteer in changing to the fair value method of accounting for stock options and like awards. The interim disclosure requirements of SFAS No. 148 for financial reports containing condensed financial statements become effective beginning after December 15, 2002. We have adopted the disclosure provisions of this Statement for the year ended December 31, 2002. ACTV intends to continue to account for the cost of employee stock options utilizing the intrinsic value method prescribed by APB opinion 25 as allowed by SFAS No. 123. As such, this Statement did not have an impact on our consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”). FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest in after that date. The related disclosure requirements are effective immediately. We do not anticipate that this interpretation will have a significant impact on our consolidated financial position and results of operations.

3.    Intangible Assets and Goodwill

Goodwill totaled $0.9 million at December 31, 2002, $12.9 million at December 31, 2001, and $1.4 million at December 31, 2000 of which $0 and $12.0 million and $0, respectively, related to our acquisition of Intellocity.

Accounting for goodwill in accordance with SFAS No. 142, requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

During 2002, our Intellocity unit fell significantly short of the revenue and profitability goals that management established for the unit at the beginning of 2002. As a result, we substantially scaled back Intellocity’s revenue forecasts for fiscal 2003 and subsequent periods. We believe this shortfall is principally due to Intellocity’s existing and prospective clients who have reduced expenditures for enhanced and interactive TV initiatives.

Consequently, we conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, we recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million. We continued our review for possible additional impairment in the fourth quarter ended December 31, 2002, due to a continued reduction in forecasted revenues, and recorded an impairment charge for the remaining amount.

Our other intangible assets consist of patents, which as of December 31, 2002 and December 31, 2001 were as follows:

	December 31,
	2002	2001	2000
Patents, cost	$11,127,153	$10,033,157	$9,034,890
Accumulated amortization	(2,291,777)	(1,607,268)	(981,248)

Net intangible asset	$8,835,376	$8,425,889	$8,053,642

Amortization expense related to patents totaled $684,509 and $626,019 during the years ended December 31, 2002 and 2001, respectively. The estimated aggregate future amortization expense for the identifiable intangible assets remaining as of December 31, 2002 is as follows:

2003	$ 736,829
2004	736,829
2005	736,829
2006	736,829
2007	736,829
Thereafter	5,151,231

Total	$8,835,376

4.    Merger and Acquisition Activity

Acquisition

On March 7, 2001, we acquired all of the assets and business of Intellocity, Inc., (“Intellocity”) a technology and engineering solutions provider focusing on the interactive television market. We acquired Intellocity for 4,007,890 shares of our common stock, aggregating $23.2 million, and issued options to purchase 762,665 shares of our common stock valued at $4.3 million, for an aggregate purchase price of $27.5 million. We were obligated to make an additional payment of up to 1.5 million shares and options contingent upon Intellocity’s achieving certain performance targets for the year ended December 31, 2001. Intellocity did not meet those targets. Intellocity shareholders are subject to provisions restricting the sale of the ACTV stock; these restrictions range over 4 years. The acquisition was accounted for under the purchase method of accounting in the first quarter of 2001.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The fair value of assets acquired and liabilities assumed in the acquisition of Intellocity amounted to approximately $1.5 million. Goodwill, representing the excess cost over the fair value of net assets acquired, was calculated to be $26.4 million and was being amortized over 7 years. However, since the adoption of SFAS No. 142 on January 1, 2002, we no longer amortize the goodwill resulting from this transaction. As a result of our year-end review of the realizability of long-lived assets attributed to Intellocity, we recorded an impairment charge to goodwill of $11.2 million during the fourth quarter of 2001, adjusting the asset value of such goodwill from $23.2 million to $12.0 million. In the third quarter of 2002 we reviewed the realizability of this goodwill, recording an impairment charge of $11.5 million. We continued our review for possible impairment in the fourth quarter ended December 31, 2002, and recorded an impairment charge for the remaining amount. The results of Intellocity’s operations are included in our consolidated results from the date of acquisition.

On August 17, 2000, we acquired all of the outstanding capital stock of Bottle Rocket, Inc., a business engaged in the creation and marketing of online, games-based entertainment. We acquired Bottle Rocket in exchange for 272,035 shares of our common stock. The acquisition of Bottle Rocket has been accounted for under the pooling of interests method of accounting prior to the release of SFAS No. 141, “Business Combinations”, and, accordingly, our historical consolidated financial statements have been restated to include the accounts and results of operations of Bottle Rocket.

The following table represents the results of operations on a pro forma basis, as if the acquisition of Intellocity had been completed on January 1, 2000. These pro forma results include estimates and assumptions that management believes are reasonable.

	For the Year Ended December 31,
	2001	2000
Revenues	$15,350,452	$16,340,236
(Loss)/income before minority interest, extraordinary item, and cumulative effect of accounting change	(46,711,798)	148,642,434
(Loss)/income before extraordinary item and cumulative effect of accounting change	(43,505,316)	150,385,791
Net (Loss)/income	$(102,237,513)	$148,974,652
Basic
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$3.04
Extraordinary item	—	(0.03)
Cumulative effect of accounting change	(1.05)	—

Basic (loss)/income per share	$(1.83)	$3.01

Diluted
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$2.48
Extraordinary item	—	(0.03)
Cumulative effect of accounting change	(1.05)	—

Diluted (loss)/income per share	$(1.83)	$2.45

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

5.    Property and Equipment

Property and equipment-net at December 31, 2002, 2001and 2000 consisted of the following (at cost):

	2002	2001	2000
Machinery and equipment	$12,719,111	$11,981,141	$8,138,082
Office furniture and fixtures	1,163,182	1,023,691	3,253,895
Leasehold improvements	944,678	868,633	5,992,172

	14,826,971	13,873,465	17,384,149
Less accumulated depreciation and amortization	(11,248,795)	(7,528,834)	(4,755,917)

	$3,578,176	$6,344,631	$12,628,232

6.    Financing Activities

Common Stock Financing

During the years ended December 31, 2002, 2001 and 2000, we raised approximately $0, $0 and $129.4 million, respectively, from sales of common stock to outside investors and $0, $0.1 million and $21.3 million, respectively, from the exercise of stock options and warrants.

In February 2000, we completed a follow-on offering of 4.6 million common shares, including 0.6 million common shares to cover the over-allotments of our underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The 4.6 million total common shares were priced to the public at $30 per share, for total gross proceeds of $138 million. We paid underwriting discounts and commissions of $1.80 per share or $8.28 million, resulting in net proceeds of $28.20 per share, or $129.4 million.

On March 27, 2000 Liberty Digital, Inc. invested an additional $20 million in the ACTV, increasing its investment to 16% by exercising a warrant granted in March 1999.

In the past we had advanced cash to our employees for the funding of the employee’s exercising of their stock options once the options have been vested for such employee. As of December 31, 2002 and 2001, we had outstanding receivables due from our employees related to such advances of $82,999 and $339,035, respectively.

Debt Financing

In January 1998, we issued $5.0 million aggregate principal amount of notes. The notes had an interest rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. We had the option to pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in-kind to 13.75% per annum. We chose to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in-kind. In connection with the note, the holders received on January 14, 1998 a common stock purchase warrant (“Warrant”) of a subsidiary of ours granted the holders either the right to purchase up to 17.5% of the fully-diluted shares of common stock of that subsidiary or, through July 14, 1999, to exchange the Warrant for such number of shares of our common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

For accounting purposes, we allocated approximately $1.4 million to the value of the Warrant, based on the market value of our common stock into which the Warrant was convertible at issuance. The Warrant was included outside of Consolidated Stockholders’ Equity due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the Warrant. The difference between the recorded value of the notes and their principal value was being amortized as additional interest expense over the life of the notes. The Warrant was exchanged and exercised for our common stock during the first quarter of 1999.

On April 3, 2000, we repaid certain notes in full, thereby incurring a loss on extinguishment of debt that was recorded as an extraordinary item in the quarter ended June 30, 2000. The extraordinary loss includes a prepayment premium of $369,632, and the unamortized original issue discount and deferred issue costs of $819,294 and $222,213, respectively, for a total loss of $1,411,139, or $0.03 per share.

Preferred Stock Financing

In November 1998, ACTV issued Series B convertible preferred stock (“Series B Stock”), common stock, and warrants to purchase approximately 1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of the subsidiary exchangeable preferred stock. The excess of the fair value of this consideration over the carrying value of the exchangeable preferred stock for which the Series B Stock was issued is included in minority interest subsidiary preferred stock dividend and accretion in the accompanying statement of operations. The Series B Stock was fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of the Series B Stock were prohibited from converting any shares into common stock through November 13, 1999. Beginning November 13, 1999, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $1.33 per common share. The beneficial conversion feature related to the possible conversion of the Series B Stock at $1.33 per share, which equaled $2,527,723 at the issuance date, was attributed to additional paid-in-capital and was being accounted for as a charge to net loss applicable to common stockholders over the period from issuance through February 13, 2000.

Preferred Stock Rights Agreement

Our policy is and has been to license our technology and arrange joint ventures for its use in a number of different industries. In August 2000, our Board of Directors adopted a Preferred Stock Rights Agreement, which gives our Board of Directors certain alternative courses of action if a potential acquirer of 15% or more of our common stock is deemed unlikely to further such policy or if such potential acquirer is deemed likely to act inconsistently with the best interests of our stockholders. Pursuant to the Preferred Stock Rights Agreement, we could distribute certain preferred stock purchase rights to our current stockholders. These rights would become exercisable if an outside party became the beneficial owner of 15% or more of our issued and outstanding common stock, unless our Board of Directors determines to defer the exercise of, or redeem, such rights. The potential acquirer’s rights under the Preferred Stock Rights Agreement will be null and void. Once exercisable, each preferred stock purchase right would entitle the holder thereof to purchase .001 of a share of our Series C Preferred Stock at an exercise price of $0.00001 per share. Each share of our Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. Once issued our Board of Directors could vote to exchange the preferred stock purchase rights for shares of our common stock. A potential acquirer may be discouraged from completing an acquisition if it could not be assured of having control of us.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

Our Bylaws provide that only a majority of the Board of Directors or the Chairman of the Board may call a special meeting of the stockholders. In addition, our certificate of incorporation permits our Board of Directors to have us designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our common stock. Our issuance of preferred stock or of rights to purchase preferred stock could also be used to discourage an unsolicited acquisition proposal.

ACTV Entertainment, Inc. (“Entertainment”) and HyperTV Networks, Inc. (“HyperTV”) are subsidiaries of ACTV, Inc. In part as an anti-takeover defense, in 1997 and 1998 Entertainment and HyperTV granted stock options for their respective Class B common shares to a limited number of their officers and employees, which Class B stock options—as amended in December, 1999—were to become exercisable only upon a “change of control” of ACTV, Inc., as the term “change of control” was defined in those options. Effective October 2, 2000, all of those Class B stock options were terminated, with the result that there are no options outstanding at this date with respect to any of the Class B shares of either Entertainment or HyperTV.

7.    Stock Options and Warrants

At December 31, 2002, we had reserved shares of Common Stock for issuance as follows:

	Authorized	Granted (net of cancellations)	Exercised	Outstanding
1989 Non-Qualified Stock Option Plan	100,000	82,000	(82,000)	0
1996 Qualified Stock Option Plan	500,000	432,879	(377,879)	55,000
1998 Qualified Stock Option Plan	900,000	625,331	(190,995)	434,336
1999 Qualified Stock Option Plan	1,500,000	1,057,877	(182,047)	875,830
2000 Qualified Stock Option Plan	4,000,000	1,961,857	(30,107)	1,931,750
Options and warrants granted outside of formal plans		17,913,947	(11,140,936)	6,773,011

Total		22,073,891	(12,003,964)	10,069,927

During the years 2001, 2000, 1999, 1998, 1996 and 1989 the Board of Directors approved stock option plans providing for stock option grants to employees and others who provide significant services to us.

At December 31, 2002, we also had outstanding options and warrants not issued pursuant to a formal plan that were issued to directors, certain employees, and consultants and pursuant to financing transactions for the purchase of common stock. The prices of these options and warrants range from $0.24 to $90.19 per share; they have expiration dates in the years 2003 through 2010. The options and warrants granted are not part of the stock option plans discussed above.

As a result of certain cashless exercise features, outstanding options totaling 6.9 million at December 31, 2001, were subject to variable option accounting treatment. A reduction in deferred stock-based compensation expense of $6.0 million, $12.1 million and $186.7 million related to these variable options was recorded in the years ended December 31, 2002, 2001 and 2000, respectively. Deferred stock-based compensation expense of $208.3 million related to these options was recorded for the year ended December 31, 1999. We recorded stock-based compensation expense in relation to increases in the market price of our common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

we had a stock-based compensation expense liability at the beginning of a given reporting period, we recognized a reduction in expense related to the unexercised vested variable options for that period based on a reduction of the market price for our common stock at the end of the period.

In the first quarter of 2002, we rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment in our financial statements.

In January 2002, we canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share, which was above the market value of such shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with our restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of our common stock is greater than $2.00 per share at any reporting date, we will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that we are carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of our stock at the end of the subsequent reporting period, we will recognize a reduction in expense for the subsequent period. Our December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of our common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

A summary of the status of our stock options as of December 31, 2002, 2001 and 2000 is as follows:

	2002 Shares	2002 Wtd. Avg. Exer. Price	2001 Shares	2001 Wtd. Avg. Exer. Price	2000 Shares	2000 Wtd. Avg. Exer. Price
Outstanding at beginning of period	12,041,528		18,696,202		16,736,838
Options and warrants granted	862,167	$1.94	2,385,837	$1.72	4,698,976	$8.87
Options and warrants exercised	(25,633)	$0.24	(916,942)	$1.79	(2,622,196)	$6.74
Options and warrants forfeited/expired	(2,808,135)	$7.38	(8,123,569)	$10.85	(117,416)	$11.75

Outstanding at end of period	10,069,927	$2.77	12,041,528	$4.02	18,696,202	$7.66

Options and warrants exercisable at end of period	8,614,209	$2.32	6,604,838	$2.54	10,061,021	$8.28

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The following table summarizes information about stock options outstanding at December 31, 2002:

	Weighted Number Outstanding at 12/31/2002	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2002	Weighted Average Exercise Price
Range of Exercise Prices
$0.00 to 4.00	8,305,240	3.1 Years	$1.59	7,715,576	$1.57
$4.01 to 8.00	1,112,252	2.3 Years	$6.71	386,508	$6.20
$8.01 to 12.00	375,834	1.6 Years	$9.23	365,834	$9.23
$12.01 to 16.00	276,000	2.3 Years	$13.63	145,690	$13.79
$16.01 to 100.00	601	0.7 Years	$81.85	601	$81.85

Total Number Outstanding	10,069,927	2.9 Years	$2.77	8,614,209	$2.32

The weighted average exercise price of options granted during 2002, 2001 and 2000 was $1.94, $1.72, and $8.87 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of our common stock on the date of grant.

8.	Stock Appreciation Rights Plans

As of December 31, 1998, we had granted 896,000 outstanding Stock Appreciation Rights (“SARs”) (with an exercise price of $1.50 per share). The SARs expired between 2001 and 2006. In May 1999, three directors agreed to retroactively exercise their vested SARs for unregistered shares of common stock, based upon the closing market price of $3 15/16 on January 4, 1999. As a result, the SARs expense for the first quarter of 1999 was approximately $3.2 million less than it would have been otherwise. In September 1999, all remaining SARs were converted into options that became part of our 1999 Option Plan. In 1999, this conversion resulted in expense of $1.3 million with an additional charge of $381,000 to future periods when the corresponding options vest. In September 1999, we exchanged all of the outstanding SARs for stock options with the same exercise prices and vesting dates and cancelled the SAR plans.

In September 1999, all remaining SARs were converted into options under our 1999 option plan. Deferred expenses were recorded related to SARs that had not yet vested. In May 2001 and May 2000, we recognized $75,000 and $306,000, respectively, of those deferred expenses as period costs.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

9.    Income Taxes

We account for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.

Deferred income taxes reflect the net tax effects at an effective tax rate of 40% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising our net deferred tax asset as of December 31, 2000, 2001, and 2002 are as follows (amounts in 000’s):

	2000	2001	2002
Deferred tax assets:
Operating loss carryforwards	$40,684	$64,199	$72,709
Differences between book and tax basis of property	635	2,409	2,078
Capital loss	None	300	300
Warrant	None	23,180	25,724
Deferred compensation	5,980	1,121	None
Reserve on loss on investment	None	None	1,060
Other	None	142	254

	47,299	91,351	102,125
Deferred tax liabilities:
Differences between book and tax basis of property	(477)	None	None

Net deferred tax asset before valuation allowance	46,822	91,351	102,125
Valuation allowance	(46,822)	(91,351)	(102,125)

Net deferred tax asset	$0	$0	$0

The increase in the valuation allowance for the year ended December 31, 2001, was approximately $44.5 million and the increase in the valuation allowance for the year ended December 31, 2002, was approximately $10.8 million. As it is more likely than not that the net deferred tax asset will not be realized, there was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

At December 31, 2001 and 2002, we had Federal net operating loss carryovers of approximately $160.5 and $181.8 million, respectively. These carryovers will expire between the years 2003 and 2023. Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. In the event of an ownership change, we would not be able to use the pre-ownership change net operating losses in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of the Company’s stock immediately before the ownership change by the long-term federal rate.

10.    Retirement Plan

We sponsor a 401(k) savings plan for employees who have completed at least 90 days of service. Although we have no obligation to do so, to date we have matched employee 401(k) deferrals on an annual basis. Vesting of the matching contributions is based on an employee’s term of service with us. To date, we have made all matching contributions in the form of our common stock. In 2002, 2001 and 2000, we contributed the common stock equivalent of $89,156, $247,275, and $154,560, respectively.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

11.	Commitments

At December 31, 2002, future aggregate minimum lease commitments under non-cancelable operating leases, were as follows:

Year	Commitment
2003	$ 909,271
2004	791,602
2005	557,403
2006	427,595
2007	427,595
Thereafter	3,728,221

Total	$6,841,687

The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 2002, 2001 and 2000 aggregated $1,110,727, $2,711,375, and $1,240,625, respectively.

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ours, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using our digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race (See Note 18).

We also have guaranteed commitments under employment contracts with six executives which total $2.5 million and will be paid out in future years.

12.	Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and receivables. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations with which we currently do business. We attempt to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, we will further minimize concentrations of credit risks by requiring partial advance payments for the products provided. Our temporary cash investments consist of investments with high quality financial institutions.

Individual customers accounted for more than 10% of our revenues during the years ended 2002, 2001 and 2000. For the year ended December 31, 2002, one individual customer accounted for 11% of sales. For the year ended December 31, 2001, two individual customers accounted for the following percentages of sales: 11% and 16%. For the year ended December 31, 2000, an individual customer accounted for 23% of sales. In addition, the recognition of revenue resulting from the amortization of deferred revenue associated with the joint marketing arrangement with Ascent Media Group accounted for approximately 32% and 26% of our total revenues for the years ended December 31, 2002 and 2001.

Included in accounts receivable at December 31, 2002 were receivables from three customers that accounted for the following percentages of such balance: 11%, 13%, and 20%. Included in accounts receivable at December 31, 2001 were receivables from one customer that accounted for 33% of such balance.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

13.	Fair Value of Financial Instruments

We acquired a warrant to purchase common shares of Ascent Media Group as described in Note 2. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximated fair value because of their short maturity.

14.    Segment Reporting

We have two principal business segments, Digital Television and Enhanced Media. The Digital Television segment provides technologies, applications and technical services for interactive television, targeted advertising, and advertising sales management. The Enhanced Media segment, which develops, markets and licenses technologies, applications and services for the convergence of the Internet with television and other video programming.

Information concerning our business segments in 2002, 2001, and 2000 is as follows:

	2002	2001	2000
Revenues
Digital Television	$2,885,723	$4,074,434	$—
Enhanced Media	8,401,033	9,614,181	8,016,453

Total	$11,286,756	$13,688,615	$8,016,453

Depreciation & Amortization
Digital Television	$3,121,686	$2,870,503	$1,675,434
Enhanced Media	1,218,582	1,631,521	1,183,473
Unallocated Corporate	862,826	4,931,602	1,048,724

Total	$5,203,094	$9,433,626	$3,907,631

Interest Income (Expense)
Digital Television	$36,598	$246,454	$(29,229)
Enhanced Media	40,013	10,875	4,709
Unallocated Corporate	1,200,712	3,923,594	7,466,830

Total	$1,277,323	$4,180,923	$7,442,310

Net (Loss)/Income
Digital Television	$(13,485,878)	$(8,060,807)	$(8,864,572)
Enhanced Media	(12,918,405)	(67,259,636)	(14,146,874)
Unallocated Corporate	(17,182,284)	(26,069,366)	175,104,079

Total	$(43,586,567)	$(101,389,809)	$152,092,633

Capital Expenditures
Digital Television	$802,378	$1,815,830	$2,722,138
Enhanced Media	1,847	96,430	2,249,498
Unallocated Corporate	149,281	6,093,649	5,966,820

Total	$953,506	$8,005,909	$10,938,456

Total Assets
Digital Television	$7,859,158	$12,022,462	$17,010,470
Enhanced Media	6,642,736	24,471,782	83,127,887
Unallocated Corporate	64,273,278	103,093,077	135,370,223

Total	$78,775,172	$139,587,321	$235,508,580

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

15.    Investments

In 2000, we entered into various strategic equity investments in privately held companies that operate in our industry. We do not exercise effective control or significant influence over operations for any of these strategic equity investments. At December 31, 2000, the investments were stated at cost, aggregating $3.3 million. During 2000, we wrote-off an investment for $750,000; the charge was recorded in other expenses. During 2001, we increased our gross investment assets by $5.3 million and recorded a write-down, reflected in other expenses, of $1.0 million related to certain of our strategic investments that we deemed to be other than temporarily impaired. During 2002, we recorded a further write-down of these investments of $1.7 million. We based our impairment assessment on the financial results and/or values in the latest rounds of financing of such investments. The balance of our total strategic cost investments is $5.8 million at December 31, 2002.

16.    Executive Incentive Compensation

For the years ended December 31, 2001 and 2000, we incurred executive incentive compensation expense of $2.3 million and $6.9 million, respectively. This expense, which related to stock incentive compensation awarded in the 2000 fiscal year but paid in a series of quarterly installments, which were subject to forfeiture under certain conditions. The contractual provision that gave rise to this bonus, which was based on changes in the market value of ACTV’s common stock and paid in unregistered securities, was cancelled during the second quarter of 2001.

17.    Corporate Restructuring

During the third and fourth quarters of 2001, we completed certain restructuring initiatives. As a result, we recorded a restructuring charge of $6.6 million, which related to the surrender of real estate leases and employee severance expenses. Components of the $6.6 million expense included:

•	property and equipment with a book value of $10.8 million, which we sold for $5.5 million to the successor tenant and landlord (charge of $5.3 million).

•	employee severance expenses of $2.3 million (charge of $2.3 million).

•	a reversal of straight-line rent accrual of $1.0 million (reduction of charge by $1.0 million).

At December 31, 2001, we had $0.8 million remaining in accrued restructuring charges relating to severance which were paid during the first two quarters of 2002. We had no restructuring charges in the year ended December 31, 2002.

18.    Agreement with iN DEMAND

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ours, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using our digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. Nascar In Car is a multi-channel television package that uses a mix of digital compression technology, real-time telemetry data and superior graphics to give subscribers an enhanced, interactive viewing experience. iN DEMAND is distributing the package on a pay-per-view basis through certain digital cable systems in the United States. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race. In turn, ACTV Entertainment receives a percentage of gross receipts from the sale of pay-per-view subscriptions. Our revenues to date from Nascar In-Car subscription sales have been negligible.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

19.    Agreement with Liberty Media Corporation Regarding Possible Acquisition of ACTV, Inc.

On September 26, 2002, we entered into an agreement with OpenTV Corp. for the acquisition by OpenTV of ACTV, Inc. through a stock-for-stock merger. OpenTV Corp. is an affiliate of Liberty Media Corporation, our largest shareholder. The merger is subject to approval of both OpenTV and ACTV shareholders and regulatory approval.

Under the terms of the agreement, each outstanding share of ACTV common stock will be exchanged in the merger for a fraction of an OpenTV Class A Ordinary Share equal to $1.65 divided by the then average market price of the OpenTV Class A Ordinary Shares, provided that if the average market price of an OpenTV Class A Ordinary Share is then less than $2.25 per share, it will be valued at $2.25 per share for this purpose and if the average market price of an OpenTV Class A Ordinary Share is then greater than $6.05 per share, it will be valued at $6.05 per share for this purpose. In the event that the average market price of the OpenTV Class A Ordinary Shares at the time of the merger is less than $0.80 per share then we will have the right to terminate the merger agreement unless OpenTV elects to adjust the exchange ratio so that our shareholders receive not less than $0.584 per ACTV common share. The stock-for-stock merger will be a taxable transaction for our shareholders. Both our board of directors and that of OpenTV have agreed to recommend the merger to their respective shareholders and key members of our board and management have entered into agreements to vote their shares in favor of the transaction.

20.    Supplemental Disclosure of Cash Flow Information

We recorded a reduction in non-cash stock-based compensation expense in the amount of $6,002,831 for the year ended December 31, 2002. We recorded a reduction of non-cash, stock-based compensation expense in connection with vested variable options of $12,148,504 for the year ended December 31, 2001. In the first quarter of 2002, we rescinded the applicable option exercise provisions for certain options that resulted in the variable option accounting treatment for such options in our financial statements.

In January 2002, we canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share, which was above the market value of such shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with our restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options will be subject to variable option accounting treatment. That is, if the closing market price of our common stock is greater than $2.00 per share at any reporting date, we will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that we are carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of our stock at the end of the subsequent reporting period, we will recognize a reduction in expense for the subsequent period. Our December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of our common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

For the years ended December 31, 2002 and 2001 we recorded a non-cash deferred expense of $0 and $1.5 million, respectively, for stock-based compensation related to executive incentive compensation (See Note 16).

During both the years ended December 31, 2002 and 2001, we recorded revenue of $3,619,812, respectively, from amortization of the deferred revenue recognized in connection with the investment in warrants of Ascent Media Group (See Note 2).

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We made no cash payments of interest or income taxes during the years ended December 31, 2002 or 2001. During the year ended December 31, 2000, we made cash interest payments of $204,976, primarily related to the $5.0 million original fair value note, and no cash payments of income tax.

21.    Digital ADCO

We record minority interest related to Digital ADCO, in which our ownership interest was 45.9% at December 31, 2002. Digital ADCO was formed in November 1999 and co-founded by ACTV, Inc. and Motorola Broadband. Digital ADCO develops and markets applications for the delivery of addressable advertising. Under the terms of our agreement with Motorola Broadband, we licensed five of our patents to Digital ADCO, and Motorola Broadband licensed six of its patents and made a capital commitment to Digital ADCO. In August 2000, Digital ADCO, Inc. received a direct minority investment by OpenTV Corp. OpenTV also contributed patents on a non-exclusive basis to Digital ADCO. Concurrently, Digital ADCO, Inc. and OpenTV together created a new subsidiary, named SpotOn International Ltd, to license and exploit Digital ADCO’s technology outside the U.S., Canada and Mexico. Digital ADCO, Inc.’s issued and outstanding shares of capital stock presently consist of Class A common stock, having one vote per share and Class B common stock, having 25 votes per share. All of Digital ADCO’s issued and outstanding shares are presently held by three investors. OpenTV currently owns the issued and outstanding Class A common shares. ACTV, Inc. and Motorola Broadband, the co-founders of Digital ADCO, own the issued and outstanding Class B common shares. ACTV, Inc. currently exercises voting control of Digital ADCO. We consolidate the results of our Digital ADCO subsidiary, despite our ownership position of 45.9%, due to our exercise of voting control with respect to such subsidiary.

For the periods ended December 31, 2002, 2001 and 2000, we allocated losses in the amount of $3,164,687, $2,890,505, and $1,622,957, respectively, from Digital ADCO and SpotOn International, Ltd. to Motorola Broadband and OpenTV.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

22.    Quarterly Results (Unaudited)

The following is a summary of the unaudited quarterly financial information; all adjustments necessary for a fair presentation of each period were included.

	First	Second	Third	Fourth
Year Ended December 31, 2002	Quarter	Quarter	Quarter	Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$3,186	$3,234	$2,835	$2,032
Operating income/(loss)	1,833	(6,719)	(18,944)	(8,633)
Net income/(loss)	$451	$(12,209)	$(23,336)	$(8,493)
Net (loss)/income per share
Basic net income/(loss) income per share	$0.01	$(0.22)	$(0.42)	$(0.15)

Diluted net income/(loss)	$0.01	$(0.22)	$(0.42)	$(0.15)

	First	Second	Third	Fourth
Year Ended December 31, 2001	Quarter	Quarter	Quarter	Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$3,273	$4,226	$3,259	$2,929
Operating loss	(13,956)	(6,818)	(6,055)	(21,187)
(Loss)/income before cumulative effect of accounting change	(20,377)	8,128	(9,610)	(20,799)
Cumulative transition effect of adopting SFAS No. 133	(58,732)	—	—	—

Net (loss)/income	$(79,109)	$8,128	$(9,610)	$(20,799)

Net (loss)/income per share:
Basic
(Loss)/income before cumulative effect of accounting change	$(0.39)	$0.15	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Basic net (loss) income per share	$(1.51)	$0.15	$(0.17)	$(0.39)

Diluted
(Loss)/income before cumulative effect of accounting change	$(0.39)	$0.14	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Diluted net (loss)/income	$(1.51)	$0.14	$(0.17)	$(0.39)

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

Earnings per common share are computed independently for each of the quarters presented. Therefore the sum of the quarters may not be equal to the full year earnings or per share amounts.

Results for the first quarter of 2002 included a reduction in stock-based compensation expense in the amount of $6,002,831 in connection with certain vested variable options. In the first quarter of 2002, we rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment for such options in our financial statements.

Results for the third quarter of 2002 included a non-cash impairment charge of $11.5 million related to the goodwill associated with the Intellocity acquisition. The third quarter also included $1.7 million in write-downs related to strategic investments that we deemed to be other than temporarily impaired. The fourth quarter included a non-cash impairment charge of $0.5 million for the remaining balance of goodwill associated with the Intellocity acquisition.

Results for the first quarter of 2001 included additional depreciation and amortization expense in the amount of $1.8 million due to the relocation to a new facility and the amortization of goodwill related to the purchase of Intellocity, Inc. The first quarter also included a write-down of an investment in warrant in the amount of $59.6 million, which was classified as a cumulative transition effect of adopting SFAS No. 133. Additionally, executive incentive compensation expense was recorded in the amount of $2.3 million.

Results for the third quarter of 2001 included a restructuring charge of $5.6 million. Results for the fourth quarter 2001 included additional restructuring charges of $1.0 million and a loss on write-down of goodwill of $11.2 million.

23.	Net (Loss)/Income Per Share

The following table sets forth the computation of basic and diluted (loss)/income per share:

	Years ended December 31,
	2002	2001	2000
Numerator:
(Loss)/income before extraordinary item and cumulative effect of accounting change	$(43,586,567)	$(42,657,612)	$153,503,772
Extraordinary loss on early extinguishment of debt	—	—	(1,411,139)
Cumulative transition effect of adopting SFAS No. 133	—	(58,732,197)	—

Net (loss) income	$(43,586,567)	$(101,389,809)	$152,092,633

Denominator:
Basic weighted-average shares outstanding	55,918,744	55,014,772	49,501,885
Weighted-average options outstanding	—	—	11,217,763

Diluted weighted average shares outstanding	55,918,744	55,014,772	60,719,648

Basic
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$3.10
Extraordinary item	—	—	(0.03)
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—

Basic (loss)/income per share	$(0.78)	$(1.84)	$3.07

Diluted
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$(0.77)	$2.53
Extraordinary item	—	—	(0.02)
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—

Diluted (loss)/income per share	$(0.78)	$(1.84)	$2.51

Annex A-1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

OPENTV CORP.,

ACTV MERGER SUB, INC.

and

ACTV, INC.

Dated as of September 26, 2002

i

ii

EXHIBITS
Exhibit 2.1(a)	Form of Certificate of Merger
Exhibit 3.3	Form of Affiliate Agreement
Exhibit 6.13	MOSI Agreement
Exhibit 7.2(j)	Employment Agreement Matters

SCHEDULES
Company Disclosure Letter
Parent Disclosure Schedule
6.13	MOSI Agreement Signatories
7.2(c)	Certain Officers

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 26th day of September, 2002, by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), ACTV Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and ACTV, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a newly formed, direct wholly-owned Subsidiary of Parent, with and into the Company (the “Merger”); and

WHEREAS, pursuant and subject to the terms and conditions of this Agreement, in the Merger, all of the issued and outstanding shares of the Common Stock, par value $0.10 per share, of the Company (“Company Common Stock”), will be converted into the right to receive $1.65 per share, payable in a number of shares of the Class A Ordinary Shares, no par value, of Parent (“Class A Parent Stock”) determined as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“ADCO” shall mean Digital ADCO, Inc., a Delaware corporation.

“Adjusted Class A Parent Stock Value” shall mean the greater of (i) the Floor Value and (ii) the average of the last sale prices (or, if on any day no sale price is reported, the average of the high bid and low ask prices on such day) of a share of Class A Parent Stock on the Relevant Market on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date; provided; however that the Adjusted Class A Parent Stock Value shall in no event exceed the Ceiling Value.

An “Affiliate” of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Affiliates shall be deemed to be an Affiliate of Parent, any Controlling Party of Parent or any of their respective Affiliates, and none of Parent, any Controlling Party of Parent nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its other Affiliates.

“Agreement” shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

“Alternative Proposal” shall mean (A) any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), other than as contemplated by this Agreement or otherwise proposed by Parent or its Affiliates, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) the issuance by the Company or any of its Subsidiaries of any equity interest in or any voting securities of the Company or such Subsidiary which constitutes 10% or more of the total of such equity interests or voting securities of the Company or such Subsidiary, (iii) the acquisition in any manner, directly or indirectly, of 10% or more of the assets of the Company or any of its Subsidiaries, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company (or, in the case of an arbitrage or similar investor with no intention of acquiring a controlling interest in the Company, 15% or more), (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or (vi) an Intellectual Property Transaction; or (B) the occurrence of any of the transactions described in clauses (i) – (vi) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Ceiling Value” shall mean $6.05, subject to Section 2.06.

“Change of Control” shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory share exchange or other transaction involving the Company or any of its Subsidiaries or (iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

“Change of Control Covenant” shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company or any of its Subsidiaries is or becomes a party or to which the Company or any of its Subsidiaries or any of their respective assets are or become subject or bound.

“Class A Parent Stock Value” shall mean the average of the last sale prices (or, if on any day no sale price is reported, the average of the quoted high bid and low ask prices on such day) of a share of Class A Parent Stock on the Relevant Market on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date.

“Class B Parent Stock” shall mean the Class B Ordinary Shares, no par value, of Parent.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

“Company Disclosure Letter” shall mean the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent.

“Company Material Adverse Effect” shall mean (A) a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole, (ii) on MOSI, (iii) on ADCO, or (iv) following the Merger, on the Surviving Entity and its Subsidiaries taken as a whole, on Parent and its Subsidiaries taken as a whole, or on a Controlling Party of Parent and its Subsidiaries (including Parent but excluding the Surviving Entity and its Subsidiaries) taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; it being acknowledged that any adverse effect of $1,500,000 or more on the Company or any of its Subsidiaries shall in any event be deemed a Company Material Adverse Effect.

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“Company Plan Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock issued by the Company pursuant to the Company Stock Plans.

“Company Stock Plans” shall mean the following: (i) the ACTV, Inc. 2001 Stock Incentive Plan, (ii) the ACTV, Inc. 2000 Stock Incentive Plan, (iii) ACTV, Inc. 1999 Stock Incentive Plan, (iv) the ACTV, Inc. 1998 Stock Option Plan, (v) the ACTV, Inc. 1996 Stock Option Plan, (vi) the 1989 ACTV, Inc. Employees’ Incentive Stock Option Plan or (vii) the 1989 ACTV, Inc. Employees’ Nonqualified Stock Option Plan.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meaning given to such term in Rule 405 under the Securities Act.

A “Controlling Party” of any Person shall mean any other Person which, directly or indirectly, Controls such Person.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 2.1(a).

An “Equity Affiliate” of any Person shall mean any other Person in which the first Person directly or indirectly through a Subsidiary owns an investment accounted for by the equity method within the meaning of GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Floor Value” shall mean $2.25, subject to Section 2.6.

“GAAP” shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

“HyperTV” shall mean HyperTV Networks, Inc., a Delaware corporation.

“Indebtedness” shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

“Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification

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marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intellectual Property Transaction” shall mean the grant of (i) a license, sublicense, cross-license or grant-back to any Person engaged in the interactive television business (including any hardware, software or middleware provider) of any material Intellectual Property of the Company or any of its Subsidiaries (other than grants of nonexclusive licenses of the Company’s eSchool Online applications in the ordinary course of business), (ii) an assignment, an exclusive license, cross-license, sublicense or grant-back of any of the Intellectual Property of the Company or any of its Subsidiaries (other than any grant-back to Wolzien required to be made pursuant to the Wolzien Agreement) or (iii) a covenant not-to-sue, covenant-not-to-assert, release of claims or similar release to any Person regarding any Intellectual Property of the Company or any of its Subsidiaries.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Material Adverse Effect” on any Person shall mean any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of such Person.

“Merger” shall have the meaning specified in the preamble hereto.

“MOSI” shall mean Media Online Services, Inc., a Delaware corporation.

“Parent Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by Parent to the Company.

“Parent Preference Stock” shall mean the Series C Preference Shares, no par value, of Parent.

“Parent SEC Reports” shall mean all reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) filed by Parent with the Commission on or before the date of this Agreement.

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“Permitted Encumbrances” shall mean the following Liens with respect to the properties and assets of the Company: (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (iii) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property not exceeding $50,000 individually, or $250,000 in the aggregate; and (v) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or the Company’s use or occupancy of the property affected thereby.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

“Relevant Market” shall mean the Nasdaq Stock Market (or, if the Class A Parent Stock is not traded on the Nasdaq Stock Market, such other securities exchange or national market system on which such stock is traded).

“Restriction”, with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

“Rights” shall mean any rights issued under the Rights Agreement.

“Rights Agreement” shall mean the Preferred Stock Rights Agreement, dated August 10, 2000, between the Company and Continental Stock Transfer & Trust Company, as amended through the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Party” shall mean those Persons listed on Section 1.1 of the Company Disclosure Letter and any Affiliate of any such Person.

“Significant Party Contract” shall mean any Contract between the Company and/or any of its Subsidiaries on the one hand, and any Significant Party, on the other hand.

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“Significant Stockholder” shall mean any Person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Company Common Stock other than Parent or any of its Affiliates.

“Specified Contract” shall mean (i) any Significant Party Contract, (ii) any Company Investment Agreement, and (iii) any Contract of the type described in clauses (iv) and (v) of Section 4.17(a), clauses (vi), (ix), (x) and (xii) of Section 4.18(a) or in Section 4.18(b).

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, MOSI, ADCO, and their respective Subsidiaries shall each be deemed Subsidiaries of the Company regardless of whether they would otherwise be considered a Subsidiary of the Company under this definition.

“Surviving Entity” shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(a).

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (ii) all interest, penalties and additions imposed with respect to such amounts in clause (i).

“Tax Return” shall mean a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

“Treasury Regulations” shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person.

1.2    Additional Definitions.    The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
20-F	5.6
ACTV Entertainment	4.6(h)
AdVision	4.6(h)
Agreement	Preamble
B2 Option	4.6(f)
Certificates	2.4(b)
Certificate of Merger	2.1(a)
Claim	6.10(a)
Class A Parent Stock	Recitals
Company	Preamble
Company Board	3.1
Company Bylaws	3.1
Company Charter	3.1
Company Common Stock	Recitals

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Defined Term	Section
Company Investment	4.6(a)
Company Investment Agreements	4.6(a)
Company Non-Plan Stock Option	4.3(a)
Company Plans	4.13(a)
Company Plan Stock Option	2.3(b)
Company Preferred Stock	4.3(a)
Company Preliminary Proxy Statement	3.2(b)
Company Proxy Statement	4.8
Company SEC Reports	4.4
Company Special Meeting	3.1
Company Stock Option	4.3(a)
Confidential Information	6.2
Contract Consent	4.5(c)
Contract Notice	4.5(c)
Convertible Securities	4.3(c)
Disclosing Party	6.2
Dissenting Shares	2.5
Environmental Laws	4.10(b)
ERISA	3.6
ERISA Affiliate	4.13(a)
Excess Shares	2.4(f)
Exchange Agent	2.4(a)
Exchange Agent Agreement	2.4(a)
Exchange Ratio	2.3(a)(i)
Fairness Opinion	4.14
Governmental Consent	4.5(b)
Governmental Filing	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Parties	6.10(a)
Injunction	3.5
Intellocity	4.6(h)
Investment Security	4.6(e)
Issuance	3.1(b)
Licenses	4.10(a)
Local Approvals	4.5(b)
Material Contract	4.18(a)
Merger	Recitals
Merger Consideration	2.3(a)(i)
Merger Proposal	3.1
Merger Sub	Preamble
MFN Beneficiary	6.4(d)
MOSI Agreement	6.13
MOSI Investment Agreements	4.6(g)
nCUBE	4.6(h)
nCUBE Ownership Interest	4.6(h)
Parachute Gross-Up Payment	4.13(l)
Parent	Preamble
Parent Board	3.1(b)
Parent Expenses	8.5
Parent Material Adverse Effect	5.1
Parent Plans	3.6

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Defined Term	Section
Parent Preliminary Proxy Statement	3.2(a)
Parent Proxy Statement	4.8
Parent Stockholder Meeting	3.1(b)
Permits	4.10(a)
Reasonable Actions	4.17(c)(i)(x)
Receiving Party	6.2
Registration Statement	3.2(c)
Representatives	6.2
Rule 145 Agreement	3.3
Section 262	2.5
Substitute Option	2.3(b)
Superior Proposal	6.5
Termination Date	8.2
Termination Fee	8.5(b)
Violation	4.5(d)
Voting Debt	4.3(b)
Warrants	4.3(a)
Walsh	4.6(g)
Wolzien	4.6(f)
Wolzien Agreement	4.17(i)

1.3    Terms Generally.    The definitions set forth or referenced in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the phrase “to the Company’s knowledge”, or any similar phrase or term relating to the knowledge of the Company means the actual knowledge, after reasonable inquiry, of any of the officers or directors of the Company. “Reasonable inquiry” shall mean communication by any of the officers or directors of the Company to the officers and field personnel of the Company and its Subsidiaries with direct responsibility for the matter in question and to counsel with respect to matters involving questions of law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. References to the term “trading day” shall mean, with respect to any security, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq Stock Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if the applicable security is not listed or admitted to trading on any United States or foreign securities exchange or the Nasdaq Stock Market, any business day.

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ARTICLE II

THE MERGER AND RELATED MATTERS

2.1    The Merger.

(a)    Merger; Effective Time.    At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”) substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

(b)    Effects of the Merger.    The Merger shall have the effect set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

(c)    Certificate of Incorporation and Bylaws of Surviving Entity.    At the Effective Time, the Company Charter shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is ACTV, Inc.” Such Company Charter as so amended shall be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Company Bylaws shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

(d)    Directors and Officers of Surviving Entity.    At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

2.2    Closing.    The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, on the third business day following the date on which Parent provides the Company with written notice that the last of the conditions set forth in Article VII (other than

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the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, if permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by Parent and the Company.

2.3    Conversion of Securities.

(a)    Conversion of Company Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities:

(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, if any, and the shares to be cancelled in accordance with Section 2.3(a)(iii)), including any Rights with respect thereto, shall be converted into and represent the right to receive, and shall be exchangeable for, a number (or fractional number) of shares of Class A Parent Stock equal to the Exchange Ratio (the “Merger Consideration”). The “Exchange Ratio” means that fraction of a share of Class A Parent Stock equal to the quotient (rounded, if necessary, to the nearest one hundred thousandth) derived by dividing $1.65 by the Adjusted Class A Parent Stock Value; provided, however, that the Exchange Ratio shall be subject to adjustment pursuant to Section 8.3(c).

(ii)    Subject to Section 2.5, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued pursuant to this Section 2.3(a) (and any cash in lieu of a fractional share and any dividends or other distributions payable pursuant to Sections 2.4(f) and 2.4(g) with respect thereto) upon the surrender of such certificate in accordance with Section 2.4, without interest.

(iii)    Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company as a treasury share shall be cancelled and retired without payment of any consideration therefor and without any conversion thereof into the Merger Consideration.

(b)    Treatment of Company Stock Options.    Each Company Stock Option shall be deemed to constitute an option to purchase, on the same terms, conditions and restrictions as were applicable under such Company Stock Option (including the vesting schedule) without any change thereto (including any acceleration of vesting except as otherwise required by the terms of the agreements listed in Section 2.3(b) of the Company Disclosure Letter) resulting from the Merger, that number of shares of Class A Parent Stock which is equal to the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number (after taking into account all Company Stock Options held by the holder of such Company Stock Option), at an exercise price per share of Class A Parent Stock equal to the amount determined by dividing the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole cent.

(c)    Conversion of Merger Sub Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly-owned subsidiary of Parent.

2.4    Exchange of Shares.

(a)    Appointment of Exchange Agent.    On or before the Closing Date, Parent shall enter into an agreement (the “Exchange Agent Agreement”) with an exchange agent selected by Parent and reasonably

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acceptable to the Company (the “Exchange Agent”), authorizing such Exchange Agent to act as Exchange Agent hereunder.

(b)    Letter of Transmittal.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration: (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions shall contain such provisions and be in such form as Parent and the Company reasonably specify.

(c)    Exchange Procedure.    Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to Section 2.4(d), cause to be distributed to the Person in whose name such Certificate shall have been issued (i) a certificate registered in the name of such Person representing the number of whole shares of Class A Parent Stock into which the shares of Company Common Stock previously represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article II and (ii) payment (which shall be made by check) of any cash payable in lieu of fractional shares of Class A Parent Stock pursuant to Section 2.4(f). Each Certificate so surrendered shall be cancelled.

(d)    Unregistered Transfers of Company Common Stock.    If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, it shall be a condition to the payment of such Merger Consideration (and the cash in lieu of fractional shares of Class A Parent Stock to which such Person is entitled pursuant to Section 2.4(f)) that (i) the Certificate representing such Company Common Stock surrendered to the Exchange Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form for transfer, (ii) the Person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and (iii) such Person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws or any restrictive legend on the Certificate.

(e)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, the Exchange Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate the Merger Consideration (and any cash in lieu of fractional shares of Class A Parent Stock to which such Person is entitled pursuant to Section 2.4(f)) in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)    No Fractional Shares of Merger Consideration.    No certificates or scrip representing fractional shares of Class A Parent Stock shall be issued in the Merger and no dividend or other distribution with respect to Class A Parent Stock shall have any effect on any such fractional share, and such fractional share will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of such fractional share, any holder of Company Common Stock who would otherwise be entitled to a fractional share of Class A Parent Stock will, upon surrender of his Certificate to the Exchange Agent as described in Section 2.4(c), be entitled to receive an amount in cash (without interest) equal to, at the sole election of

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Parent, either (A) the amount determined by multiplying such fraction by the Class A Parent Stock Value, or (B) such holder’s proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Class A Parent Stock that, but for this Section 2.4(f), would be issuable in the Merger. In the event that Parent elects to determine the amount of cash payable in lieu of fractional shares of Class A Parent Stock in accordance with clause (B) of the immediately preceding sentence, then as soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Class A Parent Stock required to effect the delivery of the aggregate Merger Consideration payable pursuant to Section 2.3(a)(i) over (ii) the aggregate number of full shares of Class A Parent Stock to be distributed to holders of Company Common Stock hereunder (such excess being herein called the “Excess Shares”). The Exchange Agent, as agent for the former holders of Company Common Stock, shall then sell the Excess Shares at the prevailing prices on the Relevant Market. The sales of the Excess Shares by the Exchange Agent shall be executed on the Relevant Market through one or more member firms of the Relevant Market and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the Exchange Agent, incurred in connection with such sale of Excess Shares, shall be deducted from the proceeds otherwise distributable to the former holders of Company Common Stock. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(g)    No Dividends on Merger Consideration Before Surrender of Certificates.    No dividends or other distributions declared with respect to Class A Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class A Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate as provided herein. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class A Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time that shall have become payable with respect to such whole shares of Class A Parent Stock between the Effective Time and the time of such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such whole shares of Class A Parent Stock.

(h)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of fractional shares of Class A Parent Stock paid pursuant to Section 2.4(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4(i), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in, and in accordance with, this Article II.

(i)    Abandoned Property Laws.    Payment or delivery of the Merger Consideration shall be subject to applicable abandoned property, escheat and similar laws and neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock or Class A Parent Stock for any Merger Consideration (and for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares) that may be delivered to any public official pursuant to any such abandoned property, escheat or similar law.

2.5    Dissenting Shares.    Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of the Company Common Stock pursuant to Section 262 of the DGCL (“Section 262”), each outstanding share of Company Common Stock, the holder of which has demanded and perfected his

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demand for appraisal of the fair value of such shares in accordance with Section 262 and has not effectively withdrawn or lost his right to such appraisal (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262. The Company shall give Parent prompt notice upon receipt of any such written demands for appraisal of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to Section 262.

2.6    Changes in Class A Parent Stock.    If at any time after the date hereof and prior to the Effective Time, the Class A Parent Stock shall be recapitalized or reclassified or Parent shall effect any stock dividend, stock split or reverse stock split of Class A Parent Stock, or shall otherwise effect any transaction that changes the shares of Class A Parent Stock into any other securities (including securities of another corporation), or shall make any other dividend (other than cash dividends) or distribution on the shares of Class A Parent Stock, then the Floor Value and the Ceiling Value will, as appropriate, be adjusted to reflect such event.

ARTICLE III

CERTAIN ACTIONS

3.1    Stockholders Meetings.

(a)    Company Stockholder Meeting.    The Company and its Board of Directors (the “Company Board”) shall take all action necessary in accordance with applicable law and the Company’s Restated Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company’s stockholders (the “Company Special Meeting”) for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the “Merger Proposal”). The only matters the Company shall propose to be acted on by the Company’s stockholders at the Company Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger. Subject to Section 6.5, the Company Board will recommend that the Company’s stockholders vote in favor of approval and adoption of the Merger Proposal and the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of stockholders of the Company required by the DGCL, the Company Charter or otherwise to effect the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger Proposal. Unless this Agreement is previously terminated in accordance with Article VIII, the Company shall submit the Merger Proposal to a vote of its stockholders at the Company Special Meeting even if the Company Board determines at any time after the date hereof that the Merger is no longer advisable and withdraws its recommendation that the Company’s stockholders approve the Merger Proposal.

(b)    Parent Stockholder Meeting.    Parent will, either at its 2002 annual meeting of stockholders or, at its option, at a special meeting of its stockholders, which in either case will be held as soon as reasonably practicable after the date hereof, propose for approval by Parent’s stockholders (i) the issuance of the shares of Class A Parent Stock in connection with the Merger (the “Issuance”), and (ii) if and to the extent deemed necessary or advisable by Parent’s Board of Directors (the “Parent Board”), any other actions, transactions or matters whether or not related to this Agreement or any of the transactions contemplated hereby. Subject to the fiduciary duties of Parent’s directors under applicable law as determined by a majority of such directors with the advice of legal counsel, the Parent Board will recommend that Parent’s stockholders vote in favor of approval of the Issuance at such meeting (the “Parent Stockholder Meeting”), and Parent will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.

3.2    Proxy Statements and Other Commission Filings.

(a)    Parent Preliminary Proxy Statement.    Parent shall (i) as soon as reasonably practicable, file with the Commission a preliminary form (the “Parent Preliminary Proxy Statement”) of the Parent Proxy

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Statement (as defined in Section 4.8), (ii) use its reasonable best efforts to promptly respond to the comments of the Commission thereon, and (iii) use its reasonable best efforts to cause the Parent Proxy Statement to be filed with the Commission as soon as reasonably practicable after the Parent Preliminary Proxy Statement, as it may be amended, is cleared by the Commission. Subject to the fiduciary duties of Parent’s directors under applicable law as determined by a majority of such directors with the advice of legal counsel, the Parent Proxy Statement shall include the recommendation of the Parent Board in favor of approval and adoption of the Issuance. To the extent that the Parent Preliminary Proxy Statement or any amendment thereto includes a description of the Company, Parent will provide the Company with the opportunity to review and comment on such description prior to the filing of the Parent Preliminary Proxy Statement or such amendment, as the case may be, and will consider in good faith such comments as the Company may have with respect thereto.

(b)    The Company Preliminary Proxy Statement.    The Company shall, as soon as reasonably practicable, prepare a preliminary form (“the Company Preliminary Proxy Statement”) of the Company Proxy Statement (as defined in Section 4.8). The Company shall (i) file the Company Preliminary Proxy Statement with the Commission promptly after it has been prepared in a form reasonably satisfactory to the Company and Parent, and (ii) use its reasonable best efforts to promptly respond to the comments of the Commission thereon in a manner reasonably satisfactory to the Company and Parent. The Company shall promptly prepare any amendments to the Company Preliminary Proxy Statement required in response to the Commission’s comments or which either the Company or Parent, with the advice of counsel, deems necessary or advisable, and the Company shall use its reasonable best efforts to cause the Company Proxy Statement to be filed with the Commission as soon as reasonably practicable after the Company Preliminary Proxy Statement, as so amended, is cleared by the Commission. The Company Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of the Merger Proposal, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.5.

(c)    Registration Statement.    As soon as reasonably practicable after the Company Preliminary Proxy Statement is cleared by the Commission, Parent shall file with the Commission the Registration Statement on Form S-4 (the “Registration Statement”), containing the Company Proxy Statement as the prospectus registering under the Securities Act the issuance of the shares of Class A Parent Stock in connection with the Merger. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time. Parent also shall use its reasonable best efforts to take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified, subjecting itself to taxation in any jurisdiction in which it is not now so subject, giving any consent to general service of process in any jurisdiction in which it is not now subject to such service or changing in any respect its authorized or outstanding capital stock or the composition of its assets) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the Class A Parent Stock in connection with the Merger. The Company authorizes Parent to utilize in the Registration Statement the information concerning the Company and its Subsidiaries contained in the Company Proxy Statement.

(d)    Commission Comments; Amendments and Supplements.    Each of the parties shall notify the other party promptly after the receipt by such first party of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Company Preliminary Proxy Statement, the Company Proxy Statement, the Parent Preliminary Proxy Statement or the Parent Proxy Statement (to the extent, in the case of the Parent Preliminary Proxy Statement and the Parent Proxy Statement, such comments relate to the description of the Company), or the Registration Statement. Each of the parties shall supply the other party with copies of all correspondence between such party or any of its representatives and the Commission with respect to any of the foregoing filings (to the extent, in the case of the Parent Preliminary Proxy Statement and the Parent Proxy Statement, that such correspondence relates to the description of the Company). If at any time prior to the Parent Stockholder Meeting any event shall occur relating to the Company or any of the Company’s Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Parent Proxy

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Statement, the Company shall inform Parent promptly after becoming aware of such event. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of the Company’s Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Company Proxy Statement or the Registration Statement, the Company shall inform Parent promptly after becoming aware of such event. If at any time prior to the Company Stockholder Meeting, any event shall occur relating to Parent or any of its Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Company Proxy Statement, Parent shall inform the Company promptly after becoming aware of such event. Whenever Parent and the Company learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Parent Proxy Statement, the Company Proxy Statement or the Registration Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable law, disseminated to the persons and in the manner required.

3.3    Identification of Rule 145 Affiliates.    Within 30 days after the execution of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who the Company knows are or who the Company has reason to believe may be, as of the date of the Company Special Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to Parent, on or prior to the Closing Date, a written agreement, in substantially the form annexed hereto as Exhibit 3.3 (each a “Rule 145 Agreement”).

3.4    State Takeover Statutes.    Upon the request of Parent, the Company will take all reasonable steps to (i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent to the validity or applicability to the Merger of any state takeover law.

3.5    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VII to be fully satisfied or to determine whether such conditions have been satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Registration Statement, the Company Preliminary Proxy Statement, the Parent Preliminary Proxy Statement, the Company Proxy Statement, the Parent Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) seeking to have each such preliminary proxy statement cleared, and the Registration Statement declared effective, by the Commission as soon as reasonably practicable after filing; (iii) subject to the third sentence of Section 3.2(c), taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Stock Merger Consideration; (iv) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (v) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (vi) using all reasonable best efforts to cause to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an “Injunction”) of any type referred to in Section 7.1(e), or to cause to be rescinded or rendered inapplicable any statute, rule or regulation of any type referred to in Section 7.2(d); (vii) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental

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Entity or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (viii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (iv) or (vi) of this sentence, (A) no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; (B) none of Parent, its Controlling Parties nor their respective Affiliates shall be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 7.2(d); and (C) without the Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, amend any License or Contract, pay any consideration or make any agreement or reach any understanding or arrangement other than in the ordinary course of business consistent with prior practice. Subject to applicable laws relating to the exchange of information, prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

3.6    Employee Matters.    Subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, neither Parent nor the Surviving Entity shall be required to maintain any Company Plan after the Effective Time. The Company shall terminate the ACTV, Inc. 401(k) Plan prior to the Effective Time. To the extent the Surviving Entity elects to terminate a Company Plan after the Effective Time, each employee of the Surviving Entity at such time who was an employee of the Company immediately prior to the Effective Time and entitled to participate in such terminated Company Plan (i) shall be entitled to participate in the equivalent “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent (the “Parent Plans”) to the same extent as similarly situated employees of Parent, (ii) shall receive credit for such employee’s past service with the Company as of the Effective Time for purposes of determining eligibility, participation and vesting (but not for purposes of benefit accrual) under the Parent Plans to the extent such service was credited under the Company Plans on the Closing Date, and (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Parent Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans, provided, however, that in the case of any Parent Plans that are welfare plans that require a waiting period until the first day of a calendar month, such employees shall continue to participate in a comparable Company Plan until such waiting period has expired.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1    Organization and Qualification.    The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the Company Charter and Company Bylaws in effect on the date hereof. No corporate action has been taken with respect to any amendment to the Company Charter or the Company Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Company Charter and the Company Bylaws delivered by the Company to Parent as described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute

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books, true and complete copies of which have been delivered to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company since January 1, 2000 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

4.2    Authorization and Validity of Agreement.    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.16, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by the Company of the Merger, to the approval of the Company’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

4.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists solely of (i) 200,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”) 120,000 of which are designated as Series A Preferred Stock and 6,110 of which are designated as Series B Preferred Stock. As of the close of business on September 23, 2002, (i) 55,931,181 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were issued and held by the Company or by Subsidiaries of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding or issued and held by the Company or by any Subsidiary of the Company, (iv) 3,424,249 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Plan Stock Options, (v) 4,197,723 shares were reserved for issuance upon exercise of Company Plan Stock Options available for grant under the Company Stock Plans, (vi) 6,712,460 shares of Company Common Stock were reserved for issuance upon exercise of the options to purchase shares of Company Common Stock described in Section 4.3(c) of the Company Disclosure Letter (other than the Company Plan Stock Options) (the “Company Non-Plan Stock Options,” and together with the Company Plan Stock Options, the “Company Stock Options”) and (vii) 75,000 shares were reserved for issuance upon exercise of the warrants to purchase shares of Company Common Stock described in Section 4.3(c) of the Company Disclosure Letter (the “Warrants”). Except as set forth in the preceding sentence, at the close of business on September 23, 2002, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on September 23, 2002, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries have been issued other than shares of Company Common Stock issued upon exercise of Company Stock Options and Warrants outstanding at the close of business on September 23, 2002 referred to in clauses (iv), (vi) and (vii) of the second preceding sentence in accordance with their terms. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Warrants will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Common Stock, Company Stock Options and Warrants were issued, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Warrants will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b)    There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into other securities

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having the right to vote) on any matters on which stockholders may vote (“Voting Debt”). Other than as described in Section 4.3(b) of the Company Disclosure Letter and ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated by this Agreement, there are no Contracts pursuant to which any Person is or may (contingently or otherwise) be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its Subsidiaries or assets or calculated in accordance therewith.

(c)    Except as described on Section 4.3(c) of the Company Disclosure Letter, there are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, obligate the Company or any of its Subsidiaries (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Company Preferred Stock or other capital stock, securities, equity interests or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”). Section 4.3(c) of the Company Disclosure Letter sets forth with respect to each outstanding Company Stock Option and Warrant (i) the name of the Person that holds such Company Stock Option or Warrant, (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option or Warrant (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (iii) if such Company Stock Option is a Company Plan Stock Option, the Company Stock Plan pursuant to which such Company Plan Stock Option was issued, (iv) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option or Warrant as of the date of this Agreement, (v) the schedule upon which such Company Stock Option or Warrant becomes exercisable (to the extent such Company Plan Stock Option or Warrant is not exercisable in full as of the date of this Agreement), and a description of any conditions to such exercise, (vi) the expiration date of such Company Stock Option or Warrant, (vii) the per share exercise price of such Company Stock Option or Warrant, (viii) whether such Company Stock Option or Warrant shall terminate in connection with the consummation of the Merger and (ix) with respect to each Company Stock Option or Warrant that does not terminate in connection with the consummation of the Merger, (A) a description of the kind and amount of shares of stock, other securities, money or property the holder of such Company Stock Option or Warrant is entitled to receive upon the exercise of such Company Stock Option or Warrant and payment of the exercise price thereof after consummation of the Merger, (B) the per share exercise price of such Company Stock Option or Warrant after consummation of the Merger and (C) other than as provided in clauses (ix)(A) and (B) of this sentence, any changes to the material terms and conditions of such Company Stock Option or Warrant resulting from the consummation of the Merger (whether alone or in conjunction with other actions) including any acceleration of vesting of any Company Stock Option. There are no outstanding options to purchase Company Common Stock issued pursuant to the ACTV, Inc. 2001 Stock Inventive Plan or the 1989 ACTV, Inc. Employees’ Incentive Stock Option Plan. Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has delivered to Parent true and complete copies of the Warrants and the Company Stock Options which copies (together, in the case of the Company Stock Options, with the provisions of the applicable Company Stock Plans) represent the complete terms, conditions, provisions, obligations and undertakings of the Company with respect to all the Warrants and the Company Stock Options.

(d)    Except as described on Section 4.3(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company or any Subsidiary of

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the Company, any phantom shares, phantom equity interests or stock or equity appreciation rights or any Convertible Securities.

4.4    Reports and Financial Statements.    The Company (i) has heretofore delivered to Parent true and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by the Company with the Commission from December 31, 2000 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Parent promptly after the filing thereof true and complete copies of, all reports, registration statements and other documents (including exhibits and in each case together with all amendments thereto) required to be filed by the Company with the Commission after the date hereof and prior to the Closing Date (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are collectively referred to as the “Company SEC Reports”). The Company SEC Reports filed with the Commission constitute, and the Company SEC Reports to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that the Company was or will be required to file with the Commission from December 31, 2000, to the date hereof and the Closing Date, respectively. As of their respective dates, each of the Company SEC Reports complied and, in the case of Company SEC Reports filed after the date hereof and prior to the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated under each of the Securities Act and the Exchange Act. As of their respective dates, none of the Company SEC Reports filed with the Commission contained, and none of the Company SEC Reports filed with the Commission after the date hereof shall contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading. When filed with the Commission, the financial statements included in the Company SEC Reports complied, and the financial statements included in any Company SEC Reports filed with the Commission after the date hereof will comply, as to form in all material respects with the applicable rules and regulations of the Commission and were, or will have been, prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes or schedules thereto). Such financial statements fairly present, or will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the financial statements included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2002 or as disclosed therein or in Section 4.4 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries, or to its knowledge, any of its Equity Affiliates, had as of such date any actual or potential liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other, or whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that individually or in the aggregate was (or may be) material to the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole or that exceeds $50,000 individually, or $250,000 in the aggregate or that individually is required by the applicable rules and regulations of the Commission and GAAP to be disclosed, reflected or reserved against in financial statements (including the notes thereto). Since June 30, 2002, none of the Company, any Subsidiary of the Company, or to the Company’s knowledge any Equity Affiliate of the Company has incurred any such actual or potential liability or obligation. Except as set forth on Section 4.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

4.5    No Approvals or Notices Required; No Conflict with Instruments.    The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby will not:

(a)    assuming approval and adoption of the Merger Proposal by the Company’s stockholders as contemplated by Section 4.16, conflict with or violate the Company Charter or Company Bylaws or the

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charter, bylaws or similar organizational documents of any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company;

(b)    require any consent, approval, order or authorization of or other action by any Governmental Entity (a “Governmental Consent”) or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a “Governmental Filing”), in each case on the part of the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Entities described on Section 4.5(b) of the Company Disclosure Letter (the “Local Approvals”), (C) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (D) the filing with the Commission of (1) the Company Preliminary Proxy Statement and the Company Proxy Statement as contemplated by Section 3.2(b) and (2) such reports under Sections 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (E) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Company Material Adverse Effect;

(c)    except as described on Section 4.5(c) of the Company Disclosure Letter, require, on the part of the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, any consent by or approval or authorization of (a “Contract Consent”) or notice to (a “Contract Notice”) any other Person (other than a Governmental Entity), whether under any License or other Contract or otherwise, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Company Material Adverse Effect;

(d)    assuming that the Contract Consents and Contract Notices described in Section 4.5(c) of the Company Disclosure Letter are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or Restriction on any properties or assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), any Contract to which the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, is a party, by which the Company, any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, or any of their respective assets or properties is bound or affected or pursuant to which the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, is entitled to any rights or benefits (including Licenses)), except for such Violations that will not, individually or in the aggregate, have a Company Material Adverse Effect; or

(e)    assuming approval and adoption of the Merger Proposal by the Company’s stockholders as described in Section 4.16 and assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Company Material Adverse Effect.

4.6    Subsidiaries and Affiliates; Investment Securities

(a)    Section 4.6(a) of the Company Disclosure Letter (i) lists each direct and indirect Subsidiary and Equity Affiliate of the Company, (ii) lists the jurisdiction of organization of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iii) describes the number and type of the authorized and

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outstanding equity interests or securities of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iv) describes the number and type of the equity interests or securities, including interests or securities convertible into or exchangeable or exercisable for any equity interest or security, in each such Subsidiary and Equity Affiliate owned directly or indirectly by the Company (each a “Company Investment”) and (v) lists all material Contracts to which the Company or any of its Subsidiaries are parties or by which their respective assets or properties are bound evidencing such equity interests or securities, pursuant to which such equity interests or securities are held, evidencing Restrictions affecting such equity interests or securities or entered into in connection with the acquisition of such equity interests or securities (the “Company Investment Agreements”). True and complete copies of the Company Investment Agreements have been delivered to Parent. With respect to each Company Investment Agreement that is not in English, the Company has provided to Parent a true and complete translation of such Company Investment Agreement into English. The Company or the applicable Subsidiary thereof has good and valid title to the Company Investments, free and clear of any Liens and not subject to any Restrictions, other than as described in Section 4.6(a) of the Company Disclosure Letter or as may have been created by this Agreement and except for restrictions on transfer under federal or state securities laws. The shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid and non-assessable. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, there are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of any Subsidiary of the Company or any Equity Affiliate of the Company or (y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt. Assuming the due execution and delivery by each of the other parties thereto that is not the Company or a Subsidiary of the Company, each Company Investment Agreement constitutes the legal, valid and binding obligation of the Company or the applicable Subsidiary thereof that is a party to such Company Investment Agreement. Except as set forth in Section 4.6(a) of the Company Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any of such Company Investments or Company Investment Agreements. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to contribute any additional capital to, or acquire any additional interest in, any Subsidiary or Equity Affiliate of the Company.

(b)    Each of the Company’s Subsidiaries and Equity Affiliates (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (iii), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    The Company has delivered to Parent true and complete copies of (i) the certificate of incorporation and bylaws (or similar organizational documents) as in effect on the date hereof of each Subsidiary and Equity Affiliate of the Company and (ii) the minute books of each Subsidiary and Equity Affiliate of the Company, which contain the minutes (or draft copies of the minutes) of all meetings of directors (or similar governing body) and stockholders (or other equity holders) of each such Subsidiary and Equity Affiliate of the Company since January 1, 2000 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

(d)    The assets owned or leased by the Company and its Subsidiaries are suitable and adequate for the conduct of their respective businesses as presently conducted and as proposed to be conducted and the

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Company or the applicable Subsidiary thereof has good and valid title to or valid leasehold or other contractual interests in all such assets that are material to its business free and clear of all Liens other than Permitted Encumbrances and not subject to any Restrictions other than Liens or Restrictions the existence of which has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Section 4.6(e) of the Company Disclosure Letter sets forth a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person, other than the Subsidiaries or Equity Affiliates of the Company (each, an “Investment Security” and collectively, the “Investment Securities”). Section 4.6(e) of the Company Disclosure Letter includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person in respect of which such Investment Security relates, the amount and nature of such interest, and a description of the material terms of any Liens and Restrictions with respect to such Investment Securities.

(f)    The Company has good and valid title to, and full rights of ownership of, the option (the “B2 Option”) to purchase shares of Class B2 common stock of MOSI granted to William Samuels, Bruce Crowley, David Reese, Craig Ullman and Kevin Liga on April 7, 1999, free and clear of any Liens and not subject to any Restrictions, other than as may have been created by this Agreement and except for any restrictions on transfer under federal or state securities laws. The B2 Option is currently exercisable by the Company on the same terms and under the same circumstances as the option to purchase shares of Class B1 common stock of MOSI granted to Thomas R. Wolzien (“Wolzien”) on April 7, 1999. The shares of Class B2 common stock of MOSI issuable to the Company upon exercise of the B2 Option will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or Restrictions. Notwithstanding the prior conversion, exercise or exchange of any outstanding Convertible Securities with respect to MOSI, upon the exercise of the B2 Option by the Company, the Company shall Control MOSI.

(g)    Other than as described on Section 4.6(g) of the Company Disclosure Letter (the items listed on such Section of the Company Disclosure Letter, collectively, the “MOSI Investment Agreements”), there are no Contracts to which the Company or any of its Subsidiaries are parties or by which their respective assets or properties are bound evidencing equity interests or securities of MOSI, pursuant to which such equity interests or securities of MOSI are held or entered into (or agreed to be entered into) in connection with the acquisition of such equity interests or securities of MOSI, including any Class B common stock of MOSI that may be acquired upon exercise of the B2 Option. True and complete copies of the MOSI Investment Agreements have been delivered to Parent. The Company and its Subsidiaries and, to the knowledge of the Company, each other Person that is a party thereto are in compliance with the terms of each of the MOSI Investment Agreements and no Person has made any allegation that any Person is in breach or default of any of the MOSI Investment Agreements. There is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to the equity interests or securities of MOSI or any of the MOSI Investment Agreements.

(h)    ACTV Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“ACTV Entertainment”), has good and valid title to membership interests representing 95.1% of the equity and voting power of AdVision, LLC, a Delaware limited liability company (“AdVision”), free and clear of any Liens and not subject to any Restrictions, other than as may have been created by this Agreement and except for restrictions on transfer under federal or state securities laws. On July 31, 2002, ACTV Entertainment acquired a membership interest (the “nCube Ownership Interest”) representing 44.1% of the equity and voting power of AdVision from nCUBE Corporation, a Delaware corporation (“nCube”), pursuant to the Intellocity-nCUBE Settlement Agreement, dated as of July 31, 2002, between Intellocity USA, Inc., a Delaware corporation (“Intellocity”), and nCUBE (the “Settlement Agreement”). The Company has delivered a true and correct copy of the Settlement Agreement to Parent. Neither the Company, ACTV Entertainment nor Intellocity nor any Affiliate of any of the foregoing paid or delivered any consideration to nCUBE or any other Person for the conveyance of the nCUBE Ownership Interest

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other than the agreement that the conveyance of the nCUBE Ownership Interest to ACTV Entertainment constituted payment and satisfaction in full of the Outstanding Invoices (as defined in the Settlement Agreement), as contemplated by the Settlement Agreement. Thomas Walsh (“Walsh”) validly consented to the conveyance of the nCUBE Ownership Interest to ACTV Entertainment for all purposes (including for all purposes of the limited liability company operating agreement of AdVision) and validly waived any rights to which Walsh may have been entitled, including rights of first refusal and co-sale rights, and the Company has delivered to Parent a true and correct copy of Walsh’s consent to such conveyance and waiver of such rights. Such consent and waiver by Walsh has not been withdrawn or modified in any respect.

4.7    Absence of Certain Changes or Events.    Except as otherwise disclosed in the Company SEC Reports filed and delivered to Parent prior to the date of this Agreement or as set forth on Section 4.7 of the Company Disclosure Letter, since December 31, 2001, (a) there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or is reasonably likely to have a Company Material Adverse Effect and (b) no action has been taken by the Company or any Subsidiary of the Company that, if Section 6.4 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no Contract to take any such action was entered into during such period.

4.8    Registration Statement; Proxy Statements.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (a) the Registration Statement (or any amendment or supplement thereto) filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, (b) the proxy statement to be mailed to the Company’s stockholders in connection with the Company Special Meeting (the “Company Proxy Statement”) or any amendment or supplement thereto, (c) the proxy statement to be mailed to Parent’s stockholders in connection with the Parent Stockholder Meeting (the “Parent Proxy Statement”) or any amendment or supplement thereto, or (d) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the time of the stockholder vote taken at the Company Special Meeting or at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement thereto, at the time of mailing of the Company Proxy Statement to the Company’s stockholders or at the time of the Company Special Meeting or any other meeting of the Company’s stockholders to be held in connection with the Merger, and, in the case of the Parent Proxy Statement or any amendment or supplement thereto, at the time of the Parent Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document will be deemed to have been supplied by or on behalf of the Company for such purpose if such document was available for review by the Company a reasonable time before such document was filed (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied). The Registration Statement (to the extent the Company Proxy Statement constitutes the prospectus thereunder), the Company Proxy Statement and the furnishing thereof by the Company will comply in all respects with the applicable requirements of the Securities Act, the Exchange Act and the DGCL.

4.9    Legal Proceedings.    Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no (a) Legal Proceeding pending or, to the knowledge of the Company, threatened, against, involving or affecting the Company, any Subsidiary of the Company or any Equity Affiliate of the Company or any of its or their respective assets or rights, (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (c) Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company, any Subsidiary of the Company or any Equity Affiliate of the Company that seeks to restrain,

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enjoin or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith, or (d) Injunction of any type referred to in Section 7.1(e).

4.10    Licenses; Compliance with Regulatory Requirements.

.

(a)    The Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”), required for or which are material to the ownership of the assets and the operation of the businesses of the Company or any of its Subsidiaries, except for those Licenses which the failure to hold has not had and is not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and to the knowledge of the Company, each of its Equity Affiliates, are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign), except where the failure so to comply has not had and is not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates (i) have all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries or Equity Affiliates (the “Permits”), (ii) have duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, are not reasonably likely to have, a Company Material Adverse Effect.

(b)    Except as set forth in Section 4.10(b) of the Company Disclosure Letter, (i) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, hold all Licenses required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on their businesses as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against the Company or any of its Subsidiaries or to the knowledge of the Company, its Equity Affiliates, relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, or resulting from any activity of the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, (v) neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, has received any notice alleging a violation of or liability of the Company or any of its Subsidiaries or any of its Equity Affiliates, under any Environmental Laws, and (vi) neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, have contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term “Environmental Laws” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

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4.11    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except Friedman, Billings, Ramsey & Co., Inc., whose fees and expenses will not exceed $800,000 and whose fees, expenses and claims for indemnification and contribution will be paid by the Company in accordance with the Company’s agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent, Merger Sub and their respective Controlling Parties harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates.

4.12    Tax Matters.    Except as set forth on Section 4.12 of the Company Disclosure Letter:

(a)    The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. A reserve, which the Company reasonably believes to be adequate, has been set up for the payment of all such Taxes anticipated to be payable by the Company and each of its Subsidiaries in respect of periods through the date hereof. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)    No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c)    There are no Liens or security interests on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)    The Company and its Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e)    None of the Tax Returns filed by the Company or any of its Subsidiaries has been or is currently being examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes of the Company or any of its Subsidiaries in progress or pending, nor has the Company or any of its Subsidiaries received any notice or report asserting a Tax deficiency with respect to the Company or any of its Subsidiaries. There are no current or threatened actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company or any of its Subsidiaries.

(f)    All deficiencies or assessments asserted against the Company or any of its Subsidiaries by any taxing authority have been paid or fully and finally settled and, to the knowledge of the Company, no issue previously raised in writing by any such taxing authority reasonably could be expected to result in a material assessment for any taxable period (or portion of a period) beginning on or after the Closing Date.

(g)    The Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)    Neither the Company nor any of its Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method.

(i)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract

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worker of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(j)    Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company, (B) is or has been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than a group the common parent of which is the Company, (C) is or has been a party to any Tax allocation or Tax sharing agreement, or (D) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(k)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)    Neither the Company nor any of its Subsidiaries has requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service or any other taxing authority which will have an effect on the Surviving Entity or any of its Subsidiaries in any taxable period ending after the Closing Date.

(m)    None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or may be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(n)    Neither the Company nor any of its Subsidiaries has participated in a corporate tax shelter within the meaning of Treasury Regulations Section 1.6011-4T or participated in a transaction that it has disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304. The Company and its Subsidiaries have disclosed on their U.S. federal Tax Returns all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)    There are no material “deferred intercompany transactions” or “intercompany transactions” between the Company and any of its Subsidiaries (or any of their respective predecessors), the gain or loss in which has not yet been taken into account under the consolidated return Treasury Regulations currently or previously in effect.

4.13    Employee Matters.

(a)    Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of all: (i) employee benefit plans (as defined in Section 3(3) of ERISA), including retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, hospitalization, medical, dental, vision care, disability, life, accident or other insurance plans, programs or arrangements, (ii) stock option, stock purchase, phantom stock or stock appreciation right, plans, programs or arrangements, (iii) severance, termination pay or supplemental unemployment benefits plans, programs or arrangements, and (iv) bonus or incentive plans, programs or arrangements (including fringe benefit plans or arrangements) sponsored, maintained or contributed to or required to be contributed to at any time by the Company or by any trade or business, whether or not incorporated (“ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001 of ERISA or section 414 of the Code, for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained, sponsored or contributed to under the laws of any foreign country (the “Company Plans”). The Company has heretofore delivered to Parent true and complete copies of (i) each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the IRS with respect to

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each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years and all required actuarial reports for the last three plan years of each Company Plan.

(b)    No Company Plan is subject to Title IV of ERISA or section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time.

(c)    Neither the Company nor any ERISA Affiliate maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d)    Each Company Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle (i) qualifies for tax-exempt status under Section 501(c)(9) of the Code and (ii) complies with Section 505 of the Code, except for those Company Plans listed on Section 4.13(d) of the Company Disclosure Letter which the IRS does not as a matter of policy issue such notification with respect to that particular type of plan. Each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

(e)    There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or section 412 of the Code against the Company or any ERISA Affiliate and there has not been any event or circumstance which could reasonably be expected to result in such liability.

(f)    Neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced a work stoppage.

(g)    Each Company Plan has been operated and administered in accordance with its terms and applicable law, including Section 406 of ERISA and Section 4975 of the Code.

(h)    Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(i)    No Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

(j)    There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(k)    Section 4.13(k) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been delivered to Parent): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company or any of its Subsidiaries upon 60 days’ or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the

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consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)    Except as set forth in Section 4.13(l) of the Company Disclosure Letter, (i) no employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by the Company or any of its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an “excess parachute payment” under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person (a “Parachute Gross-Up Payment”) in the event that the excise tax of Section 4999 of the Code is imposed on such Person, and (iv) neither the Company nor any of its Subsidiaries has granted to any Person any right to receive any Parachute Gross-Up Payment.

4.14    Fairness Opinion.    The Company Board has received the opinion of Friedman, Billings, Ramsey & Co., Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the “Fairness Opinion”). The Company has delivered to Parent a true and complete copy of the executed Fairness Opinion. The Company will include an executed copy of the Fairness Opinion in or as an annex to the Company Proxy Statement.

4.15    Recommendation of the Company Board.    The Company Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the Merger is fair to and in the best interests of the Company’s stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the Merger contemplated hereby by the stockholders of the Company.

4.16    Vote Required.    The only vote of stockholders of the Company required under the DGCL, the Nasdaq National Market requirements, the Company Charter, the Company Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, including the Merger, is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such approval and adoption.

4.17    Patents, Trademarks and Other Rights.

(a)    List of Patents, Trademarks and Similar Rights.    Sections 4.17(a)(i)-(vi) of the Company Disclosure Letter set forth complete and accurate lists and status of:

(i)    all foreign and domestic Intellectual Property registrations and issued or granted patents, or if a registration or patent has not been issued or granted, all pending and abandoned applications for patents, and all applications to register trademarks, trade names, service marks, copyrights and domain names, and all extensions, renewals, restorations, revivals, resuscitations, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof, as well as all invention disclosure records for which the Company or its Subsidiaries has not filed for patent protection, which the Company and/or any of its Subsidiaries own or in which the Company or any of its Subsidiaries claim or can claim ownership;

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(ii)    all products, including computer software or technology, commercially sold or licensed by the Company or its Subsidiaries and all types of services commercially provided by the Company or its Subsidiaries;

(iii)    any material computer software and applications in development by or owned by the Company or its Subsidiaries;

(iv)    in the case of Intellectual Property not owned by the Company or its Subsidiaries, all agreements under which any Intellectual Property is licensed or sublicensed by the Company or any of its Subsidiaries from others or otherwise permitted by other Persons to use, indicating the parties to each such agreement, other than retail “shrinkwrap” or generally available retail types of licenses;

(v)    all agreements pursuant to which the Company or any of its Subsidiaries has granted, or has an obligation to grant, any rights in, to or concerning any patents or other material Intellectual Property, including agreements that singularly provide or that contain one or more provisions providing with respect to Intellectual Property, assignments, covenants-not-to-sue or assert, licenses (exclusive or nonexclusive) or sublicenses, releases, grant-backs, cross-licenses, confidentiality or escrow arrangements, indemnification, and all settlement, consent or coexistent agreements involving Intellectual Property; and

(vi)    all other Intellectual Property (not identified pursuant to clauses (i)-(v) above) that is material to the business and operations of the Company and/or its Subsidiaries.

(b)    Free Title and Liens.    The Company or its Subsidiaries own exclusively all the Intellectual Property identified and indicated in Sections 4.17(a)(i), (ii), (iii) and (vi) of the Company Disclosure Letter. Except as set forth in Section 4.17(b)(i)-(iii) of the Company Disclosure Letter:

(i)    with respect to the Intellectual Property (other than patents, patent applications, or invention disclosure records) owned by the Company or its Subsidiaries, the Company or the appropriate Subsidiary thereof has good and valid title thereto free and clear of all Liens, or exclusive licenses or cross-licenses or escrow arrangements, or covenants not-to-sue or, or any obligations to impose or enter into any of the foregoing;

(ii)    with respect to the patents, patent applications and invention disclosure records owned by the Company or its Subsidiaries, the Company or the appropriate Subsidiary thereof has good and valid title thereto free and clear of (w) any obligations to license (exclusive or nonexclusive), cross-license or sublicense, escrow or assign, or any obligations to grant a covenant-not-to-sue or assert; (x) any Liens or restrictions on title; or (y) any license (exclusive or nonexclusive), sublicense, cross-license, assignment or escrow arrangements or covenants not-to-sue or assert; and

(iii)    with respect to all Intellectual Property held by the Company or any of its Subsidiaries under license or sublicense, other than retail or generally available licenses, the Company or the appropriate Subsidiary thereof has the right to use such Intellectual Property in the manner and subject to limitations on the scope of such use as set forth in such licenses or sublicenses, free from any Lien and not subject to any restrictions, other than as set forth in such license or sublicense agreement.

(c)    Protection of Intellectual Property.    Except as set forth in Sections 4.17(c)(i)-(iv) of the Company Disclosure Letter:

(i)    (x)    the Company or the appropriate Subsidiary thereof has taken actions that in its reasonable business judgment, consistent with industry standards, are appropriate (“Reasonable Actions”) to protect and police its Intellectual Property, including filing the necessary documents (including submission to the appropriate patent office or compliance with, as appropriate, the following: full and timely payment of filing and similar fees during prosecution; issue or registration fees; maintenance fees; compliance with “small entity” requirements; compliance with inventorship requirements; compliance with oath/declaration execution requirements; and compliance with assignment execution and recording requirements) with the United States Patent and Trademark Office,

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or such other filing offices, domestic or foreign, and duly registering with or causing the respective Intellectual Property to be issued by such filing offices; and (y) to the extent necessary to protect its interest therein (including affording itself of the maximum remedies available under law), the Intellectual Property of the Company and its Subsidiaries has been used with all patent, trademark, copyright and other Intellectual Property notices, markings and legends prescribed by law;

(ii)    (x)    with respect to its Intellectual Property rights that have been applied for or filed with the relevant Governmental Entities, or that have been registered, granted or issued by such relevant Governmental Entities, the Company or the appropriate Subsidiary thereof has protected and maintained, respectively, such Intellectual Property rights under applicable laws, and such applications, filings, registrations, grants, issuances, and other actions remain valid, in full force and effect, and, to the extent registered, granted or issued, fully enforceable by the Company or the appropriate Subsidiary thereof; (y) none of the material Intellectual Property rights owned by the Company or any of its Subsidiaries or, to the knowledge of the Company, licensed to any of them has expired, been abandoned or fallen into the public domain, has been canceled or adjudicated invalid (except with respect to patent applications that have been rejected by a Governmental Entity in the ordinary course of the patent application process and are listed on Section 4.17(c)(ii)(x) of the Company Disclosure Letter), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto; and (z) the status and content of the Intellectual Property identified in Section 4.17(a)(i) of the Company Disclosure Letter is accurate and complete;

(iii)    there are no allegations by any non-Governmental Entity third party to indicate that such Intellectual Property rights owned by the Company or any of its Subsidiaries that have been granted or applied for or filed with the relevant Governmental Entities and that have not been registered, granted or issued by such relevant Governmental Entities, are not entitled to registration, grant or issuance by the relevant Governmental Entities; and

(iv)    the Company and its Subsidiaries have complied with, are complying with and will comply with: (1) their duty of disclosure before the United States Patent and Trademark Office, as defined by the relevant rules and regulations governing such duty, in connection with the prosecution of pending United States patent applications (including both patent applications pending as of the Closing Date and patent applications issued as patents as of the Closing Date); and (2) any comparable duty of disclosure before other patent offices in countries other than the United States, if any, in connection with the prosecution of patent applications in those countries.

(d)    Intellectual Property from Employees and Others.

(i)    Except as described in Section 4.17(d)(i) of the Company Disclosure Letter, the employment policy of the Company and the employment policies of the Subsidiaries thereof require, and at all times in the past have required, that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, authored or developed or caused to be reduced to practice by any employee of the Company or of any of its Subsidiaries during the term of, and that relates to, such employee’s employment with the Company or such Subsidiary shall immediately and exclusively vest in the Company or the appropriate Subsidiary thereof, and the Company and its Subsidiaries have taken Reasonable Actions to generally enforce such employment policies.

(ii)    Except as described in Section 4.17(d)(ii) of the Company Disclosure Letter, true and complete copies of the Company’s employment policy, the employment policies of each of the Subsidiaries thereof and all past and current forms of employment agreements implementing this policy used by the Company or any of its Subsidiaries is attached to Section 4.17(d)(ii) of the Company Disclosure Letter.

(iii)    Except for those employees identified in Section 4.17(d)(iii) of the Company Disclosure Letter, every current and past employee of the Company or any of its Subsidiaries and every individual named or identified as an inventor on any patent applications filed by or to be filed or on behalf of the

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Company and/or its Subsidiaries (including issued patents, pending patent applications and invention disclosures), has executed an agreement that sets forth therein a covenant and assignment implementing the policy set forth in clause (d)(i) above.

(iv)    Except as described in Section 4.17(d)(iv) of the Company Disclosure Letter, the Company and its Subsidiaries have a policy (a true and complete copy of which is attached to Section 4.17(d)(iv) of the Company Disclosure Letter) to obtain, and have obtained, from all technical consultants and technical contractors, including all individuals named or identified as inventors on any patent applications filed or to be filed by or on behalf of the Company and/or its Subsidiaries (including issued patents, pending patent applications and invention disclosures), who contribute, will in the future contribute or have contributed to the creation or the development of Intellectual Property for the Company or any of its Subsidiaries valid written assignments to the Company or one or more of its Subsidiaries of such consultant’s or contractor’s rights to any such contribution that the Company or its Subsidiaries do not, or will not, own by operation of Law and the Company and its Subsidiaries have generally enforced such policy.

(v)    None of the individuals identified in Sections 4.17(d)(iii) and (iv) of the Company Disclosure Letter and none of the technical consultants or technical contractors who have not provided the Company with a valid written assignment to such consultant’s or contractor’s rights as described in Section 4.17(d)(iv) has either generated or retained any Intellectual Property listed in Section 4.17(a) of the Company Disclosure Letter.

(vi)    For those patents, patent applications, invention disclosure records and copyrightable materials listed in Section 4.17(a)(i) of the Company Disclosure Letter that do not identify the Company as the assignee, the Company has obtained, or the Company shall procure prior to Closing without providing any additional compensation, obligation or consideration unless with prior written approval from Parent, the necessary agreements and/or assignments to vest complete title to such patents, patent applications, invention disclosure records, and copyrightable materials in the Company.

(e)    Trade Secrets.    The Company and its Subsidiaries have taken all reasonable steps to protect and preserve the secrecy, confidentiality and value of all of their Trade Secrets and there are no unauthorized uses, disclosures or misappropriations of any Trade Secret.

(f)    Intellectual Property Infringement.    Except as set forth in Section 4.17(f) of the Company Disclosure Letter:

(i)    the Company’s and its Subsidiaries’ activities (including the granting of any licenses or sublicenses), products and services have not, as presently conducted do not, and as presently contemplated to be conducted in the future will not, infringe upon or otherwise misappropriate or violate, any Intellectual Property rights of any other Person;

(ii)    there are no claims or suits pending, no notice (formal or informal) provided, no legal proceedings or claims threatened, including any indemnification or contribution claims, in each instance, either currently pending or asserted in the past, and, to the knowledge of the Company, no basis for any such claim, suit or proceeding:

(x)    alleging that the Company or any of its Subsidiaries or any of their respective activities, products or services, or the practice of the inventions defined by their issued patents, infringe upon, violate or otherwise constitute an unauthorized use of any other Person’s Intellectual Property;

(y)    challenging the Company’s or any of its Subsidiaries’ ownership of, right to use, or the validity or enforceability or effectiveness of any Intellectual Property it owns or in which it claims ownership, including the Intellectual Property listed in Section 4.17(a) of the Company Disclosure Letter; or

(z)    contending, with respect to any agreement entered into by the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries has breached or violated such agreement, that

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any Intellectual Property licensed to or used by the Company or any Subsidiaries under such agreements has been violated or is invalid, unenforceable, unpatentable, unregisterable or cancelable, or violates, infringes or misappropriates any other Person’s Intellectual Property, that a party to such agreement intends to cancel, terminate or fail to renew such agreement, or that there exists an event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by any party to such agreement;

(iii)    none of the Company or any of its Subsidiaries has filed a claim against, provided notice to or taken any other action against any Person claiming the infringement, violation, or unauthorized use by any Person of any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is infringing, violating or misappropriating any such Intellectual Property;

(iv)    the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, result in the loss of the Company’s or its Subsidiary’s rights in any Intellectual Property; and

(v)    None of the licenses or sublicenses granted by the Company or any of its Subsidiaries (including MOSI and HyperTV) to Livewire LLC, a Delaware limited liability company, infringe upon or otherwise violate, any Intellectual Property rights of Wolzien or any other rights Wolzien may have with respect to the Company or any of its Subsidiaries (including MOSI and HyperTV).

(g)    No Waiver of Privilege.    The Company and its Subsidiaries have taken Reasonable Actions to maintain any attorney-client privilege or other legal privilege with respect to oral and written communications relating to Intellectual Property and legal claims and defenses related thereto.

(h)    Adequacy of Rights.    The Company and its Subsidiaries own or otherwise hold sufficient rights to all Intellectual Property necessary to carry on their respective business and all such rights shall survive the execution, consummation and performance of this Agreement unchanged in any respect.

(i)    Wolzien Patent Improvements.    Section 4.17(i) of the Company Disclosure Letter sets forth (a) a complete and accurate list of each Wolzien Patent Improvement (as such term is defined in the Asset Purchase Agreement (the “Wolzien Agreement”), dated April 7, 1999, between MOSI, Wolzien, HyperTV, and the Company, as amended on April 8, 2000) which has been disclosed by Wolzien to MOSI, (b) the date upon which each such disclosure occurred, (c) whether MOSI made an election to file a patent application with respect to each such Wolzien Patent Improvement, (d) the date of any such election, (e) if such election was made, the date upon which a patent application was filed with respect to such Wolzien Patent Improvement and (f) the status of any such patent application. With respect to each Wolzien Patent Improvement set forth in Section 4.17(i) of the Company Disclosure Letter, the Company and MOSI have taken Reasonable Actions to determine whether MOSI should elect to file a patent application for such Wolzien Patent Improvement. Wolzien has not exercised his option (or indicated any inclination to exercise his option) to prepare and file a patent application in his own name and title with respect to any Wolzien Patent Improvements for which MOSI has not prepared and filed a patent application within the ninety-day (90) period after which such Wolzien Patent Improvement had been disclosed to MOSI pursuant to the Wolzien Agreement.

(j)    Prior Agreements.    To the knowledge of the Company, no current or former employee is or was a party to any confidentiality agreement or agreement not to compete which restricts or forbids, or restricted or forbade, during any time of such employee’s employment by the Company or any of its Subsidiaries, such employee’s performance of the business of the Company or any of its Subsidiaries or any activity such employee was hired to perform.

4.18    Certain Agreements, Affiliate Transactions and Insurance.

(a)    Section 4.18(a) of the Company Disclosure Letter lists or describes each Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are subject or

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bound, of the following nature (each Contract listed or required to be listed on Section 4.18(a) of the Company Disclosure Letter, along with each Contract listed or described, or required to be listed or described, on Sections 4.3(c), 4.3(d), 4.6(a), 4.17(a)(iv), 4.17(a)(v), 4.18(b) or 4.18(c) of the Company Disclosure Letter, a “Material Contract”):

(i)    Contracts that are required to be filed with the Commission pursuant to the Exchange Act as an exhibit to the Company’s Annual Report on Form 10-K;

(ii)    Contracts that were entered into outside the ordinary course of business and pursuant to which any obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

(iii)    employment, bonus or consulting agreements involving potential payments in excess of $50,000 over any period of 12 months or more;

(iv)    Contracts evidencing or securing Indebtedness of the Company or any of its Subsidiaries (other than trade accounts arising in the ordinary course of business that do not exceed $10,000 individually or $250,000 in the aggregate);

(v)    Contracts in which the Company or any of its Subsidiaries has guaranteed the obligations of any Person;

(vi)    Contracts that may require the Company or any of its Subsidiaries to indemnify any other Person;

(vii)    any Contract involving the potential payment (A) by the Company or any of its Subsidiaries of $50,000 or more or (B) to the Company or any of its Subsidiaries of an amount that is reasonably likely to be $50,000 or more, in each case including agreements with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;

(viii)    Contracts that contain any “most favored nations” provisions, as such term is commonly understood in the cable television and satellite television industries;

(ix)    Contracts that guarantee any Person a particular amount of payment from the Company or any of the Company’s Subsidiaries irrespective of such Person’s performance of any of its obligations under such Contract;

(x)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand;

(xi)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any Significant Party, on the other hand;

(xii)    Contracts that contain a Change of Control Covenant; and

(xiii)    Contracts giving any Person the right (contingent or otherwise) to require the Company or any of its Subsidiaries to register under the Securities Act any securities or to participate in any registration of such securities.

Except as set forth in Section 4.18(a) of the Company Disclosure Letter, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and except that employees’ covenants not to compete may not be enforceable in accordance with their terms in California and certain other jurisdictions), and the Company or the applicable Subsidiary of the Company, as the case may be, has taken all actions necessary to comply in all material respects with such Material Contract and is not in breach or violation of or default under (with or without notice or lapse of time or both) of any such Material Contract. To the knowledge of

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the Company, except as set forth in Section 4.18(a) of the Company Disclosure Letter, all parties to the Material Contracts other than the Company and its Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has delivered to Parent a true and correct copy of each Material Contract that is in writing, and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Section 4.18(a) of the Company Disclosure Letter.

(b)    Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as the same is currently conducted or contemplated to be conducted and (ii) none of the Company or any of the Company’s Subsidiaries is a party to, and none of their respective assets is bound by, any Contract or any judgement, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent, a Controlling Party of Parent or any Affiliate of a Controlling Party of Parent (other than the Surviving Entity and the Surviving Entity’s Subsidiaries) or any Contract or any judgement, injunction, order or decree in respect of which any act or omission of Parent, a Controlling Party of Parent or any Affiliate of a Controlling Party of Parent (other than the Surviving Entity and the Surviving Entity’s Subsidiaries) would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder or result in any Lien or Restriction on any of the material assets of the Surviving Entity or any of its Subsidiaries. The Company has delivered to Parent a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, on Section 4.18(b) of the Company Disclosure Letter.

(c)    Section 4.18(c) of the Company Disclosure Letter lists or describes all transactions and Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand. The Company has delivered to Parent a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, on Section 4.18(c) of the Company Disclosure Letter.

(d)    Section 4.18(d) of the Company Disclosure Letter sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of each policy set forth, or required to be set forth, on Section 4.18(d) of the Company Disclosure Letter.

4.19    No Investment Company.    The Company is not an “investment company” subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

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4.20    Takeover Statutes.    No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that none of Parent, any Controlling Party of Parent or any Affiliates of a Controlling Party of Parent will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

4.21    Rights Agreement.    The Company and the Company Board have taken all action necessary to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

4.22    Provided Information.    All written information (excluding financial projections) concerning the Company and its Subsidiaries that has been prepared by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives and that has been provided to Parent, any of its Affiliates or any of their respective authorized representatives in connection with the Merger, was, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. All financial projections concerning the Company and its Subsidiaries, whether oral or written, that have been prepared or made by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives, and that have been provided to Parent, any of its Affiliates or any of their respective authorized representatives in connections with the Merger or that have been made public since January 1, 2002 by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives, (a) have been reasonably prepared or made on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and its Subsidiaries and (b) are the same financial projections used by the Company for internal planning purposes. The Company has no knowledge that the future financial performance of the Company is unlikely to be consistent in all material respects with such financial projections.

4.23    Documents Delivered.    All documents which have been or shall be delivered to Parent by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby (including all documents and agreements referenced in the Company Disclosure Letter or provided to Parent in connection with its due diligence investigation of the Company) are or when so delivered shall be correct, current and complete copies of the originals thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1    Organization and Qualification.    Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under, and to consummate the transactions contemplated by this Agreement (collectively, a “Parent Material Adverse Effect”). Parent has made available to

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the Company a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended to the date hereof.

5.2    Authorization and Validity of Agreement.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and subject to obtaining the approval of Parent’s stockholders contemplated by Section 3.2 and the satisfaction of the conditions set forth in Section 7.1(b), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the approval of Parent’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

5.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of Parent consists solely of (i) 500,000,000 shares of Class A Parent Stock, (ii) 200,000,000 shares of Class B Parent Stock and (iii) 500,000,000 shares of Parent Preference Stock. As of the close of business on August 31, 2002, 40,893,099 shares of Class A Parent Stock, 30,631,746 shares of Class B Parent Stock and no shares of Parent Preference Stock were issued and outstanding. All such shares were validly issued, fully paid and nonassessable. As of the close of business on March 31, 2002, there were outstanding Warrants and employee stock options exercisable for an aggregate of 8,075,642 shares of Class A Parent Stock. Each share of Class B Parent Stock is convertible, at any time, into one share of Class A Parent Stock. The shares of Class A Parent Stock to be issued in the Merger will, when issued, be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. All other material aspects of Parent’s capitalization have been disclosed in the Parent SEC Reports.

(b)    The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.4    No Approvals or Notices Required; No Conflict with Instruments.    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not:

(a)    conflict with or violate the memorandum of association or articles of association of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b)    except as disclosed in Section 5.4(b) of the Parent Disclosure Schedule, require any Governmental Consent or Governmental Filing, in each case on the part of Parent or any Subsidiary of Parent, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Entities described on Section 5.4(b) of the Parent Disclosure Schedule, (iii) the Governmental

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Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (iv) the filing with the Commission, and the effectiveness, of the Registration Statement as contemplated by Section 3.2(c), (v) the filing with the Commission of the Parent Proxy Statement and such reports and other documents under Sections 13(a), 13(d), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (vi) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(c)    require, on the part of Parent or any Subsidiary of Parent, any Contract Consent by, or Contract Notice to, any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(d)    give rise to any Violation of any Contract to which Parent or any Subsidiary of Parent is a party, by which Parent, any Subsidiary of Parent or any of their respective assets or properties is bound or affected or pursuant to which Parent or any Subsidiary of Parent is entitled to any rights or benefits, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(e)    assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 5.4 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Parent or any Subsidiary of Parent or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.5    Registration Statement; Parent Proxy Statement.    None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (i) the Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, (ii) the Company Proxy Statement or any amendment or supplement thereto, or (iii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement thereto, at the time of mailing to the Company’s stockholders or at the time of the Company Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act (except that no representation is made as to the form of the Company Proxy Statement to the extent it constitutes the prospectus thereunder).

5.6    Report and Financial Statements.    Except as set forth on Section 5.6 of the Parent Disclosure Schedule, Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001 (the “20-F”) at the time filed, complied in all material respects with the applicable requirements of Form 20-F under the Exchange Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes thereto) of Parent and its Subsidiaries included in the 20-F, at the time filed, fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

5.7    Absence of Certain Changes or Events.    Except as disclosed in the earnings releases issued by the Parent for the quarterly periods ended March 31, 2002 and June 30, 2002, since the date of the most recent audited financial statements included in the Parent SEC Reports, there has not been, as of the date of this

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Agreement, (a) any change in the financial condition, results of operations, business, assets or liabilities of Parent and its Subsidiaries that, individually or in the aggregate has had or is reasonably likely to have a Parent Material Adverse Effect or (b) any change by Parent in its accounting principles, practices or methods except as required by GAAP.

5.8    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Parent or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

5.9    Recommendation of the Parent Board.    The Parent Board, by vote at a meeting duly called and held, has approved the Issuance and has adopted resolutions recommending approval of the Issuance by the stockholders of Parent.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1    Access to Information Concerning Properties and Records.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, upon reasonable notice, the Company will (and will use reasonable efforts to cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

6.2    Confidentiality.    Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a “disclosing party”), each party (a “receiving party”) will, and will cause its Affiliates, directors, officers, employees, agents and controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party’s “Representatives”) to, (i) keep all Confidential Information (as defined below) of the disclosing party in strict confidence and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party’s rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party’s obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the receiving party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own

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information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a receiving party be liable for any indirect, punitive, special or consequential damages. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party will not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the disclosing party.

For purposes of this Section 6.2, “Confidential Information” of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party’s Representatives, regardless of the manner in which it is furnished. “Confidential Information” does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or (d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 6.2 shall be construed to limit a receiving party’s right to independently develop or acquire products without use of the disclosing party’s Confidential Information. Further, a receiving party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such receiving party shall maintain the confidentiality of the Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be retained without extraordinary effort by persons who have had access to the Confidential Information in the normal course of their use or review of Confidential Information pursuant to this letter, including ideas, concepts, know-how or techniques contained therein. Neither the Company nor Parent shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

6.3    Public Announcements.    Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, the Company and Parent will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

6.4    Conduct of the Company’s Business Pending the Effective Time.    Except as set forth on Section 6.4 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, including Section 6.5 hereof, or consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the Effective Time:

(a)    conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

(b)    use reasonable best efforts to preserve intact its business organization, to preserve its Licenses in full force and effect, to maintain its Intellectual Property (including the payment of any administrative fees), to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;

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(c)    not (i) make or permit any change or amendments in its certificate or articles of incorporation, bylaws or similar organizational documents; (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options outstanding on the date hereof or Warrants outstanding on the date hereof), any Convertible Securities or any phantom shares, phantom equity interests or stock or equity appreciation rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any equity interests, other securities, Convertible Securities or phantom shares, phantom equity interests or stock or equity appreciation rights of the Company or any Subsidiary of the Company; (v) amend or modify, or accelerate, amend or change the period of exercisability or vesting of, any outstanding Company Stock Options, Warrants or other Convertible Securities, or adopt, authorize or amend any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement (including any Company Stock Plan); (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a Subsidiary of the Company paid ratably to its stockholders or the partners thereof, as the case may be (provided in the case of any non-Wholly Owned Subsidiary of the Company that the other stockholders of or partners in such Subsidiary are not officers, directors, employees or Affiliates of the Company or of any of its Subsidiaries); (viii) sell, transfer or otherwise dispose of, or pledge any Investment Security or any stock, equity or partnership interest owned by it in any Subsidiary or Equity Affiliate of the Company; or (ix) enter into or assume any Contract with respect to any of the foregoing;

(d)    not (i) modify or change in any material respect any License, any Material Contract or any other Contract that is material to the business of the Company, other than in the ordinary course of business consistent with past practice; (ii) modify or change in any respect any of the Specified Contracts; (iii) terminate any License, Material Contract or any other Contract that is material to the business of the Company, (iv) offer to enter into, assume or enter into, a Contract with any Person where the terms and provisions so offered, or the terms and provisions of the Contract to be entered into or assumed would give any other Person (an “MFN Beneficiary”) the right to require at any time that the terms and conditions of such MFN Beneficiary’s Contract with the Company or any of its Subsidiaries be adjusted, changed or modified (including retroactively) in any manner based upon the terms and provisions in the first Person’s Contract or that such Contract be terminated; (v) hire any new employee, replace any existing employee, enter into any new employment, consulting, contractor, agency or commission agreement, make any amendment or modification to any such existing agreement or grant any increases in compensation, other than the regular annual salary increases required to be made pursuant to the terms of existing employment agreements with employees of the Company or its Subsidiaries who are not directors or officers of the Company; (vi) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.13(a), except to the extent required by any applicable law, the existing terms of any such plan or the provisions of this Agreement; (vii) except as set forth in Section 6.12, modify, amend, renew or enter into any directors’ and officers’ insurance policy with respect to the Company or any of its Subsidiaries; (viii) provide security for any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any assets or rights of the Company or any Subsidiary of the Company, except in any such case for Permitted Encumbrances; (ix) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (x) cancel or forgive any Indebtedness or waive any claims or rights of substantial value; (xi) make or authorize any capital expenditures other than in the ordinary course of business in amounts of more than $25,000 individually or $100,000 in the aggregate; (xii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness; (xiii) other than as otherwise permitted by this Agreement and, in the case of transactions between the Company and any of its Wholly Owned Subsidiaries or between

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Wholly Owned Subsidiaries of the Company, other than the normal cash management practices (including reimbursement of business expenses) of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any Significant Stockholder or director, former director, officer, former officer, partner, Affiliate or Equity Affiliate of the Company or any of its Subsidiaries not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Letter; (xiv) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xv) settle or compromise any claims, litigation or arbitration; (xvi) enter into or assume any Contract that would be a Specified Contract, or amend any term of any existing Contract in a manner that would cause it to become a Specified Contract; or (xvii) enter into or assume any Contract with respect to any of the foregoing;

(e)    not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f)    not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(g)    not incur any amount of Indebtedness or assume or enter into any Contract to do so;

(h)    not (i) modify or change in any respect, or terminate any agreement related to material Intellectual Property; (ii) provide, or enter into any Contract that provides, or amend, modify or change any existing Contract to provide (A) any assignment, grant-backs, cross-license, of, or covenant not-to-sue, covenant not to assert or grant of release regarding, any Intellectual Property, (B) the granting or licensing to any other Persons of (1) any exclusive right (within any geographic area or line of products or services or field of use) to use any of the Company’s or its Subsidiaries’ owned or licensed Intellectual Property or (2) any right (within any geographic area or line of products or services or field of use) to use any of the Company’s or its Subsidiaries’ material owned or licensed Intellectual Property, (C) any Person with “most favored nations” (as such term is customarily understood in the cable television and satellite television industries) terms and conditions, (D) that the Company or any of its Subsidiaries would be required to exclusively use the products or services provided by another party (or an Affiliate thereof) or a specified third party (or refrain from using the products and services of any Person other than such other party or such specified other Person) within any geographic area or line of products or services or field of use, (E) that the Company or any of its Subsidiaries will not sue or otherwise institute legal action against any other Person for any reason, (F) any agreements with third parties for the exchange and/or protection of confidential information, (G) rights or obligations that are binding upon, or purport to be binding upon, any Person (other than any Subsidiary of the Company) that is not a party to such Contract (H) any provisions requiring the Company or any of its Subsidiaries to indemnify any Person; (I) that the Company or any of its Subsidiaries guarantee any Person a particular amount of payment from the Company or any of its Subsidiaries irrespective of such Person’s performance of any of its obligations; or (J) a Change of Control Covenant with respect to the Company or its Subsidiaries; (iii) terminate or modify or change in any material respect any agreement setting forth a covenant or assignment implementing the policies described in Section 4.17(d); (iv) sue or otherwise institute legal action (including by the assertion of a counterclaim) against any Person for any reason; or (v) solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to, or enter into or assume any Contract with respect to, any of the foregoing;

(i)    not (i) make, revoke or amend any Tax election, (ii) make any material change in any accounting, financial reporting or Tax practice or policy, (iii) execute any waiver of restrictions on assessment or collection of any Tax, (iv) enter into or amend any agreement or settlement with any Tax authority, (v) change the Company’s auditors or (vi) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except, in the case of clause (v), in the ordinary course of business consistent with past practice;

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(j)    not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses and assets);

(k)    not make any capital contribution to any Person other than as required pursuant to the terms of a Company Investment Agreement listed on Section 4.6(a) of the Company Disclosure Letter as such terms are in effect on the date hereof, or acquire any securities or other debt or equity interests in any other Person or enter into or assume any Contract with respect to the foregoing;

(l)    not revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable, except as required by GAAP;

(m)    prepare budgets, forecasts, and other internal management reports in a manner and at times consistent with the Company’s past practice; and

(n)    give prompt notice in writing to Parent of (i) any information that indicates that any of the Company’s representations or warranties contained herein were not true and correct as of the date hereof or will not be true and correct as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VII hereof to be satisfied, (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (iv) any notice of, or other communication relating to, any litigation referred to in Section 6.9 or any order or judgment entered or rendered therein.

6.5    No Solicitation

(a)    From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of the Company or any of its Subsidiaries to, directly or indirectly, or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business or assets of the Company or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iv) approve, recommend or permit the Company or any Subsidiary to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant any waiver or release of any standstill agreement or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that nothing contained in this Section 6.5 shall prevent the Company or the Company Board from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Proposal by means of a tender offer; or (B) recommending an Alternative Proposal to the stockholders of the Company if (x) the Company Board determines in good faith by a majority vote that such Alternative Proposal is a Superior Proposal (as defined below) and that on the basis of written advice of the Company’s outside legal counsel, it must recommend such Superior Proposal to the stockholders of the Company in order to comply with its fiduciary duties under applicable law, and (y) the Company has complied with paragraphs (b), (c), (d) and (e) of this Section 6.5. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5.

(b)    The restrictions set forth in Section 6.5(a) shall not prevent the Company Board (or any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, representative or

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agent, of the Company) in the exercise of and as required by its fiduciary duties under applicable law as determined by the Company Board in good faith (after consultation with and not inconsistent with the written advice of the Company’s outside legal counsel) from engaging in discussions or negotiations with (but not directly or indirectly soliciting or initiating such discussions or negotiations or directly or indirectly encouraging inquiries or the making of any Alternative Proposal), and furnishing information concerning the Company and its business and assets to, a Person who makes a written, unsolicited, bona fide Alternative Proposal (except that for purposes of this Section 6.5(b), to constitute an Alternative Proposal such proposal, (w) if relating to the issuance by the Company or any of its Subsidiaries of any equity interest in or any voting securities of the Company or such Subsidiary, must contemplate the issuance of more than 50% rather than 10% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of the Company or its Subsidiaries, must contemplate the acquisition of more than 50%, rather than 10% or more, of the total of such assets, (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company, must contemplate the acquisition of more than 50%, rather than 10% or more, of the then outstanding shares of capital stock of the Company and (z) may not be an Alternative Proposal with respect to an Intellectual Property Transaction) that, (A) after taking into consideration the strategic benefits to the Company of the Merger (after consultation with its financial advisor), is financially superior to the Merger, as determined in good faith by a majority of the Company Board after consultation with, and the receipt of a written opinion from, the Company’s financial advisors, which shall be of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the Company Board, is reasonably capable of being obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of a majority of the Company Board (after consultation with its outside legal counsel)(any such Alternative Proposal satisfying clauses (A),(B) and (C) above is herein referred to as a “Superior Proposal”); provided, that in advance of the taking of any such actions by the Company, Parent shall have been notified in writing of such Superior Proposal and given a copy of such Superior Proposal.

(c)    The Company shall provide Parent (for at least five business days following the receipt of such notice) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal in which event the Company shall cause its respective financial and legal advisors to negotiate in good faith with Parent for a reasonable period of time after the Company Board determines that the terms and conditions proposed by Parent are no less favorable than the Superior Proposal, to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby. The provisions of this paragraph shall apply to successive Superior Proposals (provided that each such Superior Proposal shall meet the then applicable requirements thereof, based upon the terms of this Agreement in effect on the date hereof or as such terms shall be modified, amended or superseded).

(d)    The Company shall promptly advise Parent orally and in writing of any request for information or of any Alternative Proposal, or any inquiry, offer or proposal with respect to or which could lead to any Alternative Proposal (whether made directly to the Company or one of its advisers), the material terms and conditions of such request, Alternative Proposal or inquiry, offer or proposal, and the identity of the Person making any such request, Alternative Proposal or inquiry, offer or proposal. The Company shall keep Parent fully informed of the status and details of any such request, Alternative Proposal or inquiry, offer or proposal.

(e)    Notwithstanding Section 6.5(b), the Company shall not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms set forth in Section 6.2.

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(f)    The Company shall immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Parent) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise its rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by the Company or its representatives to any such Persons.

6.6    Expenses.    Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the Commission filing fee for the Company Proxy Statement, the Parent Proxy Statement, the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the fee for filing under the Hart-Scott Act will be borne one-half by Parent and one-half by the Company.

6.7    Actions by Merger Sub.    In its capacity as the sole stockholder of Merger Sub, Parent will cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

6.8    Listing.    Each party hereto agrees to take all action reasonably necessary to cause the shares of Class A Parent Stock to be issued in the Merger to be authorized for listing or otherwise eligible for trading on the Relevant Market, subject to official notice of issuance.

6.9    Defense of Litigation.    Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent. Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

6.10    Indemnification of Directors and Officers.

(a)    From and after the Effective Time, the Surviving Entity will indemnify, defend and hold harmless the present and former officers and directors of the Company (when acting in such capacity) (each, an “Indemnified Party” and together, the “Indemnified Parties”) (and will also, subject to Section 6.10(b), advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against all losses, costs, expenses, claims, damages, judgments or liabilities incurred in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the “Indemnified Liabilities”) to the fullest extent permitted under the DGCL; provided, however, that such indemnification will be provided only to the extent any directors’ and officers’ liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Entity shall, subject to Section 6.10(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case the Surviving Entity shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the Company Charter or Company Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar

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documents of any Subsidiaries of the Company, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years after the Effective Time.

(b)    If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company and the Surviving Entity agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), will promptly notify the Surviving Entity thereof, whereupon the Surviving Entity will have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Entity will pay or cause to be paid all reasonable fees and expenses of such counsel; provided, however, that the Surviving Entity will not be obligated pursuant to this Section 6.10(b) to pay for more than one firm or counsel (or in the event that the independent directors of the Company make a good faith determination that they require independent counsel, two firms or counsel) to represent all Indemnified Parties in any jurisdiction and (ii) the Indemnified Parties will cooperate in the defense of such matter. The Surviving Entity will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 6.10, the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law.

(c)    This Section 6.10 is intended to benefit the Indemnified Parties and will be enforceable by each Indemnified Party, his or her heirs and representatives and will be binding on all successors and assigns of the Surviving Entity.

6.11    Parent Warrant.    In the event that the Company is required to pay the Termination Fee pursuant to the terms of Section 8.5(b), then, effective upon the date such Termination Fee shall become payable or such termination shall become effective, as applicable, the Company shall issue to Parent warrants to purchase a number of shares of Company Common Stock equal to 3.99% of the outstanding shares of Company Common Stock on the date such warrants are issued (determined on a fully-diluted basis, including after giving effect to the exercise of such warrants) for an exercise price of $1.40 per share, which warrants shall be exercisable for a period of three (3) years from the date of issue and shall contain such terms and provisions (including anti-dilution provisions) as are customarily found in warrants issued by publicly-traded companies.

6.12    Liability Insurance.    Within five days from the date of this Agreement, the Company shall designate Marsh & McLennan as its broker of record for the purpose of securing for the Company a directors’ and officers’ liability insurance policy providing up to $10 million of “A” side coverage only and a three-year run off. If, after 25 days from the date Marsh & McLennan is designated as the Company’s broker of record, it is unable to secure such coverage from one or more insurance carriers reasonably acceptable to Parent, the Company shall have the right to purchase an extension of its existing directors’ and officers’ liability insurance policy and a three-year run off from any reputable carrier, provided that the monthly premium for the extension does not exceed $100,000 and the premium for the three-year run off does not exceed $835,000.

6.13    Actions With Respect to MOSI.    Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries to and shall use its best commercially reasonable efforts to cause the individuals specified on Schedule 6.13 to, execute and deliver to the Company the agreement annexed hereto as Exhibit 6.13 (the “MOSI Agreement”).

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ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions Precedent to the Obligations of Parent, Merger Sub and the Company.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent, for Merger Sub (but not for the Company), or by the Company for itself (but not for Parent or Merger Sub):

(a)    Approval of Stockholders.    This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law, the Company Charter and the Company Bylaws. The Issuance shall have been approved by the requisite vote under the rules of the Relevant Market by the stockholders of Parent.

(b)    Registration.    (i) the Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, and (ii) Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations will be in full force and effect.

(c)    Hart-Scott Act.    The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission.

(d)    Nasdaq Listing.    The shares of Class A Parent Stock to be issued in the Merger will have been authorized for listing or otherwise eligible for trading on the Relevant Market subject only to official notice of issuance.

(e)    Absence of Injunctions.    No permanent or preliminary Injunction or restraining order by any court or other Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation subject to any condition or restriction that has had or would have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, any Controlling Party of Parent and its Subsidiaries taken as a whole, or the Surviving Entity and its Subsidiaries taken as a whole.

7.2    Conditions Precedent to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent:

(a)    Accuracy of Representations and Warranties.    The representations and warranties of the Company contained in Sections 4.1 (other than the last sentence), 4.2, 4.6(f), 4.6(g), 4.9, 4.15, 4.16, 4.17, 4.19, 4.20 and 4.21 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representation and warranty speaks as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b)    Performance of Agreements.    The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

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(c)    Officers’ Certificate.    The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company certifying as to the fulfillment of the conditions specified in the first sentence of Section 7.1(a) and in Sections 7.2(a) and 7.2(b), (ii) certificates, dated the Closing Date, signed by and on behalf of each of the individuals listed on Schedule 7.2(c), and (iii) a certificate of the Secretary of the Company certifying, among other things, (A) the incumbency of all officers of the Company having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Company Board referred to in Section 4.15, any subsequent resolutions of the Company Board with respect to the Merger and the resolution of the Company’s stockholders approving the Merger Proposal.

(d)    No Adverse Enactments.    There shall not have been any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Parent’s reasonable judgment (i) makes or may make this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires or may require Parent, any Controlling Party of Parent, the Surviving Entity or any of their respective Subsidiaries to divest or hold separate any material portion of the assets or business of Parent, any Controlling Party of Parent, the Surviving Entity or any of their respective Subsidiaries, if the Merger is consummated, (iii) imposes or may impose material limitations on the ability of Parent or any Controlling Party of Parent to effectively exercise full rights of ownership of shares of capital stock of the Surviving Entity (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Entity) or makes or may make the holding by Parent or any Controlling Party of Parent of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires or may require Parent or any Controlling Party of Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay, the consummation of the Merger or any of the other transactions contemplated by this Agreement or increases in any material respect the liabilities or obligations of Parent arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(e)    Contract Consents and Notices.    All Contract Consents and Contract Notices which are referred to in Section 4.5 or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole, shall have been obtained and given.

(f)    No Material Adverse Change.    Since the date hereof, (A) nothing shall have occurred, and Parent shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Parent, could be expected to have, a material adverse effect on (i) the transactions contemplated hereby or Parent’s liabilities or obligations with respect to such transactions, or (ii) the business, assets, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, the Surviving Entity and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (including any potential change or event disclosed on any Schedule (including the Company Disclosure Letter) which, subsequent to the date hereof, actually occurs), and (B) there shall not have occurred (i) any general suspension of trading in the Company Common Stock on the Nasdaq Stock Market, (ii) any decline, measured from the date hereof, in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15% or (iii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States.

(g)    Receipt of Licenses, Permits and Consents.    Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and filings due after the Effective Time, all Local

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Approvals, and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, all Governmental Filings as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, Parent and its Subsidiaries taken as a whole, any Controlling Party of Parent and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole.

(h)    Significant Party Contracts.    Each of the Significant Party Contracts shall be in full force and effect immediately prior to the Effective Time and no party shall have taken any action (including the delivery of notice), or threatened to take any action, to terminate, cancel, declare a default or breach, or accelerate payments or performance obligations of the Company or any of its Subsidiaries under, any Significant Party Contract, which action (or notice) has not been withdrawn, rescinded or otherwise been legally determined to be ineffective.

(i)    Proceedings Satisfactory.    All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Parent and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(j)    Employment Agreements.    Parent shall be satisfied that each of the employment agreements listed on Exhibit 7.2(j) shall have been amended in a manner consistent with the terms set forth on Exhibit 7.2(j) and there shall have been no other modifications or amendments to such employment agreements.

(k)    MOSI Agreement.    Each of the individuals listed on Schedule 6.13 shall have entered into the MOSI Agreement and the MOSI Agreement shall be in full force and effect at the Effective Time.

(l)    Dissenting Shares.    On the Closing Date, Dissenting Shares shall not aggregate more than 2.5% of the outstanding shares of Company Common Stock.

7.3    Conditions Precedent to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

(a)    Accuracy of Representations and Warranties.    All representations and warranties of Parent contained herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Performance of Agreements.    Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)    Officers’ Certificates.    Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in the second sentence of Section 7.1(a) and Sections 7.1(d), 7.3(a) and 7.3(b).

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ARTICLE VIII

TERMINATION

8.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent if the Boards of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors.

8.2    Termination by Either Parent or the Company.    This Agreement may be terminated (upon notice from the terminating parties to the other parties) and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if (i) the Merger shall not have been consummated by January 15, 2003, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”), provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure of the Merger to be consummated by the Termination Date, and provided, further, that in the event that the failure of the Merger to occur on or before January 15, 2003 is the result of the failure of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) or 7.2(g) to be satisfied or waived prior to January 15, 2003, either Parent or the Company may extend such date to February 15, 2003 (so long as the party extending such date believes in good faith that such conditions are capable of being satisfied by such date), (ii) the approval of (A) the Merger Proposal by the stockholders of the Company shall not have been obtained at the Company Special Meeting or at any duly held adjournment or postponement thereof, or (B) the Issuance by the stockholders of Parent shall not have been obtained at the Parent Special Meeting or any duly held adjournment or postponement thereof, provided, that the right to terminate pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure to obtain such approval of the stockholders, or (iii) any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Company Board:

(a)    if (i) the Company is not in breach of Section 6.5 or in material breach of any of the other terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iv) the Company pays to Parent in immediately available funds the Termination Fee, and (v) the Company issues to Parent the warrants described in Section 6.11. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(b)    if Parent or Merger Sub breach or fail in any material respect to perform or comply with any of their covenants and agreements contained herein or breach any of their representations and warranties, in each case that is not curable, such that the conditions set forth in Sections 7.3(a) or 7.3(b) cannot be satisfied; or

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(c)    if the Class A Parent Stock Value shall be less than $0.80 and the Company shall have provided written notice to Parent no later than 5:00 p.m. (New York City time) on the second business day preceding the Closing Date of its election (which shall be irrevocable) to terminate this Agreement; provided, however, that such termination shall not be effective, and the Closing shall proceed as scheduled, if Parent notifies the Company in writing no later than 5:00 p.m. (New York City time) on the last business day immediately preceding the Closing Date of its election (which election Parent may make, or decline to make, in its sole and absolute discretion) to increase the Exchange Ratio to equal the quotient (rounded, if necessary, to the nearest one hundred thousandth) obtained by dividing $0.584 by the Class A Parent Stock Value.

8.4    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by the stockholders of the Company and Parent referred to in Section 7.1(a), by Parent if (a) the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within three business days after a written request by Parent to do so, (b) the Company breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein (including any failure to perform its obligations under Sections 3.1 and 3.2), or breaches any of its representations and warranties, in each case that is not curable, such that the conditions set forth in 7.2(a) or 7.2(b) cannot be satisfied, or (c) the Company or any of the other Persons described in Section 6.5 as Subsidiaries, Affiliates, officers, directors, employees, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 6.5 but for the provisos contained in Section 6.5(a) allowing certain actions to be taken pursuant to clause (A) or (B) of the provisos under the conditions set forth therein.

8.5    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.6, Section 6.11, this Section 8.5 and Article IX each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) notwithstanding the terms of Section 6.6, in the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii)(A), the Company shall reimburse Parent for all of its costs and expenses (including legal, consulting and accounting fees and disbursements and the costs and expenses incurred in connection with printing and mailing the Parent Proxy Statement (and any amendment or supplement thereto), the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the costs of filing under the Hart-Scott Act) incurred by Parent in connection with this Agreement (the “Parent Expenses”); provided, the Company shall not be required to reimburse Parent for any such Parent Expenses exceeding $1,500,000. The Company shall promptly, but in no event later than two days after the date it receives notice from Parent setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Parent Expenses set forth in this paragraph (a), the Company shall pay to Parent, in addition to the Parent Expenses, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Parent Expenses at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

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(b)    In the event that (x) an Alternative Proposal shall have been made to the Company or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) or 8.2(ii)(A) or (y) this Agreement is terminated (i) by the Company pursuant to Section 8.3(a), or (ii) by Parent pursuant to Section 8.4, then the Company shall promptly but in no event later than two days after the date of such termination, pay Parent a termination fee of $5,000,000 in cash (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent; provided, however, that no Termination Fee shall be payable to Parent under clause (x) of this paragraph (b) unless at any time within 18 months following such termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Alternative Proposal is consummated, or the Company enters into a definitive agreement with another Person (other than Parent) for such a transaction, in which case such Termination Fee shall be payable within two days of the consummation of such transaction or entering into such definitive agreement, as the case may be. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee set forth in this paragraph (b), the Company shall pay to Parent, in addition to the Termination Fee, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1    No Waiver or Survival of Representations, Warranties, Covenants and Agreements.    The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect. The respective covenants and agreements of the parties contained herein which are to be performed after the Closing shall survive the Effective Time and shall only terminate in accordance their respective terms.

9.2    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)    If to Parent or Merger Sub:

OpenTV Corp.

401 East Middlefield Road

Mountain View, California 94043

Attention: James Ackerman

Facsimile: (650) 237-0821

with a copy to:

Liberty Broadband Interactive Television, Inc.

2431 East 61st Street, Suite 800

Tulsa, Oklahoma 74135

Attention: Peter C. Boylan III

Facsimile: (918) 743-2301

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with an additional copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles, Esq.

Facsimile: (212) 408-2501

(b)    If to the Company:

ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1601

Attention: David Reese

 Day L. Patterson, Esq.

Facsimile: (212) 497-7043

with a copy to:

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

101 East 52nd Street, 9th Floor

New York, New York 10022

Attention: Jay M. Kaplowitz, Esq.

Facsimile: (212) 980-5192

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

9.3    Entire Agreement.    This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

9.4    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section 6.10 (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5    Amendment.    This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by each such party’s Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto,

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(iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party’s obligation to consummate the transactions contemplated hereby or to any of such waiving party’s other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7    Headings.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

9.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.9    Governing Law and Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9

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9.10    Joint Participation in Drafting this Agreement.    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.11    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

OPENTV CORP.
By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV MERGER SUB, INC.
By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV, INC.
By:	/s/ DAVID REESE
Name: David Reese
Title: Chief Executive Officer

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Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT (this “Amendment”), dated as of February 13, 2003, by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), ACTV Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and ACTV, Inc., a Delaware corporation (the “Company”), to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of September 26, 2002, by and between Parent, Merger Sub and the Company.

WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into ACTV (the “Merger”) upon and subject to the terms and conditions contained therein;

WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement may be terminated, unless extended under certain circumstances as provided in the Merger Agreement, and the Merger may be abandoned at any time prior to the Effective Time (as defined in the Merger Agreement) by either Parent or the Company if the Merger shall not have been consummated by January 15, 2003 (the “Termination Date”);

WHEREAS, on January 14, 2003, pursuant to Section 8.2 of the Merger Agreement, the Company, by notice to Parent, extended the Termination Date to February 15, 2003;

WHEREAS, the parties hereto desire to amend the definition of “Termination Date” in Section 8.2 of the Merger Agreement;

WHEREAS, Section 9.5 of the Merger Agreement requires that any amendment to the Merger Agreement be in writing and signed on behalf of each of the parties; and

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and deemed advisable this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1.    The Merger Agreement is hereby amended by deleting from Section 8.2(i) thereof the first reference to “January 15, 2003” and inserting in lieu thereof “March 31, 2003”.

2.    The Merger Agreement is hereby further amended by deleting from the end of Section 8.2(i) thereof the following:

“, and provided, further, that in the event that the failure of the Merger to occur on or before January 15, 2003 is the result of the failure of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) or 7.2(g) to be satisfied or waived prior to January 15, 2003, either Parent or the Company may extend such date to February 15, 2003 (so long as the party extending such date believes in good faith that such conditions are capable of being satisfied by such date)”

3.    Except as expressly provided in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect.

4.    This Amendment and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

5.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the day and year first above written.

OPENTV CORP.

By:	/S/ PETER C. BOYLAN III
Name: Peter C. Boylan III Title: Chairman

ACTV MERGER SUB, INC.

By:	/S/ PETER C. BOYLAN III
Name: Peter C. Boylan III Title: Chairman

ACTV, INC.

By:	/S/ DAVID REESE
Name: David Reese Title: President

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Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT dated as of September 26, 2002 (this “Agreement”), by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”) and the stockholders of ACTV, Inc., a Delaware corporation (the “Company”), listed on Exhibit A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, the Company and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may be modified or amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder owns certain shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.    Representations and Warranties of Stockholders.    Each of the Stockholders represents and warrants to Parent that (a) such Stockholder owns beneficially (as defined below) the number of shares of Common Stock set forth opposite such Stockholder’s name on Exhibit A attached hereto (such shares of Common Stock, the “Subject Shares”), free and clear of all Liens or Restrictions and, except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or Voting (as defined in Section 2) of such Subject Shares and there are no Voting trusts or Voting agreements with respect to such Subject Shares, (b) such Stockholder does not beneficially own any shares of Common Stock other than such Stockholder’s Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company other than those options, warrants or other rights set forth opposite such Stockholder’s name on Exhibit A hereto (such Stockholder’s “Options”) and each Stockholder represents and warrants that such Stockholder shall not exercise any such Options prior to the termination of this Agreement except in accordance with Section 7 of this Agreement, (c) such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective with respect to the Subject Shares or any New Shares, (d) if such Stockholder is not a natural person, such Stockholder is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of incorporation or organization and if such Stockholder is a natural person, such Stockholder has the capacity to enter into this Agreement, (e) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), (f) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Stockholder, and (g) the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or by-laws of such Stockholder or any or their comparable governing instruments (if such Stockholder is not a natural person), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any Contract to which such Stockholder is a party or by which any of its assets are bound, (iii) will not result in the creation of any Lien on any of the assets of such Stockholder or (iv) result in a violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which any of its assets are bound. For the purposes of this Agreement, a Person “beneficially” owns a security if such Person, directly or indirectly, through any contract, arrangement, understanding or otherwise has (A) the power to vote, or direct the vote of such security and (B) the power to dispose, or direct the disposition of such security.

2.    Agreement to Deliver Proxy.    Each of the Stockholders severally agrees to deliver to Parent on the date hereof an irrevocable proxy substantially in the form attached hereto as Exhibit B to Vote such Stockholder’s Subject Shares (a) in favor of approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the Merger together with such transactions, collectively, the “Transactions”) at any meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, (b) against any action, approval or agreement that would compete with or materially impede, interfere with, adversely affect or tend to discourage the Transactions or inhibit the timely consummation of the Transactions, including, without limitation, any Alternative Proposal, (c) against any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (d) except for the Transactions, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, in each case, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy delivered by each of the Stockholders pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law. For purposes of this Agreement, “Vote” shall include voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action. “Voting” shall have a correlative meaning. Each of the Stockholders hereby revokes any and all previous proxies granted with respect to any of the Subject Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 10 hereof, purport to grant any other proxy or power of attorney with respect to any of the Subject Shares or the New Shares or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares or the New Shares covering the subject matter hereof. Each Stockholder also severally agrees to use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement. Each of the Stockholders acknowledges receipt and review of a copy of the Merger Agreement.

3.    No Proxy Solicitations.    Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity or person under such Stockholder’s control, (a) to solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with or materially impede, interfere with, adversely effect or tend to discourage the Transactions or inhibit the timely consummation of such Transactions, (b) to directly or indirectly encourage, initiate or cooperate in a stockholders’ Vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Transactions or (c) to become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Transactions.

4.    Fiduciary Duties.    Notwithstanding anything to the contrary in this Agreement, none of the agreements of the Stockholders contained herein shall restrict any Stockholder who is a director or an officer of the Company from taking any action, in his or her capacity, respectively, (a) as a director, if such director believes such action is necessary to satisfy such director’s fiduciary duties to the stockholders of the Company, or (b) as an officer, if such officer is acting at the direction of the Company Board and in accordance with the terms and provisions of the Merger Agreement, including, without limitation, Section 6.5 thereof.

5.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

6.    Transfer and Encumbrance.    On or after the date hereof and during the term of this Agreement, each of the Stockholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder’s Subject Shares, Options or New Shares (as defined in Section 7).

7.    Additional Purchases.    Each of the Stockholders severally agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of Common Stock after the execution of this Agreement, including, but not limited to, acquisition by virtue of exercising any Option (such shares of Common Stock, “New Shares”), nor will any Stockholder voluntarily acquire the right to Vote or share in the Voting of any shares of Common Stock other than the Subject Shares, unless such Stockholder agrees to deliver to Parent immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit C with respect to such New Shares. Each of the Stockholders also severally agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

8.    No Voting Trusts.    Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any Person under such Stockholder’s control to, deposit any of such Stockholder’s Subject Shares or New Shares in a Voting trust or subject any of such Stockholder’s Subject Shares or New Shares to any arrangement with respect to the Voting of the Subject Shares or New Shares inconsistent with this Agreement.

9.    Specific Performance.    Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining equitable relief.

10.    Term and Termination.    Subject to Section 14(i), the term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

11.    Certain Events.    Each of the Stockholders severally agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares or New Shares and shall be binding upon any entity or person to which legal or beneficial ownership of such Subject Shares or New Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.

12.    Entire Agreement; Amendment; Waiver.    This Agreement (including the Exhibits and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)    If to Parent:

OpenTV Corp.

401 East Middlefield Road

Mountain View, California 94043

Attention: James Ackerman

Facsimile: (650) 237-0821

with a copy to:

Liberty Broadband Interactive Television, Inc.

2431 East 61st Street, Suite 800

Tulsa, Oklahoma 74135

Attention: Peter C. Boylan III

Facsimile: (918) 743-2301

with an additional copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles, Esq.

Facsimile: (212) 408-2501

(b)    If to a Stockholder:

c/o ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1601

Attention: David Reese

Facsimile: (212) 497-7001

with a copy to:

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

101 East 52nd Street, 9th Floor

New York, New York 10022

Attention: Jay M. Kaplowitz, Esq.

Facsimile: (212) 980-5192

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand, (ii) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (iii) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

14.    Miscellaneous.

(a)    Governing Law.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)    Venue; Waiver of Jury Trial.    The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(b).

(c)    Severability.    In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

(d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

(e)    Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)    THIRD PARTY BENEFICIARIES.    NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

(h)    Assignment.    Neither any Stockholder nor Parent may assign any of his, her or its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries (including Merger Sub), but no such assignment shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i)    Effectiveness.    The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by Parent, Merger Sub and the Company.

(j)    Joint Participation in Drafting this Agreement.    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

(k)    Expenses.    Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

(l)    Public Announcements.    Without the prior written consent of Parent, none of the Stockholders shall issue any press release or make any public statements with respect to this Agreement, the Merger Agreement or the Transactions, except as may be required by applicable law or court process.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OPENTV CORP.

By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III Title: Chairman

DAVID REESE

/s/ DAVID REESE

WILLIAM SAMUELS

/s/ WILLIAM SAMUELS

BRUCE CROWLEY

/s/ BRUCE CROWLEY

EXHIBIT A

STOCKHOLDER OWNERSHIP OF

SUBJECT SHARES AND OPTIONS

Stockholder	Subject Shares	Options

David Reese	594,961	2,075,000

William Samuels	1,400,444	2,835,000

Bruce Crowley	402,289	1,255,000

EXHIBIT B

FORM OF IRREVOCABLE PROXY

The undersigned, for consideration received, hereby constitutes and appoints Peter Boylan or Mark Allen or another representative of OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), designated by it and each of them as my true and lawful attorneys and proxies, with full power of substitution and resubstitution, and hereby authorizes each, for and in its name, place and stead, to the same extent and with the same effect as the undersigned might or could do under applicable law, rules or regulations (i) to vote all shares of Common Stock, par value $0.10 per share, of ACTV, Inc., a Delaware corporation (the “Company”), owned by the undersigned (the “Subject Shares”) as of the date hereof at any meetings of stockholders of the Company after the date hereof and at any adjournment or postponement thereof (each, a “Company Meeting”) FOR approval and adoption of the Agreement and Plan of Merger, dated as of September     , 2002 (the “Merger Agreement”), by and among the Company, Parent and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby and AGAINST (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, and (ii) to withhold consents with respect to such Subject Shares for (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of September     , 2002, by and among certain stockholders of the Company, including the undersigned, and Parent terminates in accordance with its terms, at which time this proxy shall expire.

Dated: September , 2002

(Signature of Stockholder)

EXHIBIT C

FORM OF IRREVOCABLE PROXY

The undersigned, for consideration received, hereby constitutes and appoints Peter Boylan or Mark Allen or another representative of OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), designated by it and each of them as my true and lawful attorneys and proxies, with full power of substitution and resubstitution and hereby authorizes each, for and in its name, place and stead, to the same extent and with the same effect as the undersigned might or could do under applicable law, rules or regulations (i) to vote the              shares of Common Stock, par value $0.10 per share (the “New Shares”), of ACTV, Inc., a Delaware corporation (the “Company”), purchased or otherwise acquired by the undersigned, or for which the undersigned has voluntarily acquired the right to vote or share in the voting of such shares, since the execution of the Voting Agreement, dated as of September     , 2002 (the “Voting Agreement”), by and among certain stockholders of the Company, including the undersigned, and Parent at any meetings of stockholders of the Company, after the date hereof and at any adjournment or postponement thereof (each, a “Company Meeting”) FOR approval and adoption of the Agreement and Plan of Merger, dated as of September     , 2002 (the “Merger Agreement”), by and among the Company, Parent and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby and AGAINST (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, and (ii) to withhold consents with respect to such New Shares for (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest and is irrevocable until such time as the Voting Agreement terminates in accordance with its terms, at which time this proxy shall expire.

Dated: , 2002

(Signature of Stockholder)

ANNEX C—FAIRNESS OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

September 24, 2002

Board of Directors

ACTV, Inc.

233 Park Avenue South

10th Floor

New York, NY 10003-1606

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of ACTV, Inc. (“ACTV”), of the Exchange Ratio (defined below) provided for in the draft Agreement and Plan of Merger, dated as of September 18, 2002 (the “Agreement”), by and among ACTV, OpenTV Corp. (“OpenTV”), OpenTV US Holdings Inc., a wholly-owned subsidiary of OpenTV (“HoldCo”), and ACTV Merger Sub, Inc., a wholly-owned subsidiary of HoldCo (“Merger Sub”). The Agreement provides for, among other things, the merger of Merger Sub with and into ACTV (the “Merger”), pursuant to which each outstanding share of ACTV Common Stock, par value $0.10 per share, (“ACTV Common Stock”), will be converted into the right to receive shares of Class A ordinary shares of registered common stock of OpenTV, no par value (“OpenTV Common Stock”). The exchange ratio at which each share of ACTV Common Stock will be exchangeable for shares of OpenTV Common Stock (the “Exchange Ratio”), will be determined prior to the closing of the Merger in accordance with the terms of the Agreement as follows: (i) if the Adjusted Class A Parent Stock Value (as defined in the Agreement) is equal to $2.25 per share or less, then the Exchange Ratio will equal 0.7333 shares of OpenTV Common Stock (provided, that if the Class A Parent Stock Value (as defined in the Agreement) is less than $0.80 per share, ACTV may terminate the Agreement, unless OpenTV elects to increase the Exchange Ratio to equal the quotient obtained by dividing $0.584 by the Class A Parent Stock Value); (ii) if the Adjusted Class A Parent Stock Value is greater than $2.25 per share but less than $6.05 per share, then the Exchange Ratio will equal the quotient of $1.65 divided by the Adjusted Class A Parent Stock Value; and (iii) if the Adjusted Class A Parent Stock Value is greater than $6.05 per share, then the Exchange Ratio will equal 0.2727 shares of OpenTV Common Stock.

In connection with our review of the Merger, and in arriving at our opinion, we have among other things:

1.	reviewed the Agreement;

2.	reviewed ACTV’s annual report on Form 10-K for the year ended December 31, 2001, quarterly reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002 and current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) since January 1, 2002;

3.	reviewed OpenTV’s annual report on Form 20-F for the year ended December 31, 2001 and its reports on Form 6-K and Form 8-K filed with the SEC since January 1, 2002;

4.	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking financial information, concerning ACTV, prepared and furnished to us by the management team of ACTV;

5.	held discussions with the respective senior management teams of ACTV, OpenTV and Liberty Broadband Interactive TV, the controlling shareholder of OpenTV, concerning the business, past and current operations, financial condition and future prospects of both ACTV and OpenTV, independently, and the prospects and plans for the combined entity, including discussions with the senior management teams of ACTV and OpenTV concerning their assessment of the strategic rationale for, and potential benefits of the Merger;

6.	reviewed the reported stock price and trading activity for the ACTV Common Stock and the OpenTV Common Stock;

7.	compared the financial performance and securities data of ACTV and OpenTV with that of certain other companies we deem comparable to ACTV and OpenTV whose securities are traded in public markets;

8.	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions involving comparable companies and/or industries;

9.	compared the financial terms of the Merger with the consideration that the holders of ACTV Common Stock might receive in an orderly liquidation of ACTV; and

10.	made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In preparing our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information which was provided to or discussed with us by ACTV or OpenTV, or which was otherwise publicly available. With respect to information and financial projections provided to us by ACTV, we have assumed that such information and projections were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of ACTV’s future financial performance as an independent company. We have not assumed any responsibility for the independent verification of any such information or projections provided to us and we have relied further on the assurances of the senior management team of ACTV that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect.

We have further assumed that the draft of the Agreement furnished to us is identical in all respects to the definitive agreement to be executed in connection with the Merger and that the Merger will be consummated in accordance with the terms thereof including that, in all respects material to our analysis, the representations and warranties made by the parties thereto are true and accurate in all materials respects.

We have not made an independent evaluation or appraisal of the assets or liabilities of either ACTV or OpenTV, and we have not been furnished with any such current evaluation or appraisal. In addition, we have not made an independent evaluation or appraisal of the combined entity and accordingly we express no opinion as to the future prospects, plans or viability of the combined entity.

We understand that the Merger will not qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Merger will be accounted for as a purchase.

Our opinion is necessarily based on market, economic, financial and other circumstances and conditions as they exist and can be evaluated as of the date of this letter. By rendering this opinion, we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

This opinion does not address ACTV’s underlying business decision to effect the Merger, the structure of the Merger or the availability or advisability of any alternatives to the Merger. This opinion is not a recommendation to ACTV’s directors or shareholders as to whether to approve or vote for the Merger.

We express no opinion as to the prices at which shares of ACTV Common Stock or OpenTV Common Stock will trade subsequent to the date of our opinion and prior to the consummation of the Merger, or, should the Merger be approved by the shareholders, the price at which OpenTV Common Stock will trade following the consummation of the Merger. Such securities, like many communications, media and media-infrastructure related stocks, have been and are likely to continue to be subject to significant price and trading volatility, are low-priced and afford limited liquidity. We express no opinion as to whether or not these conditions will change subsequent to the consummation of the Merger.

It is understood that this letter is intended for the information of ACTV’s Board of Directors in evaluating the Merger and does not confer rights or remedies upon any other party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed by ACTV to its stockholders in connection with the Merger.

We have been engaged by ACTV in connection with the Merger, and, for our rendering of this opinion, ACTV will pay us a fee, a portion of which is contingent upon the delivery of this letter to ACTV’s Board of Directors. In addition, ACTV has agreed to indemnify us against certain liabilities arising out of our engagement including the rendering of this opinion and other matters. In the ordinary course of business, we may from time to time trade in the securities of ACTV or OpenTV for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of ACTV Common Stock.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/S/ PHILIP J. FACCHINA
Philip J. Facchina Senior Managing Director Technology and Growth

ANNEX D

OPENTV CORP.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance and accounting, and certain related legal compliance matters that management and the Board have established; and the Company’s auditing, accounting and financial reporting progress generally. The Committee’s primary duties and responsibilities are to:

1.  Serve as an independent and objective party for review of the Company’s financial statements, financial reporting process and related internal control systems.

2.  Review and appraise the audit efforts of the Company’s independent accountants.

3.  Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. However, in discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and this Committee will have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, as defined in NASDAQ Rule 4200, shall be able to read and understand financial statements in accordance with the NASDAQ Audit Committee Requirements, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Notwithstanding the foregoing, one director who is not an independent director may serve on the Audit Committee if the required determination and other requirements of NASD Rule 4310(c)(26)(B) are complied with.

The members of the Committee shall be elected by the Board each year at the annual meeting of the Board or until their duly qualified successors shall be duly elected. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

The Chief Executive Officer, Chief Financial Officer, and the independent auditors shall be invited to attend all meetings. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.  Review and update this Charter periodically, at least annually, as conditions dictate.

2.  Before public dissemination, review with financial management and the independent accountants (i) the financial statements and management’s discussion and analysis of financial condition and results of operations contained in the Company’s annual report filed under the Exchange Act of 1934 and recommend to the board of directors, before making such filing or any other filing containing the Company’s audited annual financials, or inclusion thereof, as well as (ii) financial statements contained in any press release containing interim results that is filed under cover of a Form 6-K under such Act, in each case prior to its filing or prior to the release of earnings. Review with financial management and independent accountants, audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented.

3.  In addition to the review described in the immediately preceding paragraph 2, review any other reports or other financial information submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the independent accountants and any press releases relating to financial matters.

Independent Accountants

4.  Recommend to the Board the selection of the independent accountants, considering their independence and effectiveness. On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships the independent accountants have with the Company to determine the accountants’ independence and, accordingly, the Committee shall:

4.1  request from the independent accountants annually a formal written statement delineating all relationships between the independent accountant and the Company consistent with Independence Standards Board Standard Number 1;

4.2  discuss with the independent accountants any such disclosed relationships and their impact on the independent accountants’ independence;

4.3  review the independent accountant’s peer review conducted every three years; and

4.4  recommend that the Board take appropriate action to oversee the independence of the independent accountants.

5.  Review the independent accountants’ fee arrangements, proposed audit scope and approach.

6.  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7.  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

8.  In consultation with the independent accountants review the integrity of the organization’s financial reporting processes, both internal and external, as well as the Company’s internal controls.

9.  Consider the independent accountants’ judgements about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

10.  Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants or the management.

Process Improvement

11.  Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants regarding any significant judgements made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgements.

12.  Following completion of the annual audit, review separately with each of management, the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.  Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

14.  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

Certain Company Policies

15.  Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

16.  Review the Company’s compliance with employee benefit plans.

17.  Oversee and reviewing the Company’s policies regarding information technology and management information systems.

18.  Review related party transactions for potential conflicts of interest.

19.  Reviewing its own structure, processes and membership requirements.

20.  Review management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act.

Certain Related Legal Matters

21.  Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

22.  Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

23.  Oversee compliance with the requirements of the Securities and Exchange Commission for disclosure of independent accountant’s services and audit committee members and activities.

Other

24.  Perform any other activities consistent with this Charter, the Company’s Articles and Memorandum of Association and applicable governing law, as the Committee or the Board deems necessary or appropriate.

V.    MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

VI.    REPORTS

The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

ANNEX E

OPENTV CORP.

2003 INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVENESS

1.1    Purpose.    The purpose of the Plan is to promote the success of the Company by providing a method whereby (i) eligible employees (including employees who are officers or directors) of the Company and its Affiliates, (ii) non-employee directors of the Company and (iii) independent contractors providing services to the Company or its Subsidiaries may be awarded additional remuneration for services rendered and encouraged to invest in stock of the Company, thereby increasing their proprietary interest in the Company’s businesses, encouraging them to remain in the employ of, or continue to provide service to, the Company or its Subsidiaries, and increasing their personal interest in the continued success and progress of the Company or its Subsidiaries. The Plan is also intended to aid in (i) attracting persons of exceptional ability to become directors, officers and employees of the Company and its Subsidiaries and (ii) inducing independent contractors to agree to provide services to the Company.

1.2    Effective Date.    The Plan was adopted by the Compensation Committee of the Board by unanimous written consent as of April     , 2003, but shall be subject to approval by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Company represented in person or by proxy and entitled to vote at the 2003 annual meeting of stockholders of the Company. Any Awards under the Plan made prior to such stockholder approval shall be conditioned upon such approval and shall be null and void if such approval is not obtained.

ARTICLE II

DEFINITIONS

2.1    Certain Defined Terms.    Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

“Affiliate” of a person or an Entity means any other person or Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or Entity.

“Agreement” means a stock option agreement, stock appreciation rights agreement, restricted shares agreement or stock units agreement, or an agreement evidencing more than one type of Award, specified in Section 10.5, as any such Agreement may be supplemented or amended from time to time.

“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which Ordinary Shares of the Company would be changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the holders of Ordinary Shares of the Company immediately prior to such transaction have the same proportionate ownership of the Ordinary Shares of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons or Entities who are holders of Ordinary Shares of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

“Award” means a grant of Options, SARs, Restricted Shares, Stock Units and/or cash under this Plan.

“Board” means the Board of Directors of the Company.

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by (i) Liberty or (ii) the vote of a majority of the directors then still in office who were directors at the beginning of the period (or whose nomination for election was so approved).

“Class A Ordinary Shares” means the Class A Ordinary Shares, no par value, of the Company (or any securities the Class A Ordinary Shares may be exchanged for or converted into in connection with a Domestication Transaction).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

“Committee” means the committee of the Board appointed pursuant to Section 3.1 to administer the Plan, or if no such committee shall have been appointed, the Board.

“Company” means OpenTV Corp., a company organized under the laws of the British Virgin Islands.

“Control Purchase” means any transaction (or series of related transactions) in which (i) any “person” (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, or any Liberty Entity) shall purchase any Ordinary Shares of the Company (or securities convertible into Ordinary Shares of the Company) pursuant to a tender offer or exchange offer (other than any such purchase that, alone and together with any other purchase of Ordinary Shares by such “person” or Entity, or any of its respective affiliates, represents less than five percent (5%) of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), without the prior consent of the Board, or (ii) any person (as such term is so defined), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, any Liberty Entity, or any Enumerated Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of transactions) (A) to which any Liberty Entity is a party or (B) that is approved by the Board. Anything contained herein to the contrary notwithstanding, no such purchase or transaction shall constitute a “Control Purchase” so long as after consummation of any such purchase or transaction the Liberty Entities are holders of securities of the Company representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities). For purposes of this definition, “Enumerated Person” means each of the Chairman of the Board and President of Liberty as of the Effective Date of this Plan and their respective family members, estates and heirs and any trust or other investment vehicle for the primary benefit of any of such Entities or persons or such persons’ respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

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“Dividend Equivalents” means, with respect to Restricted Shares to be issued at the end of the Restriction Period, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number and kind of Class A Ordinary Shares.

“Domestic relations order” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

“Domestication Transaction” means a transaction pursuant to which the Company or any successor thereto is incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

“Effective Date” means the date on which the Plan originally became effective.

“Entity” means any partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of any nature.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

“Exercise Price” has the meaning ascribed thereto in Section 6.2.

“Fair Market Value” of a Class A Ordinary Share on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Class A Ordinary Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on Nasdaq, or, if not reported on Nasdaq, as quoted by the National Quotation Bureau Incorporated, or if Class A Ordinary Shares are listed on an exchange, on the principal exchange on which the Class A Ordinary Shares are listed. If for any day the Fair Market Value of a Class A Ordinary Share is not determinable by any of the foregoing means (or if the Committee determines for any purpose that the Fair Market Value of a Class A Ordinary Share should be determined on an intra-day basis), then the Fair Market Value for such day (or at a given time on such day) shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

“Free Standing SAR” has the meaning ascribed thereto in Section 7.1.

“Holder” means an employee (including any director who is an employee of the Company) of the Company or any of its Affiliates, a non-employee director of the Company or an independent contractor who has received an Award under this Plan.

“Incentive Stock Option” means a stock option granted under Article VI with respect to Class A Ordinary Shares that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

“Liberty” means Liberty Media Corporation and any direct or indirect successor by merger, consolidation, binding share exchange, transfer or otherwise to all or substantially all of the assets of Liberty Media Corporation.

“Liberty Entity” means (i) Liberty, (ii) any Affiliate of Liberty, or (iii) any employee benefit plan sponsored by Liberty or any Affiliate of Liberty.

“Nasdaq” means The Nasdaq Stock Market.

“Nonqualified Stock Option” means a stock option granted under Article VI with respect to Class A Ordinary Shares that is designated a nonqualified stock option.

“Option” means any Incentive Stock Option or Nonqualified Stock Option.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, no par value, of the Company (or any securities the Class B Ordinary Shares may be exchanged for or converted into in connection with a Domestication Transaction).

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“Plan” means the Company’s 2003 Incentive Plan, as set forth in this document.

“Restricted Shares” means Class A Ordinary Shares or the right to receive Class A Ordinary Shares, as the case may be, awarded pursuant to Article VIII.

“Restriction Period” means a period of time beginning on the date of each Award of Restricted Shares and ending on the Vesting Date with respect to such Award.

“Retained Distribution” has the meaning ascribed thereto in Section 8.3.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor Rule. References to paragraphs of Rule 16b-3 shall include the comparable provisions of any successor Rule.

“SARs” means stock appreciation rights, awarded pursuant to Article VII, with respect to Class A Ordinary Shares.

“Section 162(m)” means Section 162(m) of the Code and all Treasury Regulations promulgated thereunder, including without limitation Treasury Regulation § 1.162-27(e)(2)(i) and any successor Treasury Regulation.

“Stock Unit Award” has the meaning ascribed thereto in Section 9.1.

“Subsidiary” of the Company means any present or future subsidiary (as defined in Section 424(f) of the Code) of the Company or any Entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting, capital or profits interests. An Entity shall be deemed a subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

“Tandem SARs” has the meaning ascribed thereto in Section 7.1.

“Vesting Date” with respect to any Restricted Shares awarded hereunder means the date on which such Restricted Shares cease to be subject to a risk of forfeiture, as designated in or determined in accordance with the Agreement with respect to such Award of Restricted Shares pursuant to Article VIII. If more than one Vesting Date is designated for an Award of Restricted Shares, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE III

ADMINISTRATION

3.1    Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. The Committee shall be comprised of not less than two persons. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. With respect to Awards granted to a person subject to Rule 16b-3, unless otherwise determined by the Board, the Committee granting such Award (a) shall be the entire Board or (b) shall be comprised solely of two or more “non-employee directors” as defined by Rule 16b-3. With respect to Awards granted to a “covered employee” under Section 162(m), unless otherwise determined by the Board, the Committee granting such Award shall be comprised solely of two or more “outside directors” as defined by Section 162(m). With respect to Awards granted to a person subject to both Rule 16b-3 and Section 162(m), unless otherwise determined by the Board, all grants will be made in a manner that complies with both Rule 16b-3 and Section 162(m). The Committee may select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

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3.2    Powers.    The Committee shall have full power and authority to grant to eligible persons Options under Article VI of the Plan and, subject to the last sentence of this Section 3.2 shall have full power and authority to grant to eligible persons SARs under Article VII of the Plan, Restricted Shares under Article VIII of the Plan, and/or Stock Units under Article IX of the Plan, to determine (subject to the express provisions of the Plan) the terms and conditions (which need not be identical) of all Awards so granted, to interpret the provisions of the Plan and any Agreements relating to Awards granted under the Plan, and to supervise the administration of the Plan. If provided in the applicable form of Agreement, the Committee in making an Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. The Committee shall have sole authority in the selection of persons to whom Awards may be granted under the Plan and in the determination of the timing, pricing and amount of any such Award, subject only to the express provisions of the Plan. In making determinations hereunder, the Committee may take into account the nature of the services rendered by the respective employees, non-employee directors and independent contractors, their present and potential contributions to the success of the Company and its Subsidiaries and such other factors as the Committee in its discretion deems relevant. Anything contained herein to the contrary notwithstanding, the Committee shall not grant any Awards in the form of Tandem SARs, Free Standing SARs, Restricted Shares and/or Stock Units in any calendar year unless the Board (taking into account tax and accounting consequences and other relevant circumstances) shall first have determined that Awards in such form may be granted in such calendar year and shall have approved a form of Agreement applicable to such Award, and any and all such Awards shall be subject to such terms and conditions as the Board shall adopt at or before such determination and approval.

3.3    Interpretation.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons. No member of the Committee shall be liable for any action or determination made or taken by him or the Committee in good faith with respect to the Plan.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    Subject to the provisions of this Article IV, the maximum number of Class A Ordinary Shares with respect to which Awards may be granted during the term of the Plan (whether as Options, SARs, Restricted Shares or Stock Units) shall be 5,000,000 shares. Class A Ordinary Shares will be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. The Class A Ordinary Shares subject to (i) any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised as provided in Section 7.2), (ii) any Award of any SARs granted under the Plan that shall be exercised for cash and (iii) any Award of Restricted Shares or Stock Units that shall be forfeited prior to becoming vested (provided that the Holder received no benefits of ownership of such Restricted Shares or Stock Units other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited), shall again be available for purposes of the Plan. Without limiting the provisions of Section 10.1(b), no person may be granted in any calendar year Awards covering more than 400,000 Class A Ordinary Shares as such number may be adjusted hereafter as provided in Section 4.2.

4.2    Adjustments.    If the Company subdivides its outstanding Class A Ordinary Shares into a greater number of Class A Ordinary Shares (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding Class A Ordinary Shares into a smaller number of Class A Ordinary Shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Class A Ordinary Shares, or other similar corporate event (including

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mergers or consolidations other than those that constitute Approved Transactions, adjustments with respect to which shall be governed by Section 10.1(b)) affects the Class A Ordinary Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, may make such adjustments to any or all of (i) the number and kind of shares which thereafter may be awarded, optioned, or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the purchase or exercise price and the relevant appreciation base with respect to any of the foregoing, provided,however, that the number of shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all Class A Ordinary Shares are redeemed, then each outstanding Award shall be adjusted to substitute for the Class A Ordinary Shares subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of Class A Ordinary Shares and otherwise the terms of such Award, including, in the case of Options or similar rights, the total exercise price, and, in the case of Free Standing SARs, the base price, shall remain constant before and after the substitution (unless otherwise determined by the Committee and provided in the applicable Agreement). The Committee may, if deemed appropriate, provide for a cash payment to any Holder of an Award in connection with or in lieu of any adjustment made pursuant to this Section 4.2.

ARTICLE V

ELIGIBILITY

The persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall be such employees (including employees who are directors) of the Company and its Affiliates, non-employee directors of the Company, and independent contractors of the Company and its Subsidiaries as the Committee shall select. Awards may be made to any such employee, non-employee director or independent contractor whether or not he or she holds or has held Awards under this Plan or any similar or other Awards under any other plan of the Company or any of its Affiliates.

ARTICLE VI

STOCK OPTIONS

6.1    Grant of Options.    Subject to the limitations of the Plan, the Committee shall designate from time to time those eligible persons to be granted Options, the time when each Option shall be granted to such eligible persons, the number of Class A Ordinary Shares subject to such Option, whether such Option is an Incentive Stock Option or a Nonqualified Stock Option and, subject to Section 6.2, the purchase price of the Class A Ordinary Shares subject to such Option. Subject to the other provisions of the Plan, the same person may receive Incentive Stock Options and Nonqualified Stock Options at the same time and pursuant to the same Agreement, provided that Incentive Stock Options and Nonqualified Stock Options are clearly designated as such.

6.2    Option Price.    The price at which shares may be purchased upon exercise of an Option (“Exercise Price”) shall be fixed by the Committee and may be more than, less than or equal to the Fair Market Value per Class A Ordinary Share as of the date the Option is granted; provided, however, that the per share Exercise Price of an Option shall not be less than the Fair Market Value per Class A Ordinary Share on the date the Option is granted (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time the Option is granted) without the prior approval of the Board.

6.3    Term of Options.    Subject to the provisions of the Plan and the applicable Agreement with respect to death, retirement and termination of employment, the term of each Option shall be for such period as the Committee shall determine as set forth in the applicable Agreement, but shall in no event be longer than ten (10) years from the date of grant unless otherwise determined by the Committee and provided in the applicable Agreement.

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6.4    Exercise of Options.    Each Option granted under the Plan shall become (and remain) exercisable during the term of the Option to the extent provided in the applicable Agreement and this Plan; provided, however, that no Option shall be exercisable prior to the second anniversary of the date of grant, or become exercisable as to more than twenty-five percent (25%) of the shares subject thereto (on a cumulative basis) on each of the second, third, fourth and fifth anniversaries of the date of grant, without the prior approval of the Board. Unless the Agreement otherwise provides, each Option granted under this Plan may be exercised to the extent exercisable, in whole or in part, at any time and from time to time during the term of such Option; provided, however, that subsequent to the grant of an Option, the Board (or, if the Board expressly provides, the Committee), at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option except as otherwise provided herein).

6.5    Manner of Exercise.

(a)  Form of Payment.    An Option shall be exercised by written notice to the Company upon such terms and conditions as the Agreement may provide and in accordance with such other procedures for the exercise of Options as the Committee may establish from time to time. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option and of any amounts required by Section 10.10 shall be as set forth in the applicable Agreement and may consist of the following:

(i)  cash,

(ii)  check,

(iii)  whole Class A Ordinary Shares owned by such Holder immediately prior to the exercise of such Option,

(iv)  the withholding of Class A Ordinary Shares issuable upon such exercise of the Option,

(v)  delivery, together with such other documentation as the Company in its sole and absolute discretion shall require, of irrevocable instructions by Holder to an approved broker to (A) sell the shares issuable upon exercise of the Option and (B) deliver to the Company the amount of sale proceeds required to pay the Exercise Price; provided, that: (x) the delivery by the Company to the approved broker of shares sold pursuant to the Holder’s instructions, (y) the broker’s delivery of the Exercise Price to the Company, and (z) the broker’s delivery of the net proceeds of the sale to the Holder, take place on the same date (the “Settlement Date”) and; provided, further, that the Settlement Date is no later than three (3) days following the date the Holder provides the approved broker with instructions to sell the shares issuable upon the exercise of the Option,

(vi)  any combination of the foregoing methods of payment, or

(vii)  such other consideration and method of payment as may be permitted for the issuance of shares under applicable law.

The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions and/or limitations as the Committee (or, if applicable, the Board) deems appropriate. Without limiting the generality of the foregoing, if a Holder is permitted to elect to have Class A Ordinary Shares issuable upon exercise of an Option withheld to pay all or any part of the amounts payable in connection with such exercise, then the Committee or the Board may each reserve the discretion to approve or disapprove such election.

(b)  Value of Shares.    Unless otherwise determined by the Committee and provided in the applicable Agreement, Class A Ordinary Shares delivered in payment of all or any part of the amounts payable in connection with the exercise of an Option, and Class A Ordinary Shares withheld for such payment, if permitted, shall be valued for such purpose at their Fair Market Value as of the exercise date (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time of exercise).

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(c)  Issuance of Shares.    The Company shall effect the transfer of the Class A Ordinary Shares purchased under the Option as soon as practicable after the exercise thereof and payment in full of the purchase price therefor and of any amounts required by Section 10.10, and within a reasonable time thereafter such transfer shall be evidenced on the books of the Company. Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Holder or other person exercising an Option shall have any of the rights of a stockholder of the Company with respect to Class A Ordinary Shares subject to an Option granted under the Plan until due exercise and full payment has been made; and (ii) no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment.

6.6    Nontransferability.    Unless otherwise determined by the Committee and provided in the applicable Agreement, Options shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and, except as otherwise required pursuant to a domestic relations order, Options may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court appointed legal representative).

ARTICLE VII

SARS

7.1    Grant of SARs.    Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing SAR Awards pursuant thereto, SARs may be granted by the Committee to such eligible persons in such numbers, and at such times during the term of the Plan as the Committee shall determine. An SAR may be granted to a Holder of an Option (hereinafter called a “related Option”) with respect to all or a portion of the Class A Ordinary Shares subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible person (a “Free Standing SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Company upon such terms and conditions as are provided in the Agreement.

7.2    Tandem SARs.    A Tandem SAR may be granted either concurrently with the grant of the related Option or (if the related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide), and in no event after the complete termination or full exercise of the related Option. Upon any exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of Class A Ordinary Shares with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR, and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Holder thereof shall be entitled to receive from the Company, for each Class A Ordinary Share with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Class A Ordinary Share on the date of exercise over the related Option purchase price per share (or, if the Committee determines to measure Fair Market Value for this purpose on an intra-day basis, at the time of exercise), provided, however, that the Committee may, in any Agreement granting Tandem SARs, provide that the appreciation realizable upon exercise thereof shall be measured from a base higher than the related Option purchase price, and (ii) the related Option with respect thereto shall be cancelled automatically to the extent of the number Class A Ordinary Shares with respect to which the Tandem SAR was so exercised.

7.3    Free Standing SARs.    Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR shall be not less than 100% of the Fair Market Value of a Class A Ordinary Share on the date of grant of the Free Standing SAR. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise

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determined by the Committee and provided in the applicable Agreement, the Holder thereof shall be entitled to receive from the Company, for each Class A Ordinary Share with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7.4) equal in value to the excess of the Fair Market Value of a Class A Ordinary Share on the date of exercise over the base price per share of such Free Standing SAR.

7.4    Consideration.    The consideration to be received upon the exercise of an SAR by the Holder shall be paid in cash, Class A Ordinary Shares (valued at Fair Market Value on the date of exercise of such SAR, or at any time on such date as determined by the Committee) or a combination of cash and Class A Ordinary Shares or such other consideration, in each case, as specified in the Agreement, or, if so provided in the Agreement, either as determined by the Committee in its sole discretion or as elected by the Holder, provided that the Committee (and/or the Board, if it so provides in connection with any action pursuant to the last sentence of Section 3.2 hereof) shall have the power to approve or disapprove the election by a Holder to receive cash in full or partial settlement of an SAR, which approval or disapproval may be given at any time. The Company’s obligation arising upon the exercise of an SAR may be paid currently or on a deferred basis with such interest or earnings equivalent as the Committee may determine. No fractional Class A Ordinary Shares shall be issuable upon exercise of an SAR and, unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of fractional shares. Unless the Committee (or the Board) shall otherwise determine, to the extent an SAR is exercisable, it will be exercised automatically for stock on its expiration date.

7.5    Limitations.    The applicable Agreement may provide for a limit on the amount payable to a Holder upon exercise of SARs at any time or in the aggregate, for a limit on the number or aggregate value of SARs that may be exercised by the Holder in whole or in part for cash during any specified period, for a limit on the time periods during which a Holder may exercise SARs and for such other limits on the rights of the Holder and such other terms and conditions of the SAR as the Committee (or the Board) may determine, including, without limitation, a condition that the SAR may be exercised only in accordance with rules and regulations adopted by the Committee or the Board from time to time. Unless otherwise so provided in the applicable Agreement, any such limit relating to a Tandem SAR shall not restrict the exercisability of the related Option. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

7.6    Exercise.    For purposes of this Article VII, the date of exercise of an SAR shall mean the date on which the Company shall have received notice from the Holder of the SAR of the exercise of such SAR (unless otherwise determined by the Committee and provided in the pplicable Agreement).

7.7    Nontransferability.    Unless otherwise determined by the Committee and provided in the applicable Agreement, (i) SARs shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order, and (ii) except as otherwise required pursuant to a domestic relations order, SARs may be exercised during the lifetime of the Holder thereof only by such Holder (or his or her court appointed legal representative).

ARTICLE VIII

RESTRICTED SHARES

8.1    Grant.    Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing Restricted Share Awards pursuant thereto, the Committee shall designate those eligible persons to be granted Awards of Restricted Shares, shall determine the time when each such Award shall be granted, whether Class A Ordinary Shares covered by Awards of Restricted Shares will be issued at the beginning or the end of the Restriction Period and whether Dividend Equivalents will be paid during the Restriction Period in the event Class A Ordinary Shares are to be issued at the end of the Restriction Period, and shall designate (or set forth the basis for determining) the Vesting

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Date or Vesting Dates for each Award of Restricted Shares and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan. The Committee (or the Board) shall determine the price, if any, to be paid by the Holder for the Restricted Shares; provided, however, that the issuance of Restricted Shares shall be made for at least the minimum consideration necessary to permit such Restricted Shares to constitute fully paid and nonassessable shares. All determinations made by the Committee and/or the Board pursuant to this Section 8.1 shall be specified in the Agreement.

8.2    Issuance of Restricted Shares at Beginning of the Restriction Period.    If Class A Ordinary Shares are issued at the beginning of the Restriction Period, the stock certificate or certificates representing such Restricted Shares shall be registered in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Agreement. Such certificates shall remain in the custody of the Company and the Holder shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Agreement.

8.3    Restrictions.    Restricted Shares issued at the beginning of the Restriction Period shall constitute issued and outstanding Class A Ordinary Shares for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares as the Committee (or the Board) may designate, and to exercise all other rights, powers and privileges of a Holder of Class A Ordinary Shares with respect to such Restricted Shares; except, that unless otherwise determined by the Committee and provided in the applicable Agreement, (a) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (b) the Company will retain custody of the stock certificate or certificates representing the Restricted Shares during the Restriction Period as provided in Section 8.2; (c) other than such dividends and distributions as the Committee or the Board may designate, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account; (d) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or his interest in any of them during the Restriction Period; and (e) a breach of any restrictions, terms or conditions provided in the Plan or applicable Agreement or established by the Committee (or the Board) with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

8.4    Issuance of Stock at End of the Restriction Period.    Restricted Shares issued at the end of the Restriction Period shall not constitute issued and outstanding Class A Ordinary Shares and the Holder shall not have any of the rights of a stockholder with respect to the Class A Ordinary Shares covered by such an Award of Restricted Shares, in each case until such shares shall have been transferred to the Holder at the end of the Restriction Period. If and to the extent that Class A Ordinary Shares are to be issued at the end of the Restriction Period, the Holder shall be entitled to receive Dividend Equivalents with respect to the Class A Ordinary Shares covered thereby (if at all) to such extent, at such time and in such manner as the Committee or the Board may specify in the Agreement.

8.5    Cash Awards.    The Agreement in connection with an Award of Restricted Shares may provide for the payment of a cash amount to the Holder of such Restricted Shares at any time after such Restricted Shares shall have become vested. Any such cash Awards shall be payable in accordance with such additional restrictions,

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terms and conditions as shall be prescribed by the Committee or the Board in the Agreement and shall be in addition to any other salary, incentive, bonus or other compensation payments which such Holder shall be otherwise entitled or eligible to receive from the Company.

8.6    Completion of Restriction Period.    On the Vesting Date with respect to each Award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) all or the applicable portion of such Restricted Shares shall become vested, (b) any Retained Distributions and (to the extent specified in the Agreement) any unpaid Dividend Equivalents with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested and (c) any cash Award to be received by the Holder with respect to such Restricted Shares shall become payable, all in accordance with the terms of the applicable Agreement. Any such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall not become vested shall be forfeited to the Company, and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares, Retained Distributions and any unpaid Dividend Equivalents that shall have been so forfeited. The Committee or the Board may provide that the delivery of any Restricted Shares, Retained Distributions and unpaid Dividend Equivalents that shall have become vested, and payment of any cash Awards that shall have become payable, shall be deferred until such date or dates as the recipient may elect. Any election of a recipient pursuant to the preceding sentence shall be filed in writing with the Committee in accordance with such rules and regulations, including any deadline for the making of such an election, as the Committee may provide.

ARTICLE IX

STOCK UNITS

9.1    Grant.    Subject to the limitations of the Plan, including the last sentence of Section 3.2 and any terms and conditions imposed by the Board in connection with any Board action authorizing Stock Unit Awards pursuant thereto, the Committee shall have authority to grant to eligible persons Awards of Stock Units (each such Award, a “Stock Unit Award”), which may be in the form of Class A Ordinary Shares or units, the value of which is based, in whole or in part, on the Fair Market Value of Class A Ordinary Shares. Subject to the provisions of the Plan, including rules established pursuant to Section 9.2, Awards of Stock Units shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee (or Board) may determine in its sole discretion, which need not be identical for each Award. The determinations made by the Committee (and/or Board) pursuant to this Section 9.1 shall be specified in the applicable Agreement.

9.2    Rules.    The Committee may, in its sole discretion, establish any or all of the following rules for application to an Award of Stock Units:

(a)  Any Class A Ordinary Shares that are part of an Award of Stock Units may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or if later, the date provided by the Committee at the time of the Award.

(b)  Such Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and Class A Ordinary Shares to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration; provided, however, that the issuance of any Class A Ordinary Shares in connection with an Award of Stock Units shall be for at least the minimum consideration necessary to permit such shares to be deemed fully paid and nonassessable.

(c)  Awards of Stock Units may relate in whole or in part to performance or other criteria established by the Committee at the time of grant.

(d)  Awards of Stock Units may provide for deferred payment schedules, vesting over a specified period of employment, the payment (on a current or deferred basis) of dividend equivalent amounts with respect to the number of Class A Ordinary Shares covered by the Award, and elections by the person to defer payment of the Award or the lifting of restrictions on the Award, if any.

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(e)  If the Board action required by the last sentence of Section 3.2 of this Plan expressly authorizes, in such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restrictions or limitations to which a Stock Unit Award was made subject at the time of grant.

ARTICLE X

GENERAL PROVISIONS

10.1    Acceleration of Options, SARs, Restricted Shares and Stock Units.

(a)  Death or Disability.    If a Holder’s employment (or in the case of a non-employee director of the Company, service as a director of the Company) shall terminate by reason of death or Disability, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise: (i) in the case of an Option or SAR, each outstanding Option or SAR granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and (to the extent provided in the applicable Agreement) any unpaid Dividend Equivalents shall become vested and any cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement, and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full.

(b)  Approved Transactions; Board Change; Control Purchase.    In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period, vesting schedule or Restriction Period in any Agreement or in the Plan, unless the applicable Agreement provides otherwise, but subject in any event to the last sentence of this Section 10.1(b): (i) in the case of an Option or SAR, each such outstanding Option or SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of shares covered thereby; (ii) in the case of Restricted Shares, the Restriction Period applicable to each such Award of Restricted Shares shall be deemed to have expired and all such Restricted Shares, any related Retained Distributions and any unpaid Dividend Equivalents shall become vested and any cash amounts payable pursuant to the applicable Agreement shall be adjusted in such manner as may be provided in the Agreement; and (iii) in the case of Stock Units, each such Award of Stock Units shall become vested in full, in each case effective upon the Board Change or Control Purchase or two (2) business days prior to consummation of the Approved Transaction; provided, however, that any Options, SARs or, if applicable, Stock Units not theretofore exercised shall terminate upon consummation of the Approved Transaction. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Board (or, if the Board expressly provides, the Committee) may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest or become exercisable on an accelerated basis, and/or that any or all outstanding Awards of any or all types will not terminate if not exercised prior to consummation of the Approved Transaction, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken, or made effective provision for the taking of, such action as in the opinion of the Board (or, if the Board expressly provides, the Committee) is equitable and appropriate to substitute a new Award for such Award or to assume such Award and in order to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (without giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Class A Ordinary Shares may be changed, converted or exchanged in connection with the Approved Transaction.

10.2    Termination of Employment.

(a)  General.    If a Holder’s employment shall terminate (or in the case of a non-employee director, such director shall cease to serve as a director) prior to the complete exercise of an Option or SAR (or

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deemed exercise thereof, as provided in Section 7.2) or during the Restriction Period with respect to any Restricted Shares or prior to the vesting or complete exercise of any Stock Units, then such Option, SAR, or Stock Unit shall thereafter be exercisable, and the Holder’s rights to any unvested Restricted Shares, Retained Distributions, unpaid Dividend Equivalents and cash amounts and any such unvested Stock Units shall thereafter vest, in each case solely to the extent provided in the applicable Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the applicable Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof; (ii) if the Holder’s employment terminates (or in the case of a non-employee director, such director ceases to serve as a director) by reason of death or Disability, the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR); and (iii) any termination by the Company for cause will be treated in accordance with the provisions of Section 10.2(b).

(b)  Termination for Cause.

(i)  Termination of Employee by Company for Cause.    If a Holder’s employment with the Company or a Subsidiary shall be terminated by the Company or such Subsidiary during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option or SAR, or prior to the vesting or complete exercise of any Stock Unit, for cause (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement to which such Holder is a party or, in the absence thereof, shall include but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, that, unless the Agreement (or such an employment agreement) otherwise provides, if such termination occurs within twelve (12) months after an Approved Transaction, a Control Purchase or a Board Change, termination for cause shall mean only the commission of a fraud, misappropriation, embezzlement or other material act of dishonesty or bad faith, as determined by the Board in good faith and confirmed by the final judgment of any civil or criminal court of proper jurisdiction, which confirmation may be obtained after the effective date of any such termination), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (x) all Options and SARs, notwithstanding any prior vesting, and all unvested or unexercised Stock Units held by such Holder shall immediately terminate and (y) such Holder’s rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any cash Awards shall be forfeited immediately. If a Holder whose employment is terminated with the Company or any Subsidiary for cause is also a director of the Company or Subsidiary, then all Awards held by such Holder shall terminate and all unvested Awards shall be forfeited as provided in this Section 10.2(b)(i) regardless of whether such Award was granted to such Holder for service as an employee or as a director of the Company or any Subsidiary.

(ii)  Removal of Director by Company for Cause.    If a Holder who is a non-employee director is removed as a director during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option or SAR, or prior to the vesting or complete exercise of any Stock Unit, for cause (for these purposes, cause shall mean, in addition to any meaning ascribed thereto in the Company’s Articles of Association (if any), any of the following: (x) engagement by such Holder in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any of its Affiliates, (y) such Holder being charged with or convicted of a felony, or (z) engagement by such Holder in any fraud, embezzlement, misappropriation, material act of dishonesty or similar conduct against the Company or any of its Affiliates), then, unless otherwise determined by the Committee and provided in the applicable Agreement, (A) all Options and SARs, notwithstanding any prior vesting, and all unvested or unexercised Stock Units held by such Holder shall immediately terminate and (B) such Holder’s rights to all Restricted Shares, Retained Distributions, any unpaid Dividend Equivalents and any cash Awards shall be forfeited immediately.

(c)  Miscellaneous.    The Committee may determine whether any given leave of absence constitutes a termination of employment; provided, however, that for purposes of the Plan (i) a leave of absence, duly authorized in writing by the Company for military service or sickness, or for any other purpose approved by

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the Company if the period of such leave does not exceed ninety (90) days, and (ii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, if the employee’s right to reemployment following such leave is guaranteed either by statute or contract, shall not be deemed a termination of employment. Unless otherwise determined by the Committee and provided in the applicable Agreement, Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of the Company or any Subsidiary.

10.3    No Right to Employment or Directorship.    Nothing contained in the Plan or in any Award, and no action of the Company, the Board or the Committee with respect thereto, shall (a) confer or be construed to confer on any Holder any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Holder at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Holder and the Company or any Subsidiary or (b) impose upon the Company, the Board or any directors of the Company any obligation to nominate any Holder for election as a director, or interfere in anyway with the right of the stockholders of the Company to remove any person as a director of the Company at any time, with or without cause.

10.4    Nonalienation of Benefits.    No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

10.5    Written Agreement.    Each grant of an Option under the Plan shall be evidenced by a stock option agreement which shall designate the Options granted thereunder as Incentive Stock Options or Nonqualified Stock Options; each SAR shall be evidenced by a stock appreciation rights agreement; each Award of Restricted Shares shall be evidenced by a restricted shares agreement; each Award of Stock Units shall be evidenced by a stock units agreement, each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Board (or, if the Board expressly provides, the Committee) from time to time shall approve; provided,however, that if more than one type of Award is made to the same Holder, such Awards may be evidenced by a single agreement with such Holder. Each grantee of an Option, SAR, Restricted Shares or Stock Units shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company and the grantee, provided that, in the discretion of the Committee, such grant of Options, SARs, Restricted Shares or Stock Units shall terminate if such written Agreement is not signed by such grantee (or his attorney) and delivered to the Company within sixty (60) days after the date the Committee approved such grant. Any such written Agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate (i) to insure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company or (ii) if the Board expressly so authorizes, to provide cash payments to the Holder to mitigate the impact of such penalty provisions upon the Holder. Any such Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.8(b).

10.6    Designation of Beneficiaries.    Each person who shall be granted an Award under the Plan may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such person.

10.7    Right of First Refusal.    The Agreements may contain such provisions as the Committee shall determine to the effect that if a Holder elects to sell all or any Class A Ordinary Shares that such Holder acquired upon the exercise of an Option or SAR or upon the vesting of Restricted Shares or Stock Units awarded under the Plan, then such Holder shall not sell such shares unless such Holder shall have first offered in writing to sell such shares to the Company at Fair Market Value on a date specified in such offer (which date shall be at least three

14

business days and not more than ten business days following the date of such offer). In any such event, certificates representing shares issued upon exercise of Options or SARs and the vesting of Restricted Shares or Stock Units shall bear a restrictive legend to the effect that transferability of such shares are subject to the restrictions contained in the Plan and the applicable Agreement and the Company may cause the transfer agent for the Class A Ordinary Shares to place a stop transfer order with respect to such shares.

10.8    Termination and Amendment.

(a)  General.    Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the tenth anniversary of the Effective Date. The Board may at any time prior to the tenth anniversary of the Effective Date terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; except that no such modification or amendment shall be effective prior to approval by the Company’s stockholders to the extent such approval is then required by any applicable legal requirements.

(b)  Modification.    No termination, modification or amendment of the Plan may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder and subject to the terms and conditions of the Plan (including Section 10.8(a), the last sentence of Section 3.2, and any terms and conditions imposed by the Board in connection with any Board action pursuant to Section 3.2), the Committee may amend outstanding Agreements with any Holder, including, without limitation, any amendment that would (i) accelerate the time or times at which the Award may be exercised and/or (ii) extend the scheduled expiration date of the Award. Without limiting the generality of the foregoing, the Committee may, but solely with the Holder’s consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and issue a new Award in substitution therefor, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 10.8(b) shall be construed to prevent the Committee from providing in any Agreement that the rights of the Holder with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee (or the Board) may, subject to the express provisions of the Plan, adopt from time to time, or impair the enforceability of any such provision.

10.9    Government and Other Regulations.    The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Class A Ordinary Shares may be listed or quoted. For so long as any of the Class A Ordinary Shares are registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (i) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all Class A Ordinary Shares that may be issued to Holders under the Plan, and (ii) to file in a timely manner all reports required to be filed by it under the Exchange Act.

10.10    Withholding.    The Company’s obligation to deliver Class A Ordinary Shares or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of an Award, upon the exercise of any Option or SAR or upon the vesting of, or expiration of restrictions with respect to, Restricted Shares or Stock Units, as appropriate, may, in the discretion of the Board (or, if the Board expressly provides, the Committee), be paid in Class A Ordinary Shares already owned by the Holder or through the withholding of shares otherwise issuable to such Holder, upon such terms and conditions (including, without limitation, the conditions referenced in Section 6.5) as the Board (or the Committee) shall determine. If the Holder shall fail to pay, or make arrangements satisfactory to the Board and the Committee for the payment to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the

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right to deduct from any payment of any kind otherwise due to such Holder an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company with respect to such Award, as determined by the Committee on such basis as the Committee shall deem appropriate.

10.11    Separability.    It is the intent of the Company that Awards under this Plan comply with certain exemptive provisions of Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act and with certain exemptive provisions of Section 162(m) of the Code with respect to persons covered thereby, unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intentions, and that if any provision of this Plan is found not to be consistent with the availability of either of such exemptive provisions or with any other requirement of law, such provision shall be null and void to the extent required to comply with such exemptive provisions and/or applicable law.

10.12    Non-Exclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

10.13    Exclusion from Pension and Profit-Sharing Computation.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder that is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

10.14    Unfunded Plan.    Neither the Company nor any Subsidiary shall be required to segregate any cash or any Class A Ordinary Shares which may at any time be represented by Awards and the Plan shall constitute an “unfunded” plan of the Company. Except as provided in Article VIII with respect to Awards of Restricted Shares and except as expressly set forth in an Agreement, no person shall have voting or other rights with respect to the Class A Ordinary Shares covered by an Award prior to the delivery of such shares. Neither the Company nor any Subsidiary shall, by any provisions of the Plan, be deemed to be a trustee of any Class A Ordinary Shares or any other property, and the liabilities of the Company and any Subsidiary to any person pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiaryunderthe Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

10.15    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

10.16    Accounts.    The delivery of any Class A Ordinary Shares and the payment of any amount in respect of an Award shall be for the account of the Company or the applicable Subsidiary, as the case may be, and any such delivery or payment shall not be made until the recipient shall have paid or made satisfactory arrangements for the payment of any applicable withholding taxes as provided in Section 10.10.

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10.17    Legends.    In addition to any legend contemplated by Section 10.7, each certificate evidencing Class A Ordinary Shares subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including, without limitation, any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

10.18    Company’s Rights.    The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

As permitted by British Virgin Islands law, OpenTV’s articles of association provide that OpenTV may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of OpenTV; or (ii) is or was, at the request of OpenTV, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise; provided, however, that such person acted honestly and in good faith with a view to the best interests of OpenTV and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. OpenTV’s articles of association also provide that if a person to be indemnified has been successful in defense of any proceedings referred to in the preceding sentence, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings. OpenTV may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of OpenTV, or who at the request of OpenTV is or was serving as a director, an officer or a liquidator or, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity. OpenTV has purchased an insurance policy covering OpenTV’s and its subsidiaries’ directors and officers.

OpenTV’s articles of association provide that, to the fullest extend of the law, no director shall be personally liable to OpenTV or OpenTV’s stockholders for or with respect to any acts or omissions in the performance of his duties as a director of OpenTV.

OpenTV has entered into indemnification agreements with certain of its officers and directors. Pursuant to each such indemnification agreement, OpenTV has agreed, subject to certain limitations for, among other things, a breach of such officer’s or director’s duty of loyalty to OpenTV, to hold harmless and indemnify the officer or director, to the fullest extent authorized or permitted by the provisions of OpenTV’s memorandum of association and articles of association and the laws of the British Virgin Islands, in connection with actions taken in the officer’s or director’s official capacity as a director, officer, employee or other agent of OpenTV, or in connection with actions taken in the officer’s or director’s official capacity while serving at the request of OpenTV as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. OpenTV will, prior to the full disposition of any proceeding, advance all expenses incurred by the officer or director in connection with such proceeding, upon a request by such officer or director and the receipt by OpenTV of an undertaking by or on behalf of such officer or director to repay such amounts if it is ultimately determined that the officer or director is not entitled to be indemnified.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.

2.1

Agreement and Plan of Merger, dated as of September 26, 2002, by and among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc. (included as Annex A-1 to the joint proxy statement/prospectus filed as part of this Registration Statement).

2.2

Amendment to Agreement and Plan of Merger, dated as of February 14, 2003, by and among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc. (included as Annex A-2 to the joint proxy statement/prospectus filed as part of this Registration Statement).

3.1

Memorandum of Association of OpenTV Corp. (incorporated by reference to Exhibit 3 of Amendment No. 2 (the “Second F-1 Amendment”) to the Registration Statement on Form F-1 (the “F-1 Registration Statement”) of OpenTV Corp., File No. 333-89609), as filed with the Securities and Exchange Commission on November 18, 1999 (the “F-1 Registration Statement”)).

3.2		Articles of Association of OpenTV Corp. (incorporated by reference to Exhibit 3(ii) to Form 10-Q of OpenTV Corp. for the quarterly period ended September 30, 2002).

4.1

Specimen Certificate for Class A ordinary shares of OpenTV Corp. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 (the “First Amendment”) to the F-1 Registration Statement, as filed with the Securities and Exchange Commission on November 10, 1999).

5.1	**	Opinion of Harney Westwood & Riegels, as to the legality of the securities being registered.

8.1	**	Opinion of Baker Botts L.L.P., regarding certain tax issues.

10.1

Form of Indemnification Agreement for directors and officers of OpenTV Corp. (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of OpenTV Corp. for the year ended December 31, 2000 (the “2000 20-F”) as filed with the Securities and Exchange Commission on April 18, 2001).

10.2		OpenTV’s Amended and Restated 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.2 to the 2000 20-F).

10.3

OpenTV’s Amended and Restated 1999 Share Option/Share Issuance Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 3 (the “Third F-1 Amendment”) to the F-1 Registration Statement as filed with the Securities and Exchange Commission on November 19, 1999).

10.4		Shareholder’s Agreement among OTV Holdings Limited, OpenTV Corp. and Sun TSI Subsidiary, Inc. dated October 23, 1999 (incorporated by reference to Exhibit 10.4 to the Third F-1 Amendment).

10.5		Trademark License Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated March 20, 1998 (incorporated by reference to Exhibit 10.5 to the Third F-1 Amendment).

10.6		Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated March 20, 1998 (incorporated by reference to Exhibit 10.6 to the Third F-1 Amendment).

10.7

First Amendment to Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated June 30, 1999 (incorporated by reference to Exhibit 10.7 to the Third F-1 Amendment).

10.8		Source Code License and Binary Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. effective July 1, 1996 (incorporated by reference to Exhibit 10.10 to the Third F-1 Amendment).

10.9		Source Code License and Binary Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. effective April 1, 1998 (incorporated by reference to Exhibit 10.9 to the Third F-1 Amendment).

10.10		Convertible Preferred Stock Purchase Agreement between OpenTV Corp. and Sun TSI Subsidiary, Inc. dated October 23, 1999 (incorporated by reference to Exhibit 10.11 to the Second F-1 Amendment).

Exhibit No.

10.11

Convertible Preferred Stock and Warrant Purchase Agreement among OpenTV Corp., America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated and TWI-OTV Holdings, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.11 to the First F-1 Amendment).

10.12	Exchange Agreement between OpenTV Corp., OpenTV, Inc. and Sun TSI Subsidiary, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.12 to the First F-1 Amendment).

10.13

Investors’ Rights Agreement among OpenTV Corp., America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd., dated October 23, 1999 (incorporated by reference to Exhibit 10.14 to the Second F-1 Amendment).

10.14

Amended and Restated Stockholders’ Agreement among OpenTV Corp., OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.15 to the Second F-1 Amendment).

10.15

Lease Agreement between Y.A. Tittle, R.G. Handley, et al., and OpenTV, Inc., dated January 15, 2000 (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-4 of OpenTV Corp., File No. 333-37018), as filed with the Securities and Exchange Commission on May 15, 2000.

10.16	OpenTV’s Amended and Restated 2000 Exchange Plan (incorporated by reference to Exhibit 10.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on August 30, 2000).

10.17

Registration Rights Agreement by and among OpenTV Corp., General Instrument Corporation and Cable Soft Communications, Inc. dated November 13, 2000 (incorporated by reference to Exhibit 4.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on December 1, 2000).

10.18	Lease Agreement between Renault & Handley Employees Investment Co. and OpenTV, Inc., dated January 15, 2001 (incorporated by reference to Exhibit 4.20 to the 2000 20-F).

10.19	Lease Agreement between Middlefield Road Joint Venture and OpenTV, Inc., dated January 22, 2001 (incorporated by reference to Exhibit 4.21 to the 2000 20-F).

10.20	Marketing Agreement dated as of January 22, 2001 by and between British Sky Broadcasting Limited and OpenTV, Inc (incorporated by reference to Exhibit 4.22 to the 2000 20-F).

10.21	Second Amendment to Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc., dated December 20, 2000 (incorporated by reference to Exhibit 4.23 to the 2000 20-F).

10.22

OpenTV’s 2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of OpenTV Corp., File No. 333-74026), as filed with the Securities and Exchange Commission on November 27, 2001.

10.23

Principal Share Purchase Agreement dated as of June 13, 2001 by and among OpenTV Corp., the Vendors named therein and Paul Bustin (incorporated by reference to Exhibit 4.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on July 6, 2001).

10.24

Non-Principal Share Purchase Agreement dated as of June 13, 2001 by and among OpenTV Corp. and certain shareholders and optionholders of Static named therein (incorporated by reference to Exhibit 4.2 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on July 6, 2001).

10.25

Employment Agreement dated as of June 16, 2000 by and between James Ackerman and OpenTV, Inc. (incorporated by reference to Exhibit 4.27 to the Annual Report on Form 20-F of OpenTV Corp. for the year ended December 31, 2001 (the “2001 20-F”) as filed with Securities and Exchange Commission on June 25, 2002.

Exhibit No.

10.26		Offer Letter to James Brown dated June 16, 1999 (incorporated by reference to Exhibit 4.31 to the 2001 20-F).

10.27		Supplementary Letter to James Brown, dated September 5, 2001 (incorporated by reference to Exhibit 4.31 to the 2001 20-F).

10.28		Form of Management Retention Agreement (incorporated by reference to Exhibit 4.33 to the 2001 20-F).

10.29		Letter Agreement between MIH Limited and OpenTV Corp. dated May 8, 2002 (incorporated by reference to Exhibit 4.34 to the 2001 20-F).

10.30

Stock Purchase Agreement, dated as of September 26, 2002, by and among OpenTV Corp., OpenTV US Holdings Inc. and Liberty Broadband Interactive Television, Inc. (incorporated by reference to Exhibit 2.1 to Form 10-Q of OpenTV Corp. for the quarterly period ended September 30, 2002).

10.31	**	License Agreement for OpenTV Interactive Applications and Enterprise and Network Solutions, dated as of August 16, 2002, by and among OpenTV, Inc., MultiChoice Africa Limited and MIH Limited.

10.32		OpenTV Corp. 2003 Incentive Plan (included as Annex E to the joint proxy statement/prospectus filed as part of this Registration Statement).

16.1

Letter re change in certifying accountant (incorporated by reference to Exhibit 16.1 to the current report on Form 8-K of OpenTV Corp. as filed with the Securities and Exchange Commission on October 17, 2002).

21.1**		Subsidiaries of OpenTV Corp.

23.1		Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.2		Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

23.3*		Consent of PricewaterhouseCoopers LLP (OpenTV Corp. financial statements for the 2000 and 2001 fiscal years).

23.4*		Consent of KPMG LLP (OpenTV Corp. financial statements for the 2002 fiscal year).

23.5*		Consent of Deloitte & Touche LLP (ACTV, Inc. financial statements).

24.1**		Power of attorney (included on Page II-6 of this Registration Statement).

*	Filed herewith
**	Filed previously

(b)  Financial Statement Schedules. The following financial statement of OpenTV schedule for the years ended December 31, 2002, 2001 and 2000 is filed as part of this Registration Statement and should be read in conjunction with the OpenTV’s consolidated financial statements.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	For the Years Ended December 31, 2002, 2001 and 2000
	Balance at Beginning of year	Deductions, Additions and Returns and Provisions	Write-offs Net of Recoveries	Balance at End of Year
	(In thousands)

Allowance for Doubtful Accounts:
2002	$1,186	$1,758	$978	$1,966
2001	872	1,289	975	1,186
2000	419	738	285	872

Item 22.    Undertakings.

(a)  The undersigned Registrant hereby undertakes as follows:

(1)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)  That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(4)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective, provided, in the case of a transaction that (but for the possibility of integration with other transactions) would itself qualify for an exemption from registration, that such transaction by itself or when aggregated with other such transactions made since the filing of the most recently audited financial statements of the Registrant would have a material financial effect on the Registrant.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April 25, 2003.

OPENTV CORP.

By:	/S/ JAMES J. ACKERMAN
Name: James J. Ackerman
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
* James J. Ackerman	Chief Executive Officer (Principal Executive Officer) and Director

* Craig M. Waggy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Robert R. Bennett	Director

* Peter C. Boylan III	Director

* J. David Wargo	Director

* Anthony G. Werner	Director

By: /S/ MARK H. ALLEN Mark H. Allen Attorney in Fact		April 25, 2003

EXHIBIT INDEX

Exhibit No.

2.1

Agreement and Plan of Merger, dated as of September 26, 2002, by and among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc. (included as Annex A-1 to the joint proxy statement/prospectus filed as part of this Registration Statement).

2.2

Amendment to Agreement and Plan of Merger, dated as of February 14, 2003, by and among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc. (included as Annex A-2 to the joint proxy statement/prospectus filed as part of this Registration Statement).

3.1

Memorandum of Association of OpenTV Corp. (incorporated by reference to Exhibit 3 of Amendment No. 2 (the “Second F-1 Amendment”) to the Registration Statement on Form F-1 (the “F-1 Registration Statement”) of OpenTV Corp., File No. 333-89609), as filed with the Securities and Exchange Commission on November 18, 1999 (the “F-1 Registration Statement”)).

3.2		Articles of Association of OpenTV Corp. (incorporated by reference to Exhibit 3(ii) to Form 10-Q of OpenTV Corp. for the quarterly period ended September 30, 2002).

4.1

Specimen Certificate for Class A ordinary shares of OpenTV Corp. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 (the “First Amendment”) to the F-1 Registration Statement, as filed with the Securities and Exchange Commission on November 10, 1999).

5.1	**	Opinion of Harney Westwood & Riegels, as to the legality of the securities being registered.

8.1	**	Opinion of Baker Botts L.L.P., regarding certain tax issues.

10.1

Form of Indemnification Agreement for directors and officers of OpenTV Corp. (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F of OpenTV Corp. for the year ended December 31, 2000 (the “2000 20-F”) as filed with the Securities and Exchange Commission on April 18, 2001).

10.2		OpenTV’s Amended and Restated 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.2 to the 2000 20-F).

10.3

OpenTV’s Amended and Restated 1999 Share Option/Share Issuance Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 3 (the “Third F-1 Amendment”) to the F-1 Registration Statement as filed with the Securities and Exchange Commission on November 19, 1999).

10.4		Shareholder’s Agreement among OTV Holdings Limited, OpenTV Corp. and Sun TSI Subsidiary, Inc. dated October 23, 1999 (incorporated by reference to Exhibit 10.4 to the Third F-1 Amendment).

10.5		Trademark License Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated March 20, 1998 (incorporated by reference to Exhibit 10.5 to the Third F-1 Amendment).

10.6		Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated March 20, 1998 (incorporated by reference to Exhibit 10.6 to the Third F-1 Amendment).

10.7

First Amendment to Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. dated June 30, 1999 (incorporated by reference to Exhibit 10.7 to the Third F-1 Amendment).

10.8		Source Code License and Binary Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. effective July 1, 1996 (incorporated by reference to Exhibit 10.10 to the Third F-1 Amendment).

10.9		Source Code License and Binary Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc. effective April 1, 1998 (incorporated by reference to Exhibit 10.9 to the Third F-1 Amendment).

10.10		Convertible Preferred Stock Purchase Agreement between OpenTV Corp. and Sun TSI Subsidiary, Inc. dated October 23, 1999 (incorporated by reference to Exhibit 10.11 to the Second F-1 Amendment).

Exhibit No.

10.11

Convertible Preferred Stock and Warrant Purchase Agreement among OpenTV Corp., America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated and TWI-OTV Holdings, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.11 to the First F-1 Amendment).

10.12	Exchange Agreement between OpenTV Corp., OpenTV, Inc. and Sun TSI Subsidiary, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.12 to the First F-1 Amendment).

10.13

Investors’ Rights Agreement among OpenTV Corp., America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd., dated October 23, 1999 (incorporated by reference to Exhibit 10.14 to the Second F-1 Amendment).

10.14

Amended and Restated Stockholders’ Agreement among OpenTV Corp., OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., dated October 23, 1999 (incorporated by reference to Exhibit 10.15 to the Second F-1 Amendment).

10.15

Lease Agreement between Y.A. Tittle, R.G. Handley, et al., and OpenTV, Inc., dated January 15, 2000 (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-4 of OpenTV Corp., File No. 333-37018), as filed with the Securities and Exchange Commission on May 15, 2000.

10.16	OpenTV’s Amended and Restated 2000 Exchange Plan (incorporated by reference to Exhibit 10.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on August 30, 2000).

10.17

Registration Rights Agreement by and among OpenTV Corp., General Instrument Corporation and Cable Soft Communications, Inc. dated November 13, 2000 (incorporated by reference to Exhibit 4.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on December 1, 2000).

10.18	Lease Agreement between Renault & Handley Employees Investment Co. and OpenTV, Inc., dated January 15, 2001 (incorporated by reference to Exhibit 4.20 to the 2000 20-F).

10.19	Lease Agreement between Middlefield Road Joint Venture and OpenTV, Inc., dated January 22, 2001 (incorporated by reference to Exhibit 4.21 to the 2000 20-F).

10.20	Marketing Agreement dated as of January 22, 2001 by and between British Sky Broadcasting Limited and OpenTV, Inc (incorporated by reference to Exhibit 4.22 to the 2000 20-F).

10.21	Second Amendment to Technology License and Distribution Agreement between Sun Microsystems, Inc. and OpenTV, Inc., dated December 20, 2000 (incorporated by reference to Exhibit 4.23 to the 2000 20-F).

10.22

OpenTV’s 2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of OpenTV Corp., File No. 333-74026), as filed with the Securities and Exchange Commission on November 27, 2001.

10.23

Principal Share Purchase Agreement dated as of June 13, 2001 by and among OpenTV Corp., the Vendors named therein and Paul Bustin (incorporated by reference to Exhibit 4.1 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on July 6, 2001).

10.24

Non-Principal Share Purchase Agreement dated as of June 13, 2001 by and among OpenTV Corp. and certain shareholders and optionholders of Static named therein (incorporated by reference to Exhibit 4.2 to the Form 6-K of OpenTV Corp., as filed with the Securities and Exchange Commission on July 6, 2001).

10.25

Employment Agreement dated as of June 16, 2000 by and between James Ackerman and OpenTV, Inc. (incorporated by reference to Exhibit 4.27 to the Annual Report on Form 20-F of OpenTV Corp. for the year ended December 31, 2001 (the “2001 20-F”) as filed with Securities and Exchange Commission on June 25, 2002.

Exhibit No.

10.26		Offer Letter to James Brown dated June 16, 1999 (incorporated by reference to Exhibit 4.31 to the 2001 20-F).

10.27		Supplementary Letter to James Brown, dated September 5, 2001 (incorporated by reference to Exhibit 4.31 to the 2001 20-F).

10.28		Form of Management Retention Agreement (incorporated by reference to Exhibit 4.33 to the 2001 20-F).

10.29		Letter Agreement between MIH Limited and OpenTV Corp. dated May 8, 2002 (incorporated by reference to Exhibit 4.34 to the 2001 20-F).

10.30

Stock Purchase Agreement, dated as of September 26, 2002, by and among OpenTV Corp., OpenTV US Holdings Inc. and Liberty Broadband Interactive Television, Inc. (incorporated by reference to Exhibit 2.1 to Form 10-Q of OpenTV Corp. for the quarterly period ended September 30, 2002).

10.31	**	License Agreement for OpenTV Interactive Applications and Enterprise and Network Solutions, dated as of August 16, 2002, by and among OpenTV, Inc., MultiChoice Africa Limited and MIH Limited.

10.32		OpenTV Corp. 2003 Incentive Plan (included as Annex E to the joint proxy statement/prospectus filed as part of this Registration Statement).

16.1

Letter re change in certifying accountant (incorporated by reference to Exhibit 16.1 to the current report on Form 8-K of OpenTV Corp. as filed with the Securities and Exchange Commission on October 17, 2002).

21.1**		Subsidiaries of OpenTV Corp.

23.1		Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.2		Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

23.3*		Consent of PricewaterhouseCoopers LLP (OpenTV Corp. financial statements for the 2000 and 2001 fiscal years).

23.4*		Consent of KPMG LLP (OpenTV Corp. financial statements for the 2002 fiscal year).

23.5*		Consent of Deloitte & Touche LLP (ACTV, Inc. financial statements).

24.1**		Power of attorney (included on Page II-6 of this Registration Statement).

*	Filed herewith
**	Filed previously